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                                            Filed Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-53792

PROSPECTUS

                              PRACTICEWORKS, INC.

                                9,000,000 SHARES

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

     InfoCure Corporation is sending you this prospectus to describe the pro rata distribution to holders of InfoCure common stock of all of the outstanding shares of common stock of PracticeWorks, Inc. In this distribution, you will receive 1/4 of a share of PracticeWorks common stock for every share of InfoCure common stock that you hold at the close of business on February 21, 2001. Stockholders will receive cash in lieu of fractional shares to which they would otherwise be entitled.

     PracticeWorks is currently an indirect, wholly owned subsidiary of InfoCure. Immediately after the distribution is completed, InfoCure will not own any shares of PracticeWorks stock, and PracticeWorks will be an independent public company.

     The distribution of the PracticeWorks common stock will be effected at 11:59 p.m., Atlanta, Georgia time, on March 5, 2001. You do not have to take any action to receive your shares of PracticeWorks stock. You will not be required to pay anything or to surrender your InfoCure shares. The number of shares of InfoCure common stock that you own will not change as a result of the distribution.

     There is no current public trading market for the PracticeWorks common stock. The PracticeWorks common stock has been approved for listing on the American Stock Exchange under the symbol "PRW."

                           -------------------------

     NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY OR ANY CONSIDERATION, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR YOUR SHARE CERTIFICATES OR ANY CONSIDERATION.

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 21.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 21, 2001.
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Distribution................    1
Summary.....................................................    5
Risk Factors................................................   21
Introduction................................................   53
The Distribution............................................   53
Relationship Between InfoCure and PracticeWorks Following
  the Distribution..........................................   61
Dilution....................................................   64
PracticeWorks, Inc. Capitalization..........................   65
Dividend Policies...........................................   66
Use of Proceeds.............................................   66
PracticeWorks (A Division of InfoCure Corporation) Selected
  Financial Data............................................   67
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   74
Business....................................................   94
Management..................................................  119
Beneficial Ownership of Common Stock........................  126
Description of Capital Stock................................  128
Anti-Takeover Provisions of PracticeWorks' Certificate of
  Incorporation, Bylaws and Delaware Law....................  134
Liability and Indemnification of Directors and Officers.....  139
Legal Matters...............................................  140
Experts.....................................................  140
Additional Information......................................  141
Index to Financial Statements...............................  F-1

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                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

     The following section answers various questions that you may have with respect to the pro rata distribution to holders of InfoCure common stock of all of the outstanding shares of PracticeWorks common stock. This is referred to in this prospectus as the distribution. See "Summary -- The Distribution" beginning on page 9 for more information about the distribution.

Q:  WHEN WILL THE DISTRIBUTION OCCUR?

A: We currently anticipate completing the distribution at 11:59 p.m., Atlanta, Georgia time, on March 5, 2001. This is referred to as the distribution date.

Q:  WHAT WILL I RECEIVE AS A RESULT OF THE DISTRIBUTION?

A: For every share of InfoCure common stock that you own of record on February 21, 2001, you will receive 1/4 of a share of PracticeWorks common stock. For example, if you own 100 shares of InfoCure common stock on February 21, 2001, you will receive 25 shares of PracticeWorks common stock. This date is referred to as the record date.

     Fractional shares of PracticeWorks common stock will not be distributed. Fractional shares will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received fractional interests.

Q:  HOW WILL THE PRACTICEWORKS STOCK BE DISTRIBUTED TO ME?

A: InfoCure currently intends to distribute the PracticeWorks common stock by issuing physical certificates. If you are a record holder of InfoCure stock you will receive from PracticeWorks' transfer agent shortly after March 5, 2001 physical stock certificates for the shares of PracticeWorks stock distributed to you. If you are not a record holder of InfoCure stock because your shares are held on your behalf by your stockbroker or other nominee, your shares of PracticeWorks stock should be credited to your account with your stockbroker or nominee on or about March 5, 2001.

Q:  WHAT DO I HAVE TO DO TO RECEIVE MY PRACTICEWORKS STOCK?

A: Nothing. Your shares of PracticeWorks common stock will be either sent to you by delivery of physical certificates that PracticeWorks' transfer agent will send to you shortly after March 5, 2001 or credited to your account with your broker or nominee on or about March 5, 2001.

Q:  WHEN WILL I RECEIVE MY PRACTICEWORKS STOCK?

A: If you hold your shares of InfoCure common stock in your own name, your share certificates will be mailed to you on or about March 5, 2001. You should allow several days for the mail to reach you.

     If you hold your shares of InfoCure common stock through your stockbroker, bank or other nominee, you are probably not a stockholder of record, and your receipt of share certificates representing your PracticeWorks common stock depends on your arrangements with the nominee that holds your shares of InfoCure common stock for you. InfoCure

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anticipates that stockbrokers and banks generally will credit their customers'
accounts with PracticeWorks common stock on or about March 5, 2001, but you should check with your stockbroker, bank or other nominee. See "The Distribution -- Manner of Effecting the Distribution" beginning on page 54.

Q: WHAT IF I WANT TO SELL MY INFOCURE COMMON STOCK OR MY PRACTICEWORKS COMMON STOCK?

A: You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. InfoCure does not make recommendations on the purchase, retention or sale of shares of InfoCure common stock or PracticeWorks common stock.

     If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your InfoCure common stock or your PracticeWorks common stock, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

     There is not currently a public market for the PracticeWorks common stock, although a when-issued market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the distribution, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. The PracticeWorks common stock has been approved for listing on the American Stock Exchange under the symbol "PRW."

     InfoCure's common stock may also trade on a when-issued basis on the Nasdaq National Market, reflecting an assumed post-spin-off value for InfoCure common stock. When-issued trading in InfoCure common stock, if available, could last from on or about the record date through the effective date of the distribution. If when-issued trading in InfoCure common stock is available, InfoCure stockholders may trade their existing InfoCure common stock prior to the effective date of the distribution in either the when-issued market or in the regular market for InfoCure common stock. If a stockholder trades in the when-issued market, he or she will have no obligation to transfer to a purchaser of InfoCure common stock the PracticeWorks common stock such stockholder receives in the distribution. If a stockholder trades in the regular market, the shares of InfoCure common stock traded will be accompanied by due bills representing the PracticeWorks common stock to be distributed in the distribution. If when-issued trading in InfoCure common stock is not available, neither the InfoCure common stock nor the due bills may be purchased or sold separately during the period from the record date through the effective date of the distribution.

     If a when-issued market for InfoCure common stock develops, an additional listing for InfoCure common stock will appear on Nasdaq. Differences may exist between the combined value of when-issued PracticeWorks common stock plus when-issued InfoCure common stock and the price of InfoCure common stock during this period.

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     Sales of InfoCure common stock with the right to receive shares of
PracticeWorks common stock should generally settle in the customary three business day settlement period. Sales of InfoCure common stock without the right to receive shares of the PracticeWorks common stock and sales of PracticeWorks common stock without the right to receive InfoCure common stock will settle according to the terms of the individual contract for the sale of the stock. You should check with your stockbroker, bank or other nominee for details. See "The Distribution -- Listing and Trading of the PracticeWorks Common Stock" beginning on page 56.

Q:  WILL I HAVE TO PAY TAXES ON THE PRACTICEWORKS STOCK THAT I RECEIVE?

A: We expect the distribution to be tax-free to you for United States federal income tax purposes except with respect to any cash you receive in lieu of a fractional share of PracticeWorks common stock. King & Spalding, counsel to InfoCure, will render an opinion to InfoCure and PracticeWorks to the effect that, although the matter is not free from doubt, the distribution should qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code. See "Risk Factors -- The distribution may fail to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code" beginning on page 22 and "Risk Factors -- You may be required to pay income taxes in connection with the distribution" on page 23 and "The
Distribution -- Federal Income Tax Consequences of the Distribution" beginning on page 57.

Q: WILL THERE BE ANY CHANGE IN THE UNITED STATES FEDERAL INCOME TAX BASIS OF MY INFOCURE COMMON STOCK AS A RESULT OF THE DISTRIBUTION?

A: Yes. If the distribution qualifies for tax-free treatment under Section 355 of the Internal Revenue Code, the tax basis in your InfoCure common stock prior to the distribution will be allocated among your shares of InfoCure common stock and PracticeWorks common stock in proportion to their relative fair market values at the time of the distribution. If you are the record holder of your InfoCure common stock, you will receive information with your account statement that will help you calculate the adjusted tax basis for your InfoCure common stock, as well as the tax basis for your PracticeWorks common stock. See "The Distribution -- Federal Income Tax Consequences of the Distribution" beginning on page 57.

Q:  WHERE CAN I GET MORE INFORMATION?

A: If you have any questions relating to the mechanics of the distribution of PracticeWorks common stock prior to the distribution, you can contact the distribution agent. The distribution agent will also serve as the transfer agent and registrar for PracticeWorks' common stock after the distribution. The distribution agent is:
          StockTrans, Inc.
          44 West Lancaster Ave.
          Ardmore, Pennsylvania 19003
          (610) 649-7300

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     For other questions related to the distribution, InfoCure or PracticeWorks, please contact:

          Georgeson Shareholder Communications, Inc.
          17 State Street
          New York, New York 10004
          (800) 223-2064

     After the distribution, PracticeWorks stockholders with inquiries relating to the distribution or their investment in PracticeWorks should contact:

          PracticeWorks, Inc.
          1765 The Exchange
          Suite 200
          Atlanta, Georgia 30339
          Attention: Corporate Secretary
          (770) 850-5006

     After the distribution, InfoCure stockholders with inquiries relating to the distribution or their investment in InfoCure should contact:

          InfoCure Corporation
          239 Ethan Allen Highway
          Ridgefield, CT 06877
          Attention: General Counsel
          Telephone: (203) 894-3279

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                                    SUMMARY

     This summary highlights selected information contained elsewhere in this document. To acquire a better understanding of the distribution and PracticeWorks, you should read this entire document carefully, including the risk factors beginning on page 21 and the financial statements and the notes thereto beginning on page F-1. Throughout this prospectus, the terms "we" and "our" refer solely to PracticeWorks.

                     WHY INFOCURE SENT THIS DOCUMENT TO YOU

     InfoCure Corporation sent you this document because you were an owner of InfoCure common stock on February 21, 2001. This entitles you to receive a pro rata distribution of 1/4 of a share of common stock of PracticeWorks, Inc., which is currently an indirect, wholly owned subsidiary of InfoCure, for every share of InfoCure common stock you owned on that date. This is referred to as the "distribution." No action is required on your part to participate in the distribution and you do not have to pay cash or other consideration to receive your shares of PracticeWorks common stock.

     This document describes our business, the relationship between InfoCure and PracticeWorks and how this transaction benefits InfoCure and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the PracticeWorks common stock that you will receive in the distribution. You should be aware of certain risks relating to the distribution and our business, which are described in this prospectus beginning on page 21.

     PracticeWorks was incorporated in August 2000 and, following the distribution, will operate the information management technology business for dentists, orthodontists and oral and maxillofacial surgeons currently conducted by InfoCure. Our principal executive offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 850-5006.

                                  OUR BUSINESS

     PracticeWorks is an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Our offerings currently include the following:

     - practice management applications -- we develop software applications that automate dental, orthodontic and oral and maxillofacial surgery practices, such as scheduling and billing;

     - business-to-business e-commerce services -- we provide access to systems that enable online purchasing of orthodontic and office supplies;

     - electronic data interchange, or EDI, services -- we provide access to systems that permit our customers to electronically submit insurance claims and patient billing information for processing at national clearinghouses; and

     - ongoing maintenance, support and training related to the above services.

     These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of December 31,
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2000, we had an installed base of approximately 35,000 providers in the United
States, including 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. We derive substantially all of our revenues from our installed customer base through a combination of systems and software licenses and maintenance support and service fees.

     During the second quarter of 2000, we changed our business model from one based on revenues generated from a one-time licensing fee with continuing maintenance, support and service to a subscription-based model whereby revenues are generated from our customers' paying a fixed monthly fee for use of our practice management applications and maintenance and support services.

     During the second quarter of 2001, we intend to offer specified modules of our practice management applications through an application service provider, or ASP, model, to offer an Internet portal, to develop practice websites for our customers and to expand our e-commerce services to include online purchasing of dental supplies. To date, with the exception of e-commerce, we have not generated any revenues from these activities. We expect to release our ASP applications for the dental market in the second quarter of 2001 and for the orthodontic and oral and maxillofacial markets in the fourth quarter of 2001. Although our initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of our current products. We expect to provide full functionality of our ASP applications for the dental market in the fourth quarter of 2001 and for the orthodontic and the oral and maxillofacial markets in the third quarter of 2002.

                              RECENT DEVELOPMENTS

     On January 11, 2001 InfoCure issued a press release which contained the following forward-looking statements with respect to PracticeWorks. The forward-looking statements assume the acquisitions of InfoSoft and Medical Dynamics and the Crescent preferred stock investment are completed during the first quarter of 2001. For 2001, revenue and EBITDA are expected to be approximately $60 million and $0.5 million, respectively; and for 2002, revenue and EBITDA are expected to be approximately $90 million and $15 million, respectively. In addition, revenue is expected to grow approximately 30% in 2003 and 2004, and we expect to maintain a per annum EBITDA margin of approximately 27% of revenue in 2003 and 34% in 2004. Finally, PracticeWorks expects to be EBITDA positive in the second quarter of 2001 and each subsequent quarter thereafter. EBITDA represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization. The forward-looking statements do not include restructuring and other nonrecurring charges, such as merger costs, compensatory stock awards, impairments of long-lived assets and inventory, and gain on disposal of fixed assets. EBITDA is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA is not a measurement in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, net (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA in the same manner. Accordingly, our EBITDA may not be comparable with that of other companies. We have included information concerning EBITDA because management believes EBITDA provides a useful measure of our performance. You should note, however, that items excluded from EBITDA are significant components in understanding and assessing our performance. These projections are based upon a number of estimates and assumptions and are inherently subject to significant uncertainties and contingencies.
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For these reasons, you should only consider these projections after carefully evaluating all of the information in this prospectus, including the risks described in the Risk Factors and throughout this prospectus.

     On January 31, 2001, InfoCure announced unaudited operating results for the quarter and year ended December 31, 2000, including unaudited summary information for PracticeWorks. For the fourth quarter, PracticeWorks had net revenues of $10.2 million, adjusted operating loss (which excludes restructuring and other non-recurring charges, merger costs and compensatory stock awards) of $6.4 million and net loss of $6.4 million. For the year ended December 31, 2000, PracticeWorks had net revenues of $40.0 million, adjusted operating loss of $24.9 million and net loss of $23.1 million.

     On February 14, 2001, Medical Dynamics reported its unaudited operating results for the quarter ended December 31, 2000. For the quarter, Medical Dynamics reported net sales of $669,700, operating loss of $79,900 and net loss of $125,400.

     We have not disclosed fourth quarter or year end financial information regarding InfoSoft, because as of the date of this prospectus such unaudited financial information is not available.

                              PENDING TRANSACTIONS

INFOSOFT ACQUISITION

     On December 27, 2000, we entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. The aggregate consideration to be paid in connection with this acquisition is approximately $32.0 million. Pursuant to the agreement, Ceramco will transfer to SoftDent, LLC the assets used in DENTSPLY's business of developing, marketing, licensing and supporting its SoftDent product in exchange for all of the membership interests of SoftDent, LLC, and Ceramco will assign these membership interests to us. In exchange for Ceramco's transfer of membership interests, we will issue 32,000 shares of our series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million. These shares of series A convertible redeemable preferred stock will be convertible into approximately 9.8% of our outstanding common stock at the time of the distribution. We intend to close this transaction the day after the distribution.

     On a pro forma basis, the acquisition of InfoSoft would have increased our revenues by $9.5 million and $6.4 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, and would have increased our net loss by approximately $1.1 million and $3.6 million, respectively, for the same periods.

MEDICAL DYNAMICS ACQUISITION

     InfoCure originally agreed to acquire Medical Dynamics pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1999. The agreement, as amended and restated, was further amended on December 19, 2000, to provide that PracticeWorks will assume all of InfoCure's obligations under the agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate
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consideration to be paid to the Medical Dynamics shareholders in connection with the merger is approximately $9.9 million. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger.
Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger. This transaction is subject to the approval of the Medical Dynamics shareholders and will close as soon as practicable after the distribution.

     On a pro forma basis, the acquisition of Medical Dynamics would have increased our revenue by $11.0 million and $3.0 million, respectively, for the year ended December 31, 1999 and for the nine months ended September 30, 2000, and would have increased our pro forma net loss by approximately $3.7 million and $3.4 million, respectively, for the same periods.

CRESCENT INVESTMENT AND EQUITY LINE

     After the distribution, we will issue 100,000 shares of our series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. in a private placement. We expect to use the proceeds of this investment to fund our general operations.

     The shares of series C convertible redeemable preferred stock will not be convertible during the first year after issuance. Thereafter, the holders of series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date. The conversion price will be calculated after the distribution and will be the lesser of an average common stock trading price for a period after the distribution and an average common stock trading price for a period prior to conversion.

     We will have the right either to redeem in cash or to require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require us to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75
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

million. The series C convertible redeemable preferred stock will be entitled to vote, on an as-converted basis, together with the holders of our common stock, on all matters on which the holders of our common stock are entitled to vote; however, the outstanding shares of series C convertible redeemable preferred stock, together with the shares of common stock into which the preferred stock has been converted, will not be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote.

     After the distribution, we will enter into an equity line agreement with Crescent that allows us to issue and sell and requires Crescent to purchase, upon our request, shares of our common stock for consideration of up to $35.0 million (minus applicable fees and expenses). The purchase price for shares of common stock sold to Crescent under this equity line will be equal to an average common stock trading price for a period preceding the applicable sale, less a discount. We may sell up to $2.5 million of common stock at any one time. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.

                                THE DISTRIBUTION

Distributing Company............    InfoCure Corporation, a Delaware
                                    corporation.

Distributed Company.............    PracticeWorks, Inc., a Delaware corporation.

Primary Purposes of
Distribution....................    InfoCure's board of directors believes that
                                    separating PracticeWorks from the rest of InfoCure's businesses will allow both
                                    PracticeWorks and InfoCure to focus on their respective businesses and provide them with the flexibility to pursue different strategies and react quickly to changing market environments. For a more detailed discussion of the reasons for the distribution, see "The
                                    Distribution -- Reasons for the
                                    Distribution" beginning on page 53.

Trading Market and Symbol.......    There is no current trading market for the
                                    PracticeWorks common stock, although a when-
                                    issued market may develop prior to
                                    completion of the distribution. When-issued
                                    trading refers to a transaction made
                                    conditionally because the security has been
                                    authorized but not yet issued. On the first
                                    trading day following the distribution date,
                                    when-issued trading in respect of the
                                    PracticeWorks common stock will end and
                                    regular-way trading will begin. Regular-way
                                    trading refers to trading after a security
                                    has been issued and typically involves a
                                    transaction that settles on the third full
                                    business day following the date of a
                                    transaction. We cannot predict the trading
                                    prices for the PracticeWorks common stock
                                    before or after the distribution date;
                                    however, we believe the presence of a
                                    when-issued trading market prior to the
                                    distribution may have a stabilizing effect
                                    on the
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

                                    price of the PracticeWorks common stock
                                    following the distribution. The
                                    PracticeWorks common stock you are receiving has been approved for listing on the American Stock Exchange under the symbol "PRW." InfoCure intends to change its trading symbol to "VWKS" on the Nasdaq National Market immediately following the distribution.

Relationship with InfoCure After
  The Distribution..............    Immediately prior to the distribution date,
                                    InfoCure and PracticeWorks will enter into agreements to transfer to PracticeWorks the assets and liabilities of InfoCure's information management technology business for dentists, orthodontists and oral and maxillofacial surgeons, to arrange for the continued provision of certain services by InfoCure and PracticeWorks to one another, to make arrangements for the distribution and to define the ongoing relationships between InfoCure and PracticeWorks. The services to be provided to InfoCure by PracticeWorks include the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate record-keeping and payroll. The services to be provided to PracticeWorks by InfoCure include insurance-related services and employee benefit services. InfoCure and PracticeWorks will also enter into an agreement providing for the sharing of taxes incurred by them prior to the distribution and providing indemnification rights with respect to tax matters. After the distribution, InfoCure and PracticeWorks will not have any other material contracts or other arrangements between them other than arrangements made on an arm's length basis. See "Relationship Between InfoCure and PracticeWorks Following the
                                    Distribution" beginning on page 61.

Credit Facility.................    At the time of the distribution, we expect
                                    to incur approximately $20.0 million of
                                    indebtedness under a new credit facility
                                    with FINOVA Capital Corporation. This
                                    indebtedness represents the portion of
                                    InfoCure's long-term indebtedness relating
                                    to our business. The terms of the credit
                                    facility will include customary affirmative
                                    and negative covenants that, among other
                                    things, require us to satisfy specified
                                    financial tests and maintain certain
                                    financial ratios. Also, the new credit
                                    facility will include restrictions on our
                                    ability, without the lender's consent, to
                                    incur additional indebtedness, create
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

                                    liens, effect mergers and acquisitions, pay dividends, redeem capital stock, or invest in other entities. The entire outstanding principal balance under the facility will be due in full on June 30, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" beginning on page 88.

Post-Distribution Dividend
  Policies......................    PracticeWorks.  Following the distribution,
                                    our dividend policy will be set by our board of directors. The declaration and payment of dividends is generally at the discretion of our board of directors and will be subject to our financial results and the availability of surplus funds to pay dividends. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See
                                    "Dividend Policies" on page 66.

                                    InfoCure. InfoCure has never declared or paid any cash dividends on its common stock. InfoCure currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Dividend Policies" on page 66.

Anti-takeover Effects...........    Certain provisions of our certificate of
                                    incorporation and bylaws and the Tax
                                    Disaffiliation Agreement may have the effect of making the acquisition of control of PracticeWorks more difficult or expensive.
                                    See "Risk Factors -- Provisions of our
                                    certificate of incorporation, bylaws and the Tax Disaffiliation Agreement may discourage takeovers which would otherwise be in the best interest of our stockholders" beginning on page 50 and "Anti-Takeover Provisions of PracticeWorks' Certificate of Incorporation,
                                    Bylaws and Delaware Law" beginning on page
                                    134.

                                  RISK FACTORS

     You should review the risks relating to the distribution and our business described in "Risk Factors" beginning on page 21. These risks include, among others, the following:

     - We have a recent history of losses and we may never achieve or maintain profitability. We had net losses of $16.7 million for the nine months ended September 30, 2000.

     - We anticipate incurring substantial operating losses and negative operating cash flow in the foreseeable future. Because we expect to continue to recognize reduced revenues compared to our prior business model due to our introduction of subscription pricing in the second quarter of 2000, we expect our operating and net losses to continue for the foreseeable future.

     - We have an accumulated deficit. Our accumulated deficit as of September 30, 2000 was $20.2 million.

     - We operate in a highly competitive market with low barriers to entry. The market for providing information management technology to dentists, orthodontists and oral and maxillofacial surgeons is highly competitive. In addition, the market for Internet-based application service providers in the healthcare industry is relatively new and evolving. Many of our competitors have substantially greater resources, longer operating histories, greater name recognition and more established relationships than we have. In addition, the lack of barriers to entry in our market exposes us to a potentially increasing number of competitors.

     - We may be unable to improve the operations of Medical Dynamics. Upon completion of the distribution, we will assume InfoCure's obligation to acquire Medical Dynamics. Medical Dynamics' independent accountants have stated in their audit report that there is substantial doubt as to Medical Dynamics' ability to continue as a going concern. As of December 31, 2000, InfoCure has advanced to Medical Dynamics $1.55 million to repay specified existing obligations and for general working capital purposes. We may be unable to improve the operations of Medical Dynamics following the acquisition.

     - Our stockholders may experience significant dilution as a result of issuances of our stock in connection with our acquisitions of Medical Dynamics and InfoSoft. In connection with the issuance of our series A and series B convertible redeemable preferred stock to Ceramco and the shareholders of Medical Dynamics, our stockholders may experience dilution, as these holders of convertible redeemable preferred stock are entitled, under specified circumstances, to convert this preferred stock into shares of our common stock. The convertible redeemable preferred stock to be issued pursuant to the Medical Dynamics and InfoSoft acquisitions will be convertible, in the aggregate, into approximately 11.8% of our common stock at the time of the distribution.

     - Our stockholders may experience significant dilution upon conversion of the series C convertible redeemable preferred stock and if additional shares of our common stock are issued to Crescent under the Crescent equity line or upon exercise of warrants that may be issued to Crescent.

        - The series C convertible redeemable preferred stock is not convertible during the first year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.

        - The conversion price is based on a floating rate formula and may be below the market value of our common stock on the date of the conversion. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will receive upon conversion, subject to the 20.0% limitation. To the extent a holder of series C convertible redeemable preferred stock converts and sells shares of our common stock, the price of our common stock may decrease due to the additional number of shares on the market. This could allow holders of the series C convertible redeemable preferred stock to convert their shares of preferred stock, subject to the 20.0% limitation, into greater amounts of our common stock, the sales of which could further depress the price of our common stock.

        - We will also enter into an equity line agreement with Crescent that allows us to issue and sell, and requires Crescent to purchase, upon our request, shares of our common stock. The issuance of shares of our common stock to Crescent pursuant to the equity line will result in dilution to our existing stockholders.

        - Crescent will receive a warrant to purchase additional shares of our common stock if we utilize the Crescent equity line and may receive additional warrants to protect against certain price declines between the date we issue the common stock and the date a resale registration statement is declared effective. The issuance of shares of our common stock to Crescent upon exercise of such warrants will result in additional dilution to our existing stockholders.

- Crescent could obtain a majority of our common stock and exercise substantial control over our business and operations. Crescent could obtain a majority of our common stock as a result of conversion of the series C convertible redeemable preferred stock, purchases under the equity line and exercises of the incentive and protective warrants. As a result, Crescent could exercise substantial control over our business and operations.

- Issuances of equity securities may subject us to substantial tax liabilities. If we issue to Crescent or one or more other persons an aggregate of 50% or greater of our common stock, the distribution may be determined to be taxable to InfoCure, and we will be required to indemnify InfoCure for these tax liabilities. This indemnification obligation, if triggered, could be substantial.

                                  PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                              SUMMARY HISTORICAL AND
                             PRO FORMA FINANCIAL DATA

     You should read the following summary historical and pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements as of and for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, our unaudited financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and the related notes appearing elsewhere in this prospectus. The statement of operations data for each of the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997 and the balance sheet data as of December 31, 1999 and 1998 are derived from, and qualified by reference to, the financial statements included elsewhere in this prospectus that have been audited by BDO Seidman, LLP, PracticeWorks' independent certified public accountants. The information as of and for the nine month periods ended September 30, 2000 and 1999 is unaudited. Results for the nine month period ended September 30, 2000 are not necessarily indicative of results that may be expected for the fiscal year. We believe that the assumptions underlying the preparation of our financial statements are reasonable. However, our subscription based revenue model is different than the one we have used historically and we are currently developing new applications and services we have not historically offered. Therefore, the financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows. In addition, this financial information may not reflect the financial results we would have achieved if we had been a separate stand-alone entity during these periods.

     The financial statements for all periods presented give retroactive effect to pooling of interests treatment for five acquisitions completed during the year ended December 31, 1999 attributed to us by InfoCure and include the results of operations for all purchase acquisitions attributed to us by InfoCure from the respective acquisition date.

                                 NINE MONTHS ENDED       YEAR ENDED       ELEVEN MONTHS
                                   SEPTEMBER 30,        DECEMBER 31,          ENDED
                                 ------------------   -----------------   DECEMBER 31,
                                 2000(1)    1999(2)   1999(2)   1998(3)      1997(4)
                                 --------   -------   -------   -------   -------------
                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA
(IN THOUSANDS, EXCEPT PER SHARE
  DATA)
REVENUE:
  Systems and software.........  $  9,365   $27,077   $34,325   $27,825      $13,961
  Maintenance, support and
     services..................    20,487    14,287    20,266    15,662        7,523
                                 --------   -------   -------   -------      -------
       Total revenue...........    29,852    41,364    54,591    43,487       21,484
                                 --------   -------   -------   -------      -------
OPERATING EXPENSE:
  Hardware and other items
     purchased for resale......     4,331     7,525     9,654     9,726        3,722
  Selling, general and
     administrative (excluding
     compensatory stock
     awards)...................    29,167    21,134    28,666    21,061       11,703
  Research and development.....     2,536     2,012     4,185     3,537        3,267
  Depreciation and
     amortization..............    12,392     1,852     3,284     2,272          551

(continued from previous page)

                                 NINE MONTHS ENDED       YEAR ENDED       ELEVEN MONTHS
                                   SEPTEMBER 30,        DECEMBER 31,          ENDED
                                 ------------------   -----------------   DECEMBER 31,
                                 2000(1)    1999(2)   1999(2)   1998(3)      1997(4)
                                 --------   -------   -------   -------   -------------
                                    (UNAUDITED)
  Restructuring(5).............     3,753        --     1,814     1,031        6,463
  Impairment and other non-
     recurring charges(5)......     2,004        --        --        --           --
  Merger costs.................        --       464       659        69           --
  Compensatory stock awards....        --       428       428     6,447           14
  Gain on disposal of fixed
     assets....................      (626)       --        --        --           --
                                 --------   -------   -------   -------      -------
       Total operating
          expense..............    53,557    33,415    48,690    44,143       25,720
                                 --------   -------   -------   -------      -------
Operating (loss) income........   (23,705)    7,949     5,901      (656)      (4,236)
  Interest expense and other,
     net.......................     1,558     1,244     1,335       966          198
                                 --------   -------   -------   -------      -------
(Loss) income before income
  taxes and extraordinary
  item.........................   (25,263)    6,705     4,566    (1,622)      (4,434)
(Benefit) provision for income
  taxes........................    (8,583)    2,516     2,186       873         (171)
Extraordinary item, net of
  income taxes.................        --       (72)      (72)       --           --
                                 --------   -------   -------   -------      -------
Net (loss) income..............  $(16,680)  $ 4,117   $ 2,308   $(2,495)     $(4,263)
                                 ========   =======   =======   =======      =======
Per share data:
Basic and diluted:
  (Loss) income before
     extraordinary item........  $  (2.00)  $  0.62   $  0.34   $ (0.52)     $ (1.10)
Extraordinary item, net of
  tax..........................        --     (0.01)    (0.01)       --           --
                                 --------   -------   -------   -------      -------
Net (loss) income..............  $  (2.00)  $  0.61   $  0.33   $ (0.52)     $ (1.10)
                                 ========   =======   =======   =======      =======
OTHER DATA:
EBITDA, as adjusted(6).........  $ (6,182)  $10,693   $12,086   $ 9,163      $ 2,792
CASH FLOW FROM:
  Operating activities.........    (7,644)    4,783     5,814     2,258        3,016
  Investing activities.........   (20,324)   (4,804)  (10,276)  (15,575)      (5,730)
  Financing activities.........    28,825       692     5,356    14,209        2,817

                                             AS OF            AS OF DECEMBER 31,
                                         SEPTEMBER 30,   ----------------------------
                                             2000         1999      1998       1997
                                         -------------   -------   -------   --------
                                          (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents..............     $ 3,384      $ 2,527   $ 1,633   $    741
Working capital........................      (5,237)      (1,190)   (1,034)    (3,598)
Total assets...........................      74,636       57,842    37,098     14,434
Long-term debt, less current portion...      19,567        9,614    14,769      4,405
Net divisional equity..................      36,017       32,419    10,800        983

-------------------------

(1) During the nine months ended September 30, 2000, InfoCure acquired six companies attributed to PracticeWorks in transactions accounted for as purchases.

(2) During 1999, InfoCure acquired four companies attributed to PracticeWorks in transactions accounted for as purchases.

(3) During 1998, InfoCure acquired one company attributed to PracticeWorks in a transaction accounted for as a purchase.

(4) InfoCure and PracticeWorks changed their fiscal year end from January 31 to December 31 effective February 1, 1997. Accordingly, the 1997 fiscal period is comprised of eleven months. During 1997, InfoCure acquired two companies attributed to PracticeWorks in transactions accounted for as purchases.

(5) On August 1, 2000, we announced our 2000 restructuring plan which included the termination of 145 employees resulting in severance and other termination benefits of $1.6 million, and the closure and consolidation of 11 facilities resulting in facility closure costs and other charges of $1.3 million. For the nine months ended September 30, 2000, restructuring also included $816,000 related to the 1999 plan. Impairment and other non-recurring charges consisted of impairment charges of approximately $500,000 for asset write-downs and a write-down of inventory of $1.5 million related to PracticeWorks' decision to discontinue selling hardware and hardware support in certain of its business lines in connection with its new hardware agreement with Dell Computer Corporation. During the year ended December 31, 1999 restructuring consisted of the write-off of capitalized software costs of $874,000, contingent consideration related to acquired companies whose products were discontinued of $700,000, charges for asset write-downs of $97,000, facility closure costs of $95,000 and severance and other termination benefits of $48,000. An additional $816,000 of costs related to the 1999 restructuring were recorded in 2000. These costs consisted primarily of termination and other severance costs for employee terminations determined in 1999 but for whom the details were not communicated until 2000. During the year ended December 31, 1998 restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $750,000 and severance and other termination benefits of $281,000. During the eleven months ended December 31, 1997, restructuring consisted of the write-off of goodwill of $3.5 million, contingent consideration of $2.2 million related to acquired companies whose products were discontinued, facility closure costs of $401,000, the write-off of capitalized software costs of $339,000 and other charges for asset write-downs of $90,000.

(6) EBITDA, as adjusted, represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization, restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets. We have excluded restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets from EBITDA, as adjusted, because we do not believe those costs are representative of the normal recurring nature of our operations. This conclusion is based on our view that these costs are primarily related to the significant number of acquisitions completed in the periods presented (i.e., merger costs associated with acquisitions accounted for as poolings of interests and restructuring and other charges associated with elimination of duplicative staffing, facilities and services which resulted from acquisitions). Having now assembled a significant customer base, management expects future acquisitions will be less frequent as will any associated restructuring and similar charges. EBITDA, as adjusted, is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA, as adjusted, is not a measurement in accordance with generally accepted accounting principles, or

    GAAP, and should not be considered an alternative to, or more meaningful than, net (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA, as adjusted, in the same manner. Accordingly, our EBITDA, as adjusted, may not be comparable with that of other companies. We have included information concerning EBITDA, as adjusted, because management believes EBITDA, as adjusted, provides a useful measure of our performance. You should note, however, that the items excluded from EBITDA, as adjusted, are significant components in understanding and assessing our performance.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition of InfoSoft, the practice management business of DENTSPLY International, Inc. On December 27, 2000, we entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY. The aggregate consideration to be paid in connection with this acquisition is approximately $32.0 million. Pursuant to the agreement, Ceramco will transfer to SoftDent, LLC the assets used in DENTSPLY's business of developing, marketing, licensing and supporting its SoftDent product in exchange for all of the membership interests of SoftDent, LLC, and Ceramco will assign these membership interests to PracticeWorks. In exchange for Ceramco's transfer of membership interests, we will issue 32,000 shares of our series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million. These shares of series A convertible redeemable preferred stock will be convertible into approximately 9.8% of our outstanding common stock at the time of the distribution.

     The unaudited pro forma condensed combined financial statements have been prepared to give effect to PracticeWorks' assumption of InfoCure's obligations under the merger agreement and proposed acquisition of all the outstanding common stock of Medical Dynamics by PracticeWorks.

     Upon completion of the distribution, PracticeWorks will assume InfoCure's obligation to acquire Medical Dynamics, Inc. InfoCure originally agreed to acquire Medical Dynamics pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1999. The agreement, as amended and restated, was further amended on December 19, 2000, to provide that PracticeWorks will assume all of InfoCure's obligations under the agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate consideration to be paid to the Medical Dynamics shareholders in connection with the merger is approximately $9.9 million. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger.

     In accordance with the terms of the merger agreement, the 878,000 shares of InfoCure common stock were originally valued at approximately $4.3 million. InfoCure's issuance of these shares to the Medical Dynamics shareholders will be accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated. The ultimate value ascribed to the equity contribution will be a function of the exchange ratio and the market value of the respective companies' common stock at the date of closing.

     The unaudited pro forma condensed combined financial statements also give effect to the planned $5.0 million investment by Crescent in exchange for 100,000 shares of PracticeWorks series C convertible redeemable preferred stock issuable in a private placement. Management believes this adjustment is appropriate, because the distribution is contingent upon the execution of definitive agreements with respect to the series C convertible redeemable preferred stock. If the series C convertible redeemable preferred stock has not been converted after four years, Crescent may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the $5.0 million liquidation preference, or $8.75 million. The conversion formula will result in a beneficial conversion to the holder. Once PracticeWorks' stock is traded, the value associated with the beneficial conversion feature can be assessed and a discount recorded. PracticeWorks will record preferred dividends to amortize the discount relating to the beneficial conversion feature and recognize accretion related to the redemption premium.

     For a complete discussion of the terms of each of the series A, series B and series C convertible redeemable preferred stock, see the section entitled "Description of Capital Stock -- Preferred Stock" on page 128.

     As described in the introduction and notes to the unaudited pro forma condensed combined financial statements, the following summary unaudited pro forma condensed combined financial information has been derived from the historical financial statements of PracticeWorks (A Division of InfoCure Corporation), Integrated Dental Technologies, Inc. d/b/a PracticeWorks (a wholly owned subsidiary of Bio-Dental Technologies Corporation, a wholly owned subsidiary of Zila, Inc.) ("Integrated"), a dental practice management company, Crunchy Frog Software, Inc. ("Crunchy Frog"), a technology holding company, and Medical Dynamics and InfoSoft included elsewhere in this prospectus. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2000 and the year ended December 31, 1999 have been presented as if the the pending acquisitions of Medical Dynamics and InfoSoft had been consummated on January 1, 1999. The unaudited pro forma condensed combined balance sheet data as of September 30, 2000 has been presented as if the pending acquisitions of Medical Dynamics and InfoSoft and the planned $5.0 million investment in the series C convertible redeemable preferred stock had been consummated on that date.

     The summary unaudited pro forma condensed combined financial information gives effect to the acquisitions of Integrated, Crunchy Frog, Medical Dynamics and InfoSoft under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial statements.

                                               NINE MONTHS ENDED       YEAR ENDED
                                               SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                               ------------------   -----------------
                                                           (IN THOUSANDS,
                                                     EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue................................       $ 39,231             $80,143
Restructuring and other charges..............          3,753               2,469
Impairment and other non-recurring charges...          2,004                  --
Merger costs.................................             --                 659
Compensatory stock awards....................             --                 478
Operating (loss) income......................        (30,934)              1,421
Net loss before extraordinary item...........        (23,644)             (2,529)
Preferred stock dividend.....................          4,376               5,833
Net loss available to common shareholders
  before extraordinary item..................        (28,020)             (8,362)
Net loss per share before extraordinary item,
  basic and diluted..........................          (3.28)              (1.16)

                                                           AS OF SEPTEMBER 30, 2000
                                                           ------------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................          $  7,917
Working capital..........................................            (3,964)
Total assets.............................................           106,207
Long-term debt, less current portion.....................            19,703
Convertible redeemable preferred stock (3 series)........            29,750
Stockholders' equity.....................................            33,672

                                  RISK FACTORS

     In addition to the information contained elsewhere in this document, you should carefully read the following risk factors related to the distribution and to PracticeWorks. All references to "we" or "our" are deemed to refer to PracticeWorks and its subsidiaries.

RISKS RELATING TO THE DISTRIBUTION

BECAUSE THERE HAS NOT BEEN ANY PRIOR TRADING MARKET FOR OUR COMMON STOCK, THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO FLUCTUATE AND YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR COMMON STOCK AT A PROFIT OR AT ALL.

     There is no current trading market for our common stock, although a when-issued trading market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued and available. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We cannot predict the trading prices for our common stock before or after the distribution date.

     Our common stock has been approved for listing on the American Stock Exchange under the symbol "PRW." There can be no assurance that our common stock will be actively traded, and we cannot predict the prices at which our common stock will trade. Some of the InfoCure stockholders who receive shares of our common stock may decide that they do not want shares in an information management technology company focused exclusively on the dental, orthodontic and oral and maxillofacial surgery markets, and they may sell their shares of our common stock following the distribution. These sales may delay the development of an orderly trading market in our common stock for a period of time following the distribution. Until the shares of our common stock are fully distributed and an orderly market develops, the prices at which our common stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, investors' impressions of PracticeWorks, changes in economic conditions in the healthcare information technology industry and general economic and market conditions. Further, market fluctuations could have a material adverse impact on the trading price of our common stock. There can be no assurance that the market price of our common stock will not suffer a prolonged decline. Any such decline could limit our ability to establish business relationships with companies that require an equity interest as a component of a transaction and could adversely affect our ability to acquire complementary businesses. Further, any such decline could hurt the liquidity of our common stock.

THE DISTRIBUTION WILL LIKELY CAUSE THE TRADING PRICE OF INFOCURE COMMON STOCK TO INITIALLY DECLINE AND MAY CAUSE CONTINUED FLUCTUATIONS IN THE TRADING PRICE OF INFOCURE COMMON STOCK.

     Following the distribution, InfoCure common stock will continue to be listed and traded on the Nasdaq Stock Market's National Market. InfoCure's common stock is currently traded under the symbol "INCX." InfoCure intends to change its trading symbol to "VWKS" immediately following the distribution. As a result of the distribution, the trading price of InfoCure common stock immediately following the distribution will likely be lower than the trading price of InfoCure common stock immediately prior to the distribution. The combined trading prices of InfoCure common stock and PracticeWorks common stock after the distribution may be less than the trading price of InfoCure common stock immediately prior to the distribution. Until the market has fully analyzed the operations of InfoCure without the operations of PracticeWorks, the prices at which InfoCure common stock trades may fluctuate significantly.

THE POSSIBILITY OF SUBSTANTIAL SALES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF OUR COMMON STOCK.

     Based on the number of shares of InfoCure common stock outstanding on December 31, 2000, InfoCure will distribute to its stockholders a total of approximately 8.6 million shares of our common stock. Under the United States federal securities laws, almost all of these shares may be resold immediately in the public market, except for shares of our common stock held by our affiliates. We cannot predict whether stockholders will resell large amounts of our common stock in the public market following the distribution or how quickly they may resell those shares. The resale of large amounts of our common stock could have a material adverse effect on the trading price of our common stock.

THE DISTRIBUTION MAY FAIL TO QUALIFY FOR NONRECOGNITION TREATMENT UNDER SECTION 355 OF THE INTERNAL REVENUE CODE.

     In connection with the distribution, King & Spalding, counsel to InfoCure, will render an opinion to the effect that, although the matter is not free from doubt, the distribution should qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code. There can be no assurance, however, that the distribution will qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code, and the opinion of King & Spalding will be subject to a degree of uncertainty for a number of reasons. First, Section 355 of the Internal Revenue Code is highly technical and complex, and many aspects of the statute have not yet been addressed by judicial decisions, Treasury regulations, or other administrative guidance. The opinion of King & Spalding represents its best interpretation of the legal requirements of Section 355 as applied to the distribution, but an opinion of counsel is not binding on the Internal Revenue Service or the courts. Second, the determination of whether a transaction qualifies for nonrecognition treatment under Section 355 of the Internal Revenue Code depends in part on the business reasons for the transaction and satisfaction of numerous other fact-based requirements. The opinion of King & Spalding, therefore, will be subject to certain assumptions and based on various factual representations made by officers of InfoCure and PracticeWorks. If any of the assumptions or representations upon which the opinion of King & Spalding will be based is inaccurate or incomplete in any material respect, the distribution could fail to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code.

Finally, the opinion of King & Spalding is subject to uncertainty because it is possible that the distribution could be rendered taxable to InfoCure, but not its stockholders, under Section 355(e) of the Internal Revenue Code as a result of subsequent acquisitions of the stock or assets of InfoCure or PracticeWorks.

YOU MAY BE REQUIRED TO PAY INCOME TAXES IN CONNECTION WITH THE DISTRIBUTION.

     If the distribution fails to qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code, the transaction would be taxable for federal income tax purposes. In that case, you would be treated as if you had received a taxable distribution in an amount equal to the fair market value of the PracticeWorks common stock received in the distribution. All or a portion of this taxable distribution could be treated as a dividend for federal income tax purposes.

INFOCURE COULD INCUR A SUBSTANTIAL CORPORATE INCOME TAX LIABILITY IN CONNECTION WITH THE DISTRIBUTION, AND PRACTICEWORKS MAY BE REQUIRED TO INDEMNIFY INFOCURE FOR ALL OR A PORTION OF THIS TAX LIABILITY.

     If the distribution fails to qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code, then a corporate income tax also could be payable by InfoCure based upon the difference between (1) the aggregate fair market value of the shares of PracticeWorks common stock distributed in the distribution and (2) InfoCure's adjusted basis in the shares of PracticeWorks stock. Although the corporate level tax would be payable by InfoCure, we have agreed to indemnify InfoCure under certain circumstances for all or a portion of this tax liability. This indemnification obligation, if triggered, could be substantial. In addition, under the federal income tax regulations that govern corporations filing a consolidated return, each member of InfoCure's consolidated group, including PracticeWorks, is jointly and severally liable for any tax liability incurred by InfoCure prior to the distribution or in connection with the distribution.

     Even if the distribution qualifies for nonrecognition treatment under
Section 355 of the Internal Revenue Code, a corporate income tax could be payable by InfoCure as described above pursuant to Section 355(e) of the Internal Revenue Code if, during the four-year period beginning two years before the distribution, one or more persons were to acquire a 50% or greater interest in InfoCure or PracticeWorks as part of a plan or series of related transactions that includes the distribution. For example, a transaction or series of transactions resulting in an acquisition of a 50% or greater interest in either InfoCure or PracticeWorks, in the aggregate, by one or more persons within the two-year period following the distribution would trigger a corporate level tax liability to InfoCure under Section 355(e) unless InfoCure affirmatively establishes that the acquisition or acquisitions were not part of a plan or series of related transactions that included the distribution. If such an acquisition of either InfoCure or PracticeWorks were to occur within the two-year period following the distribution, InfoCure may be unable to prove that the acquisition was not part of a plan or series of related transactions that included the distribution, in which case the distribution would be taxable to InfoCure under Section 355(e) of the Internal Revenue Code. The distribution also could be taxable to InfoCure, but not its stockholders, under Section 355(e) of the Internal Revenue Code if certain acquisitions of "predecessors" of either InfoCure or PracticeWorks are treated as having occurred pursuant to a plan or series of related transactions that includes the distribution. A number of corporations that InfoCure acquired within the two-year period preceding the distribution may be treated as predecessors of InfoCure or of PracticeWorks under Section 355(e), although the statute is not clear and no administrative guidance or court decisions to date have addressed the matter. If corporations acquired by InfoCure within the two-year period preceding the distribution are treated as predecessors of InfoCure or PracticeWorks, the distribution would be presumed to occur pursuant to a plan or series of related transactions that included InfoCure's acquisition of the predecessor corporations, and the distribution would be taxable to InfoCure unless InfoCure affirmatively establishes that none of its pre-distribution acquisitions of any predecessors occurred pursuant to a plan or series of related transactions that includes the distribution.

ISSUANCES OF SHARES OF OUR COMMON STOCK IN CONNECTION WITH TRANSACTIONS THAT ARE PENDING ON THE DISTRIBUTION DATE TOGETHER WITH FUTURE ISSUANCES MAY SUBJECT US TO SUBSTANTIAL TAX LIABILITIES.

     If during the four-year period beginning two years before the distribution one or more persons acquire a 50% or greater interest in PracticeWorks as part of a plan or series of related transactions that includes the distribution, the distribution may be a taxable transaction to InfoCure. The tax would be a corporate level tax liability payable by InfoCure. We have agreed to indemnify InfoCure under certain circumstances for all or a portion of the corporate income tax liability. This indemnification obligation, if triggered, could be substantial.

     We have already agreed to consummate certain transactions involving the issuance of our stock. The acquisitions of Medical Dynamics and InfoSoft will involve our issuance of securities representing approximately 2% and 9.8% of our common stock, respectively. In addition, Crescent may acquire up to 20% of our common stock upon conversion of our series C convertible redeemable preferred stock. Crescent may acquire even more common stock if we utilize our equity line through direct purchases and upon exercise of the incentive and protective warrants. We may also be required to issue up to 5% of our common stock to WebMD Corporation. These issuances together with other issuances in the future could result in a determination that there has been an acquisition of a 50% or greater interest in PracticeWorks in the four-year period.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE DISTRIBUTION, WHICH MAY RESULT IN TERMS UNFAVORABLE TO US.

     Our directors and executive officers have certain conflicts of interest with respect to setting the terms of the distribution, negotiating the terms of the agreements governing our relationship with InfoCure following the distribution, and approving the distribution. Richard E. Perlman and James K. Price, two members of InfoCure's board of directors, will resign from all positions with InfoCure upon completion of the distribution and become directors of PracticeWorks at that time. Immediately following the distribution, these will be our only two directors. Additionally, all of our executive officers immediately following the distribution will have been employees of InfoCure immediately prior to the distribution. Certain of our executive officers who will become executive officers of PracticeWorks will enter into new employment agreements with PracticeWorks. Also, in August 2000, these directors and executive officers received grants of options to purchase an aggregate of 3.35 million shares of InfoCure common stock in the following amounts: Richard E. Perlman -- 1.2 million shares; James K. Price -- 1.2 million shares; James C. Davis -- 700,000 shares; and James A. Cochran -- 250,000 shares. Upon completion of the distribution, these options will automatically convert into options to purchase

PracticeWorks common stock, and if the distribution is not completed before March 31, 2001, approximately 75% of these options will be cancelled. Accordingly, these directors and executive officers may have an incentive to approve the distribution even if the terms are unfavorable to us.

THE AGREEMENTS GOVERNING OUR RELATIONSHIP WITH INFOCURE FOLLOWING THE DISTRIBUTION WERE NEGOTIATED WHILE WE WERE A SUBSIDIARY OF INFOCURE AND AS A RESULT, WE CAN NOT ASSURE YOU THAT THE AGREEMENTS ARE ON TERMS FAVORABLE TO US.

     The agreements governing our relationship with InfoCure following the distribution were negotiated in a parent-subsidiary context and were negotiated in the overall context of our separation from InfoCure. At the time of these negotiations, our executive officers were executive officers of InfoCure. We can not assure you that these agreements were the result of arm's-length negotiations. Especially as it relates to the transition services agreement and the licensing agreements, we can not assure you that these agreements are on terms comparable to those which might have been obtained from unaffiliated third parties. Additionally, after we terminate these agreements, we may not be able to replace the services and support which InfoCure will provide under these agreements in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from InfoCure.

WE MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH RESPECT TO OUR ONGOING RELATIONSHIPS WITH INFOCURE, AND THE RESOLUTION OF THESE CONFLICTS MAY BE ON TERMS UNFAVORABLE TO US.

     All of our executive officers and directors immediately following the distribution will own stock in both InfoCure and PracticeWorks. This ownership could create, or appear to create, potential conflicts of interest with respect to the resolution of disputes arising out of, among other things, the agreements governing the two entities following the distribution. We can not assure you that our directors and executive officers will resolve potential conflicts in a manner which is in the best interests of PracticeWorks. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of our company following the distribution.

RISKS RELATING TO OUR BUSINESS

WE HAVE NO OPERATING HISTORY AS AN INDEPENDENT COMPANY AND WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS A STAND-ALONE COMPANY.

     We do not have an operating history as an independent public company. We have relied on InfoCure for various financial, administrative and managerial expertise in conducting our operations. Following the distribution, InfoCure will have no obligation to provide assistance to us other than the interim services which will be provided by InfoCure under the Transition Services Agreement and which are described in "Relationship Between InfoCure and PracticeWorks Following the Distribution," beginning on page 58. The services to be provided to InfoCure by PracticeWorks include the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate record-keeping and payroll. The services to be provided to PracticeWorks by InfoCure include insurance-related services and employee benefits services. Because our business has never been operated as an independent company, we cannot assure you that we will be able to successfully put in place the financial, administrative and managerial structure necessary to operate as an independent company, or that the development of such a structure will not require a significant amount of management's time or result in significant additional operating costs, any of which could cause our results of operations to suffer. Further, for the period from July 1997 through September 30, 2000, InfoCure has made net cash advances of approximately $31.4 million to PracticeWorks. If we are unable to develop our own sources of funding, we may be unable to execute on our business plan.

WE HAVE A RECENT HISTORY OF LOSSES AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

     We had net losses of $16.7 million for the nine months ended September 30, 2000. Our accumulated deficit as of September 30, 2000 was $20.2 million. We expect to continue to recognize reduced revenues due to our introduction in the second quarter of 2000 of subscription pricing. This is due to the elimination of the large up-front payment that we received in connection with one-time licenses. As a result, we expect our operating and net losses to continue for the foreseeable future. We cannot assure you we will increase revenue or control expenses sufficiently to achieve or maintain profitability in the future.

THE PROJECTIONS INCLUDED IN THIS PROSPECTUS ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, AND YOU SHOULD NOT CONSIDER ANY FINANCIAL PROJECTIONS WITHOUT CAREFULLY CONSIDERING THE RISKS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

     We have included in this prospectus certain projected revenue and earnings before interest, (benefit) provision for income taxes, depreciation and amortization, or EBITDA, for 2001 and 2002 and stated expected revenue growth rates and EBITDA margins for 2003 and 2004. We have also stated that we expect to be EBITDA positive in Q2 of 2001 and each subsequent quarter thereafter. The forward-looking statements assume the acquisitions of InfoSoft and Medical Dynamics and the Crescent preferred stock investment are completed during the first quarter of 2001. The forward-looking statements do not include restructuring and other non-recurring charges, such as merger costs, compensatory stock awards, impairments of long-lived assets and inventory, and gain on disposal of fixed assets. These financial projections should not be considered in isolation and you should read this entire prospectus carefully.

     The projections contained in this prospectus are based upon a number of estimates and assumptions and are inherently subject to significant uncertainties and contingencies, including uncertainties related to the anticipated operation of PracticeWorks as an independent public company following the distribution; the development and timing of our release of new applications and services; the rate of adoption of our new applications and services by new and existing customers; our success in establishing business relationships; the growth of our business; general economic conditions; and our future capital needs and our ability to obtain such capital. These projections were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants or generally accepted accounting principles. No independent accountants have expressed an opinion or any other form of assurance on these projections. Projections are necessarily speculative in nature, and it can be expected that one or more of the estimates on which the projections were based will not materialize or will vary significantly from actual results, and such variances will likely increase over time. We also have a very limited operating history from which to derive financial projections. Accordingly, actual results during the periods covered will vary from the financial projections, which variations may be material and adverse. For these reasons, you should only consider these projections after carefully evaluating all of the information in this prospectus including the risks described in this section and throughout this prospectus.

WE HAVE CERTAIN OBLIGATIONS THAT WILL NEED TO BE REFINANCED, AND WE MAY BE UNABLE TO REFINANCE THESE OBLIGATIONS ON FAVORABLE TERMS.

     We have certain obligations that will need to be refinanced. The outstanding principal balance of the FINOVA loan will amortize at 5.0% per quarter beginning October 1, 2001, and the remaining outstanding balance under the facility will be due in full on June 30, 2003. As of the distribution date, the outstanding principal balance of the FINOVA loan will be approximately $20.0 million. In addition, we may be required to finance the redemption of our convertible redeemable preferred stock. If the series A convertible redeemable preferred stock is not converted prior to the fifth anniversary of the date of issuance, the holders will have the right to require us to redeem this preferred stock at a redemption price equal to the liquidation preference, which is initially $32.0 million, plus accrued and unpaid dividends. If the series B convertible redeemable preferred stock is not converted prior to the fourth anniversary of the date of issuance, we will be required to redeem this preferred stock at a redemption price equal to the liquidation preference, which is initially $5.3 million, plus accrued and unpaid dividends. If the series C convertible redeemable preferred stock is not converted prior to the fourth anniversary of the date of issuance, the holders will have the right to require us to redeem this preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. However, the terms of the FINOVA credit facility will prohibit redemption of any preferred stock without FINOVA's consent. We cannot assure you that we will have sufficient funds available to repay these obligations when they become due, and we may not be able to refinance these obligations on favorable terms. Since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the distribution could cause the distribution to be taxable, we may be limited in our ability to refinance these obligations by issuing equity.

OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT THE PRICING MODEL AND MANY OF THE APPLICATION AND SERVICE OFFERINGS THAT WE EXPECT TO BE THE FOCUS OF OUR BUSINESS IN THE FUTURE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR HISTORICAL AND FUTURE FINANCIAL PERFORMANCE.

     PracticeWorks began operating as a separate division of InfoCure in the first quarter of 2000. Historically, we charged our customers a license fee plus maintenance and service fees for our practice management applications and services. For the nine months ended September 30, 2000, we derived approximately 20% of our revenue from license fees, 60% from maintenance and service fees and approximately 11% from transaction fees relating to electronic data interchange, or EDI, services. Our new pricing strategy is to migrate substantially all of our providers to subscription pricing over the next five years. In addition, our business strategy is to promote the most technologically advanced of our existing applications, our application service provider, or ASP, applications and the other new applications and services, including our Internet portal and website development and hosting services that we are currently developing. We expect the revenue and operating expenses from subscription pricing and our new application and service offerings to differ from our historical results. Specifically, revenue from subscription pricing will initially be lower than revenue provided by one-time licenses because of the elimination of the large up-front payment associated with selling software licenses. Accordingly, our historical financial information reflects our results from a pricing model that differs from the pricing model to which we are transitioning our customer base and application and service offerings that represent only a portion of the applications and services that we expect to offer in the future.

OUR ASP APPLICATIONS AND SERVICES WILL NOT INITIALLY OFFER FULL FUNCTIONALITY WHICH MAY MAKE IT DIFFICULT TO ATTRACT NEW CUSTOMERS FOR THESE PRODUCTS.

     Our initial ASP applications will not offer the full functionality of our current products. Specifically, while our dental ASP will initially feature the functionality required by most dental practices, plus the efficiency of the ASP delivery model, upon initial release, the application will not include third party features such as charting, graphical representation or imaging of teeth or electronic medical records. We expect to provide these levels of functionality in the fourth quarter of 2001. Similarly, although our ASP applications for the orthodontic and oral and maxillofacial surgery markets will contain the administrative and financial management functions required to manage a dentist's office, they will not initially include the third party features or support for imaging and x-rays. We expect to provide such functionality for the orthodontic and the oral and maxillofacial surgery markets in the third quarter of 2002. While we believe the fact that the planned releases offering the administrative and financial functions required by most dentists, coupled with the efficiency of the ASP delivery model will be a competitive advantage, the lack of full functionality may result in our products not being well received in the marketplace. Should these circumstances occur, our ability to convert existing customers to these applications and our ability to achieve lower costs from this technology will be adversely affected. Additionally, our ability to attract new customers may be adversely affected as well. As a result, we may be unable to grow revenues and our ability to achieve profitability will be impaired.

WE MAY EXPERIENCE DELAYS IN RELEASING OUR ASP APPLICATIONS IN TARGETED MARKETS.

     We may experience delays in releasing our ASP applications in their respective target markets. We expect to release our ASP applications for use by dentists in the United States during the second quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. We expect to release our Internet portal and our website development and hosting services in the second quarter of 2001. However, we cannot assure you that we will not experience a delay in releasing our ASP applications to our targeted markets. Any delay in releasing our ASP applications may impair our ability to attract new customers and to grow revenues and achieve profitability.

WE MAY BE REQUIRED TO RECOGNIZE COMPENSATION EXPENSE RELATED TO A GRANT OF OPTIONS MADE BY INFOCURE, WHICH WILL ADVERSELY AFFECT OUR NET INCOME.

     In connection with the distribution, PracticeWorks will assume liability for a portion of the compensation expense that may be recognized by InfoCure as a result of InfoCure option grants to former InfoCure management and employees who will become employees of PracticeWorks after the distribution. On August 21, 2000, the board of directors of InfoCure approved a grant of options to purchase, in the aggregate, approximately 8,915,000 shares of InfoCure common stock with an exercise price of $4.44 per share to management and employees of InfoCure and 5,395,000 of these options were granted to employees who will be future employees of PracticeWorks. If the distribution is not completed prior to March 31, 2001, approximately 75% of the options will be canceled. If the distribution is completed, the option grants will vest ratably over the four-year period beginning on the grant date and will expire ten years after the grant date.

     If the exercise price of these options is less than the market price of the InfoCure common stock at the time of the distribution, InfoCure will recognize compensation expense, if any, related to the contingently issued portion of these grants. The compensation expense, if any, will be calculated based on the excess of the fair market value of the underlying InfoCure common stock at the effective date of the distribution over the grant price multiplied by the number of options outstanding. The calculated expense would be allocated to PracticeWorks based on the compensation expense related to the grants made to employees designated as PracticeWorks employees and will then be amortized over the remaining vesting period of the options. If PracticeWorks is required to recognize compensation expense related to these option grants, our net income will be adversely affected. Based on the closing price of the InfoCure common stock on February 20, 2001, of $4.00 per share, PracticeWorks would not have to recognize any compensation expense because the fair market value of the InfoCure common stock is less than the exercise price of the affected options.

WE MAY NOT SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR NEW APPLICATIONS AND SERVICES, WHICH WOULD AFFECT OUR ABILITY TO IMPLEMENT OUR GROWTH STRATEGY.

     Our strategy for growing our business and achieving profitability depends upon our ability to offer a number of additional applications and services in the near future. We are continuing to develop our ASP applications and our Internet portal, or website, and the services it will enable. We expect to initially release our ASP applications for use by dentists in the United States during the second quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. Our initial ASP applications will not offer the full functionality of our current products. We expect to release our Internet portal in the second quarter of 2001. During 2001, we expect to spend approximately $1.2 million in development expenditures for the completion and enhancement of the Internet portal and our ASP products. These expenditures will be financed through operating cash flows and the proceeds from the Crescent investment. However, because the development of our applications and services entails significant technical and business risks and requires substantial expenditures and lead time, we may be unable to offer these applications and services on our projected schedule, in a cost-effective manner or at all. If the offering of any or all of these applications and services is delayed or cancelled, our ability to grow our business and achieve profitability will be substantially impaired.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

     Our success and ability to compete depend in part on our ability to protect our proprietary intellectual property rights, which consists primarily of our internally developed and acquired software. Any failure to adequately protect our proprietary rights could result in our competitors offering similar services, which could impair our competitive advantage and decrease our revenue. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with third parties, and protective contractual provisions such as those contained in license agreements with suppliers, vendors and customers. In addition, our employees are expected to sign an agreement to comply with our corporate policies and procedures, including our policy regarding non-disclosure of confidential information. We have not entered into these agreements in every case, and there remains a risk that existing copyright, trademark and trade secret laws afford only limited protection.

     We cannot assure you that our means of protecting our proprietary rights are adequate. Policing use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States. Despite our efforts, unauthorized parties may copy aspects of our applications or services and obtain and use information that we regard as proprietary. Our competitors could also independently develop similar technology. Other parties may breach confidentiality agreements and other protective contracts into which we have entered. We may not become aware of, or have adequate remedies in the event of, breaches.

OUR STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION AS A RESULT OF THE INFOSOFT ACQUISITION AND THE MEDICAL DYNAMICS ACQUISITION.

     In connection with our proposed acquisition of InfoSoft, we will issue 32,000 shares of our series A convertible redeemable preferred stock. The series A convertible redeemable preferred stock to be issued to Ceramco pursuant to the InfoSoft acquisition will be convertible, in the aggregate, into approximately 9.8% of our outstanding common stock. If Ceramco converts all, or a portion of the series A convertible redeemable preferred stock into shares of our common stock, this will result in dilution to our stockholders.

     In connection with our proposed acquisition of Medical Dynamics, we will issue approximately 965,000 shares of series B convertible redeemable preferred stock and approximately 219,000 shares of common stock. The common stock and series B convertible redeemable preferred stock to be issued to the Medical Dynamics shareholders, assuming full conversion of the series B convertible redeemable preferred stock, will represent, in the aggregate, less than 2.0% of our common stock at the time of the distribution. If all or a portion of the series B convertible redeemable preferred stock is converted into common stock, our stockholders will be diluted.

THE CONVERSION OF THE SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK MAY RESULT IN SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

     Our stockholders may be diluted if Crescent converts the series C convertible redeemable preferred stock into shares of our common stock. The series C convertible redeemable preferred stock is not convertible into our common stock during the first year after issuance. Thereafter, the holders of series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.

     The number of shares of common stock to be received upon conversion will equal the liquidation preference of the series C convertible redeemable preferred stock to be redeemed, or $50 per share, divided by the conversion price. The conversion price will be equal to the lesser of (1) 107.5% of the average closing bid price of our common stock for the 50 consecutive trading days immediately following the distribution, such 50 day average being referred to as the "reference price," and (2) the average of the three lowest closing bid prices of our common stock during the 22 trading day period immediately preceding the applicable conversion date. As a result, the actual conversion price may be less than the market value of our common stock on the date of the conversion. The conversion price determined according to the formula may not be less than a specified minimum conversion price, which means 75% of the reference price. However, beginning 18 months after the date we issue the series C convertible redeemable preferred stock, the minimum conversion price will decrease by 7.5% of the reference price on the first day of each month. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will receive upon conversion, subject to the 20.0% limitation.

     To the extent a holder of series C convertible redeemable preferred stock converts and sells shares of our common stock, the price of our common stock may decrease due to the additional number of shares on the market. This could allow holders of the series C convertible redeemable preferred stock to convert their shares of preferred stock into greater amounts of our common stock, the sales of which could further depress the price of our common stock.

     The following table sets forth the number of shares of our common stock into which the series C convertible redeemable preferred stock is convertible at various assumed conversion prices and the percentages of our total outstanding common stock represented by such shares. The percentages are based on the number of shares expected to be outstanding immediately after the distribution.

         ASSUMED               NUMBER OF SHARES OF       PERCENTAGE OF OUR OUTSTANDING
CONVERSION PRICE PER SHARE    COMMON STOCK ISSUABLE              COMMON STOCK
--------------------------  --------------------------   -----------------------------
          $15.00                      333,333                         3.9%
           10.00                      500,000                         5.9
            5.00                    1,000,000                        11.7
            1.00                    1,709,074*                       20.0*

-------------------------
* The maximum number of shares of our common stock issuable, in the aggregate, upon conversion of the series C convertible redeemable preferred stock will not represent more than 20.0% of our common stock.

     The 20.0% maximum discussed above limits the total number of shares of our common stock that the holders of series C convertible redeemable preferred stock may receive upon conversion. In addition, there is a limit on the number of shares of our common stock that a holder of series C convertible redeemable preferred stock may hold on any conversion date, which may restrict the number of shares of preferred stock that a holder may convert on any particular conversion date. The holders of our series C convertible redeemable preferred stock may not convert into shares of our common stock if, as a result, the holders and their affiliates would own more than 9.9% of all our common stock outstanding on the applicable conversion date. This restriction, however, does not prevent the holders from converting some of their series C convertible redeemable preferred stock, up to 9.9% of the outstanding common stock, and then selling all or a portion of their common stock, and then converting more shares of series C convertible redeemable preferred stock, up to 9.9% of our outstanding common stock, at a later date, subject to the 20.0% limitation on the aggregate number of shares of our common stock that may be issued upon conversion of the series C convertible redeemable preferred stock. In this way, the holders of our series C convertible redeemable preferred stock could sell more than 9.9% of our outstanding common stock while never holding more than 9.9% at any one time. The conversion terms of the series C convertible redeemable preferred stock may result in substantial dilution to our stockholders as well as reduced market prices for our common stock.

     We have a right to redeem the series C convertible redeemable preferred stock and prevent dilution to our stockholders if specified conditions exist. The redemption price will increase proportionately each year from 115% of the liquidation preference during the first year to 160% of the liquidation preference following the third anniversary of issuance. However, the terms of the FINOVA credit facility will prohibit redemption without FINOVA's consent. Also, we cannot assure you that we will have funds available to redeem the series C convertible redeemable preferred stock even if all conditions permitting redemption were satisfied.

     We are required to register for resale all shares of common stock issued to Crescent upon conversion of the series C convertible redeemable preferred stock. We will be subject to certain cash penalties if we do not timely register the underlying shares of our common stock. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient to permit the conversion in full of the series C convertible redeemable preferred stock, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE CRESCENT EQUITY LINE AND UPON THE EXERCISE OF WARRANTS THAT MAY BE ISSUED TO CRESCENT IN CONNECTION WITH THE EQUITY LINE MAY RESULT IN SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS.

     Our common stock is subject to further dilution upon the issuance of shares of our common stock to Crescent in connection with the Crescent equity line. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. As a result, the actual sales price may be less than the market value of our common share on the date of the sale.

     We may cause Crescent to purchase a maximum of $2.5 million of our common stock during any 22 day pricing period. The following table sets forth the number of shares of our common stock that may be issuable to Crescent if we utilize $5.0 million of the availability under the equity line at various assumed purchase prices and the percentages of our total outstanding common stock represented by such shares. The percentages are based on the number of shares expected to be outstanding immediately after the distribution plus the shares issued upon a $5.0 million purchase under the equity line.

           ASSUMED              NUMBER OF SHARES OF       PERCENTAGE OF OUR OUTSTANDING
  PURCHASE PRICE PER SHARE     COMMON STOCK ISSUABLE              COMMON STOCK
  ------------------------     ---------------------      -----------------------------
           $15.00                      333,333                         3.8%
            10.00                      500,000                         5.5
             5.00                    1,000,000                        10.5
             1.00                    5,000,000                        36.9

     In addition, if we sell shares to Crescent under the equity line, we will be required to issue to Crescent an incentive warrant to purchase a number of shares of our common stock equal to $3.5 million divided by the purchase price of our common stock in the first sale to Crescent. The exercise price will be 150% of the purchase price in the first sale. The following table sets forth the number of shares of common stock that may be issuable to Crescent upon exercise of the incentive warrant. The exercise prices are 150% of the assumed purchase prices in the first sale under the equity line as set forth in the table below. The number of shares of common stock issuable upon exercise equals $3.5 million divided by the assumed purchase prices in the first sale as set forth in the table below. The percentages are based on the number of shares expected to be outstanding immediately after the distribution plus the shares issued upon exercise of the incentive warrant.

       ASSUMED                                                              PERCENTAGE OF OUR
   PURCHASE PRICE      EXERCISE PRICE      NUMBER OF SHARES OF                 OUTSTANDING
      PER SHARE          PER SHARE        COMMON STOCK ISSUABLE               COMMON STOCK
   --------------      --------------   --------------------------      -------------------------
       $15.00              $22.50                 233,333                          2.7%
        10.00               15.00                 350,000                          3.9
         5.00                7.50                 700,000                          7.6
         1.00                1.50               3,500,000                         29.1

     After issuance of unregistered shares under the equity line, we are obligated to file a resale registration statement within 20 days and use our best efforts to have the registration statement declared effective. We must issue to Crescent protective warrants to purchase shares of our common stock at $0.01 per share, which are intended to protect Crescent economically from any loss as a result of a drop in market price of our common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price on the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, we will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

     We will also be subject to certain cash penalties if we do not timely register for resale the shares of our common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, we will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.

IF CRESCENT CONVERTS ITS SHARES OF SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK AND WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK TO CRESCENT UNDER THE EQUITY LINE AND UPON EXERCISE OF THE INCENTIVE AND PROTECTIVE WARRANTS, CRESCENT COULD OWN A MAJORITY OF OUR COMMON STOCK AND EXERCISE SUBSTANTIAL CONTROL OVER OUR OPERATIONS.

     If Crescent converts its shares of our series C convertible redeemable preferred stock and if we issue shares of our common stock to Crescent under the equity line and upon exercise of the incentive and protective warrants, Crescent could own a majority of our common stock and exercise substantial control over our operations. Crescent could elect a majority of our board of directors, which would enable persons elected by Crescent to direct the business, policies and management of PracticeWorks. Actions taken by, or at the direction of, Crescent could conflict with the interests of our other stockholders. In addition, the acquisition by Crescent of a majority of our common stock would constitute an event of default under the FINOVA credit facility.

     The number of shares of common stock to be owned by Crescent will depend upon the conversion price at the time of conversion of the series C convertible redeemable preferred stock, the purchase price at the time of any issuance of common stock under the equity line, the incentive warrant exercise price and the value of any protective warrants issued. The following table sets forth the number of shares of common stock issuable to Crescent at various assumed conversion prices and purchase prices. We assumed that we have issued $5.0 million to Crescent under the equity line. The incentive warrant exercise price equals 150% of the assumed purchase prices set forth in the table below. The percentages are based on the number of shares expected to be outstanding immediately after the distribution plus the shares issued upon conversion of the series C convertible redeemable preferred stock, the shares issued upon a $5.0 million purchase under the equity line and the shares issued upon exercise of the incentive warrant. All of the assumptions and calculations are consistent with the prior tables.

  ASSUMED CONVERSION         NUMBER OF
  PRICE PER SHARE FOR          SHARES
  SERIES C PREFERRED       ISSUABLE UPON                        NUMBER OF SHARES
   STOCK AND ASSUMED       CONVERSION OF     NUMBER OF SHARES     ISSUABLE UPON                     PERCENTAGE OF
  PURCHASE PRICE PER          SERIES C        ISSUABLE UNDER       EXERCISE OF        TOTAL        OUR OUTSTANDING
SHARE UNDER EQUITY LINE   PREFERRED STOCK      EQUITY LINE      INCENTIVE WARRANT     SHARES        COMMON STOCK
-----------------------   ----------------   ----------------   -----------------   ----------   -------------------
        $15.00                 333,333            333,333             233,333          899,999           9.5%
         10.00                 500,000            500,000             350,000        1,350,000          13.6
          5.00               1,000,000          1,000,000             700,000        2,700,000          24.0
          1.00               1,709,074*         5,000,000           3,500,000       10,209,074          54.4

---------------
*The maximum number of shares of our common stock issuable, in the aggregate, upon conversion of the series C convertible redeemable preferred stock will not represent more than 20.0% of our common stock.

SHORT SELLING OF OUR COMMON STOCK COULD RESULT FROM SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK.

     Significant downward pressure on the price of our common stock could occur as the holders of our convertible redeemable preferred stock convert their shares of preferred stock into common stock and sell material amounts of common stock. In response, holders of our convertible redeemable preferred stock may engage in short sales by borrowing common stock at the current market price in hope of buying our common stock in the future at a lower price. Crescent has contractually agreed not to engage in short sales of our common stock. However, short selling by other persons may depress the price of our common stock.

OUR STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OUR OPERATIONS OR ACQUIRE COMPLEMENTARY BUSINESSES OR AS A RESULT OF OPTION AND WARRANT EXERCISES.

     We expect to incur increased operating costs associated with the development of our ASP applications and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. If we finance future acquisitions through the issuance of equity securities, our stockholders could experience significant additional dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. Since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the distribution could cause the distribution to be taxable, we may be limited in the amount of equity we can issue for future financing activities or potential acquisitions.

     In connection with the distribution, we will replace options held by InfoCure employees who become PracticeWorks employees with options to purchase shares of PracticeWorks common stock. The actual number of shares subject to these options will be determined based on the relative trading prices of the InfoCure common stock and the PracticeWorks common stock immediately after the distribution. PracticeWorks currently has no outstanding warrants. InfoCure has outstanding warrants to purchase its common stock issued to third parties. As a result of the antidilution provisions of the outstanding warrants to purchase InfoCure common stock, InfoCure warrant holders will have the right to acquire up to approximately 300,000 shares of our common stock in connection with the exercise of the InfoCure warrants. The issuance of shares of our common stock upon the exercise of these options and warrants will result in dilution to our stockholders.

OUR STOCKHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION IF WE ARE REQUIRED TO ISSUE SHARES OF OUR COMMON STOCK TO WEBMD CORPORATION.

     In connection with the distribution, we will assume a portion of InfoCure's contingent obligation under a letter agreement between InfoCure and WebMD Corporation, formerly Healtheon/WebMD, executed in February 2000 whereby we will issue up to 482,253 shares of PracticeWorks common stock to WebMD. Under the terms of the February 2000 letter agreement, WebMD made a $10.0 million investment in VitalWorks, a subsidiary of InfoCure, in exchange for 400,000 shares of VitalWorks convertible preferred stock. In conjunction with the February 2000 letter agreement, InfoCure and WebMD also entered into a marketing agreement which provided for utilization, delivery and promotion of WebMD's clinical financial transaction and EDI services. The VitalWorks convertible preferred stock was to have automatically converted into 1.0% of the outstanding common stock of VitalWorks upon the completion of VitalWorks' initial public offering. If the VitalWorks initial public offering was not consummated by November 11, 2000, WebMD had the right to exchange the VitalWorks convertible preferred stock for shares of InfoCure common stock based on a current price for InfoCure common stock. The VitalWorks initial public offering was never consummated. On November 29, 2000,

WebMD notified InfoCure of its election to exchange the VitalWorks convertible preferred stock for 1,929,012 shares of InfoCure common stock, which if issued would represent approximately 5.0% of the total outstanding shares of InfoCure common stock.

     If WebMD was to acquire the shares of InfoCure common stock prior to the record date of the distribution, it would be entitled to receive shares of PracticeWorks common stock in the distribution. However, InfoCure has not yet issued the shares of InfoCure common stock to WebMD pending resolution of disputes under the InfoCure/WebMD marketing agreement. As part of the liabilities assumed by PracticeWorks in the distribution, PracticeWorks has agreed to assume InfoCure's contingent obligation to issue to WebMD up to 482,253 shares of PracticeWorks common stock, or approximately 5.0% of the outstanding PracticeWorks common stock. These shares would represent the PracticeWorks common stock that WebMD would have been entitled to receive in the distribution had it owned the full number of shares of InfoCure common stock on the record date. The exact number of shares of InfoCure common stock to be issued to WebMD, if any, as well as the corresponding number of shares of PracticeWorks common stock, will be determined through negotiations and/or litigation regarding the InfoCure/WebMD February 2000 letter and marketing agreements. If we are required to issue the full 482,253 shares of PracticeWorks common stock to WebMD in satisfaction of this contingent obligation, our stockholders will experience significant dilution.

THE FINOVA CREDIT FACILITY WILL IMPOSE LIMITATIONS AND FINANCIAL COVENANTS, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

     The FINOVA credit facility will contain limitations on our business and financial covenants. For example, the credit facility will include a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. Management believes that the covenants that have the greatest likelihood of potentially restricting our operations are required quarterly tests for minimum net worth and minimum liquidity.

     Minimum net worth means, as of any date of determination, the consolidated net worth of PracticeWorks and our subsidiaries calculated in accordance with generally accepted accounting principles, plus the carrying value of the three planned issuances of our convertible redeemable preferred stock. On a pro forma basis, at September 30, 2000, our minimum net worth as determined under this definition was $65.9 million. The table below shows the applicable minimum net worth requirements for the end of each quarter during the term of the loan:

QUARTER                                                       MINIMUM AMOUNT
-------                                                       --------------
March 31, 2001..............................................   $41,760,000
June 30, 2001...............................................    34,720,000
September 30, 2001..........................................    28,200,000
December 31, 2001...........................................    22,360,000
March 31, 2002..............................................    18,100,000
June 30, 2002...............................................    30,480,000
September 30, 2002..........................................    28,020,000
December 31, 2002...........................................    27,000,000
March 31, 2003..............................................    27,600,000

     Minimum liquidity means cash and cash equivalents, such as securities issued or guaranteed by the United States government, certificates of deposit and commercial paper, plus amounts available on the next settlement date, up to $2.5 million, under the Crescent equity line. On a pro forma basis, our liquidity at September 30, 2000 as determined under this definition was $10.4 million. The table below shows the applicable minimum liquidity requirements for the end of each quarter during the term of the loan:

DATE                                                          MINIMUM AMOUNT
----                                                          --------------
March 31, 2001..............................................   $ 7,500,000
June 30, 2001...............................................     6,520,000
September 30, 2001..........................................     5,380,000
December 31, 2001...........................................     4,057,000
March 31, 2002..............................................     3,960,000
June 30, 2002...............................................     4,580,000
September 30, 2002..........................................     6,080,000
December 31, 2002...........................................     8,700,000
March 31, 2003..............................................    12,250,000

     In addition, the credit facility limits our ability to make capital expenditures in excess of specified amounts for each year during the loan. We are not permitted to carry forward any unused amounts from a prior year. The table below shows the applicable capital expenditure limitations for each year during the term of the loan:

PERIOD                                                        MAXIMUM AMOUNT
------                                                        --------------
2001........................................................    $1,700,000
2002........................................................     2,100,000
Each year thereafter........................................     2,300,000

The levels for the quarterly tests for minimum net worth and liquidity and the annual capital expenditures limitations have been computed based on discussions with the lender regarding our business plan. Also, the credit facility will include restrictions on our ability, without FINOVA's consent, to incur additional indebtedness, create liens, conduct mergers and acquisitions, pay dividends, redeem capital stock or invest in other entities, even if we believe these activities are in the best interests of our stockholders.

     If we do not satisfy the financial covenants in the credit facility, this failure will constitute an event of default under the credit facility. Upon an event of default, the lender may, at its option, terminate the loan commitments and declare all amounts outstanding under the credit facility immediately due and payable. In addition, the lender may exercise various remedies under the credit facility, including foreclosure on and sale of our assets. If the lender accelerates the obligation to repay amounts under the credit facility we cannot assure you that we will have sufficient funds available to repay the obligations, and we may not be able to refinance these obligations on favorable terms or at all. If we are unable to repay or refinance these obligations, we may need to seek protection under the bankruptcy laws. If we seek protection under the bankruptcy laws, it will further impede our ability to obtain additional financing and to operate our business, and you could lose your entire investment in PracticeWorks common stock.

IF WE CANNOT MEET THE AMERICAN STOCK EXCHANGE MAINTENANCE RULES AND OTHER REQUIREMENTS, THE AMERICAN STOCK EXCHANGE MAY DELIST OUR COMMON STOCK, WHICH COULD NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK.

     In the future, we may not be able to meet the maintenance rules and requirements of the American Stock Exchange. The maintenance rules of the American Stock Exchange specify that the exchange may initiate the delisting of an issuer's stock if, among other things, the issuer has sustained losses from continuing operations and/or net losses in its five most recent fiscal years, or, if the issuer has sustained losses for three of its past four fiscal years and stockholders' equity is less than $4.0 million, or, if the issuer has sustained losses for two of its past three fiscal years and stockholders' equity is less than $2.0 million. In addition, the American Stock Exchange rules require shareholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20% or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. If we were no longer in compliance with the American Stock Exchange rules and were unable to receive a waiver or achieve compliance, and if our common stock were to be delisted from the American Stock Exchange, our stockholders may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

IF THE AMERICAN STOCK EXCHANGE DELISTS OUR COMMON STOCK, COMPLIANCE WITH THE PENNY STOCK REGULATIONS WHICH WOULD RESULT COULD MAKE IT MORE DIFFICULT TO SELL YOUR COMMON STOCK.

     In the event that our securities are not listed on the American Stock Exchange, trading of the common stock would be conducted in the "pink sheets" or through the National Association of Securities Dealers' Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share. However, our common stock will not constitute penny stock if our common stock is quoted on the American Stock Exchange. If in the future our common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers and holders to sell the common stock would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for our common stock.

WE MAY NOT BE ABLE TO ESTABLISH THE BUSINESS RELATIONSHIPS NECESSARY TO IMPLEMENT OUR GROWTH STRATEGY.

     We expect to develop additional business relationships with providers of dental and other supplies. This is necessary to allow us to begin offering our e-commerce application, which we call the PracticeWorks Exchange, in the dental and oral and maxillofacial surgery markets. The PracticeWorks Exchange is a software application that was designed to reduce administrative effort and increase the efficiency of the procurement function of a practice by enabling online purchasing of dental and office supplies.

     The availability of the PracticeWorks Exchange to our dental and oral and maxillofacial surgery customers is dependent on our ability to develop business relationships with suppliers in these industries. We cannot assure you that we will be able to develop or sustain these relationships. Establishing these relationships will involve negotiation with various suppliers and we may be unable to reach acceptable agreements. We have not currently finalized any relationships with suppliers in the dental and oral and maxillofacial surgery markets, and as a result, we are unable to predict when the PracticeWorks Exchange will be operational in the dental and oral and maxillofacial surgery markets. If we are unable to establish business relationships with providers of dental and other supplies, our ability to offer the PracticeWorks Exchange will be limited and our ability to grow our business and achieve profitability will be substantially impaired.

     The PracticeWorks Exchange has been operational for our orthodontic customers since May 2000 and has generated nominal revenues to date.

WE MAY BE UNABLE TO GROW OUR REVENUE IF CUSTOMERS DO NOT RESPOND FAVORABLY TO OUR NEW APPLICATIONS AND SERVICES.

     Our growth strategy depends on our ability to generate usage of our ASP applications, Internet portal, the PracticeWorks Exchange and other new applications and services by a large number of dentists, orthodontists and oral and maxillofacial surgeons. We cannot be certain that these new applications and services will achieve market acceptance. In order to successfully sell our new applications and services, we will need to convince new and existing customers that the features and functionality of our applications justify their cost, as well as the time and administrative expense required for conversion. They may be unwilling to adopt new practice management systems if they have made an extensive investment in hardware, software and training for existing systems. In addition, potential customers are likely to be unfamiliar with the ASP delivery model and may be unwilling to utilize a practice management system in which the application and patient data is stored on an off-site server and delivered to their offices through the Internet. Our ASP applications have not been released yet, and therefore, we currently have no customers using our ASP applications and related services. If we are unsuccessful in attracting customers to our new applications and services or if the market for our applications and services does not grow or grows slowly, achieving profitability could take longer than expected or we may never achieve profitability.

WE MAY INCUR INCREASED EXPENSES IF THE TRANSITION SERVICES AGREEMENT WITH INFOCURE IS TERMINATED.

     In connection with the distribution, we will enter into a Transition Services Agreement with InfoCure. This agreement provides that InfoCure will provide services, such as insurance and employee benefits, to us, and we will provide services, such as tax, accounting, corporate record-keeping and payroll, to InfoCure. The agreement will be terminable by either party at any time upon 30 days prior written notice. If the agreement is terminated, we will be required to obtain insurance and employee benefits services from a third party. This could be more expensive than the fees which we will be required to pay under the Transition Services Agreement.

WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors which are outside of our control. Some of these factors include:

     - the rate of adoption of our new applications and services by new and existing customers;

     - costs of developing new applications and services;

     - changes in the adoption of Internet usage and acceptance by healthcare providers of electronic commerce;

     - changes in customer purchasing patterns;

     - costs related to acquisitions of technologies or businesses; and

     - general economic conditions, as well as those specific to the healthcare information technology market and related industries.

     In addition, the following factors that are within our control may cause our revenue and operating results to vary significantly from quarter to quarter:

     - our success in appropriately setting subscription fees and the rate at which new and existing customers adopt subscription pricing;

     - the timing of the release of our ASP applications and Internet portal and the introduction of the PracticeWorks Exchange to the dental and oral and maxillofacial surgery markets;

     - our success in establishing additional business relationships, including those necessary to enable the introduction of the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets; and

     - the timing and amount of sales and marketing expenditures.

     Any change in one or more of these or other factors could cause our annual or quarterly operating results to fluctuate. If our operating results do not meet market expectations, our stock price will likely decline.

OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND WE MAY BE UNABLE TO SET SUBSCRIPTION FEES AT LEVELS WHICH ENABLE US TO ACHIEVE PROFITABILITY.

     The success of our subscription pricing model depends on our ability to set subscription fees for our applications and services at rates that will allow us to achieve profitability. Under our subscription pricing model, our customers pay a fixed, monthly subscription fee for our practice management applications, maintenance and support. The subscription fee is based on the practice specialty and number of authorized system users.

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

We have limited experience with subscription pricing as we first introduced it to our customers during the second quarter of 2000. Furthermore, the markets for practice management applications and services delivered on a subscription basis is new and evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we expect to enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

IF WE CANNOT EFFICIENTLY CONVERT THE DATA STORED IN EXISTING PRACTICE MANAGEMENT APPLICATIONS TO OUR ASP APPLICATIONS, OUR GROWTH AND RESULTS MAY BE HARMED.

     When customers elect to use our ASP applications, they may need us to convert the data stored in their existing practice management applications to our ASP applications. We expect conversions to take approximately 30 days from the date that a practice establishes Internet connectivity. If we cannot rapidly and accurately convert the data stored in customers' existing practice management systems to our ASP applications, whether they are existing customers using our applications or new customers, our business will suffer. If we experience difficulties or delays in converting this data, we will be forced to incur additional costs necessary to correctly convert the data and we may be unable to attract additional customers.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     We expect our transition to the subscription pricing model to continue to adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur operating costs associated with the development of our ASP applications, Internet portal and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. We currently expect to spend approximately $1.0 million on hardware, software and maintenance costs, approximately $1.7 million in sales, marketing and brand awareness expenditures and approximately $800,000 associated with additional employees. We believe that operating cash flows, along with the proceeds from the Crescent preferred stock investment, will be sufficient to meet these, and other working capital needs in both in the short term, which means the next twelve months, and in the long term, which means a reasonable period of time thereafter. However, we may also need to raise funds in the future to meet our working capital needs. Additional financing may not be available when and if we need it, and if available, it may not be available on terms favorable to us. Recently, some Internet companies with a history of operating losses have been unable to raise additional financing. If adequate funds are not available on acceptable terms, we may not be able effectively to develop and enhance our application and service offerings, market our applications and services, respond to competitive pressures or fund acquisitions. If we raise additional funds by issuing equity or convertible debt securities, your ownership will be diluted and our stock price may decline. Any new securities could also have rights, preferences and privileges senior to those of our common stock.

WE PLAN TO EXPAND RAPIDLY AND WE MAY BE UNABLE TO MANAGE OUR GROWTH.

     We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

     - expand and enhance our administrative infrastructure;

     - improve our management, financial and information systems and controls;

     - expand, train and manage our employees effectively; and

     - successfully retain and recruit additional employees.

     Continued growth could place a further strain on our management, operations and financial resources because we have not historically functioned as an independent company. There will also be additional demands on our sales, marketing, information systems and administrative resources as we offer new applications and services, such as the ASP delivery model, an Internet portal and website development and hosting, and expand our target markets and customers. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

WE MAY NOT BE ABLE TO ACHIEVE A RECOGNIZED BRAND NAME FOR PRACTICEWORKS, WHICH WOULD MAKE IT DIFFICULT TO IMPLEMENT OUR BUSINESS STRATEGY.

     Achieving market acceptance for our new applications and services will require substantial sales and marketing efforts and the expenditure of significant funds to increase awareness and demand by our target customers. We expect to spend approximately $1.7 million on the branding of the PracticeWorks name and on programs that will promote market awareness of this brand. We will finance these expenditures through operating cash flows and from the proceeds of the Crescent preferred stock investment. To cultivate new customers within the dental, orthodontic and oral and maxillofacial surgery markets, we plan to implement a program designed to create a strong brand identity for PracticeWorks. We also need to ensure that our current customers, especially those obtained through acquisitions, are familiar with the PracticeWorks brand name. If we fail to successfully create a recognized brand name for PracticeWorks, our ability to obtain new customers and retain current customers could suffer.

WE MAY BE UNABLE TO CONTINUE TO ATTRACT QUALIFIED PERSONNEL, WHICH WOULD AFFECT OUR ABILITY TO EXPAND OUR BUSINESS.

     We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop and market our new applications and services. We have hired over 100 employees since January 1, 2000 and we expect to hire over 25 additional employees during the next 12 months. We expect to spend approximately $200,000 on recruiting costs associated with hiring these new employees. We will fund these expenditures through operating cash flows. Individuals with the information technology skills we need to further develop our applications and services

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

are in short supply and competition for qualified personnel is particularly intense. Further, it can be difficult to hire experienced sales professionals. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. If we are unable to hire and retain qualified employees, our business and expansion plans will suffer.

WE ARE DEPENDENT UPON OUR EXECUTIVE OFFICERS, AND THE LOSS OF THESE PERSONNEL COULD DISRUPT OUR GROWTH.

     Our success depends on the continued services and performance of our executive officers and we cannot guarantee that we will be able to retain those individuals. The loss of the services of one or more of our executive officers could seriously impair our ability to implement the changes in our application and service offerings and pricing model that we are currently undertaking and our ability to manage and expand our business. We do not maintain key person life insurance.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE, AND WE MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN WE DO.

     The market for providing information management technology to dentists, orthodontists and oral and maxillofacial surgeons is extremely competitive. In addition, the market for Internet-based application service providers in the healthcare industry is relatively new and evolving. We anticipate that competition will continue to intensify as the use of the Internet grows. Our competitive position is difficult to evaluate due to the variety of current and potential competitors and the evolving nature of the healthcare information technology market.

     Our primary competitors include national and regional providers of traditional practice management systems, application service providers, healthcare e-commerce and Internet connectivity companies. Specifically, we compete with EagleSoft, a subsidiary of Patterson Dental Supply, Inc., Dentrix Dental Systems, Inc., a subsidiary of Henry Schein, Inc., the Trizetto Group, Inc. and MediBuy. We believe, based on published industry reports, that we have licensed our practice management applications to more dental, orthodontic and oral and maxillofacial surgery practices than any of our competitors. Each of these types of companies currently competes with us or can be expected to compete with us in the future in delivering information management technology to dentists, orthodontists and oral and maxillofacial surgeons, including the delivery of practice management applications and services through the ASP delivery model. Furthermore, major software companies and other entities, including those specializing in the healthcare industry that are not currently offering applications or services that compete with our applications, may enter our markets. We also expect to compete with traditional and online retailers of dental, medical and office supplies, health content providers and website developers. In addition, companies with which we have business relationships may compete with us from time to time by selling, consulting on or hosting other applications that compete with our applications and services.

     Many of our competitors have substantially greater financial, technical and marketing resources, longer operating histories, greater name recognition and more established relationships in the healthcare information technology market than we have. In addition, the lack of barriers to entry in our market exposes us to a potentially increasing number of competitors. We cannot assure you that we will have the resources or expertise to compete successfully in the future. If we are unable to develop and expand our applications and services or adapt to changing customer needs as well as our current or future competitors are able to do, we may experience reduced profitability and a loss of market share.

WE MAY HAVE DIFFICULTY INTEGRATING CURRENT AND FUTURE ACQUISITIONS INTO OUR BUSINESS.

     Since December 1, 1999, InfoCure has acquired 12 companies that have been attributed to us. We may from time to time acquire other companies, including our proposed acquisitions of Medical Dynamics and InfoSoft. As a result, we are exposed to increased risks relating to integrating these companies into our business, including:

     - integration of new operations, products, services and personnel;

     - integration of InfoSoft's independent distribution network into our existing distribution channels;

     - diversion of resources from our existing business;

     - client communication and branding awareness;

     - inability to generate revenues from new products and services sufficient to offset associated acquisition costs;

     - maintenance of uniform standards, controls and policies;

     - accounting issues that adversely affect our financial results;

     - impairment of employee and customer relations as a result of any integration of new management personnel; and

     - dilution to existing stockholders from the issuance of equity securities.

     In addition, liabilities or other problems associated with an acquired business may adversely affect our business or operating results.

WE MAY BE UNABLE TO IMPROVE THE OPERATIONS OF MEDICAL DYNAMICS FOLLOWING COMPLETION OF THE ACQUISITION.

     Upon completion of the distribution, PracticeWorks will assume InfoCure's obligation to acquire Medical Dynamics, Inc. InfoCure originally agreed to acquire Medical Dynamics pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1999. The agreement, as amended and restated, was amended further on December 19, 2000, to provide that PracticeWorks will assume all of InfoCure's obligations under the agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. Since the original execution of the agreement, Medical Dynamics' net sales have dropped considerably. Further, Medical Dynamics' independent accountants have stated in their audit report that there is substantial doubt as to Medical Dynamics' ability to continue as a going concern. As of December 31, 2000, InfoCure has advanced to Medical Dynamics $1.55 million to repay certain existing obligations and for general working capital purposes. There can be no assurance that PracticeWorks will be able to improve the operations of Medical Dynamics following the acquisition.

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

WE HAVE RECORDED, AND MAY CONTINUE TO RECORD, A SIGNIFICANT AMOUNT OF GOODWILL IN CONNECTION WITH OUR ACQUISITION STRATEGY.

     As a result of our recent acquisitions, goodwill accounted for 49.6% of our total assets as of September 30, 2000. For the nine months ended September 30, 2000, we recorded goodwill of $15.3 million. In addition, we may record additional goodwill related to future acquisitions. We anticipate recording goodwill of $17.6 million related to the InfoSoft acquisition and $11.6 million related to the Medical Dynamics acquisition. We plan to amortize both amounts over three years, resulting in additional annual amortization expense of $9.7 million. Aggregate amortization expense related to goodwill is expected to be $25.8 million and $24.4 million for 2001 and 2002, respectively. As we integrate the acquired companies into our business, we will evaluate the carrying amount of goodwill whenever adverse facts and circumstances occur indicating an impairment in value. If the benefits of our acquisitions do not ultimately exceed the associated costs, including any dilution to our stockholders resulting from the issuance of shares of our common stock in connection with our acquisitions, we could continue to incur increased losses, or be required to write down some or all of the unamortized goodwill and other intangible assets. As a result, our results of operations may be adversely affected.

     Additionally, prior to the fourth quarter of 1999, goodwill was amortized on a straight-line basis over a 15-year estimated useful life. As a result of our new product strategy involving the development of ASP applications and other Internet-based applications and services, the transition to a subscription pricing model and the current rate of change within the ASP information management technology industries, we estimated that the useful life of remaining goodwill and goodwill for our recent acquisitions is currently three years. If our assumptions underlying this change or our estimates with respect to this time period are inaccurate, our net losses could increase.

MARKET ACCEPTANCE OF OUR INTERNET-BASED APPLICATIONS AND SERVICES WILL BE DEPENDENT ON INCREASED USE OF THE INTERNET BY OUR CUSTOMERS AND THEIR SUPPLIERS, AND A LACK OF GROWTH OR DECLINE IN THEIR INTERNET USE MAY ADVERSELY AFFECT OUR BUSINESS MODEL.

     We intend to grow, in part, by encouraging dentists, orthodontists and oral and maxillofacial surgeons to use our ASP applications, which are accessed through the Internet, to place orders with suppliers over the Internet using our PracticeWorks Exchange application and to access other services on our Internet portal. If use of the Internet for commerce and communication in the healthcare industry does not increase, our customers and healthcare suppliers may not utilize the Internet as we anticipate and our growth could be substantially limited. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates. A number of factors may inhibit the continued growth and development of the Internet, including:

     - inadequate network infrastructure;

     - lack of availability of cost-effective high-speed service;

     - security and privacy concerns; or

     - inconsistent quality of services.

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

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could grow more slowly or decline. Even if Internet usage grows generally, our business will suffer if our existing and potential customers, many of whom have not traditionally utilized the Internet for business purposes, do not accept Internet-based systems.

WE WOULD NOT BE ABLE TO DELIVER OUR ASP APPLICATIONS OR OUR INTERNET PORTAL IF THIRD PARTIES DO NOT PROVIDE INFRASTRUCTURE AND APPLICATION HOSTING.

     We do not intend to develop or maintain Internet infrastructure or application hosting capabilities to support our ASP applications, our Internet portal or the services it enables. Therefore, we are dependent on obtaining those capabilities from our hosting partner, GlobalCenter, or another third party hosting partner. The ability to remotely host our ASP applications and our Internet portal is central to our business strategy and depends on the efficient and uninterrupted operation of the computer and network systems of the hosting partner we select. If we fail to establish or continue a relationship with a hosting partner on acceptable terms, or if our hosting partner fails to host our ASP or our Internet portal applications due to a breach of our agreement with the hosting partner, technical difficulties or for any other reason, we may be unable to provide our ASP applications and other services to our customers, which would harm our business.

SYSTEM FAILURES MAY CAUSE INTERRUPTIONS OF OUR INTERNET-BASED APPLICATIONS AND SERVICES, WHICH COULD AFFECT OUR CUSTOMERS' SATISFACTION WITH OUR SYSTEMS.

     The performance of our hosting partner's servers, networking hardware and software infrastructure will be critical to our ability to provide our ASP applications and our Internet portal and the services it will enable. Any systems failure or interruption could result in disruption of service or loss or compromise of customer data. These failures, especially if they are prolonged or repeated, would make our services less attractive to customers and damage our reputation. Our hosting partner's systems may fail because:

     - its systems and operations will be vulnerable to damage or interruption from human error, natural disaster, power loss, telecommunications failures, break-ins, sabotage, computer viruses and similar events;

     - its hardware and application software may experience system failures;

     - performance may suffer due to firewall security;

     - there may be errors in architectural design; and

     - it may be unable to manage its growth and to attract and retain employees.

Any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based services, if sustained or repeated, may adversely affect our business and operating results.

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

INTERNET SECURITY CONCERNS COULD ADVERSELY AFFECT OUR BUSINESS.

     The secure transmission of confidential information over public networks is a fundamental requirement for the applications and services we plan to offer over the Internet. Concerns over the security of transactions and information and other privacy issues may inhibit the growth of the Internet and delivery of applications and services such as ours over the Internet. We plan to use encryption and authentication technology for the transmission of confidential information over the Internet. However, technological advances, including new discoveries in the field of cryptography, could result in a compromise or breach of our security systems. Therefore, we cannot be certain that our security measures will prevent breaches. An intruder who breaches our security measures could misappropriate proprietary information or cause interruptions in our operations. In addition, we could be required to spend a significant amount of time and money to protect against security breaches or to alleviate problems caused by such breaches. Security breaches could also expose us to a risk of loss or litigation and possible liability. As a result, security breaches could adversely affect our reputation, our business or our operating results.

TECHNOLOGY SYSTEMS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR PRODUCTS, WHICH WOULD AFFECT OUR ABILITY TO GROW OUR BUSINESS.

     Although the healthcare industry, including dental, orthodontic and oral and maxillofacial surgery practices, has been slow to respond to technological advances, many companies are introducing technologically advanced products in anticipation of growing demand in this market. As a result, the healthcare industry is likely to experience rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new applications and services. Our success could depend partly on our ability to:

     - develop new or enhance existing applications and services to meet our customers' changing needs in a timely and cost-effective manner;

     - respond effectively to technological changes and new application and service offerings of our competitors; and

     - maintain and continue to develop relationships with providers of Internet infrastructure and application hosting capabilities.

     We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our applications and services obsolete. If we do not succeed in adapting our applications and services, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES AND OUR FAILURE OR INABILITY TO COMPLY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     HIPAA. Federal regulations have been adopted, and others proposed, that will impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, required the Secretary of the Department of Health and Human Services, referred to as the Secretary, to promulgate national standards to facilitate the electronic exchange of health information as part of specified standard health care and health coverage transactions, and to ensure the confidentiality and security of such information. The regulations will apply directly to specified health care providers, health plans and health care clearinghouses, referred to as covered entities. In addition, the privacy and security regulations will require that covered entities enter into written agreements that contractually will impose many of the regulatory requirements on business associates with which covered entities share confidential health information.

     The Secretary adopted final regulations governing the requirements for standard electronic transactions on August 17, 2000 and adopted final health information privacy regulations on December 28, 2000. The HIPAA regulations become effective sixty days after publication and require compliance by most covered entities within 24 months of the effective date while specified small health plans will have 36 months to comply. Accordingly, most covered entities must comply with the electronic transactions regulations by October 16, 2002 and must comply with the privacy regulations by February 26, 2003. On August 12, 1998, the Secretary proposed regulations to establish health information security standards which are yet to be adopted in final form.

     A substantial part of our activities involves the receipt or delivery of confidential health information concerning patients of the dentists, orthodontists and oral and maxillofacial surgeons with whom we have direct relationships. For example, we transfer confidential health information to national health care clearinghouses through our EDI services, and we will transmit confidential health information over the Internet in connection with offering our ASP applications. In some circumstances, we will receive confidential health information from health care providers and may provide specified clearinghouse functions before transmitting such information to health plans responsible for paying for health care services.

     The HIPAA regulations may require us to expend significant resources to comply with applicable requirements. The privacy regulations in particular will impose significant requirements on covered entities and their business associates with respect to permissible uses and disclosures of individually identifiable health information. Because these regulations are new, there is uncertainty as to how they will be interpreted and enforced. In addition, the delay in adopting final security regulations creates uncertainties as to what security requirements ultimately will be imposed, to what extent we will be required to comply with those requirements, and what the deadline for compliance will be.

     Although we will make a good faith effort to ensure that we comply with, and that our products enable compliance with, applicable HIPAA requirements, we may not be able to conform our operations and products to such requirements in a timely manner, or at all. The failure to do so could subject us to civil liability when we are the business associate of a covered entity, and could subject us to civil liability and criminal sanctions to the extent we are regulated directly as a covered entity. In addition, delay in developing or failure to develop products that would enable HIPAA compliance for our current and prospective customers could put us at a significant disadvantage in the marketplace. Accordingly, the sale of our products and our business could be harmed by the implementation of HIPAA regulations.

     OTHER E-COMMERCE REGULATION. Additionally, we may be subject to additional federal and state statutes and regulations in connection with our changing product strategy, which includes internet services and products. On an increasingly frequent basis, federal and state legislators are proposing laws and regulations that apply to internet commerce and communications. Areas being affected by this regulation include user privacy, pricing, content, taxation, copyright protection, distribution, and quality of products and services.

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

To the extent that our products and services are subject to these laws and regulations, the sale of our products and our business could be harmed.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES.

     We cannot assure you that changes to state or federal laws will not materially affect or restrict the ability of healthcare providers to submit information from patient records using our products and services. Any such restrictions would inevitably decrease the value of our applications to our customers, which could materially harm our business. The confidentiality of patient records and the circumstances under which records may be released are already subject to substantial regulation by state governments. Although compliance with these laws and regulations is principally the responsibility of the healthcare provider under these current laws, statutes and regulations governing patient confidentiality rights are evolving rapidly. In addition to the obligations being imposed at a state level, legislation governing the dissemination of medical information is being passed at the federal level. The legislation may require holders of this information to implement security measures, which could entail substantial expenditures on our part. Consequently, the sale of our products and our business could be harmed.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     The healthcare industry is highly regulated and subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or the revocation of endorsement of our products and services by companies with which we have business relationships and others. Federal and state legislatures periodically consider programs to reform or amend the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services. As a consequence, our business could be adversely affected.

     In addition to the adopted and proposed requirements under HIPAA, the United States Food and Drug Administration, or FDA, is vested with the responsibility for ensuring the safety and efficacy of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered as medical devices for purposes of this Act and, as such, are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease, or they are intended to affect the structure or function of the body. We do not believe that any of our current products or services are subject to FDA regulation as medical devices. However, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in dealing with FDA regulation and, accordingly, any compliance efforts could prove to be time consuming, burdensome and expensive, which could negatively affect the sale of our products and our business.

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ASSERTING, DEFENDING AND MAINTAINING OUR INTELLECTUAL PROPERTY RIGHTS COULD BE
DIFFICULT AND COSTLY AND FAILURE TO DO SO MAY DIMINISH OUR ABILITY TO COMPETE EFFECTIVELY AND MAY HARM OUR OPERATING RESULTS.

     We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to applications or services that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the application. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

WE MAY FACE THIRD-PARTY CLAIMS ALLEGING INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT EXPENSE TO US AND LOSS OF SIGNIFICANT RIGHTS.

     From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. This risk may increase as the number of entrants to our market increases and we improve the functionality of our applications and services, potentially causing an overlap with the applications and services of other companies. Any claims against us, or companies with which we have business relationships, asserting that our applications or services infringe or may infringe proprietary rights of third parties, whether with or without merit, could be time consuming, result in costly litigation, divert the efforts of our technical and management personnel, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a negative impact upon our operating results. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. If a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology, or redesign our applications or services to avoid infringement, our business and financial results could be harmed.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND THE TAX DISAFFILIATION AGREEMENT MAY DISCOURAGE TAKEOVERS WHICH WOULD OTHERWISE BE IN THE BEST INTEREST OF OUR STOCKHOLDERS.

     Our certificate of incorporation and bylaws contain provisions that may make more difficult or expensive or that may discourage a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our certificate of incorporation and bylaws include the following anti-takeover provisions:

          (1) classify our board of directors into three groups, so that stockholders elect only one-third of the board each year;

          (2) permit stockholders to remove directors only for cause;

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

          (3) permit a special stockholders' meeting to be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors;

          (4) require stockholders to give us advance notice to nominate candidates for election to our board of directors or to make stockholder proposals at a stockholders' meeting;

          (5) permit our board of directors to issue, without stockholder approval, preferred stock with such terms as the board may determine; and

          (6) require the vote of the holders of at least 66 2/3% of our voting shares for stockholder amendments to our bylaws.

     In addition, Section 203 of the Delaware General Corporation Law, which will be applicable to us after the distribution, provides certain restrictions on business combinations between us and any party acquiring a 15% or greater interest in our voting stock other than in a transaction approved by our board of directors and in certain cases by our stockholders. These provisions of our certificate of incorporation and bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of PracticeWorks, even if our stockholders support such proposals. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in certain tender offers, including tender offers at prices above the then-current market value of our common stock, and may also inhibit increases in the trading price of our common stock that could result from takeover attempts or speculation.

     In connection with the distribution, we have agreed to indemnify InfoCure for all taxes and liabilities incurred solely because (1) we breach a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which contributes to an Internal Revenue Service determination that the distribution was not tax-free or (2) a post-distribution action or omission by us or one or more of our affiliates contributes to an Internal Revenue Service determination that the distribution was not tax-free. Unless InfoCure effectively rebuts the presumption that a change in control transaction involving PracticeWorks or disposition of PracticeWorks occurring prior to the second anniversary of the distribution date is pursuant to the same plan or series of related transactions as the distribution, the Internal Revenue Service might determine that the distribution was not tax-free, giving rise to our indemnification obligation. These provisions of the Tax Disaffiliation Agreement may have the effect of discouraging or preventing an acquisition of PracticeWorks or a disposition of our businesses, which may in turn depress the market price for PracticeWorks common stock.

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

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY DIFFER FROM ACTUAL EVENTS.

     This document contains forward-looking statements that reflect our current assumptions and estimates of future performance, the development and timing of our release of new applications and services, the rate of adoption of our new applications and services by new and existing customers, our success in establishing business relationships, the growth of our business, and general economic conditions. These statements may pertain to periods following the distribution. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated, or implied by the forward-looking statements. Our results and the accuracy of the forward-looking statements could be affected by many factors, including the risk factors discussed above.

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

                                  INTRODUCTION

     On February 21, 2001, InfoCure's board of directors declared a pro rata distribution payable to the holders of record of InfoCure common stock at the close of business on February 21, 2001, referred to as the record date, of 1/4 of a share of PracticeWorks common stock for every share of InfoCure common stock outstanding on the record date. The distribution will be effected at 11:59 p.m., Atlanta, Georgia, time, on March 5, 2001. This is referred to as the distribution date. As a result of the distribution, all of the outstanding PracticeWorks common stock will be distributed to holders of InfoCure common stock.

     InfoCure intends to distribute the PracticeWorks stock by issuing physical stock certificates. Each InfoCure stockholder that is a record holder of InfoCure shares will receive physical stock certificates representing shares of PracticeWorks stock to which they are entitled. PracticeWorks stock should be credited to accounts with stockbrokers, banks or nominees of InfoCure
stockholders that are not record holders on or about           , 2001.

     PracticeWorks was incorporated in August 2000 and, following the distribution, will operate the information management technology business for dentists, orthodontists and oral and maxillofacial surgeons currently conducted by InfoCure. Our principal executive offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 850-5006.

     The information management technology business for dentists, orthodontists and oral and maxillofacial surgeons currently conducted by PracticeWorks constitutes a significant part of the business of InfoCure. For the year ended December 31, 1999, the business of PracticeWorks constituted 26.8% of InfoCure's revenue, contributed $2.3 million of net income to InfoCure's consolidated net loss of $3.8 million and constituted 36.0% of InfoCure's EBITDA, as adjusted. In addition, the operations of PracticeWorks constituted 63.0% of InfoCure's cash flow from operating activities, 25.5% of InfoCure's cash flow used in investing activities, and 14.3% of InfoCure's cash flow from financing activities. For the nine months ended September 30, 2000, the business of PracticeWorks constituted 28.5% of InfoCure's revenue, 32.3% of InfoCure's net loss and 34.3% of InfoCure's EBITDA, as adjusted. In addition, PracticeWorks used 100.0% of InfoCure's consolidated net cash flow used in operating activities, used 123.8% of InfoCure's consolidated net cash flow used in investing activities and provided 137.8% of InfoCure's consolidated net cash flow provided from financing activities. As of September 30, 2000, the assets of PracticeWorks constituted 36.1% of InfoCure's assets. Following the distribution, InfoCure will be focused exclusively on information management technology for medical practices.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     The board of directors and management of InfoCure believe that the distribution is in the best interests of InfoCure, PracticeWorks and InfoCure's stockholders. InfoCure believes that the distribution will meaningfully enhance value for InfoCure stockholders and give PracticeWorks the financial and operational flexibility to take advantage of significant growth opportunities in the information management technology business for dentists, orthodontists and oral and maxillofacial surgeons.

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

     Our business is a distinct business with significant differences from InfoCure's medical operations with respect to its markets, products, capital needs and plans for growth. For example, the majority of dental practices in the United States consist of single providers, and the average dental practice consists of fewer than two providers. In contrast, the delivery of medical services is conducted by a wide range of entities ranging from single-provider practices to very large integrated delivery networks consisting of thousands of providers. Further, practice management organizations consisting of large numbers of physicians are much more common in the medical industry. In addition, managed care companies and third party payers are much less pervasive in the dental industry than in the medical industry. Finally, dentists generally have much different communication needs, electronically or otherwise, with other industry participants in the scope of the normal delivery of care and transaction settlement, than do medical physicians. These differences necessitate a different approach to sales and marketing, application development and the supply chain for the dental and medical industries. Overall, the dental and medical practice management applications industries demonstrate significantly different strategic and operating characteristics, which we believe can be more effectively addressed through highly focused, independent management teams and organizational structures.

     InfoCure's board of directors and management believe that the distribution will enhance the ability of each of PracticeWorks and InfoCure to focus on new business opportunities and to design equity-based compensation programs targeted to its own performance. As an independent entity, PracticeWorks will be able to pursue initiatives and alliances in the areas of claims, electronic statements, patient eligibility, business forms, supplies and handheld devices that will be independent of agreements that were specifically negotiated by InfoCure for the medical markets. In addition, InfoCure's board of directors expects that the transition to an independent company will heighten our management's focus, provide us with greater access to capital, and allow us to better pursue new business relationships and acquisitions.

     The separation will also enable InfoCure management to concentrate its attention on the remaining InfoCure businesses. InfoCure management believes that these businesses may be expanded more effectively if PracticeWorks is no longer controlled by InfoCure.

MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the distribution will be set forth in an Agreement and Plan of Distribution, referred to as the Distribution Agreement, between InfoCure and PracticeWorks. See "Relationship between InfoCure and PracticeWorks Following the Distribution -- Distribution Agreement" on page 61.

     The distribution will be made on the basis of 1/4 of a share of PracticeWorks common stock for every share of InfoCure common stock outstanding on the record date. As further discussed below, fractional shares will not be distributed. The actual total number of shares of PracticeWorks common stock to be distributed will depend on the number of InfoCure shares outstanding on the record date. Based upon the number of shares of InfoCure common stock outstanding on December 31, 2000, approximately 8.6 million shares of PracticeWorks common stock will be distributed to InfoCure stockholders. The PracticeWorks common stock to be distributed will constitute all of the outstanding PracticeWorks common stock. Options to purchase InfoCure common stock held by InfoCure employees who will become our employees will be replaced by options to purchase PracticeWorks common stock. The option price and number of shares subject to each option will be adjusted so that the aggregate percentage difference between the market price and the option price will be equal for the InfoCure options and the PracticeWorks options. See "Relationship Between InfoCure and PracticeWorks Following the Distribution -- Employee Benefits and Compensation Allocation Agreement" beginning on page 62.

     Following the distribution, each record holder of InfoCure common stock on the record date will receive from StockTrans, Inc., our distribution agent, stock certificates representing the PracticeWorks common stock credited to the stockholder's account.

     Fractional shares of PracticeWorks common stock will neither be issued as part of the distribution nor credited to stockholder accounts. In lieu of receiving fractional shares, each holder of InfoCure common stock who would otherwise be entitled to receive a fractional share of PracticeWorks common stock will receive cash for the fractional interest. The distribution agent will, as soon as practicable after the distribution date, aggregate fractional shares into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to InfoCure stockholders who would otherwise have been entitled to fractional interests. The amount of this payment will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the distribution date.

     No InfoCure stockholder will be required to pay any cash or other consideration for the PracticeWorks common stock received in the distribution, or to surrender or exchange InfoCure common stock in order to receive PracticeWorks common stock. No vote of InfoCure stockholders is required or sought in connection with the distribution, and InfoCure stockholders will have no appraisal rights in connection with the distribution.

     In order to receive PracticeWorks common stock in the distribution, holders of InfoCure common stock must be stockholders at the close of business on the record date.

RESULTS OF THE DISTRIBUTION

     After the distribution, PracticeWorks will be a separate public company operating the information management technology business for dentists, orthodontists and oral and maxillofacial surgeons currently operated by InfoCure. Immediately after the distribution, we expect to have approximately 725 holders of record of PracticeWorks common stock and approximately 8.7 million shares of PracticeWorks common stock outstanding, based on the number of stockholders of record and outstanding InfoCure common stock on February 21, 2001 and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of PracticeWorks common stock. The actual number of shares to be distributed will be determined on the record date. The distribution will not affect the number of outstanding shares of InfoCure common stock or any rights of InfoCure stockholders. InfoCure options held by InfoCure employees who will become our employees will be replaced by PracticeWorks options. See "Relationship Between InfoCure and PracticeWorks Following the
Distribution -- Employee Benefits and Compensation Allocation Agreement" beginning on page 62. PracticeWorks currently has no outstanding warrants. InfoCure has outstanding warrants to purchase its common stock issued to third parties. As a result of the antidilution provisions of the outstanding warrants to purchase InfoCure common stock, InfoCure warrant holders will have the right to acquire up to approximately 300,000 shares of our common stock in connection with the exercise of the InfoCure warrants. See "Description of Capital
Stock -- Warrants" on page 133.

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

LISTING AND TRADING OF THE PRACTICEWORKS COMMON STOCK

     The PracticeWorks common stock has been approved for listing on the American Stock Exchange under the symbol "PRW." There is not currently a public market for the PracticeWorks common stock, although a when-issued market may develop prior to completion of the distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the distribution, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We cannot predict the trading prices for the PracticeWorks common stock before or after the distribution date; however, we believe the presence of a when-issued trading market prior to the distribution may have a stabilizing effect on the price of the PracticeWorks common stock following the distribution.

     InfoCure's common stock may also trade on a when-issued basis on the Nasdaq National Market, reflecting an assumed post-spin-off value for InfoCure common stock. When-issued trading in InfoCure common stock, if available, could last from on or about the record date through the effective date of the distribution. If when-issued trading in InfoCure common stock is available, InfoCure stockholders may trade their existing InfoCure common stock prior to the effective date of the distribution in either the when-issued market or in the regular market for InfoCure common stock. If a stockholder trades in the when-issued market, he or she will have no obligation to transfer to a purchaser of InfoCure common stock the PracticeWorks common stock such stockholder receives in the distribution. If a stockholder trades in the regular market, the shares of InfoCure common stock traded will be accompanied by due bills representing the PracticeWorks common stock to be distributed in the distribution. If when-issued trading in InfoCure common stock is not available, neither the InfoCure common stock nor the due bills may be purchased or sold separately during the period from the record date through the effective date of the distribution.

     If a when-issued market for InfoCure common stock develops, an additional listing for InfoCure common stock will appear on Nasdaq. Differences may exist between the combined value of when-issued PracticeWorks common stock plus when-issued InfoCure common stock and the price of InfoCure common stock during this period.

     A stockholder who decides to sell any PracticeWorks common stock or InfoCure common stock should make sure that the stockholder's stockbroker, bank or other nominee understands whether the stockholder wants to sell shares of InfoCure common stock, shares of PracticeWorks common stock, or both. Sales of InfoCure common stock with the right to receive the PracticeWorks common stock should generally settle in the customary three business day settlement period. Sales of InfoCure common stock without the right to receive PracticeWorks common stock and sales of PracticeWorks common stock without the right to receive InfoCure common stock will settle according to the terms of the individual contract for the sale of the stock. Stockholders should consult their brokers for details.

     The shares of PracticeWorks common stock distributed to InfoCure stockholders will be freely transferable, except for PracticeWorks common stock received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with us, including our directors, officers and holders of 10% or more of our outstanding common stock. Persons who are our affiliates will be permitted to sell their shares of PracticeWorks common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 promulgated under the Securities Act. It is believed that persons who may be deemed to be our affiliates immediately after the distribution will beneficially own approximately 953,000 shares of PracticeWorks common stock, or approximately 11.2% of the outstanding shares of PracticeWorks common stock, upon completion of the distribution.

     There can be no assurance that PracticeWorks common stock will be actively traded and we cannot predict the prices at which PracticeWorks common stock will trade. Some of the InfoCure stockholders who receive shares of PracticeWorks common stock may decide that they do not want shares in an information management technology focused exclusively on the dental, orthodontic and oral and maxillofacial surgery markets, and they may sell their PracticeWorks common stock following the distribution. These sales may delay the development of an orderly trading market in the PracticeWorks common stock for a period of time following the distribution. Until the shares of PracticeWorks common stock are fully distributed and an orderly market develops, the prices at which the PracticeWorks common stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for PracticeWorks common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our operating results, investors' impressions of PracticeWorks, changes in economic conditions in the healthcare information technology industry and general economic and market conditions.

     Following the distribution, InfoCure common stock will continue to be listed and traded on the Nasdaq National Market. InfoCure's common stock is currently traded under the symbol "INCX". InfoCure intends to change its trading symbol to "VWKS" immediately following the distribution. As a result of the distribution, the trading price of InfoCure common stock immediately following the distribution will likely be lower than the trading price of InfoCure common stock immediately prior to the distribution. Until the market has fully analyzed the operations of InfoCure without the operations of PracticeWorks, the prices at which InfoCure common stock trades may fluctuate significantly.

     In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of PracticeWorks common stock and/or InfoCure common stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The following summary of the material federal income tax consequences of the distribution is not a complete description of those consequences and, in particular, may not address federal income tax considerations that may affect you if you are subject to special tax rules, including if you acquired your InfoCure stock by exercising employee stock options or otherwise as compensation. Your individual circumstances also may affect the tax consequences of the distribution to you. In addition, no information is provided in this prospectus with respect to tax consequences under applicable foreign, state or local laws. Consequently, you are advised to consult your own tax advisor as to the specific tax consequences of the distribution to you.

     The following discussion is based on currently existing provisions of the Internal Revenue Code, existing, proposed and temporary Treasury regulations promulgated under the Internal Revenue Code, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any of these changes could affect the validity of the following discussion.

     Neither InfoCure nor PracticeWorks has requested an advance ruling from the Internal Revenue Service as to the tax consequences of the distribution.

GENERAL

     King & Spalding, counsel to InfoCure, will render an opinion to InfoCure and PracticeWorks to the effect that, although the matter is not free from doubt, the distribution should qualify as a transaction described in Section 355 of the Internal Revenue Code. If the distribution so qualifies, the following United States federal income tax consequences generally will apply to you, assuming that you hold your InfoCure common stock as a capital asset:

     - Except for any cash you may receive in lieu of a fractional share of PracticeWorks common stock, you will not recognize any income, gain or loss as a result of the receipt of PracticeWorks common stock in the distribution.

     - Your holding period for shares of PracticeWorks common stock received in the distribution will include the period for which your shares of InfoCure common stock were held.

     - Your tax basis for shares of PracticeWorks common stock received in the distribution will be determined by allocating to shares of PracticeWorks common stock, on the basis of the relative fair market values of InfoCure common stock and PracticeWorks common stock at the time of the distribution, a portion of your basis in your shares of InfoCure common stock. Your basis in your shares of InfoCure common stock will be decreased by the portion allocated to the shares of PracticeWorks common stock.

     - The receipt of cash in lieu of a fractional share of PracticeWorks common stock will be treated as a sale of the fractional share, and you will recognize gain or loss equal to the difference between the amount of cash you receive and your basis in the fractional share, as determined above. The gain or loss will be long-term capital gain or loss if your holding period for the fractional share, as determined above, is more than one year.

     - Neither InfoCure nor PracticeWorks will recognize any gain or loss in connection with the distribution other than deferred intercompany gains and excess loss accounts, if any, that may be triggered as a result of the transactions.

     Notwithstanding the foregoing, there can be no assurance that the distribution will qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code, and

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

the opinion of King & Spalding will be subject to a degree of uncertainty for a number of reasons. First, Section 355 of the Internal Revenue Code is highly technical and complex, and many aspects of the statute have not yet been addressed by judicial decisions, Treasury regulations, or other administrative guidance. The opinion of King & Spalding represents its best interpretation of the legal requirements of Section 355 as applied to the distribution, but an opinion of counsel is not binding on the Internal Revenue Service or the courts. Second, the determination of whether a transaction qualifies for nonrecognition treatment under Section 355 depends in part on the business reasons for the transaction and satisfaction of numerous other fact-based requirements. In rendering its opinion, King & Spalding will rely upon analysis, assumptions, representations and future undertakings from PracticeWorks and InfoCure and certain other data, documentation and other materials that King & Spalding deems necessary for purposes of its opinion. If any of the assumptions or representations upon which the opinion of King & Spalding will be based is inaccurate or incomplete in any material respect, the distribution could fail to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code. Finally, the opinion of King & Spalding is subject to uncertainty because it is possible that the distribution could become taxable to InfoCure, but not InfoCure stockholders, under Section 355(e) of the Internal Revenue Code if during the four-year period beginning two years before the distribution, one or more persons were to acquire a 50% or greater interest in InfoCure or PracticeWorks as part of a plan or a series of related transactions that includes the distribution. Similarly, Section 355(e) of the Internal Revenue Code would cause the distribution to be taxable to InfoCure, but not to InfoCure's stockholders, if InfoCure failed to prove that any of the corporations acquired by InfoCure within the two-year period preceding the distribution and that are treated as "predecessors" of either InfoCure or PracticeWorks under Section 355(e) were not acquired pursuant to a plan or series of related transactions including the distribution.

     If the distribution fails to qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code, your receipt of PracticeWorks common stock in the distribution would be treated as a taxable distribution in an amount equal to the fair market value of the PracticeWorks common stock received. This amount would be treated as (1) a dividend to the extent paid out of InfoCure's current or accumulated earnings and profits, if any, including earnings and profits recognized by InfoCure as a result of the distribution, then (2) a reduction in the tax basis in your InfoCure common stock to the extent that the amount you receive exceeds the amount treated as a dividend, and then (3) gain from the sale or exchange of InfoCure common stock to the extent the amount received exceeds the amounts described in clauses (1) and (2) above.

     If the distribution fails to qualify for nonrecognition treatment under
Section 355 of the Internal Revenue Code as to InfoCure's stockholders, or if
Section 355(e) of the Internal Revenue Code applies to the distribution, then, in general, a corporate income tax could be payable by InfoCure based upon the difference between (1) the aggregate fair market value of the shares of PracticeWorks stock distributed in the distribution and (2) InfoCure's adjusted basis in the shares of PracticeWorks stock.

INDEMNIFICATION

     We would be obligated to indemnify InfoCure under the Tax Disaffiliation Agreement for the full amount of any liability of InfoCure incurred solely because (1) we breach a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution was not tax-free, or (2) a post-distribution action or omission by us or any affiliate of ours contributes to an Internal Revenue Service determination that the distribution was not tax-free. InfoCure will indemnify us for all taxes and liabilities incurred solely because (1) InfoCure breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution was not tax-free, or (2) a post-distribution action or omission by InfoCure or any affiliate contributes to an Internal Revenue Service determination that the distribution was not tax-free. If the Internal Revenue Service determines that the distribution was not tax-free for any other reason, InfoCure and PracticeWorks will indemnify each other against 50% of all taxes and liabilities. If triggered, PracticeWorks' indemnification obligation would be substantial.

     We will also indemnify InfoCure for any taxes resulting from any internal realignment undertaken to facilitate the distribution on or before the distribution date. Any such taxes are not expected to be material.

     For a description of the agreement pursuant to which InfoCure and PracticeWorks have provided for certain tax disaffiliation and other tax-related matters, see "Relationship Between InfoCure and PracticeWorks Following the Distribution -- Tax Disaffiliation Agreement" on page 62.

INFORMATION REPORTING

     Current United States Treasury regulations require each InfoCure stockholder who receives shares of PracticeWorks common stock pursuant to the distribution to attach to his or her federal income tax return for the year in which the distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the distribution. InfoCure will provide appropriate information to each holder of record of InfoCure stock as of the record date.

REASONS FOR FURNISHING THIS DOCUMENT

     This document is being furnished solely to provide information to InfoCure stockholders who will receive shares PracticeWorks common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of InfoCure or PracticeWorks. Neither InfoCure nor PracticeWorks will update the information contained in this document except in the normal course of their respective public disclosure practices. However, we will amend this document if there is any material change in the terms of the distribution or if King & Spalding will not render the opinion described above under "-- Federal Income Tax Consequences of the Distribution."

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

                RELATIONSHIP BETWEEN INFOCURE AND PRACTICEWORKS
                           FOLLOWING THE DISTRIBUTION

     For purposes of governing certain of the ongoing relationships between InfoCure and PracticeWorks after the distribution and to provide for an orderly transition to the status of two independent companies, InfoCure and PracticeWorks have entered or will enter into the agreements described in this section. The forms of agreements summarized in this section are included as exhibits to the registration statement on Form S-1 that we have filed with the Securities and Exchange Commission, and the following summaries are qualified in their entirety by reference to the agreements as so filed. See "Additional Information" on page 141.

DISTRIBUTION AGREEMENT

     Prior to the distribution date, InfoCure and PracticeWorks will enter into a Distribution Agreement, which will provide for, among other things, the principal corporate transactions required to effect the distribution and other agreements relating to the continuing relationship between PracticeWorks and InfoCure after the distribution. Pursuant to the Distribution Agreement, InfoCure will transfer or cause to be transferred to PracticeWorks all of the assets and liabilities relating to InfoCure's information management technology business for dentists, orthodontists and oral and maxillofacial surgeons, and InfoCure will acquire all of our issued and outstanding common stock. InfoCure will effect the distribution by delivering a certificate or certificates representing all of the shares of PracticeWorks common stock to be distributed to InfoCure's stockholders to the distribution agent.

     Under the Distribution Agreement and effective as of the distribution date, we will assume, and will agree to indemnify InfoCure against, all liabilities, litigation and claims, including related insurance costs, arising out of our business, and InfoCure will retain, and will agree to indemnify us against, all liabilities, litigation and claims, including related insurance costs, arising out of InfoCure's business. The foregoing obligations will not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policies.

     The Distribution Agreement will provide that each of InfoCure and PracticeWorks will be granted access to certain records and information in the possession of the other, and will require the retention by each of InfoCure and PracticeWorks for a period of eight years following the distribution date of all of this information in its possession. Also, the Distribution Agreement provides for a three-year period during which neither InfoCure nor PracticeWorks may solicit pre-existing customers or employees of the other party.

TRANSITION SERVICES AGREEMENT

     InfoCure and PracticeWorks will enter into a Transition Services Agreement prior to the distribution date. In exchange for specified fees, InfoCure will provide to PracticeWorks services including insurance-related services and employee benefit services, and PracticeWorks will provide to InfoCure services including the preparation of tax returns, maintenance of the general ledger, preparation of financial statements, corporate

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record-keeping and payroll. The fees paid pursuant to the Transition Services
Agreement will be equal to (a) a pro rata portion of the cost of providing the services, based solely on the number of employees of each company, with respect to payroll services and employee benefits services and (b) the aggregate of all expenses and costs attributable to the provision of the services, with respect to all other services. The Transition Services Agreement will provide that each of InfoCure and PracticeWorks will undertake to provide the same degree of care and diligence as it uses in providing these services to itself and its subsidiaries. Provision of any service under the Transition Services Agreement will terminate upon 30 days prior written notice by either company. We believe that the terms and conditions on which services will be provided to us under the Transition Services Agreement are as favorable to us as those available from unrelated parties for a comparable arrangement.

TAX DISAFFILIATION AGREEMENT

     InfoCure and PracticeWorks will enter into a Tax Disaffiliation Agreement which will identify each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the distribution and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the Tax Disaffiliation Agreement, we will indemnify InfoCure for any tax liability of us or our affiliates for any period. We will also indemnify InfoCure for all taxes and liabilities incurred solely because (1) we breach a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution was not tax-free or (2) a post-distribution action or omission by us or any affiliate of ours contributes to an Internal Revenue Service determination that the distribution was not tax-free. InfoCure will indemnify us for all taxes and liabilities incurred solely because (1) InfoCure breaches a representation or covenant given to King & Spalding in connection with rendering its tax opinion, which breach contributes to an Internal Revenue Service determination that the distribution was not tax-free, or (2) a post-distribution action or omission by InfoCure or any affiliate contributes to an Internal Revenue Service determination that the distribution was not tax-free. If the Internal Revenue Service determines that the distribution was not tax-free for any other reason, InfoCure and PracticeWorks will indemnify each other against 50% of all taxes and liabilities. If triggered, PracticeWorks' indemnification obligation would be substantial.

     We will also indemnify InfoCure for any taxes resulting from any internal realignment undertaken to facilitate the distribution on or before the distribution date. Any such taxes are not expected to be material.

EMPLOYEE BENEFITS AND COMPENSATION ALLOCATION AGREEMENT

     Prior to the distribution, InfoCure and PracticeWorks will enter into an Employee Benefits and Compensation Allocation Agreement, which will contain provisions relating to employee compensation, benefits and labor matters and the treatment of options to purchase InfoCure common stock held by InfoCure employees who will become our employees. This agreement will provide that InfoCure options held by InfoCure employees who will become our employees may be replaced by PracticeWorks options. Employees whose InfoCure options are fully vested as of the distribution date will have the right to surrender their vested InfoCure options for options to purchase PracticeWorks common stock for a period of 20 days following the distribution date. Any InfoCure employees who will become our employees who choose not to surrender their vested InfoCure options during this time period will continue to hold InfoCure options which will expire according to their terms. Employees who are not fully vested in InfoCure options as of the distribution date will have their InfoCure options exchanged for PracticeWorks options as of the distribution date. The exercise price for the shares of PracticeWorks common stock subject to each option will be determined by dividing the option price for the related InfoCure option by the PracticeWorks conversion factor, and the number of shares of PracticeWorks common stock subject to each PracticeWorks option will be determined by multiplying the number of shares subject to the related InfoCure option by the PracticeWorks conversion factor. The PracticeWorks conversion factor will be a number equal to (1) the closing price of InfoCure common stock on the Nasdaq National Market on the distribution date, divided by (2) the opening price of the PracticeWorks common stock on the American Stock Exchange on the day following the distribution date.

                                    DILUTION

     Our pro forma combined net tangible book value (deficit) as of September 30, 2000 was $(48.0) million, or $(5.47) per share of common stock. Pro forma net tangible book value (deficit) per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities and convertible redeemable preferred stock, by the number of outstanding shares of our common stock. Since we will receive no proceeds from the distribution, our pro forma net tangible book value (deficit) will be the same both before and after the distribution.

     After the distribution, we will have outstanding options to acquire approximately 3.25 million shares of our common stock with a weighted average exercise price of $16.44 per share. The investors could experience dilution if any of these options are exercised. In addition, future issuances of our equity securities could dilute existing investors.

                              PRACTICEWORKS, INC.
                                 CAPITALIZATION
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table sets forth our cash and capitalization as of September 30, 2000:

     - on an actual basis (as of September 30, 2000, we were capitalized by contributions from InfoCure in the amount of $100); and

     - pro forma to reflect the distribution; and

     - pro forma combined to reflect (a) the issuance of 32,000 shares of our series A convertible redeemable preferred stock to acquire InfoSoft; (b) the issuance of approximately 219,500 shares of our common stock and approximately 965,000 shares of our series B convertible redeemable preferred stock to assume InfoCure's obligations under the Medical Dynamics merger agreement; and (c) the sale of 100,000 shares of our series C convertible redeemable preferred stock in a private placement to Crescent.

                                                                         PRO FORMA
                                                    ACTUAL   PRO FORMA   COMBINED
                                                    ------   ---------   ---------
Cash and cash equivalents.........................  $  --    $  3,384    $  7,917
                                                    =====    ========    ========
Current portion of long-term debt.................  $  --    $      2    $    377
                                                    =====    ========    ========
Long-term debt, less current portion..............  $  --    $ 19,567    $ 19,703
                                                    -----    --------    --------
Convertible redeemable preferred stock, $0.01 par
  value; 20,000,000 shares authorized:
  Series A 6.5% convertible redeemable preferred;
     $1,000 per share liquidation preference and
     redemption value; 32,000 shares authorized;
     shares issued and outstanding, 0 actual; 0
     pro forma; 32,000 pro forma combined, net of
     $11,000 discount(1)..........................     --          --      21,000
  Series B 6.0% convertible redeemable preferred;
     $5.44 per share liquidation preference and
     redemption value; 965,000 shares authorized;
     shares issued and outstanding, 0 actual; 0
     pro forma; 965,000 pro forma combined, net of
     $1,500 discount(1)...........................     --          --       3,750
  Series C convertible redeemable preferred; $50
     per share liquidation preference and
     redemption value; 100,000 shares authorized;
     shares issued and outstanding, 0 actual; 0
     pro forma; 100,000 pro forma combined........     --          --       5,000
                                                    -----    --------    --------
     Total convertible redeemable preferred
       stock......................................     --          --      29,750
                                                    -----    --------    --------
Stockholders' equity:
  Common stock: $.01 par value; 100,000,000 shares
     authorized; shares issued and outstanding,
     100 actual; 8,545,370 pro forma; 8,765,370
     pro forma combined...........................     --          85          88
  Additional paid-in capital......................     --      48,902      53,754
  Accumulated deficit.............................     --     (20,170)    (20,170)
                                                    -----    --------    --------
     Total stockholders' equity...................     --      28,817      33,672
                                                    -----    --------    --------
     Total capitalization.........................  $  --    $ 48,384    $ 83,125
                                                    =====    ========    ========

---------------

(1) The discounts represent adjustments to estimate fair value for the series A and series B convertible redeemable preferred stock. The discounts will be amortized over the five-year redemption period as an accretive dividend, which will impact earnings per share.

                               DIVIDEND POLICIES

     Following the distribution, our dividend policy will be set by our board of directors. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. In addition, our credit facility with FINOVA will prohibit payment of dividends on our common stock.

     Holders of series A convertible redeemable preferred stock will be entitled to receive cumulative dividends of 6.5% when and if declared by our board of directors and will also share on an as-converted basis with the holders of our common stock in any dividends declared on our common stock. Unpaid dividends on the series A convertible redeemable preferred stock will accrue whether or not they have been declared.

     Holders of series B convertible redeemable preferred stock will be entitled to receive cumulative dividends at an annual rate of 6.0%, and dividend payments may be made in cash or shares of our common stock.

     Holders of series C convertible redeemable preferred stock will not be entitled to dividends. Our board of directors must pay accrued and unpaid dividends to the holders of our series C convertible redeemable preferred stock before any dividends are paid to the holders of our common stock.

     InfoCure has never declared or paid any cash dividends on its common stock. InfoCure currently intends to retain all available funds and any future earnings for use in the operation and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of InfoCure's board of directors and will depend on then existing conditions, including its financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that its board of directors considers relevant. In addition, InfoCure's credit facility prohibits payment of dividends.

                                USE OF PROCEEDS

     We will not receive any proceeds from the distribution.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements as of and for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, our unaudited financial statements as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 and the related notes appearing elsewhere in this prospectus. The statement of operations data for each of the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997 and the balance sheet data as of December 31, 1999 and 1998 are derived from, and qualified by reference to, the financial statements included elsewhere in this prospectus that have been audited by BDO Seidman, LLP, PracticeWorks' independent certified public accountants. The information as of and for the years ended January 31, 1997 and 1996 and the nine month periods ended September 30, 2000 and 1999 is unaudited. Results for the nine month period ended September 30, 2000 are not necessarily indicative of results that may be expected for the fiscal year. We believe that the assumptions underlying the preparation of our financial statements are reasonable. However, our subscription based revenue model is different than the one we have used historically and we are currently developing new applications and services we have not historically offered. Therefore, the financial information included in this prospectus may not be indicative of our future results of operations, financial position and cash flows. In addition, this financial information may not reflect the financial results we would have achieved if we had been a separate stand-alone entity during these periods.

     The financial statements for all periods presented give retroactive effect to poolings of interests treatment for five acquisitions completed during 1999 attributed to us by InfoCure and include the results of operations for all purchase acquisitions from the respective acquisition date attributed to us by InfoCure.

                                                                         ELEVEN
                             NINE MONTHS ENDED       YEAR ENDED          MONTHS         YEAR ENDED
                               SEPTEMBER 30,        DECEMBER 31,         ENDED          JANUARY 31,
                             ------------------   -----------------   DECEMBER 31,   -----------------
                             2000(1)    1999(2)   1999(2)   1998(3)     1997(4)       1997      1996
                             --------   -------   -------   -------   ------------   -------   -------
                                (UNAUDITED)                                             (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA (IN THOUSANDS,
  EXCEPT PER SHARE DATA):
REVENUE:
  Systems and software.....  $  9,365   $27,077   $34,325   $27,825     $13,961      $ 7,726   $ 7,623
  Maintenance, support and
    services...............    20,487    14,287    20,266    15,662       7,523       11,919    10,523
                             --------   -------   -------   -------     -------      -------   -------
    Total revenue..........    29,852    41,364    54,591    43,487      21,484       19,645    18,146
                             --------   -------   -------   -------     -------      -------   -------
OPERATING EXPENSE:
  Hardware and other items
    purchased for resale...     4,331     7,525     9,654     9,726       3,722        6,334     6,278
  Selling, general and
    administrative
    (excluding compensatory
    stock awards)..........    29,167    21,134    28,666    21,061      11,703        9,394     9,360
  Research and
    development............     2,536     2,012     4,185     3,537       3,267        1,924     1,917
  Depreciation and
    amortization...........    12,392     1,852     3,284     2,272         551          283       282

(continued from previous page)

                                                                         ELEVEN
                             NINE MONTHS ENDED       YEAR ENDED          MONTHS         YEAR ENDED
                               SEPTEMBER 30,        DECEMBER 31,         ENDED          JANUARY 31,
                             ------------------   -----------------   DECEMBER 31,   -----------------
                             2000(1)    1999(2)   1999(2)   1998(3)     1997(4)       1997      1996
                             --------   -------   -------   -------   ------------   -------   -------
                                (UNAUDITED)                                             (UNAUDITED)
  Restructuring(5).........     3,753        --     1,814     1,031       6,463           --        --
  Impairment and other
    nonrecurring
    charges(5).............     2,004        --        --        --          --           --        --
  Merger costs.............        --       464       659        69          --           --        --
  Compensatory stock
    awards.................        --       428       428     6,447          14           --        --
  Gain on disposal of fixed
    assets.................      (626)       --        --        --          --           --        --
                             --------   -------   -------   -------     -------      -------   -------
    Total operating
      expense..............    53,557    33,415    48,690    44,143      25,720       17,935    17,837
                             --------   -------   -------   -------     -------      -------   -------

Operating (loss) income....   (23,705)    7,949     5,901      (656)     (4,236)       1,710       309
Interest expense and other,
  net......................     1,558     1,244     1,335       966         198          182       183
                             --------   -------   -------   -------     -------      -------   -------
(Loss) income before income
  taxes and extraordinary
  item.....................   (25,263)    6,705     4,566    (1,622)     (4,434)       1,528       126
(Benefit) provision for
  income taxes.............    (8,583)    2,516     2,186       873        (171)         (26)     (191)
                             --------   -------   -------   -------     -------      -------   -------
(Loss) income before
  extraordinary item          (16,680)    4,189     2,380    (2,495)     (4,263)       1,554       317
Extraordinary item, net of
  income taxes.............        --       (72)      (72)       --          --           --        --
                             --------   -------   -------   -------     -------      -------   -------
Net (loss) income..........  $(16,680)  $ 4,117   $ 2,308   $(2,495)    $(4,263)     $ 1,554   $   317
                             ========   =======   =======   =======     =======      =======   =======
Per share data:
Basic and diluted:
  (Loss) income before
    extraordinary item.....  $  (2.00)  $  0.62      0.34   $ (0.52)    $ (1.10)     $  1.13   $  0.23
Extraordinary item, net of
  tax......................        --     (0.01)    (0.01)       --          --           --        --
                             --------   -------   -------   -------     -------      -------   -------
Net (loss) income..........  $  (2.00)  $  0.61   $  0.33   $ (0.52)    $ (1.10)     $  1.13   $  0.23
                             ========   =======   =======   =======     =======      =======   =======
OTHER DATA:
EBITDA, as adjusted(6).....  $ (6,182)  $10,693   $12,086   $ 9,163     $ 2,792      $ 1,993   $   591
CASH FLOW FROM:
  Operating activities.....    (7,644)    4,783     5,814     2,258       3,016       (8,341)      353
  Investing activities.....   (20,324)   (4,804)  (10,276)  (15,575)     (5,730)         484       180
  Financing activities.....    28,825       692     5,356    14,209       2,817       15,357     7,366

                                                                  AS OF                    AS OF
                                           AS OF               DECEMBER 31,             JANUARY 31,
                                       SEPTEMBER 30,   ----------------------------   ---------------
                                           2000         1999      1998       1997      1997     1996
                                       -------------   -------   -------   --------   ------   ------
                                        (UNAUDITED)                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA (IN
  THOUSANDS):
Cash and cash equivalents............     $ 3,384      $ 2,527   $ 1,633   $    741   $  638   $  390
Working capital......................      (5,237)      (1,190)   (1,034)    (3,598)   1,337      804
Total assets.........................      74,636       57,842    37,098     14,434    3,659    5,142
Long-term debt, less current
  portion............................      19,567        9,614    14,769      4,405      351    1,631
Net divisional equity................      36,017       32,419    10,800        983    1,229      721

-------------------------

(1) During the nine months ended September 30, 2000, InfoCure acquired six companies attributed to PracticeWorks in transactions accounted for as purchases.

(2) During 1999, InfoCure acquired four companies attributed to PracticeWorks in transactions accounted for as purchases.

(3) During 1998, InfoCure acquired one company attributed to PracticeWorks in a transaction accounted for as a purchase.

(4) InfoCure changed its fiscal year end from January 31 to December 31 effective February 1, 1997. Accordingly, the 1997 fiscal period is comprised of eleven months. During 1997, InfoCure acquired two companies attributed to PracticeWorks in transactions accounted for as purchases.

(5) On August 1, 2000, we announced our 2000 restructuring plan which included the termination of 145 employees resulting in severance and other termination benefits of $1.6 million, and the closure and consolidation of 11 facilities resulting in facility closure costs and other charges of $1.3 million. For the nine months ended September 30, 2000, restructuring also included $816,000 related to the 1999 plan. Impairment and other non-recurring charges consisted of impairment charges of approximately $500,000 for asset write-downs and a write-down of inventory of $1.5 million related to our decision to discontinue selling hardware and hardware support in certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation. During the year ended December 31, 1999 restructuring consisted of the write-off of capitalized software costs of $874,000, contingent consideration related to acquired companies whose products were discontinued of $700,000, charges for asset write-downs of $97,000, facility closure costs of $95,000 and severance and other termination benefits of $48,000. An additional $816,000 of costs related to the 1999 restructuring were recorded in 2000. These costs consisted primarily of termination and other severance costs for employee terminations determined in 1999 but for whom the details were not communicated until 2000. During the year ended December 31, 1998 restructuring consisted of contingent consideration related to acquired companies whose products were discontinued of $750,000 and severance and other termination benefits of $281,000. During the eleven months ended December 31, 1997, restructuring consisted of the write-off of goodwill of $3.5 million, contingent consideration of $2.2 million related to acquired companies whose products were discontinued, facility closure costs of $401,000, the write-off of capitalized software costs of $339,000 and other charges for asset write-downs of $90,000.

(6) EBITDA, as adjusted, represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization, restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets. We have excluded restructuring and other charges, merger costs, compensatory stock awards and gain on disposal of fixed assets from EBITDA, as adjusted, because we do not believe those costs are representative of the normal recurring nature of our operations. This conclusion is based on our view that these costs are primarily related to the significant number of acquisitions completed in the periods presented (i.e., merger costs associated with acquisitions accounted for as poolings of interests and restructuring and other charges associated with elimination of duplicative staffing, facilities and services which resulted from acquisitions). Having now assembled a significant customer base, management expects acquisitions will be less frequent as will any associated restructuring and similar charges. EBITDA, as adjusted, is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA, as adjusted, is not a measurement in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, net

    (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA, as adjusted, in the same manner. Accordingly, our EBITDA, as adjusted, may not be comparable with that of other companies. We have included information concerning EBITDA, as adjusted, because management believes EBITDA, as adjusted, provides a useful measure of our performance. You should note, however, that the items excluded from EBITDA, as adjusted, are significant components in understanding and assessing our performance.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements included elsewhere in this prospectus, have been prepared to give effect to the pending acquisitions of InfoSoft and Medical Dynamics. InfoSoft is the practice management business of DENTSPLY International, Inc. On December 27, 2000, we entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY. The aggregate consideration to be paid in connection with this acquisition is approximately $32.0 million. Pursuant to the agreement, Ceramco will transfer to SoftDent, LLC the assets used in DENTSPLY's business of developing, marketing, licensing and supporting its SoftDent product in exchange for all of the membership interests of SoftDent, LLC, and Ceramco will assign these membership interests to PracticeWorks. In exchange for Ceramco's transfer of membership interests, we will issue 32,000 shares of our series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million. These shares of series A convertible redeemable preferred stock will be convertible into approximately 9.8% of our outstanding common stock at the time of the distribution and will be issued to Ceramco the day after the distribution.

     The unaudited pro forma condensed combined financial statements have been prepared to give effect to PracticeWorks' assumption of InfoCure's obligations under the merger agreement and the proposed acquisition of all the outstanding equity interest of Medical Dynamics by PracticeWorks.

     Upon completion of the distribution, PracticeWorks will assume InfoCure's obligation to acquire Medical Dynamics, Inc. InfoCure originally agreed to acquire Medical Dynamics pursuant to an Agreement and Plan of Reorganization dated as of December 21, 1999. The agreement, as amended and restated, was further amended on December 19, 2000, to provide that PracticeWorks will assume all of InfoCure's obligations under the agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate consideration to be paid to the Medical Dynamics shareholders in connection with the merger is approximately $9.9 million. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger.

     In accordance with the terms of the merger agreement, the 878,000 shares of InfoCure common stock were originally valued at approximately $4.3 million. InfoCure's issuance of these shares to the Medical Dynamics shareholders will be accounted for by

PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated. The ultimate value ascribed to the equity contribution will be a function of the exchange ratio and the market value of the respective companies' common stock at the date of the closing.

     The unaudited pro forma condensed combined financial statements also give effect to the planned $5.0 million investment by Crescent in exchange for 100,000 shares of PracticeWorks series C convertible redeemable preferred stock issuable in a private placement. Management believes this adjustment is appropriate, because the distribution is contingent upon the execution of definitive agreements with respect to the series C convertible redeemable preferred stock. If the series C convertible redeemable preferred stock has not been converted after four years, the holder may require PracticeWorks to redeem any or all of the series C convertible redeemable preferred stock at a redemption price equal to 175% of the $5.0 million liquidation preference, or $8.75 million. The conversion feature will result in a beneficial conversion to the holder. Once PracticeWorks' stock is traded, the value associated with the beneficial conversion feature can be assessed and a discount recorded. PracticeWorks will record preferred dividends to amortize the discount relating to the beneficial conversion feature and recognize accretion related to the redemption premium.

     For a complete discussion of the terms of each of the series A, series B and series C convertible redeemable preferred stock, see the section entitled "Description of Capital Stock -- Preferred Stock" beginning on page 128.

     As described in the introduction and notes to the unaudited pro forma condensed confined financial statements, the following selected unaudited pro forma condensed combined financial information has been derived from the historical financial statements of PracticeWorks (A Division of InfoCure Corporation), Integrated Dental Technologies, Inc., d/b/a PracticeWorks (a wholly owned subsidiary of Bio-Dental Technologies Corporation, a wholly owned subsidiary of Zila, Inc.) ("Integrated"), a dental practice management company, Crunchy Frog Software, Inc. ("Crunchy Frog"), Medical Dynamics and InfoSoft included elsewhere in this prospectus. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2000 and the year ended December 31, 1999 have been presented as if the pending acquisitions of Medical Dynamics and InfoSoft had been consummated on January 1, 1999. The unaudited pro forma condensed combined balance sheet data as of September 30, 2000 has been presented as if the pending acquisitions of Medical Dynamics and InfoSoft and the planned $5.0 million investment in the series C convertible redeemable preferred stock had been consummated on that date.

     The selected unaudited pro forma condensed combined financial information gives effect to the acquisitions of Integrated, Crunchy Frog, Medical Dynamics and InfoSoft under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial statements.

                                                NINE MONTHS ENDED        YEAR ENDED
                                               SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                               -------------------   ------------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue................................       $ 39,231              $80,143
Restructuring charges........................          3,753                2,469
Impairment and other non-recurring charges...          2,004                   --
Merger costs.................................             --                  659
Compensatory stock awards....................             --                  478
Operating (loss) income......................        (30,934)               1,421
Net loss.....................................        (23,644)              (2,529)
Preferred stock dividend.....................          4,376                5,833
Net loss available to common shareholders
  before extraordinary item..................        (28,020)              (8,362)
Net loss per share before extraordinary item,
  basic and diluted..........................          (3.28)               (1.16)

                                                                    AS OF
                                                              SEPTEMBER 30, 2000
                                                              ------------------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................       $  7,917
Working capital.............................................         (3,964)
Total assets................................................        106,207
Long-term debt, less current portion........................         19,703
Convertible, redeemable preferred stock.....................         29,750
Stockholders' equity........................................         33,672

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     We are an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Our offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of December 31, 2000, we had an installed base of approximately 35,000 providers, including 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons in the United States.

     For all of the periods presented in this prospectus, we operated as part of InfoCure Corporation. InfoCure's board of directors has approved a pro rata distribution to its holders of common stock of all of the outstanding shares of common stock of PracticeWorks, which is currently an indirect, wholly owned subsidiary of InfoCure. Immediately prior to completion of the distribution, InfoCure will transfer the assets and liabilities of its information management technology business for dentists, orthodontists, oral and maxillofacial surgeons to PracticeWorks. After the completion of the distribution, InfoCure will not own any of our outstanding stock. Upon completion of the distribution, we will enter into various agreements related to our interim and ongoing relationships with InfoCure.

     A substantial part of our growth has been achieved through acquisitions. From July 10, 1997 through December 31, 2000, InfoCure completed 18 acquisitions that will be attributed to us in the distribution, and we anticipate completing the acquisitions of InfoSoft and Medical Dynamics in the first quarter of 2001. Given the significant number of acquisitions in each of the periods presented, the results of operations from period to period may not necessarily be comparable. Of the 18 acquisitions, the five companies listed below (the "1999 Pooled Companies") were acquired in transactions accounted for as poolings of interests during the year ended December 31, 1999. These mergers provided for the exchange of substantially all of the outstanding equity interests of such companies for shares of InfoCure's common stock.

                                                              SHARES OF INFOCURE
                                                                 COMMON STOCK
COMPANY                                                             ISSUED
-------                                                       ------------------
OMSystems, Inc..............................................       2,287,998
Ardsley, M.I.S., Inc........................................         209,016
Kevin Kozlowski, Inc., d/b/a Human Touch Software...........         255,247
Unident Corporation.........................................         357,796
InfoLogic, Inc..............................................         102,096

     Because these acquisitions were accounted for as poolings of interests, the financial statements included in this prospectus have been retroactively restated to reflect them. As a result, the financial position, results of operations and cash flows are presented as if the 1999 Pooled Companies had been included for all periods presented. See notes to financial statements.

     Of the 18 acquisitions, InfoCure acquired six dental practice management companies that were accounted for as purchases during the nine months ended September 30, 2000. The aggregate consideration for these acquisitions was $13.4 million in cash and $2.4 million in InfoCure common stock. The total assets acquired were valued at approximately $2.1 million and the total liabilities assumed were approximately $1.6 million. Goodwill of approximately $15.3 was recorded for these transactions and will be amortized over an estimated useful life of three years.

     PracticeWorks has agreed to acquire SoftDent, LLC, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY. The aggregate consideration to be paid in connection with this acquisition is approximately $32.0 million. Pursuant to the agreement, Ceramco will transfer to SoftDent, LLC the assets used in DENTSPLY's InfoSoft division in exchange for all of the membership interests of SoftDent, LLC, and Ceramco will assign these membership interests to us. In exchange for Ceramco's transfer of membership interests, we will issue 32,000 shares of our series A convertible redeemable preferred stock having a stated redemption value of $32.0 million. These shares of series A convertible redeemable preferred stock are convertible into approximately 9.8% of our outstanding common stock at the time of the distribution and will be issued to Ceramco the day after distribution. The total tangible assets to be acquired approximate $1.6 million, the value attributed to developed technology is approximately $4.4 million and the total liabilities to be assumed approximate $2.1 million. Goodwill of approximately $17.6 million, inclusive of $500,000 estimated transaction costs, is expected to be recorded and will be amortized over three years. Total consideration in the transaction is approximately $21.5 million including estimated transaction costs and after giving effect to a discount of $11.0 million applied to reduce the series A convertible redeemable preferred stock to approximate fair value. The $11.0 million discount will be recognized over the five-year redemption period as an accretive dividend.

     Upon completion of the distribution, PracticeWorks will assume all of InfoCure's obligations under the Medical Dynamics merger agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger. Each holder of 100 or fewer shares of

Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2% of PracticeWorks' series B convertible redeemable common stock at the time of the distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger. The consideration for Medical Dynamics will be $4.3 million in PracticeWorks and InfoCure common stock, $5.3 million in PracticeWorks series B convertible redeemable preferred stock and $325,000 in cash. The total consideration is approximately $9.2 million, including $300,000 in estimated transaction costs, $500,000 estimated value assigned to stock options being assumed and after giving effect to a $1.5 million discount applied to reduce the series B convertible redeemable preferred stock to approximate fair value. The total tangible assets to be acquired approximate $704,000 and the total liabilities to be assumed approximate $3.1 million. Goodwill of $11.6 million is expected to be recorded for the transaction and will be amortized over three years. The $1.5 million discount will be recognized over the five-year redemption period as an accretive dividend.

     On a pro forma basis, the acquisitions of InfoSoft and Medical Dynamics increased our revenues by $9.5 million and $11.0 million, respectively, for the year ended December 31, 1999 and $6.4 and $3.0 million, respectively, for the nine months ended September 30, 2000. InfoSoft and Medical Dynamics combined increased our pro forma net loss by approximately $4.8 million and $7.0 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. As of September 30, 2000, the acquisitions provided net additional working capital of approximately $1.3 million.

     During the year ended December 31, 1999, revenue from licensing new software products and software upgrades represented approximately 45% of our total revenue, reselling hardware components in connection with a portion of our software sales represented approximately 22% of our total revenue, providing customer support and services represented approximately 31% of our total revenue and revenue from EDI services with customers and third-party clearinghouses represented 2% of our total revenue. Customer support and services typically have been provided pursuant to renewable annual contracts or on a fee basis. Approximately 31% of our total 1999 revenue was recurring in nature and consisted primarily of customer support and services.

     We base our revenue recognition policies for sales of software on the provisions of the American Institute of Certified Public Accountants' Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." Revenue from software sales is recognized upon shipment in instances where we have evidence of a contract, the fee charged is fixed and determinable and collection is probable. Revenue from hardware sales is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, are recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

     Depreciation and amortization expense results primarily from the amortization of goodwill, which represents the excess of the consideration we paid over the fair value of the net assets acquired in acquisitions accounted for under the purchase method of accounting. As of December 31, 1999, our balance sheet included goodwill, net of accumulated amortization, of $32.8 million. Goodwill is amortized over its estimated useful life, which had previously been 15 years. The 15-year estimated useful life was derived primarily from our historical experience with the length of our customer relationships. In the fourth quarter of 1999, management responded to external changes in the business environment by making significant changes to its strategic business model and product strategy. As a result, management determined that the estimated useful life of goodwill should be shortened substantially to be more reflective of the impact of these changes, the current rate of technological change and competitive conditions within the marketplace. Accordingly, management changed the estimated useful life of goodwill from 15 years to three years. The new three-year life is based, in part, on the term of our new subscription agreement. This change in accounting estimate is applied prospectively from the fourth quarter of 1999 and increased 1999 amortization expense by approximately $600,000. As of September 30, 2000, future amortization expense related to historical goodwill is estimated to total approximately $16.5 million per year.

     Depreciation and amortization expense also includes depreciation of property and equipment and amortization of software development costs. Property and equipment are assigned depreciable lives ranging from three to 40 years. Software development costs are expensed until technological feasibility is achieved. Costs incurred after achievement of technological feasibility and before general release are capitalized and amortized, generally over a four-year life. Costs incurred after general release are expensed as incurred. As discussed below, during the fourth quarter of 1999, we adopted a new product strategy involving the development of ASP applications and other Internet-based applications and services. Additionally, in connection with restructuring the businesses of recently acquired companies, we decided to modify future product offerings. As a result of these decisions, we recorded a charge of approximately $874,000 in the fourth quarter of 1999 representing the write-off of the carrying value of software development costs.

CHANGE IN PRODUCT STRATEGY AND BUSINESS MODEL

     In the fourth quarter of 1999, we decided to transition to a subscription pricing model and commenced development of practice management applications that may be delivered through an ASP delivery model and other Internet-based applications and services.

     Following these decisions, in the second quarter of 2000 we began offering substantially all of our products and services on a subscription basis. Under this subscription pricing model, customers pay a fixed, monthly fee for use of our practice management applications and maintenance and support services. The subscription fee for each customer is based upon the practice specialty and the number of authorized system users. This represents a change in our historical pricing model in which customers were charged an initial licensing fee for use of practice management products and were charged for continuing maintenance and support. As a result of the transition to subscription pricing model, we have experienced a decline in one-time revenue from software license fees and hardware sales, which we expect to be replaced over time by monthly subscription fees. In addition, as we convert existing customers to our new subscription contracts, the recurring support revenue from our installed customer base will gradually decline and will be replaced by increasing monthly subscription fee revenue. We expect the percentage of our revenue that is recurring in nature to increase substantially as a result of this change.

Under our subscription pricing model, as with our historical pricing model, we will charge our customers transaction fees, on a per-transaction basis, for the use of our EDI services.

     Our existing practice management applications are installed either on servers or personal computers located in the provider's office. We are developing ASP applications, which will be remotely hosted on a central server which our customers will access through a standard Internet browser. We expect to release an ASP application for use by dentists in the United States during the second quarter of 2001 and to release ASP applications for orthodontists and oral and maxillofacial surgeons by the fourth quarter of 2001. Although our initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of our core products. Following the release of these applications, we will offer customers a choice between our most advanced existing applications and our ASP applications. We expect to provide full functionality consistent with our existing products for our ASP applications in the dental market in the fourth quarter of 2001 and in the orthodontic and oral and maxillofacial markets in the third quarter of 2002.

     In addition, we have developed the PracticeWorks Exchange, an e-commerce application that enables convenient, online purchasing of dental, orthodontic and office supplies and promotional materials offered by companies with which we have business relationships. The PracticeWorks Exchange features an electronic catalogue of the supplies offered by our e-commerce suppliers. Customers can create orders by selecting products from this catalogue, and the PracticeWorks Exchange sends the order to be fulfilled by one of our e-commerce suppliers. The PracticeWorks Exchange also offers an inventory management function which can automatically generate practice-specific supply orders for orthodontic supplies based on the pre-determined needs of the practice. We currently offer the PracticeWorks Exchange only to our orthodontic customers. Because the PracticeWorks Exchange was released in May 2000, the aggregate revenue generated by the PracticeWorks Exchange for the nine months ended September 30, 2000 was nominal. We currently have three business relationships which relate to the PracticeWorks Exchange. Two of these current business relationships benefit our customers by providing discounted supplies and services to our customers. These two relationships also generate revenue for us in the form of royalty payments or rebates. These rebates and royalties payable to us generally range from 5% to 10% of sales generated through the PracticeWorks Exchange. Our other current business relationship with a distributor benefits our customers by providing a vehicle by which customer orders for supplies are fulfilled and shipped at a discount to our customers. Pursuant to this business relationship, we generate revenue based on the sale of each product effected through our supplier and net income based on the margin between the amount we charge our customers and the cost of these products purchased from our distributor. Further, our product costs are discounted as specific sales levels are reached. The revenue we recognize through our relationship with our distributor is based on the sales volume of products purchased through the distributor by our customers.

     We are developing additional business relationships to facilitate online ordering of dental supplies, which will allow us to begin offering the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets. We cannot currently predict when the PracticeWorks Exchange will be available in the dental and oral and maxillofacial surgery markets, as this is dependent on our establishing business relationships with suppliers in these industries. We expect to derive increasing revenue from e-commerce transactions utilizing the PracticeWorks Exchange. We are also developing an Internet portal which will provide access to our ASP applications, enable secure communication between patients and providers, feature healthcare content relevant to the markets we serve and provide access to additional online services. Further, we intend to develop business relationships to enable us to design custom websites for our customers, enabling them to utilize the Internet to provide information about their practices and market their services.

     We began the implementation of these changes in our pricing model and product strategy during the nine months ended September 30, 2000. During the three months ended March 31, 2000, we formalized our sales approach relating to our new pricing model and ASP applications and developed new marketing materials. In addition, during the nine months ended September 30, 2000, we substantially completed company-wide training and education related to our subscription pricing model for our sales and support staffs. Because these training initiatives were ongoing throughout the nine months ended September 30, 2000, we had a reduced sales effort from that of comparable periods. As a result of our announcement to deliver ASP applications, we believe that some potential customers may have delayed purchases of practice management applications.

     We also believe that the overall reduction in our sales was partially due to purchases customers made in 1999 to prepare for Year 2000 computer issues. These factors impacted our results for the nine months ended September 30, 2000 compared to the corresponding period in 1999. In addition, because of these changes in our pricing model and product offerings, we do not believe our historical financial results are representative of future results.

RESTRUCTURING, IMPAIRMENT AND OTHER CHARGES

     THE 2000 PLAN. In July 2000, we completed a comprehensive assessment of infrastructure requirements including personnel, facilities and other resources for PracticeWorks. As a result of the integration efforts required for the recent acquisitions and the assessment of infrastructure requirements to execute our new product strategy and subscription pricing model, management has adopted a significant initiative to restructure PracticeWorks. On August 1, 2000, we announced the plan of restructuring which included the consolidation and closing of approximately 11 facilities and the reduction of approximately 145 employees. In the third quarter 2000, we recorded non-recurring charges of approximately $2.9 million related to the restructuring. The components of the charges are $1.6 million related to severance and other termination costs and $1.3 million related to facility closure and consolidation costs, including cancellation of leases and other contracts. The restructuring is expected to be completed during the fourth quarter of 2000. Once completed, the restructuring is expected to reduce operating expenses by approximately $9.0 million on an annualized basis.

     In addition to the restructuring, we also recorded an impairment charge related to fixed assets of approximately $500,000 for asset write-downs and wrote down inventory of $1.5 million related to our decision to discontinue selling hardware and hardware support in certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation.

     Under our historical business model, combined sales of hardware and hardware support comprised approximately 15% of total historical revenues. However, the costs of hardware purchased for resale, the direct costs associated with hardware support and the estimated overhead associated with these activities typically aggregated approximately 85% to 95% of the related revenue. Accordingly, the gross margin on the sales of hardware and hardware maintenance ranged from 5% to 15%. Our new business model attempts to minimize activities that make such small gross margin contributions and instead focuses on building recurring revenues from subscription-based use of our applications.

     Under our new agreement with Dell, entered into on August 1, 2000, our customers will obtain hardware and related support for Windows-Intel platform products directly from Dell at a 5% to 10% discount to market prices. In exchange for access to our customers and our assistance in coordinating the referrals, we will receive a marketing fee. An additional benefit of the Dell agreement is the elimination of the substantial capital requirement which would have been needed to provide hardware under our subscription pricing model.

     In comparison to our historical business model, the decision to exit hardware sales and related support activities would have reduced total revenues by approximately $8.0 million based on 1999 revenues. Operating expenses for 1999 would have been reduced by an estimated $6.8 million to $7.6 million with a corresponding reduction in operating income for 1999 of between approximately $400,000 and $1.2 million. However, this reduction would have been substantially mitigated by the fees available under the terms of the Dell marketing agreement.

     The validity of this comparison, in management's opinion, is not directly relevant to future trends. As compared to our historical business model, our subscription pricing model contemplates that revenues from traditional sales of licenses and hardware would decline and be replaced by revenues from subscription fees. While this decline will be somewhat accentuated by our decision to exit certain hardware and related support activities, we believe that the effect on operating income will be essentially neutral as the previous margins from such activities are replaced by a combination of the marketing fee and anticipated reductions in indirect costs. Further, cash flows will be positively impacted by the significant reduction in capital expenditures which would have been otherwise required to effectively finance customers' purchases.

     THE 1999 PLAN. In the fourth quarter of 1999, InfoCure decided to restructure its business into a medical division and a dental division. The dental division formed in this restructuring constitutes the business that will be transferred to PracticeWorks immediately prior to the distribution. At the time of the restructuring, we decided to transition to subscription pricing and to commence development of ASP applications and other Internet-based applications and services. Management committed to a plan of restructuring and reorganization in connection with the establishment of the dental division and these changes in our pricing model and product strategy. This restructuring plan, which was substantially completed in the second quarter of 2000, included consolidating facilities, eliminating staffing redundancies and repositioning PracticeWorks to capitalize on the change in our pricing model and product strategy. In the fourth quarter of 1999, we recorded $1.8 million in restructuring and other charges in connection with this plan. The components of these charges are:

     - $874,000 representing carrying value of software development costs, the estimated useful life of which is now considered minimal based on changes to our product strategy;

     - $700,000 reflecting contingent consideration deemed payable to former stockholders of entities whose products were discontinued as part of the restructuring;

     - $97,000 representing other asset write-downs and costs;

     - $95,000 representing facility closure and consolidation costs, including cancellation of leases and other contracts; and

     - $48,000 representing incremental costs associated with completion of discontinued customer contracts.

     Additional charges related to the 1999 plan were recorded in 2000 primarily to provide for costs associated with staffing reductions and other asset write-downs. These personnel changes were finalized and communicated in the first quarter of 2000. Accordingly, compensation costs, including severance and other termination benefits, and asset write-downs aggregating $816,000 were recorded in 2000.

     THE 1997 PLAN. In 1997, we adopted a plan to restructure our operations by consolidating existing facilities and acquired operations. In connection with the restructuring plan, which was substantially completed in the second quarter of 1998, we recorded restructuring and other charges totaling $6.5 million in the fourth quarter of 1997 and $1.0 million in the first six months of 1998.

CHANGE IN FISCAL YEAR

     In the first quarter of 1998, InfoCure changed its fiscal year end from January 31 to December 31. As a result, our fiscal year beginning February 1, 1997 and ending on December 31, 1997 reflects eleven months of operations.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenue for the periods indicated:

                                                                                ELEVEN
                              NINE MONTHS                                       MONTHS
                                 ENDED                 YEAR ENDED               ENDED
                             SEPTEMBER 30,            DECEMBER 31,           DECEMBER 31,
                            ----------------   ---------------------------   ------------
                            2000       1999        1999           1998           1997
                            -----      -----   ------------   ------------   ------------
                              (UNAUDITED)
REVENUE:
Systems and software......   31.4%      65.5%      62.9%          64.0%          65.0%
Maintenance, support and
  services................   68.6       34.5       37.1           36.0           35.0
                            -----      -----      -----          -----          -----
          Total revenue...  100.0      100.0      100.0          100.0          100.0
                            -----      -----      -----          -----          -----
OPERATING EXPENSE:
Hardware and other items
  purchased for resale....   14.5       18.2       17.7           22.4           17.3
Selling, general and
  administrative
  (excluding compensatory
  stock awards)...........   97.7       51.1       52.5           48.4           54.5
Research and
  development.............    8.5        4.9        7.7            8.1           15.2
Depreciation and
  amortization............   41.5        4.5        6.0            5.2            2.6
Restructuring.............   12.6         --        3.3            2.4           30.1
Impairment and other non-
  recurring charges.......    6.7         --         --             --             --
Merger costs..............     --        1.1        1.2             .2             --

                                                                                ELEVEN
                              NINE MONTHS                                       MONTHS
                                 ENDED                 YEAR ENDED               ENDED
                             SEPTEMBER 30,            DECEMBER 31,           DECEMBER 31,
                            ----------------   ---------------------------   ------------
                            2000       1999        1999           1998           1997
                            -----      -----   ------------   ------------   ------------
                              (UNAUDITED)
Compensatory stock
  awards..................     --%       1.0%        .8%          14.8%            --%
Gain on disposal of fixed
  assets..................   (2.1)        --         --             --             --
                            -----      -----      -----          -----          -----
          Total operating
             expense......  179.4       80.8       89.2          101.5          119.7
                            -----      -----      -----          -----          -----
Operating (loss) income...  (79.4)      19.2       10.8           (1.5)         (19.7)
Interest expense and
  other, net..............    5.2        3.0        2.4            2.2            0.9
                            -----      -----      -----          -----          -----
(Loss) income before
  income taxes and
  extraordinary item......  (84.6)      16.2        8.4           (3.7)         (20.6)
(Benefit) provision for
  income taxes............  (28.7)       6.1        4.0            2.0           (0.8)
                            -----      -----      -----          -----          -----
Net (loss) income before
  extraordinary item......  (55.9)      10.1        4.4           (5.7)         (20.6)
Extraordinary item, net of
  income taxes............     --       (0.1)        --             --             --
                            -----      -----      -----          -----          -----
  Net (loss) income.......  (55.9)%     10.0%       4.4%          (5.7)%        (20.6)%
                            =====      =====      =====          =====          =====

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     REVENUE. Total revenue for the nine months ended September 30, 2000 decreased $11.5 million, or 27.8%, to $29.9 million from $41.4 million for the nine months ended September 30, 1999. For the nine months ended September 30, 2000, systems and software revenue decreased $17.7 million, or 65.6%, to $9.4 million from $27.1 million in the nine months ended September 30, 1999. These decreases are the result of lower unit sales in the current period due to our transition to a subscription pricing model and pending release of ASP applications and the result of some customers preparing during 1999 for any Year 2000 computer issues. Maintenance, support and service revenue for the nine months ended September 30, 2000 increased $6.2 million, or 43.4%, to $20.5 million from $14.3 million for the nine months ended September 30, 1999. These increases are primarily due to additional revenue of approximately $3.2 million generated by acquisitions made in December 1999 and March and April 2000. The increase also includes an increase in EDI revenue of $2.9 million for the nine months ended September 30, 2000, resulting from an increase in the number of practices using this service, and revenue related to new subscription contracts.

     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. For the nine months ended September 30, 2000, hardware and other items purchased for resale in the dental division was $4.3 million, or 14.4% of total revenue compared to $7.5 million, or 18.1% of total revenue, for the nine months ended September 30, 1999. These changes as a percentage of revenue reflect the increase in higher margin EDI transactions and software maintenance contracts and a decrease in lower margin hardware sales.

     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense includes salaries and benefits (excluding compensatory stock awards), product maintenance and support, variable commissions and bonuses, marketing, travel, communications, facilities, insurance and other administrative expenses. SG&A expense increased $8.1 million, or 38.4%, to $29.2 million for the nine months ended September 30, 2000, from $21.1 million for the nine months ended September 30, 1999. Of this amount, approximately $6.4 million was related to the SG&A costs of the acquisitions made in December 1999 and the 2000 acquisitions. We incurred marketing expenses related to the new subscription pricing model of approximately $300,000. Legal and professional fees increased approximately $300,000 due to costs related to potential acquisitions and other transactions that were not completed. During the third quarter of 2000 we also increased the allowance for doubtful accounts by approximately $400,000. The basis for this additional provision was derived from our analysis of the negative effects on current collection experience as a result of closing and consolidating offices and reducing staff in conjunction with having implemented the 2000 Restructuring Plan.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $524,000, or 26.2%, to $2.5 million for the nine months ended September 30, 2000 from $2.0 million for the nine months ended September 30, 1999. This increase is primarily due to a decrease in software development costs eligible for capitalization as a result of products being placed into general release and also due to an increase in the number of products we offered, primarily from our acquisitions. In addition, for the nine-months ended September 30, 2000, $594,000 was capitalized related to software development costs.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $10.5 million, or 552.6%, to $12.4 million for the nine months ended September 30, 2000, from $1.9 million for the nine months ended September 30, 1999. This increase in depreciation and amortization expense is primarily due to the change in the estimated useful life of goodwill from 15 years to three years during the fourth quarter of 1999.

     RESTRUCTURING. On August 1, 2000, we announced our intention to terminate approximately 145 employees and to close or consolidate 11 facilities as part of our 2000 restructuring plan. As a result, in the third quarter of 2000 we incurred costs of $1.6 million related to severance and other termination benefits and facility closure costs and other charges of $1.3 million. For the nine months ended September 30, 2000, restructuring also includes $816,000, consisting primarily of severance and other termination costs, concluding the 1999 plan.

     IMPAIRMENT AND OTHER NONRECURRING CHARGES. During the nine months ended September 30, 2000 we recorded impairment and other nonrecurring charges of approximately $2.0 million. Of this amount, $500,000 related to fixed assets which are being disposed of as a result of our decision to consolidate our office locations. The remainder of the charge, $1.5 million, related to our decision to discontinue hardware sales and support for certain of our business lines in connection with our new hardware agreement with Dell Computer Corporation.

     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $314,000, or 26.2%, to $1.6 million for the nine months ended September 30, 2000, from $1.2 million for the nine months ended September 30, 1999. This increase relates to the increase in the amount of the outstanding balance under our credit facility and other debt agreements during the comparable periods.

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

     (BENEFIT) PROVISION FOR INCOME TAXES. The provision for income taxes was a net benefit of $8.6 million for the nine months ended September 30, 2000 compared to a net expense of $2.5 million for the nine months ended September 30, 1999. The change is due to the generation of net operating losses for the nine months ended September 30, 2000 versus net operating income for the nine months ended September 30, 1999. The effective income tax rate for the nine months ended September 30, 2000 was (34.0%) versus 37.5% for the nine months ended September 30, 1999. The decrease in the effective income tax rate is a result of accelerated non-deductible goodwill amortization. The variance from the federal statutory rate for the nine months ended September 30, 1999 is due to a combination of the effect of non-deductible goodwill amortization and state taxes resulting in a higher effective income tax rate.

     We reported net deferred tax assets of $9.4 million in our financial statements as of September 30, 2000. Included in the net deferred tax assets are net operating loss, or NOL, carryforwards which, if fully realized, would produce future tax benefits of $7.2 million. These NOL carryforwards expire in 2020. Based upon current tax law, we will ultimately be required to generate approximately $25.0 million of future taxable income, prior to the expiration of the NOL's, for full realization of the $9.4 million net deferred tax asset.

     Management believes that it is more likely than not that the required amount of taxable income will be generated in future years and prior to the expiration of the NOLs to realize the $9.4 million net deferred tax asset at September 30, 2000. In reaching this conclusion with regards to the $7.2 million component of the net deferred tax asset representing our NOL carryforwards, management noted a number of factors, including the following related to its operations:

     - Our operations were historically profitable.

     - The loss generated during the nine months ended September 30, 2000 was not indicative of our ability to generate future earnings as the results were significantly impacted by the recognition of restructuring, asset impairment and other non-recurring charges in conjunction with restructuring plans -- See Note 5 to the Condensed Interim Financial Statements. Additionally, management's decision to change its estimated useful life of remaining goodwill from 15 years to three years significantly impacted the loss generated during the nine months ended September 30, 2000 and increased net deferred tax assets by approximately $1.9 million. We will realize these assets through the reversal of this temporary difference against future taxable income.

     - We have opportunities, if necessary, to accelerate taxable income into the NOL carryforward period. Tax planning strategies would include the sale-lease back of certain appreciated assets and revision of depreciation and amortization methods for tax purposes.

     - Management's projections indicate that we will generate sufficient taxable income to realize the deferred tax assets related to the NOL carryforwards.

     NET (LOSS) INCOME. As a result of the above factors, our net loss for the nine months ended September 30, 2000 was $(16.7) million compared to net income of $4.1 million for the nine months ended September 30, 1999.

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

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     TOTAL REVENUE. Total revenue for the year ended December 31, 1999 increased $11.1 million, or 25.5%, to $54.6 million from $43.5 million for the year ended December 31, 1998. The acquisition of the 1999 Pooled Companies, which are accounted for as pooling of interests, are reflected retroactively for all periods presented. Systems and software revenue increased $6.5 million, or 23.4%, to $34.3 million for the year ended December 31, 1999 from $27.8 million for the year ended December 31, 1998. Maintenance, support, and service revenue increased $4.6 million, or 29.3%, to $20.3 million for the year ended December 31, 1999 from $15.7 million for the year ended December 31, 1998. These revenue increases primarily reflect overall volume growth in the business of $10.5 million, including purchases made in preparation for year 2000 computer issues, and, to a lesser extent, acquisitions during the fourth quarter of 1999.

     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. Hardware and other items purchased for resale was $9.7 million for both the years ended December 31, 1999 and 1998. For the year ended December 31, 1999, gross margin was 82.3%, compared to 77.6%, for the year ended December 31, 1998. This increase in gross margin is attributable primarily to a change in the mix of revenues resulting from the growth in service revenues related to EDI which generally carries higher margins.

     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense increased $7.6 million, or 36.0%, to $28.7 million for the year ended December 31, 1999 compared to $21.1 million for the year ended December 31, 1998. This increase reflects primarily additional marketing and administrative personnel and other selling and administrative costs necessary to support the consolidated businesses of the acquired companies. As a percentage of revenue, SG&A expense increased to 52.5% for the year ended December 31, 1999 from 48.4% for the year ended December 31, 1998 primarily due to the fact that the SG&A expense for the acquisition of the 1999 Pooled Companies were substantially higher in relation to their revenues than ours. Because all of these companies were acquired in December 1999, cost savings measures resulting from their integration had not yet been reflected. Further, during the fourth quarter of 1999, the allowance for doubtful accounts increased by $700,000 to more closely align the allowance with our collection experience and for the potential write-off associated with customers migrating from traditional support programs to our subscription pricing offerings.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $648,000, or 18.5%, to $4.2 million for the year ended December 31, 1999 from $3.5 million for the year ended December 31, 1998. This increase was due primarily to acquisitions and the number of products that we support. We capitalize development costs incurred from the time a new product reaches technological feasibility until it is available for general release. The higher level of capitalized costs in 1999 is reflective of the state of development of a variety of projects, including new e-commerce applications. As a percentage of total revenue, research and development expense decreased to 7.7% of total revenue for the year ended December 31, 1999 from 8.1% of total revenue for the year ended December 31, 1998 due to the significant increase in revenues from acquisitions and business growth.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $1.0 million, or 43.5%, to $3.3 million for the year ended December 31, 1999 from $2.3 million for the year ended December 31, 1998. This increase was primarily due to increased expense for amortization of goodwill resulting from the addition of approximately $10.5 million of goodwill related to the 1999 acquisitions and a change in accounting estimate, which was effected in the fourth quarter of 1999, to reduce the estimated useful life of goodwill from 15 years to three years. This change in accounting estimate resulted in additional goodwill amortization of approximately $600,000 for 1999.

     RESTRUCTURING AND OTHER CHARGES. In the year ended December 31, 1999, we incurred costs of $1.8 million associated with a restructuring plan announced in the fourth quarter of 1999. In the year ended December 31, 1998 we incurred $1.0 million of charges associated with the 1997 restructuring plan that was completed in 1998.

     MERGER COSTS. We incurred $659,000 in merger costs in 1999 related to the acquisitions of the 1999 Pooled Companies.

     COMPENSATORY STOCK AWARDS. Compensatory stock awards expense decreased $6.0 million, or 93.8%, to $428,000 for the year ended December 31, 1999 from $6.4 million for the year ended December 31, 1998. Compensatory stock award expense for the year ended December 31, 1999 related to the vesting of restricted awards to executive officers of InfoCure. The $6.4 million expense in 1998 related to contingently exercisable stock options of an acquired company. Under the terms of the purchase agreement, the value of the options became determinable in the fourth quarter of 1998, resulting in recognition of compensation expense. As a percentage of total revenue, compensatory stock awards expense decreased to 0.8% for the year ended December 31, 1999 from 14.8% for the year ended December 31, 1998.

     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $369,000, or 38.2%, to $1.3 million for the year ended December 31, 1999 from $966,000 for the year ended December 31, 1998. The increase relates primarily to higher average outstanding debt balances during 1999 and a higher effective interest rate resulting from the amortization of loan costs. As a percentage of total revenue, interest expense and other, net increased to 2.4% for the year ended December 31, 1999 from 2.2% for the year ended December 31, 1998.

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision for income taxes was $2.2 million for the year ended December 31, 1999, compared to $873,000 for the year ended December 31, 1998. The effective income tax rate of 47.9% for the year ended December 31, 1999 is higher than statutory rates due to state income taxes and permanent differences resulting primarily from the amortization of nondeductible goodwill. In addition, the effective tax rate for 1998 differs from the statutory tax rate due to the more significant impact of pooling of interests accounting with certain S-corporation entities that incurred no federal income taxes prior to their acquisition by us.

     NET (LOSS) INCOME. As a result of the above factors, our net income for the year ended December 31, 1999 was $2.3 million compared to net loss of $(2.5) million for the year ended December 31, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO ELEVEN MONTHS ENDED DECEMBER 31, 1997

     TOTAL REVENUE. Total revenue for the year ended December 31, 1998 increased $22.0 million, or 102.3%, to $43.5 million from $21.5 million for the eleven months ended December 31, 1997. Systems and software revenue increased $13.8 million, or 98.6%, to $27.8 million for the year ended December 31, 1998 from $14.0 million for the eleven months ended December 31, 1997. Maintenance, support and services revenue increased $8.2 million, or 109.3%, to $15.7 million for the year ended December 31, 1998 from $7.5

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

million for the eleven months ended December 31, 1997. These increases are related to revenue of $14.7 million from acquisitions as of their respective effective dates, and overall volume growth of the business of $7.3 million.

     HARDWARE AND OTHER ITEMS PURCHASED FOR RESALE. Cost of hardware and other items purchased for resale increased $6.0 million, or 162.2%, for the year ended December 31, 1998, to $9.7 million compared to $3.7 million for the eleven months ended December 31, 1997. The increase is primarily related to the acquisitions made in 1998 and 1997. Gross margin as a percentage of revenue was 77.6% for the year ended December 31, 1998 and 82.7% for the eleven months ended December 31, 1997. The decrease in gross margin is due primarily to an increase in the sales of lower margin hardware during 1998.

     SELLING, GENERAL AND ADMINISTRATIVE, OR SG&A. SG&A expense increased $9.4 million, or 80.3%, to $21.1 million for the year ended December 31, 1998 compared to $11.7 million for the eleven months ended December 31, 1997. This increase reflects primarily an increase in marketing and administrative personnel and other selling and administrative costs necessary to support the businesses of acquired companies. SG&A expense as a percentage of revenue decreased to 48.4% for the year ended December 31, 1998 from 54.5% for the eleven months ended December 31, 1997. This decrease reflects our ability to leverage economies of scale resulting from the larger installed customer base and higher base of revenue realized from acquisitions.

     RESEARCH AND DEVELOPMENT. Research and development expense increased $270,000, or 8.2%, to $3.5 million for the year ended December 31, 1998 compared to $3.3 million for the eleven months ended December 31, 1997. The overall increase in research and development expense is primarily due to additional development staff from acquisitions and expenditures to integrate the acquired products. Research and development expense for the year ended December 31, 1998 as a percentage of total revenue increased to 15.2% from 8.1% for the eleven months ended December 31, 1997.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $1.7 million to $2.3 million for the year ended December 31, 1998 compared to $551,000 for the eleven months ended December 31, 1997. This increase represents primarily the significant increase in goodwill arising from acquisitions.

     RESTRUCTURING AND OTHER CHARGES. Restructuring and other charges were $1.0 million for the year ended December 31, 1998, related primarily to additional contingent consideration that was deemed earned due to the effect of the discontinuance of the products of some of the acquired companies. For the eleven months ended December 31, 1997, restructuring and other charges were $6.5 million due to a restructuring plan that included a $3.5 million write-down of goodwill related to a July 1997 acquisition and $2.2 million of contingent consideration earned or deemed payable under terms of acquisition agreements for acquired companies whose products were discontinued as part of the restructuring.

     COMPENSATORY STOCK AWARDS. During the year ended December 31, 1998, we recorded approximately $6.4 million related to contingently exercisable stock options of an acquisition.

     INTEREST EXPENSE AND OTHER, NET. Interest expense and other, net increased $768,000 to $966,000 for the year ended December 31, 1998 compared to $198,000 for the eleven months ended December 31, 1997. This increase reflects primarily increases in interest expense associated with indebtedness incurred to complete acquisitions.

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

     PROVISION (BENEFIT) FOR INCOME TAXES. The provision for income taxes was $873,000 for the year ended December 31, 1998 compared to a net benefit of $171,000 for the eleven months ended December 31, 1997. This is due to net taxable income being generated in 1998 versus a net taxable loss being generated in 1997. The effective income tax rate for the year ended December 31, 1998 is higher than statutory rates due to permanent differences resulting primarily from the amortization of nondeductible goodwill and the impact of pooling of interests accounting with certain S-corporation entities that incurred no federal income taxes prior to their acquisition by us.

     NET LOSS. As a result of the above factors, our net loss for the year ended December 31, 1998 was $2.5 million compared to net loss of $4.3 million for the eleven months ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal capital requirements have been to fund:

     - acquisitions;

     - working capital;

     - capital expenditures for buildings, furniture, fixtures and equipment;
       and

     - capitalized software development costs.

     Historically, InfoCure has managed cash on a centralized basis. Cash receipts associated with our business have largely been retained by InfoCure and InfoCure has provided funds to cover our disbursements for operating activities, capital expenditures and acquisitions. The cash balances reported by us at December 31, 1999 and 1998 are based on the results of our operations and the net cash resulting from intercompany transfers between us and InfoCure. The investing and financing activities discussed below were funded as a result of activities entered into by InfoCure and relating to our operations. The long-term debt amounts reported by us are based on long-term debt that InfoCure incurred to acquire businesses and other assets that will be transferred to us immediately prior to the distribution.

     During the nine months ended September 30, 2000, we used $7.6 million of cash in operating activities primarily relating to (1) a net loss of $16.7 million, offset by the net effect of non-cash charges of $12.4 million in depreciation and amortization and $5.8 million in restructuring and other charges and the non-cash benefit of $8.6 million associated with deferred taxes and (2) payments of accounts payable and accrued liabilities of approximately $2.8 million, offset by a reduction of approximately $1.5 million in accounts receivable. The net use of cash flow from operations is due primarily to the impact of ongoing transition to subscription-based pricing, the pending release of our ASP applications and some customers making purchases in 1999 to prepare for Year 2000 issues.

     During the year ended December 31, 1999, we generated $5.8 million of cash from operating activities primarily relating to net income of $2.3 million, which includes non-cash charges for depreciation and amortization and restructuring and other charges, offset by an increase in accounts receivable.

     During the nine months ended September 30, 2000, cash used in investing activities was $20.3 million, primarily representing cash used for acquisitions and related expenditures of $13.4 million. During the year ended December 31, 1999, cash used in

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

investing activities was $10.3 million, consisting primarily of cash used for acquisitions of $8.3 million.

     During the nine months ended September 30, 2000, we generated $28.8 million of cash from financing activities consisting primarily of borrowings attributed to us of $11.0 million from InfoCure's line of credit and $18.0 million in cash advances from InfoCure. During the year ended December 31, 1999, we generated net cash from financing activities of $5.4 million, including $8.7 million in proceeds from InfoCure's line of credit and $13.3 million in cash advances from InfoCure. These proceeds were principally used to retire outstanding debt previously attributed to us of $16.7 million and to fund the acquisition of the 1999 Purchased Companies.

     InfoCure maintains a credit facility with FINOVA in the amount of $100.0 million that has a five-year term, bears interest at a floating rate (9.5% at December 31, 2000) and is secured by substantially all of InfoCure's assets. During July 2000, InfoCure entered into an amendment to the credit facility to eliminate certain previous financial covenants and establish new financial covenants. At the time of the distribution, we will have entered into a new credit facility with FINOVA under which we will incur approximately $20.0 million of indebtedness to repay InfoCure's long-term indebtedness relating to our business. The new FINOVA credit facility will contain restrictions and covenants, similar in nature to those contained in InfoCure's credit facility, as amended, including a minimum net worth requirement, a minimum current ratio requirement and a minimum liquidity requirement. Management believes that the covenants that have the greatest likelihood of potentially restricting our operations are required quarterly tests for minimum net worth and minimum liquidity.

     Minimum net worth means, as of any date of determination, the consolidated net worth of PracticeWorks and our subsidiaries calculated in accordance with generally accepted accounting principles, plus the carrying value of the three planned issuances of our convertible redeemable preferred stock. On a pro forma basis, at September 30, 2000, our minimum net worth as determined under this definition was $65.9 million. The table below shows the applicable minimum net worth requirements for the end of each quarter during the term of the loan:

QUARTER                                                       MINIMUM AMOUNT
-------                                                       --------------
March 31, 2001..............................................   $41,760,000
June 30, 2001...............................................    34,720,000
September 30, 2001..........................................    28,200,000
December 31, 2001...........................................    22,360,000
March 31, 2002..............................................    18,100,000
June 30, 2002...............................................    30,480,000
September 30, 2002..........................................    28,020,000
December 31, 2002...........................................    27,000,000
March 31, 2003..............................................    27,600,000

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

     Minimum liquidity means cash and cash equivalents, such as securities issued or guaranteed by the United States government, certificates of deposit and commercial paper, plus amounts available on the next settlement date, up to $2.5 million, under the Crescent equity line. On a pro forma basis, at September 30, 2000, our liquidity as determined under this definition was $10.4 million. The table below shows the applicable minimum liquidity requirements for the end of each quarter during the term of the loan:

DATE                                                          MINIMUM AMOUNT
----                                                          --------------
March 31, 2001..............................................   $ 7,500,000
June 30, 2001...............................................     6,520,000
September 30, 2001..........................................     5,380,000
December 31, 2001...........................................     4,057,000
March 31, 2002..............................................     3,960,000
June 30, 2002...............................................     4,580,000
September 30, 2002..........................................     6,080,000
December 31, 2002...........................................     8,700,000
March 31, 2003..............................................    12,250,000

     In addition, the credit facility limits our ability to make capital expenditures in excess of specified amounts for each year during the loan. We are not permitted to carry forward any unused amounts from a prior year. The table below shows the applicable capital expenditure limitations for each year during the term of the loan:

PERIOD                                                        MAXIMUM AMOUNT
------                                                        --------------
2001........................................................   $ 1,700,000
2002........................................................     2,100,000
Each year thereafter........................................     2,300,000

The levels for the quarterly tests for minimum net worth and liquidity and the annual capital expenditures limitations have been computed based on discussions with the lender regarding our business plan. Also, the new credit facility will include restrictions on our ability, without the lender's consent, to incur additional indebtedness, create liens, effect mergers and acquisitions, pay dividends, redeem capital stock, or invest in other entities. If we do not satisfy the financial covenants in the credit facility, this will cause an event of default under the credit facility. Upon an event of default, the lender may, at its option, terminate the loan commitments and declare all amounts outstanding under the credit facility immediately due and payable. In addition, the lender may exercise various remedies under the credit facility including foreclosure on and sale of our assets.

     Amounts outstanding will bear interest equal to 1.5% plus a base rate equal to the higher of the prime rate as announced from time to time by Citibank N.A. or a weighted average of the rates on overnight federal fund transactions plus 50 basis points. The outstanding principal balance of the loan will amortize at 5.0% per quarter beginning October 1, 2001, and the entire outstanding balance under the facility will be due in full on June 30, 2003.

     After the distribution we will enter into an equity line agreement with Crescent that allows us to issue and sell and requires Crescent to purchase, upon our request, shares of our common stock for consideration of up to $35.0 million (minus applicable fees and expenses). Under this agreement, we can, from time to time and at our option, issue and sell shares of our common stock with an aggregate purchase price of up to twice the

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

average daily trading value of our common stock during the 22 trading day period immediately preceding the date of the notice by us requiring Crescent to purchase, but no more than $2.5 million at one time. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading period immediately preceding the applicable sale. At the time of the first sale to Crescent under the equity line, we will be required to issue to Crescent certain protective and incentive warrants. See "Business -- Overview -- Crescent Investment and Equity Line." Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.

     After the distribution, we will issue 100,000 shares of our series C convertible redeemable preferred stock for $5.0 million to Crescent in a private placement. The series C convertible redeemable preferred stock is not convertible for one year after issuance. Thereafter, the holders can convert all or a portion of the shares of series C convertible redeemable preferred stock. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date. We will have the right to either redeem in cash at a premium or require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. The redemption premiums will increase proportionately each year from 115% of the liquidation preference during the first year after issuance of the preferred stock to 160% of the liquidation preference following the third anniversary year of issuance. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require us to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. See "Description of Capital
Stock -- Preferred Stock -- Series C Convertible Redeemable Preferred Stock to be Issued to Crescent." If the price of our common stock decreases following the distribution, we may be required to redeem the shares of series C convertible redeemable preferred stock at a significant premium in order to prevent a dilutive conversion of the series C convertible redeemable preferred stock into shares of our common stock. We may not have the necessary funds to redeem any shares of the series C convertible redeemable preferred stock, or be permitted to do so under the FINOVA credit facility.

     We are required to redeem for cash the shares of series B convertible redeemable preferred stock issuable to Medical Dynamics on the fifth anniversary of issuance. The redemption price of the series B convertible redeemable preferred stock is equal to $5.3 million plus accrued and unpaid dividends. The holders of the shares of series A convertible redeemable preferred stock issuable to Ceramco may require the redemption in cash of their shares of series A convertible redeemable preferred stock at any time following the fifth anniversary of issuance. The redemption price of the series A convertible redeemable preferred stock is equal to $32.0 million plus accrued and unpaid dividends. We may not have the necessary funds to redeem any such shares of our convertible redeemable preferred stock or be permitted to do so under the FINOVA credit facility.

     At September 30, 2000, we had total cash and cash equivalents of $3.4 million and negative working capital of $5.2 million. We expect the transition to a subscription pricing model will continue to adversely impact our cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. We also expect to incur

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

increased operating costs associated with the development of our ASP applications and other new applications and services, the establishment of additional business relationships and marketing and sales expenses in connection with the introduction of new applications and services. We expect to finance these activities and future acquisitions, if any, through the issuance of debt or equity securities. There can be no assurance that additional sources of capital will be available on terms acceptable to us. In addition, since an acquisition of a 50% or greater interest in PracticeWorks by one or more persons within the four-year period beginning two years before the distribution could cause the distribution to be taxable, our ability to issue additional equity securities may be limited. We believe that our existing cash and anticipated future operating cash flow, combined with availability of funds from other sources of financing, will be sufficient to fund our working capital requirements both in the short term, which means the next twelve months, and in the long term, which means a reasonable period of time thereafter. However, if insufficient funds are available, we may not be able to increase our marketing and sales expenses and grow our businesses or effectively compete in any of our markets, which could materially harm our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

     This section contains forward-looking statements that reflect our current assumptions and estimates of future performance, the development and timing of our release of new applications and services, the rate of adoption of our new applications and services by new and existing customers. Any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those projected, stated or implied by the forward-looking statements. Our results and the accuracy of the forward-looking statements could be affected by the risk factors discussed elsewhere in this prospectus.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 was effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. Adoption of this standard did not have a material effect on our capitalization policy.

     Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, we have not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, we do not expect adoption of this new standard on January 1, 2001 to have an effect on our financial statements.

     SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" was issued in September 2000 to address securitizations and other transfers of financial assets and collateral, and requires specified new disclosures. Specified disclosure provisions are effective for fiscal years ending after December 15, 2000 with the accounting for transfers and servicing of financial assets and extinguishments of liabilities effective for transactions

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occurring after March 31, 2001. Adoption of this new standard is not expected to have an effect on our financial statements.

     The Financial Accounting Standards Board issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which is effective July 1, 2000. Interpretation No. 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation did not have a significant impact on our financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No.
101, -- Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date for SAB No. 101 is September 1, 2001 and we do not believe that adopting SAB No. 101 will have a significant impact on our financial position or results of operations.

COSTS RELATED TO YEAR 2000 COMPLIANCE

     We recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and took corrective action prior to December 31, 1999. Our total Year 2000 compliance costs were approximately $1.4 million all of which was incurred prior to December 31, 1999. We do not expect to apply additional material funds to address Year 2000 issues.

     As of December 31, 2000, we were not aware of any material disruption in the operation of our products by our customers as a result of Year 2000 issues. In addition, as of December 31, 2000, we have not experienced any material disruptions of our internal computer systems or software applications, and have not experienced any material problems with the computer systems or software applications of the third parties with whom we regularly do business as a result of Year 2000 issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risks include fluctuations in interest rates and variability in interest rate spread relationships, such as prime to LIBOR spreads. Approximately $18.8 million of our outstanding debt at September 30, 2000 related to long-term indebtedness under InfoCure's credit facility with FINOVA that will be allocated to PracticeWorks at the time of the distribution. We expect interest on the outstanding balance of our credit facility to be charged based on a variable rate related to prime rate or, at our option, the LIBOR rate. Both rate bases are incremented for margins specified in the agreement. Thus, our interest rate is subject to market risk in the form of fluctuations in interest rates. The effect of a hypothetical one percentage point increase across all maturities of variable rate debt would result in an increase of approximately $188,000 in pre-tax net loss assuming no further changes in the amount of borrowings subject to variable rate interest from amounts outstanding at September 30, 2000. We do not trade in derivative financial instruments.

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                                    BUSINESS

OVERVIEW

     We are an information management technology provider for dentists, orthodontists and oral and maxillofacial surgeons. Our offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These applications and services are designed to automate the provider's practice, resulting in greater efficiency, lower costs and higher quality care. As of December 31, 2000, we had an installed base of approximately 35,000 providers, including approximately 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons in the United States.

     We believe that the direct and frequent use of our practice management applications by providers and office staff throughout the business day combined with our substantial installed customer base strongly positions us to facilitate business-to-business e-commerce between our customers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. Through business relationships we have established to date, orthodontists using our e-commerce application can make convenient, cost-effective online purchases of orthodontic supplies, office supplies and promotional materials. We are developing additional business relationships to enable online purchasing of dental supplies using our e-commerce application. This will allow us to expand our e-commerce services to the dental and oral and maxillofacial surgery markets and further develop this revenue stream.

     Our existing practice management applications are installed either on servers or personal computers located in the provider's office. We are developing practice management applications that we will deliver through an applications services provider, or ASP, delivery model whereby the applications will be remotely hosted on a central server which our customers will access through a standard Internet browser. Our ASP applications will benefit our customers primarily by:

     - decreasing their total cost of ownership by reducing hardware requirements and allowing them to outsource maintenance and support functions;

     - automatically providing immediate access to future updates and improvements to our applications;

     - enabling secure, online communication with patients; and

     - enabling remote access to their practice management applications.

     We expect to release specified modules of our ASP application for use by dentists in the United States during the second quarter of 2001 and to release specified modules of our ASP applications for orthodontists and oral and maxillofacial surgeons by the fourth quarter of 2001. Although our initial ASP applications will contain the basic functionality required to manage a dentist's office, they will not offer the full functionality of our core products. We expect to provide these levels of full functionality for our ASP applications in the dental market in the fourth quarter of 2001 and in the orthodontic and oral and maxillofacial markets in the third quarter of 2002.

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INFOSOFT ACQUISITION

     On December 27, 2000, we entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management software subsidiary of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY. The aggregate consideration to be paid in connection with this acquisition is approximately $32.0 million. Pursuant to the agreement, Ceramco will transfer to SoftDent, LLC the assets used in DENTSPLY's business of developing, marketing, licensing and supporting its SoftDent product in exchange for all of the membership interests of SoftDent, LLC, and Ceramco will assign these membership interests to us. In exchange for Ceramco's transfer of membership interests, we will issue 32,000 shares of our series A convertible redeemable preferred stock to Ceramco having a stated redemption value of $32.0 million. These shares of series A convertible redeemable preferred stock will be convertible into approximately 9.8% of our outstanding common stock at the time of the distribution.

     The acquisition will be completed only if specified conditions are satisfied or waived, including completion of the distribution and the termination or expiration of all applicable filing and waiting period requirements with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Either Ceramco or PracticeWorks may terminate the agreement
(1) if there is a material breach of any provision which has not been waived or cured; (2) by mutual consent; or (3) if the acquisition has not closed on or before March 31, 2001, or such later date as the parties may agree upon. We intend to close this acquisition the day after the distribution.

     InfoSoft develops and provides dental practice management systems and currently provides software for approximately 22,000 dentists. The proposed acquisition of InfoSoft will strengthen our presence in the dental segment of the healthcare information systems market by adding approximately 22,000 dentists to our installed customer base. Upon closing of this acquisition, we expect to have an installed customer base of approximately 49,000 dentists in the United States, in addition to 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. The acquisition also affords us opportunities for future conversion of the acquired customer base to newer technology offered by us, the potential revenue from our connectivity offerings and the cost savings potential of eliminating duplicative services and redundancies in staffing. On a pro forma basis, the acquisition of InfoSoft increased our revenues by $9.5 million and $6.4 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. As a result of the InfoSoft acquisition, our pro forma net loss increased by approximately $1.1 million and $3.6 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

MEDICAL DYNAMICS ACQUISITION

     Upon completion of the distribution, PracticeWorks will assume InfoCure's obligation to acquire Medical Dynamics except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The aggregate consideration to be paid to the Medical Dynamics shareholders in connection with the merger is approximately $9.9 million. Each Medical Dynamics shareholder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock outstanding on a fully diluted basis on the date of the merger.

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Each holder of 100 or fewer shares of Medical Dynamics common stock will receive
$0.75 in cash for each share of Medical Dynamics. Assuming 13.2 million shares of Medical Dynamics are outstanding on a fully diluted basis on the date of the acquisition, PracticeWorks will issue approximately 219,500 shares of PracticeWorks common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock (with a stated redemption value of $5.3 million) and will pay approximately $325,000 in cash as consideration for the merger. Assuming full conversion of the PracticeWorks series B convertible redeemable preferred stock, the PracticeWorks securities to be issued in connection with the Medical Dynamics merger will represent, in the aggregate, less than 2.0% of PracticeWorks' common stock at the time of the distribution. InfoCure will issue approximately 878,000 shares of its common stock as a portion of the consideration for the merger.

     The Medical Dynamics merger will require approval of the Medical Dynamics shareholders. No vote of the PracticeWorks or InfoCure shareholders is required to approve the merger. Either PracticeWorks or Medical Dynamics may terminate the merger agreement under specified circumstances, including if both parties consent in writing; if the merger is not completed by March 31, 2001; and if the Medical Dynamics shareholders do not approve the merger. We expect to close this transaction as soon as practicable after the distribution.

     Medical Dynamics will pay InfoCure a "break up" fee of $250,000 if (1) Medical Dynamics approves, enters into, or consummates a transaction contemplated by an acquisition proposal; (2) the Medical Dynamics board withdraws, modifies or changes its recommendation as to the merger; or (3) specified principal stockholders of Medical Dynamics who own approximately 17% of the outstanding shares of Medical Dynamics stock fail to comply with their obligations under a stockholders agreement to vote in favor of the merger. In addition, InfoCure will pay Medical Dynamics a fee of $250,000 if Medical Dynamics terminates the merger agreement because InfoCure breaches its representations, warranties or obligations under the merger agreement in any material respect.

     The proposed acquisition of Medical Dynamics will strengthen our presence in the dental segment of the healthcare information systems market by adding approximately 4,000 dentists to our installed customer base. Medical Dynamics' customer base is relatively large and produced a revenue stream of approximately $2.5 million from customer support contracts for the fiscal year ended September 30, 2000. This acquisition also affords opportunities for future conversion of the acquired customer base to newer technology offered by us, the potential for additional revenues from our connectivity offerings and the cost savings potential of eliminating duplicative services and redundancies in staffing. On a pro forma basis, the acquisition of Medical Dynamics increased our revenue by $11.0 million and $3.0 million, respectively, for the year ended December 31, 1999 and for the nine months ended September 30, 2000, and increased our pro forma net loss by approximately $3.7 million and $3.4 million, respectively, for the same periods.

CRESCENT INVESTMENT AND EQUITY LINE

     After the distribution, we will issue 100,000 shares of our series C convertible redeemable preferred stock for $5.0 million to Crescent International in a private placement. The distribution is contingent upon the execution of definitive agreements with

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respect to the series C convertible redeemable preferred stock. We expect to use the proceeds of this investment to fund our general operations.

     The series C convertible redeemable preferred stock is not convertible during the first year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date.

     The number of shares of common stock to be received upon conversion will equal the liquidation preference of the series C convertible redeemable preferred stock to be redeemed divided by the conversion price. The conversion price will be equal to the lesser of (1) 107.5% of the average closing bid price of our common stock for the 50 consecutive trading days immediately following the distribution, such 50 day average being referred to as the "reference price," and (2) the average of the three lowest closing bid prices of our common stock during the 22 trading day period immediately preceding the applicable conversion date. The conversion price determined according to the formula may not be less than 75% of the reference price; however, beginning 18 months after the date we issue the series C convertible redeemable preferred stock, the minimum conversion price will decrease by 7.5% of the reference price on the first day of each month. Holders of the series C convertible redeemable preferred stock will be entitled to receive a liquidation preference of $50 per share, plus a 6.5% annual return, in the event that we liquidate, dissolve or wind up, before any payments or distributions of assets are made or set aside for the benefit of holders of our common stock. We will have the right either to redeem in cash or to require the conversion of the shares of series C convertible redeemable preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require us to redeem the series C convertible redeemable preferred stock at a redemption price equal to 175% of the liquidation preference, or $8.75 million. Crescent will also receive specified registration rights in connection with its investment. The series C convertible redeemable preferred stock will be entitled to vote on an as-converted basis, together with the holders of our common stock on all matters on which the holders of our common stock are entitled to vote; however, the outstanding shares of series C convertible redeemable preferred stock, together with the shares of common stock into which the preferred stock has been converted, will not be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote.

     After the distribution, we will enter into an equity line agreement with Crescent that allows us to issue and sell and requires Crescent to purchase, upon our request, shares of our common stock for consideration of up to $35.0 million (minus applicable fees and expenses). Under this agreement, we can, from time to time and at our option, issue and sell shares of our common stock with an aggregate purchase price of up to twice the average daily trading value of our common stock during the 22 trading day period immediately preceding the applicable sale date, but no more than $2.5 million at one time. The purchase price for shares of common stock sold to Crescent under this equity line will be 94% of the average of the lowest three consecutive bid prices during the 22 day trading

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period immediately preceding the applicable sale. Management does not currently believe that it will be necessary to draw any amounts under the Crescent equity line.

     At the time of the first sale of common stock to Crescent under the equity line, we will be required to issue Crescent an incentive warrant to purchase a number of shares of our common stock equal to $3.5 million divided by the purchase price of our common stock in the first sale to Crescent. This warrant will be exercisable for five years. The exercise price will be 150% of the purchase price in the first sale of our common stock to Crescent under the equity line.

     After issuance of unregistered shares under the equity line, we are obligated to file a resale registration statement within 20 days and use our best efforts to have the registration statement declared effective. We must issue to Crescent protective warrants to purchase shares of our common stock at $0.01 per share, which are intended to protect Crescent economically from any loss as a result of a drop in market price of our common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price on the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, we will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

     We will also be subject to certain cash penalties if we do not timely register for resale the shares of our common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, we will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.

RECENT DEVELOPMENTS

     On January 11, 2001 InfoCure issued a press release which contained the following forward-looking statements with respect to PracticeWorks. The forward-looking statements assume the acquisitions of InfoSoft and Medical Dynamics and the Crescent preferred stock investment are completed during the first quarter of 2001. For 2001, revenue and EBITDA are expected to be approximately $60 million and $0.5 million, respectively; and for 2002, revenue and EBITDA are expected to be approximately $90 million and $15 million, respectively. In addition, revenue is expected to grow approximately 30% in 2003 and 2004, and we expect to maintain a per annum EBITDA margin of approximately 27% of revenue in 2003 and 34% in 2004. Finally, PracticeWorks expects to be EBITDA positive in the second quarter of 2001 and each subsequent quarter thereafter. EBITDA represents earnings before interest, (benefit) provision for income taxes, depreciation and amortization. The forward-looking statements do not include restructuring and other nonrecurring charges, such as merger costs, compensatory stock awards, impairments of

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long-lived assets and inventory, and gain on disposal of fixed assets. EBITDA is provided because it is a measure commonly used by analysts and investors to determine a company's ability to incur and service debt. EBITDA is not a measurement in accordance with generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, net (loss) income as a measure of our profitability or cash flows as a measure of our liquidity. All companies do not calculate EBITDA in the same manner. Accordingly, our EBITDA may not be comparable with that of other companies. We have included information concerning EBITDA because management believes EBITDA provides a useful measure of our performance. You should note, however, that items excluded from EBITDA are significant components in understanding and assessing our performance. These projections are based upon a number of estimates and assumptions and are inherently subject to significant uncertainties and contingencies. For these reasons, you should only consider these projections after carefully evaluating all of the information in this prospectus, including the risks described in the Risk Factors and throughout this prospectus.

     On January 31, 2001, InfoCure announced unaudited operating results for the quarter and year ended December 31, 2000, including unaudited summary information for PracticeWorks. For the fourth quarter, PracticeWorks had net revenues of $10.2 million, adjusted operating loss (which excludes restructuring and other non-recurring charges, merger costs and compensatory stock awards) of $6.4 million and net loss of $6.4 million. For the year ended December 31, 2000, PracticeWorks had net revenues of $40.0 million, adjusted operating loss of $24.9 million and net loss of $23.1 million.

     On February 14, 2001, Medical Dynamics reported its unaudited operating results for the quarter ended December 31, 2000. For the quarter, Medical Dynamics reported net sales of $669,700, operating loss of $79,900, and net loss of $125,400.

     We have not disclosed fourth quarter or year end financial information regarding InfoSoft, because as of the date of this prospectus such unaudited financial information is not available.

THE INDUSTRY

CURRENT STATE OF THE DENTAL INDUSTRY

     According to the Health Care Financing Administration, healthcare expenditures were approximately $1.15 trillion, or 13.7% of the U.S. gross domestic product in 1998. Spending on dental services in the United States reached approximately $53.7 billion in 1998 and was expected to increase 6.3% in 1999. Dental services are expected to grow at a compound rate of 6.6% annually through the year 2007, when total dental care would account for $95.2 billion of U.S. healthcare expenditures. Expenditures on dental services are growing at a slightly faster pace than total U.S. healthcare expenditures, growing from 4.7% of the total in 1997 to over 4.8% in 1999. Based on our experience in the industry, we believe the primary drivers of growth in dental services include the aging U.S. population, natural teeth being retained longer, changing dental practices, general population growth and an increase in private dental insurance. According to Dorland Healthcare Information, a healthcare industry research firm, orthodontic services were estimated to have represented $4.1 billion of total dental services expenditures in 1999, an increase of 7.0% annually since 1997.

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     The market for professional dental products is estimated to have been approximately $3.1 billion in 1999, growing at annual rate of 6.7% to more than $3.5 billion by 2001, according to the Detwiler Group, a healthcare industry research firm. This market is comprised of a wide range of products including supplies, such as hand instruments, polishing materials and consumables used in patient therapy, and equipment, such as sterilizers, powered hand pieces and ultrasonic cleaners. In addition, orthodontists and oral and maxillofacial surgeons use other specialty equipment and supplies including bonding and wiring material, anesthesia and surgical supplies.

     The traditional supply chain for professional dental and related products is highly fragmented and inefficient, with more than 300 distributors serving dental practices, of which fewer than 20 have more than $20.0 million in annual sales, according to the Detwiler Group. According to Strategic Dental Marketing, an industry market research firm, the six largest manufacturers of dental supplies control approximately 45% of the market, but very few sales are made directly to dental practices. However, the cost effective procurement of supplies and equipment is highly important to managing dental practice expenses.

     According to Dorland Health Information, "the spread of managed care in dental care is likely to increase in the future as HMOs and other managed care plans contract with dentists to provide services on a capitated basis in an effort to control costs. The key to prosperity in the capitated environment will be cost control." The managed care, fixed-fee and capitated models are replacing the fee-for-service reimbursement model that has been the traditional basis for payment for healthcare services. We believe this shift will increase the demand for dental practice management applications and services.

     We note that information about the oral and maxillofacial surgery markets was not available and is not included in industry data about the dental services market. Therefore, our discussion of trends and forecasts in the dental services industry is necessarily incomplete.

CURRENT INFORMATION MANAGEMENT TECHNOLOGY SYSTEMS

     To more efficiently manage their practices in connection with cost containment pressures, recent information from the American Dental Association indicates that dental practitioners are increasingly utilizing information management technology, including practice management applications, in the day-to-day operation of their practices. Practice management applications include a range of software products for dentists, physicians and other healthcare providers that are used throughout the business day. Most practice management applications provide several common functions, including:

     - administrative functions, such as patient scheduling;

     - financial functions, such as patient billing and receivables management; and

     - clinical functions, such as preventative care notification.

However, practitioners have informed us that most existing healthcare practice management systems are largely inadequate because those systems:

     - were not designed to handle the complexity of the pricing pressures created by managed care;

     - cannot be automatically upgraded to reflect rapid technological advancements;

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     - are not designed to not take advantage of the efficiencies available through the Internet;

     - require substantial up-front investments; and

     - require practices to utilize technology experts to efficiently manage their information technology systems, which is cost prohibitive for all but the largest practices.

THE EMERGENCE OF THE APPLICATION SERVICE PROVIDER MODEL

     The ASP model of application delivery offers the end user local access to an application hosted centrally on remote servers, and all ASP maintenance is performed centrally once for the benefit of the user community. Customers typically pay a monthly subscription fee, which is often based on the number of computer terminals or users authorized to access the application. The advantages of this form of technology outsourcing include:

     - the significant reduction or avoidance of up-front costs to purchase software, application maintenance and upgrades;

     - faster implementation;

     - a reduced need for in-house information technology maintenance resources;

     - better data storage at a central site;

     - remote access to applications; and

     - higher level of server security.

     These various benefits combine to create a lower total cost of ownership that can be significant. Gartner Group, an independent research firm, estimates that companies that choose ASP models can reduce related information technology costs by 35% to 55% over the life of an application. Because of these many advantages, Gartner Group further estimates that the overall ASP market will grow from $900 million in 1998 to approximately $23 billion by 2003. The ASP model is especially beneficial for small to medium sized businesses, including dental and related practices, due to the impracticality of retaining in-house information technology resources.

GROWTH OF THE INTERNET AND BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

     Many companies in a variety of industries have increasingly begun to use the Internet to utilize business-to-business electronic communication to streamline complex processes, purchase and sell goods and exchange information among fragmented groups of customers, manufacturers and distributors. Forrester Research, an independent research firm, has estimated that U.S. business-to-business e-commerce, defined as the total volume of inter-company trade of goods and services in which the final order is placed over the Internet, will increase from $109 billion in 1999 to $1.3 trillion in 2003. Business-to-business e-commerce enables purchasers and sellers in fragmented markets to reduce supply chain inefficiencies. Sellers are able to cost-effectively access additional markets, streamline their sales, marketing and distribution operations, reduce their time-to-market and efficiently distribute updated product information. Buyers can improve their purchasing process and easily access current product information and a broad range of products and services.

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OPPORTUNITY FOR NEW INFORMATION MANAGEMENT TECHNOLOGY SYSTEMS FOR PHYSICIANS

     Information management technology and the Internet are becoming increasingly important and commercially viable systems to reduce the current cost burden in many industries. Because of its size, fragmentation and dependence on information exchange, we believe the healthcare sector, including the dental, orthodontic and oral and maxillofacial surgery industries, is ideally suited to benefit from increased use of technology systems to control costs and manage complex data requirements. However, we believe there are unmet needs between the older legacy vendors and the new technology vendors. Legacy vendors can provide systems with advanced features but typically lack systems that are user-friendly and enable electronic communications. On the other hand, new technology vendors can provide this Internet connectivity but often lack the experience, customer base and feature functionality to promote widespread adoption. We believe a significant opportunity exists for companies that have experience in delivering information management technology systems to dental providers, advanced feature functionality and new technology systems that enhance connectivity through the Internet.

THE PRACTICEWORKS SYSTEMS

     We offer dentists, orthodontists and oral and maxillofacial surgeons information management technology systems that include:

     - PRACTICE MANAGEMENT APPLICATIONS. Our feature-rich practice management applications are designed to automate dental, orthodontic and oral and maxillofacial surgery practices. We also provide our customers with the necessary training, maintenance and support.

     - E-COMMERCE SERVICES. The PracticeWorks Exchange, our e-commerce application, enables convenient, online purchasing of dental and office supplies and promotional materials offered by our suppliers. Through our existing business relationships, orthodontists currently use the PracticeWorks Exchange to order orthodontic supplies, office supplies and promotional materials. We are developing business relationships to facilitate online ordering of dental supplies, which will allow us to begin offering the PracticeWorks Exchange in the dental and oral and maxillofacial surgery markets.

     - ELECTRONIC DATA INTERCHANGE SERVICES. Through the EDI component of our practice management applications, customers can electronically submit insurance claims and patient billing information for processing at national clearinghouses.

     - ASP APPLICATIONS. We expect to release specified modules of our ASP application for use by dentists in the United States during the second quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. These applications will be remotely hosted on a central server which our customers will access with a standard Internet browser. Our initial ASP applications will not offer the full functionality of our core products, as our ASP applications currently do not offer charting, graphical representation or imaging of teeth or an electronic medical record. We expect to provide these levels of full functionality for our ASP applications in the dental market in the fourth quarter of 2001 and for our ASP applications in the orthodontic and oral and maxillofacial markets in the third quarter of 2002.

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     - INTERNET PORTAL.  We are developing an Internet portal, or website, that will provide access to our ASP applications and an Internet-based version of the PracticeWorks Exchange, enable secure communication between patients and providers and feature healthcare content for patients and providers about dentistry, orthodontics and oral and maxillofacial surgery. We also expect to enter into business relationships which will enable us to provide additional services to our customers through our Internet portal. These services may include credentialing, continuing medical education, or CME, banking, insurance and travel services. We expect to release our Internet portal in the second quarter of 2001.

     - PRACTICE WEBSITES. We plan to offer custom website development services for our customers, enabling them to use the Internet to provide information about their practices and market their services. We are also plan to pursue relationships with companies that will offer tools for our customers to develop their own websites and provide hosting for our customers' websites. We expect to release our website development and hosting services in the second quarter of 2001.

     Our existing applications and services, together with the additional products we are developing, will provide our customers with the following significant benefits:

     - ROBUST AND SPECIALTY-SPECIFIC FUNCTIONALITY. Our practice management applications include features that automate the administrative, financial and clinical information management functions of our customers' practices. In addition to these standard features, many of our applications offer specialized features that serve the practice-specific needs of dental, orthodontic and oral and maxillofacial surgery customers. Our technologically advanced applications are also scalable, providing the flexibility to serve practices of all sizes and with multiple locations.

     - CONVENIENT AND COST-EFFECTIVE E-PROCUREMENT. The PracticeWorks Exchange is designed to reduce the administrative effort and increase the efficiency of a practice by enabling convenient, online purchasing of dental, medical and office supplies at competitive prices from a single application.

     - LOWER START-UP AND TOTAL COSTS. We expect use of our ASP applications to result in a lower total cost of ownership for our customers by reducing hardware requirements and the need for in-house maintenance and support. We offer our practice management applications and maintenance and support services for a fixed, monthly subscription fee, which reduces start-up costs by eliminating one-time application licensing, maintenance and support fees. Subscription pricing also provides our customers with protection against application obsolescence, because we provide customers with upgrades for no additional charge as we expand the functionality of our applications. Furthermore, our customers will be able to purchase hardware directly from Dell Computer Corporation at a discount from its suggested retail prices and pay for their purchases on an installment basis, further reducing start-up and overall costs.

     - CONVENIENCE OF OUR ASP APPLICATIONS AND INTERNET PORTAL. Our ASP applications will provide additional benefits, including rapid implementation and immediate access to upgrades and improvements to our applications as they become available. Our Internet portal will enable remote access to our ASP applications, feature Internet-based training and support services and facilitate secure communication between our customers and their patients through our ASP applications. We also

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       plan to offer Internet-based customer support applications that will enable customers to view the current status of support requests sent using these applications and provide access to a customer knowledge base of frequently-asked questions.

OUR STRATEGY

     Our objective is to become a leading provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons. Our principal strategies include:

PROMOTE OUR PRACTICE MANAGEMENT APPLICATIONS

     We plan to offer customers a choice between the most technologically advanced of our applications that are installed in the provider's office, which we call our core applications, and our ASP applications. In addition to marketing our applications to new customers, we intend to actively encourage existing customers to upgrade to our ASP applications or our core applications. Based on our experience in the information management technology industry, we believe providers traditionally upgrade to new practice management systems approximately every five years. We expect this relatively short upgrade cycle, combined with our strong customer relationships and our establishment of a centralized data conversion center to facilitate our efforts to upgrade our existing customers. As our existing customers upgrade to our ASP or core applications, we believe we can reduce our operating costs by retiring some of our existing applications and reducing the overall number of applications we support.

PROMOTE E-COMMERCE BETWEEN OUR CUSTOMERS AND SUPPLIERS

     We believe we can capitalize on the direct and frequent use of our practice management applications by providers and office staff throughout the business day and our significant market penetration to facilitate e-commerce transactions between our customers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. We have established business relationships with Ormco Corporation, a leading supplier of orthodontic supplies, a division of United Stationers Supply Co., a leading wholesale provider of office supplies, and Summit Marketing Group, Inc., a leading supplier of promotional materials. Through these relationships, orthodontists currently utilize the PracticeWorks Exchange to place orders directly with Ormco and Summit Marketing Group. Our customers can place orders for office supplies directly with us, a service we market under the brand name PracticeDepot, and the orders are fulfilled by e-NITED, a division of United Stationers. We recently began marketing the PracticeWorks Exchange in the orthodontic market, and we are continuing to promote the product to that market. In addition, we are developing business relationships to facilitate online ordering of dental supplies, which will allow us to begin offering the PracticeWorks Exchange to the dental and oral and maxillofacial surgery markets.

ESTABLISH A NATIONAL MARKETING IDENTITY AND TARGET NEW CUSTOMERS

     We plan to implement a program designed to create a strong brand identity for PracticeWorks and to gain new customers within the dental, orthodontic and oral and maxillofacial surgery markets. Our marketing program will include direct mailings, advertising, participation in trade shows, promotions at user group meetings and an annual

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seminar program which will enable us to meet face-to-face with existing and potential customers in major U.S. cities.

FURTHER LEVERAGE OUR EXISTING CUSTOMER BASE

     In addition to our efforts to promote our core and ASP applications and e-commerce transactions using the PracticeWorks Exchange, we believe there are other efforts we can take with existing customers to increase revenue and reduce operating costs. A significant number of our existing customers do not currently utilize our EDI services. We plan to encourage customers to begin using our EDI services through a direct marketing campaign. We also recently established a direct sales group to focus on marketing our maintenance and support services to our existing customers that do not currently use those services. We expect to convert substantially all of our customer base to subscription pricing over the next five years, which will provide our customers with lower start-up and total costs and will provide us with a substantial source of recurring revenue. We will market subscription pricing to existing customers primarily in conjunction with our efforts to upgrade those customers to our ASP or core applications or as their existing maintenance and support contracts expire.

SELECTIVELY ACQUIRE COMPLEMENTARY BUSINESSES AND TECHNOLOGY

     Since July 1997, InfoCure has acquired 18 practice management application companies that will be attributed to us in connection with the distribution. These acquisitions have enabled us to build a substantial customer base, expand into new markets and obtain the technology utilized by those businesses. We intend to pursue additional acquisitions as we identify appropriate opportunities to further increase our customer base, expand into additional markets and enhance our product offerings.

OUR APPLICATIONS AND SERVICES

PRACTICE MANAGEMENT APPLICATIONS

     APPLICATION FEATURES. Our practice management applications are designed to automate the administrative, financial and clinical information management functions for dental, orthodontic and oral and maxillofacial surgery practices. Our applications include features and functions most essential to our customers' practices, primarily in the following areas:

     - ADMINISTRATIVE MANAGEMENT -- appointment scheduling, patient registration, resource management, patient correspondence, referral management and management reporting;

     - FINANCIAL MANAGEMENT -- payor billing, patient billing and accounts receivable management; and

     - CLINICAL INFORMATION MANAGEMENT -- complete documentation of patient visits, patient dental history and treatment planning.

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     In addition to providing standard practice management features, our applications offer advanced features that serve many of the specialty-specific needs of orthodontic and oral and maxillofacial surgery practices. Some of these advanced features are summarized in the following chart:

SPECIALTY AREA                SPECIALTY SPECIFIC FEATURES
--------------                ---------------------------
Orthodontics                  - Contract billing via payment coupons
                              - Time scheduling by units of doctor and
                                assistant time per procedure
                              - Treatment charting
                              - Diagnostic and treatment planning
                              - Automatic patient treatment milestone tracking
                              - Imaging
Oral and Maxillofacial        - Medical and dental claim processing and cross-
  Surgery                       coding
                              - Surgery narrative reporting
                              - Surgery stage tracking
                              - Implant tracking
                              - Pretreatment estimating and treatment planning
                              - Image integration into patient records

     CURRENT APPLICATIONS. We classify our existing practice management applications as either "core" or "classic." Core applications are the applications we currently market to new and existing customers and, together with our ASP applications, are the focus of our ongoing product development efforts. Core applications offer advanced functionality and operate with the latest generation of operating systems and hardware platforms. Classic applications, while continuing to offer adequate functionality, may lack the most advanced practice management features and may not be designed for the latest generation of operating systems. We have designated some of our applications that offer advanced functionality and operate on the latest generation of operating systems as classic applications because we have a core application that we believe better serves the same market. Therefore, our classic applications will not be further marketed or developed as part of our strategy to reduce the number of applications we support.

     As of December 31, 2000, approximately 34% of our practice sites used core applications, while approximately 66% used classic applications. We believe there is a significant opportunity to upgrade those customers utilizing classic applications to our core applications or, when available, to our ASP applications. While we no longer actively market our classic applications, we will continue to provide support for those applications until we determine that it is no longer cost effective to do so.

     ASP APPLICATIONS. We expect to release our ASP application for use by dentists in the United States during the second quarter of 2001 and our orthodontic and oral and maxillofacial surgery ASP applications by the fourth quarter of 2001. Our ASP applications will be remotely hosted on a central server that our customers will access using a standard Internet browser or handheld device. We believe this architectural design will result in lower support costs because maintenance and updating of the application will be performed once on the central server rather than having to be performed at each site. For instance, we will only need to update standardized diagnosis and procedure codes used

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for reimbursement once on the central server for the benefit of all of our customers. In addition, a customer will require only Internet access and a standard browser to access and utilize our ASP applications, minimizing hardware requirements. We are also developing Internet-based training and support services for our ASP applications which will improve accessibility of these services by our customers while reducing our cost of providing these services.

     The advantages to our customers of our ASP applications over traditional software applications include:

     - decreasing their total cost of ownership by reducing hardware requirements and allowing them to outsource maintenance and support functions;

     - automatically providing immediate access to future updates and improvements to our applications;

     - enabling secure, online communication with patients;

     - enabling remote access to their practice management applications;

     - offering better data storage through automatic back ups and storage at secure data centers;

     - providing access to Internet-based support and training; and

     - providing faster implementation for new customers.

     Our dental ASP application will initially feature the functionality required by most dental practices, plus the efficiency of the ASP delivery model. Upon its initial release, the dental ASP application will not include third party features such as charting, graphical representation or imaging of teeth or an electronic medical record. We expect to include such functionality in the fourth quarter of 2001. We will continue to develop our dental ASP application to offer the full functionality of our core products. In addition, although our ASP applications for the orthodontic and oral and maxillofacial surgery markets will contain the minimum functionality required to manage a dentist's office, they will not initially include all of the functionality of our core applications for those markets, although we will also continue to develop those applications to offer the full functionality of our core applications. For example, the orthodontic and oral and maxillofacial surgery products will not initially contain the third party features or support for imaging and x-rays. We expect to provide this functionality in the third quarter of 2002. To the extent that technological advances are achieved and proven in the general market, we intend to incorporate such advances into our ASP products.

INTERNET PORTAL

     We plan to launch our Internet portal, or website, in the second quarter of 2001 in connection with the release of our dental ASP application. Customers will access the portal through a standard Internet browser and then log in by entering a unique personal identification number and password. After logging in, customers will be able to utilize our ASP applications, Internet-based version of the PracticeWorks Exchange and our website development services and will have access to an Internet-based customer service application. In addition, our customers will be able to offer their patients access to selected features of our ASP applications through the portal, including a feature that will enable secure, online communication between patient and provider. Practices will also have the

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option to allow their patients to view their provider's schedule, request an appointment and receive confirmation of the appointment, view their clinical records, obtain account information and view the status of insurance claims. Access to our ASP applications will be user-specific, so that customers and patients will have different levels of access and distinct user groups within a provider's office staff may be given varying levels of access. We also expect to enter into business relationships which will enable us to provide additional services to our customers through our Internet portal. These services may include credentialing, continuing medical education, Internet-based banking, insurance and travel services. Our Internet portal will feature relevant content regarding the dental, orthodontic and oral and maxillofacial surgery markets.

THE PRACTICEWORKS EXCHANGE

     The PracticeWorks Exchange, our e-commerce application, is designed to reduce administrative effort and increase the efficiency of the procurement function of a practice by enabling online purchasing of dental, orthodontic and office supplies and promotional materials. The PracticeWorks Exchange features an electronic catalogue of the supplies offered by our e-commerce suppliers. Customers create orders by selecting products from this catalogue, and the PracticeWorks Exchange sends the order to be fulfilled by one of our e-commerce suppliers. The PracticeWorks Exchange also offers an inventory management function which can automatically generate practice-specific supply orders for orthodontic supplies based on the pre-determined needs of the practice.

     We introduced the PracticeWorks Exchange in the orthodontic market in the second quarter of 2000. Through our business relationships, orthodontists use the PracticeWorks Exchange to order orthodontic supplies directly from Ormco and promotional supplies directly from Summit Marketing Group. Customers place orders for office supplies directly with us, a service we offer under the brand name PracticeDepot. Through a business relationship with us, e-NITED fulfills those office supply orders for our customers. We are continuing to develop additional business relationships with providers of dental supplies, which will allow us to expand our marketing of the PracticeWorks Exchange and PracticeDepot to the dental and oral and maxillofacial surgery markets. We plan to include the PracticeWorks Exchange as an additional component of our core practice management applications for no additional charge when we provide those applications to new customers or to existing customers who upgrade to our core applications.

     We plan to place into general release an Internet-enabled version of the PracticeWorks Exchange during the first quarter of 2001. Customers will be able to access this version of the PracticeWorks Exchange directly through an Internet browser. The Internet-enabled version of the PracticeWorks Exchange will provide real time access to product information and special promotional offerings by us or our e-commerce suppliers, in addition to providing customers the other advantages of an application delivered through the ASP model. Initially, the Internet-enabled version of the PracticeWorks Exchange will not include inventory management functionality.

ELECTRONIC DATA INTERCHANGE

     Using the EDI component of our practice management applications, customers are able to (1) electronically submit insurance claims to independent national clearinghouses that then submit the claims to payers and (2) submit patient billing information to clearinghouses that process, print and mail patient statements and provide billing reports to

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the customer. The use of our EDI services can improve a practice's cash flow by enabling more accurate and rapid submission of claims to third-party payers and statements to patients. Furthermore, our EDI application is an integrated component of most of our practice management applications, enabling customers to submit information to clearinghouses without the need to access a separate system or re-enter data. We expect to expand our EDI services to enable customers to determine patient insurance eligibility in the second quarter of 2001.

WEBSITE DEVELOPMENT SERVICES

     Healthcare practices are increasingly establishing their own websites to market their services and provide information about their practices over the Internet. To serve this growing demand, we plan to offer custom website development services either directly or through a business relationship we plan to form with an independent website developer. We also plan to develop a business relationship with a website developer to provide tools for practices to develop their own websites. Customers will access these website development services through our Internet portal. Through our relationship with GlobalCenter, we plan to offer hosting for our customer's websites. We expect to begin offering these website development and hosting services in connection with launching our Internet portal during the second quarter of 2001.

SUBSCRIPTION PRICING MODEL

     Under our subscription pricing model, our customers pay a fixed, monthly subscription fee for our practice management applications, maintenance and support. The subscription fee is based on the practice specialty and number of authorized system users, which may include practitioners and support staff. The subscription fee is set by a contract that is typically three years in length, but may be terminated following the first year if the customer provides notice at least 90 days prior to the end of the first year. Subscription fees also include access to the PracticeWorks Exchange and our EDI application, although customers pay us or an e-commerce supplier for supplies ordered through the PracticeWorks Exchange and pay us a fee per EDI transaction. Subscription fees for users of our ASP applications will also include access to the applications offered through our Internet portal. In some cases, subscription fees will include connection to an Internet service provider, or ISP. We plan to offer this service by establishing a business relationship with an ISP. We will also provide subscribers with updates to our practice management applications as they become available for no additional charge.

BUSINESS RELATIONSHIPS

     We believe the direct and frequent use of our practice management applications by providers and their office staff throughout the business day combined with our substantial installed customer base strongly positions us to facilitate e-commerce between providers and dental, medical and orthodontic product manufacturers and distributors as well as other suppliers. To pursue these opportunities, we intend to form business relationships with companies that can provide fulfillment of supply orders placed through the PracticeWorks Exchange. In addition, we intend to enter into business relationships with (1) a website developer to offer website development services and tools to our customers and (2) vendors that will provide healthcare content that we will offer our customers and

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their patients through our Internet portal. To date, we have entered into business relationships with the following companies:

     GLOBALCENTER. GlobalCenter, a wholly-owned subsidiary of Global Crossing, Ltd., is a leading provider of complex web hosting services to business customers worldwide. We have entered into an agreement with GlobalCenter under which GlobalCenter will provide our customers with Internet connectivity and related services. The agreement, which terminates on October 1, 2001, is automatically renewed annually unless terminated earlier by either party.

     ORMCO CORPORATION. Ormco Corporation, a subsidiary of Sybron Dental Specialities Inc., is a leading provider of orthodontic supplies and other industry-related goods. We have entered into an agreement with Ormco under which Ormco will be our exclusive supplier of orthodontic supplies ordered by our customers through the PracticeWorks Exchange. The two year agreement provides that Ormco will rebate to us a percentage of each sale generated through the PracticeWorks Exchange, a portion of which we will rebate to the customer. The agreement will renew automatically for subsequent one year terms unless terminated earlier by either party.

     E-NITED. e-NITED is a division of United Stationers Supply Co., the leading wholesale distributor of business products and office supplies. We have entered into an agreement with e-NITED under which e-NITED fulfills orders for office supplies placed by our customers using the PracticeWorks Exchange. Customers place orders with PracticeDepot, the trade name under which we offer office supplies, and we then send the orders to e-NITED for fulfillment. e-NITED has order processing facilities nationwide and will ship orders from the closest facility to the PracticeWorks customer, shipping on the same day if the order is received by 2 p.m. e-NITED bills us the for cost of the orders processed and we are responsible for billing our customers and providing payment to e-NITED.

     SUMMIT MARKETING GROUP, INC. Summit Marketing Group, Inc. is a leading supplier of marketing and promotional materials. We have entered into an agreement with Summit under which Summit will be our exclusive supplier of promotional materials for orthodontists ordered by our customers through the PracticeWorks Exchange. The two year agreement provides that Summit will pay us a royalty based on the amount of sales generated through the PracticeWorks Exchange. The agreement will renew automatically for subsequent one year terms unless terminated earlier by either party.

     DELL COMPUTER CORPORATION. Dell Computer Corporation is a leading designer, developer and manufacturer of personal computers and also provides personal computer hardware, software and service and support programs to its customers. We have entered into an agreement with Dell under which Dell will be the exclusive supplier of computer hardware and related products to our customers. Under the agreement, our customers purchase their computer hardware directly from Dell. In addition, Dell will provide general service and support for its products. In connection with its hardware products, Dell also licenses some of its software to us for use by our customers. Dell grants our customers a discount from its suggested retail prices. The one year agreement renews automatically for successive one year terms unless terminated earlier by either party.

     The rebates and royalties payable to us pursuant to our business relationships generally range from 5% to 10% of sales generated through our agreements with Dell and through the PracticeWorks Exchange. Revenue is generated with respect to the e-NITED

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agreement based on sales volume of purchases through the PracticeWorks Exchange.
Revenue is generated with respect to the Dell agreement by a royalty arrangement.

SALES AND MARKETING

SALES

     We generate sales primarily through a direct sales force that is organized by practice area and consisted of 40 sales representatives as of December 31, 2000. Our sales force generates sales to new customers and promotes and sells new applications and services to existing customers. We recently established an additional dedicated sales force to focus on promoting our maintenance and support services to our existing customers who do not utilize those services. We recently introduced a new application for use by our sales force which provides tools for remote generation of proposals, quotes and licenses, lead tracking, sales forecasting and customer base forecasting.

     We plan to focus our sales efforts on the following initiatives:

     - aggressively promote our ASP and core applications to new customers or as upgrades for existing customers;

     - continue our efforts to enroll orthodontic customers in the PracticeWorks Exchange and aggressively promote enrollment in the PracticeWorks Exchange by dentists and oral and maxillofacial surgeons as we introduce the application in those markets;

     - promote use of our maintenance and support services by existing customers who do not currently subscribe to these services through our new dedicated sales force;

     - increase utilization of our EDI applications by new and existing customers through a direct marketing campaign; and

     - encourage existing customers to convert to subscription pricing as their maintenance and support contracts expire or when they upgrade to either our ASP applications or our core products.

InfoSoft currently uses a value added reseller network to distribute products and services. Following completion of the InfoSoft acquisition, we intend to review the agreements governing the reseller network to determine what, if any, changes will be required to integrate distribution of products and sales with our existing sales strategy.

MARKETING

     In connection with the introduction of our subscription pricing model, the continued rollout of the PracticeWorks Exchange and the upcoming release of our ASP application and Internet portal, we have focused our resources on an enhanced marketing program. Our new marketing program, which we intend to launch in the first quarter of 2001, includes the following components:

     - INTENSE BRANDING CAMPAIGN. We will brand all components of our technology systems, except for specified components associated with the InfoSoft acquisition, with our PracticeWorks logo. While using our practice management applications, the user will constantly see our PracticeWorks logo. In addition, we will use the "PracticeWorks" name in connection with all trade shows and medical journals and

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       other areas in which we have historically advertised individual products under different names.

     - NATIONAL SEMINAR PROGRAM. Our ongoing seminar program will enable us to meet face-to-face with thousands of customers in major U.S. cities to strengthen our customer relationships and apprise them of the new products and features available through our practice management applications and services.

     - LEAD GENERATION. We are implementing a third party lead generation application to track our contact with existing and potential customers to increase the efficiency and management of our sales and our marketing efforts.

     We target our new and existing customers principally through customer referrals, participation in trade shows, our seminar program, direct mailings and advertising.

CUSTOMERS

     As of December 31, 2000, we had an installed base of approximately 35,000 providers in the United States, including 27,000 dentists, 4,000 orthodontists and 4,000 oral and maxillofacial surgeons. We have systems installed in all 50 states.

     In addition, as of December 31, 2000, through the result of an acquisition in April 2000, approximately 2,200 dentists in Sweden, representing approximately 28% of all dentists in Sweden, and approximately 1,500 dentists in the United Kingdom, representing approximately 5% of all dentists in the United Kingdom, utilized our practice management applications. These providers currently utilize our core and classic applications, which we expect will continue to be the primary applications that we promote and support internationally.

CUSTOMER SERVICE AND SUPPORT

     Our support staff provides a wide range of customer support functions. We employ functional and technical support personnel who work directly with our customers to resolve technical, operational and application problems or questions.

     Our support group also assists with the implementation process. Implementation consists of training, hardware installation and, with respect to new customers or existing customers that are upgrading from our classic systems, data conversion. We train providers and their staffs on the use of our products through on-site training and we regularly offer seminar training in major U.S. cities. Data conversion is generally performed while providers are using their existing practice management systems so that the day-to-day operations of their practices are not interrupted. We recently established a centralized data conversion center which we believe will enable us to more efficiently and effectively perform customer data conversions. Hardware support is generally provided directly by the manufacturer or its authorized reseller, although we provide the first level of phone support and dispatch the service call to the appropriate vendor.

     We recently established a centralized support center for our classic applications and we intend to migrate a majority of the support for our classic applications to customer support personnel at this location. We believe this will offer a higher level of support to our customers at reduced expense levels. We plan to leverage the capabilities of our support staff through the implementation and use of sophisticated computer software that keeps track of solutions to common computer and software related problems. Use of this

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software will allow our support staff to learn from the experience of other personnel within our company and is expected to reduce the time required to respond to support requests.

     We are also developing Internet-based training and maintenance and support services for our ASP applications. Internet-based training will allow our customers and their office staff to learn to utilize their practice management systems as needed and on a more consistent basis than periodic on-site training or seminars can offer. The benefit of training services being available on a constant basis is particularly important due to frequent turnover in providers' office personnel. Our Internet-based training will include competency testing which we expect to increase the proficiency of users and to reduce unnecessary maintenance and support requests. We expect our Internet-based training will also reduce our training expenses by reducing the need for on-site training and seminars. Our Internet-based maintenance and support services will include help menus and a summary of frequently asked questions to allow users to solve common problems. We expect these Internet-based services to reduce our costs by reducing the necessary number of maintenance and support personnel.

     As of December 31, 2000, we had 185 employees performing customer support functions.

PRODUCT DEVELOPMENT

     We are currently focusing our product development efforts on our core applications, ASP applications and our Internet portal and the services it will enable. We will devote our product development resources on an ongoing basis to the continuing development of our applications and services. Our product development staff will develop additional functionality for our applications by regularly communicating with our customers, our customer service and support staff and our sales representatives to ensure our applications meet market demands. Our product development staff will also develop additional functionality by assessing the best attributes of our classic applications and applications of companies we may acquire. Further, we have established market specific product advisory councils, consisting of cross-functional product development staff, to advise us with respect to the products requested by their customers. We also intend to establish end user groups to provide feedback to us with respect to the needs of the marketplace. As of December 31, 2000, we had 39 employees performing product development functions. We spent $2.5 million on research and development during the nine months ended September 30, 2000, $4.2 million during the year ended December 31, 1999, $3.5 million during the year ended December 31, 1998 and $3.3 million during the eleven months ended December 31, 1997.

TECHNOLOGY

CORE APPLICATIONS

     We believe that PC-based practice management systems are standardizing on the Windows family of operating systems. Our PC-based core applications use industry standard relational database software, such as SQL-Server or B-Trieve, and Microsoft Corporation's operating system software, such as Windows 95, Windows 98 and Windows NT, and networking software, such as Windows Terminal Server. We have adopted 32-bit client/server technology for our PC-based core applications, increasing their scalability in local and wide area network environments.

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

ASP APPLICATIONS

     We have established a business relationship with GlobalCenter, which will host our ASP applications on secure servers located at hosting centers it maintains. GlobalCenter will provide continuous back up of data. All data will be transmitted through secure socket layers and will be 128-bit encrypted, the highest level commercially available. Our ASP applications will utilize an Oracle relational database and the remaining components will be Microsoft Corporation applications, including Microsoft Transaction Server, Visual Basic, and Internet Information Server.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete depend in part on our ability to protect our proprietary intellectual property rights in our applications and services. To protect these rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with third parties, and protective contractual provisions such as those contained in agreements with companies with which we have business relationships, vendors and customers. In addition, we expect our employees to sign an agreement to comply with our corporate policies and procedures, including our policy regarding non-disclosure of confidential information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States. In addition, competitors may independently develop similar applications and services similar to ours.

COMPETITION

     The market for healthcare information services is intensely competitive, rapidly evolving, highly fragmented and subject to rapid technological change. Our competitors can be categorized as follows:

     - national and regional practice management application providers, including EagleSoft, a subsidiary of Patterson Dental Supply, Inc., and Dentrix Dental Systems, Inc., a subsidiary of Henry Schein, Inc.;

     - application services providers, such as the Trizetto Group, Inc.;

     - traditional and online suppliers of dental, medical and office supplies, such as MediBuy, OfficeDepot.com, and Staples.com; and

     - website development companies.

     Each of these types of companies can be expected to compete with us within various segments of the market for information management technology for dentists, orthodontists and oral and maxillofacial surgeons. Some of our competitors may have greater financial, development, technical, marketing and sales resources than we have.

     Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering

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

applications that compete with our applications and services, may enter our markets. We believe that the primary competitive factors in our industry are:

     - product features and functionality;

     - customer service, support and satisfaction;

     - price;

     - ease of implementation; and

     - ongoing product enhancements.

     Although our position in the market as compared to our competitors is difficult to characterize due principally to the variety of current and potential competitors and the evolving nature of our market, we believe that we presently compete favorably with respect to all of these factors.

PRIVACY ISSUES

     Because our applications and services are utilized to transmit and manage highly sensitive and confidential health information, we must address the security and confidentiality concerns of our customers and their patients. To enable the use of our applications and services for the transmission of sensitive and confidential medical information, we utilize advanced technology designed to ensure a high degree of security. This technology generally includes:

     - security that requires a password to access our systems;

     - user access restrictions that allow our customers to determine the individuals who will have access to data and what level of access each individual will have;

     - encryption of data relating to our ASP applications and e-commerce transactions transmitted over the Internet; and

     - use of a mechanism for preventing outsiders from improperly accessing private data resources on our internal network and our ASP applications, commonly referred to as a "firewall."

     The level of data encryption utilized by our products is in compliance with the encryption guidelines set forth in the proposed rule regarding security and electronic signature standards in connection with Health Insurance Portability and Accountability Act of 1996. We also encourage each of our customers to implement their own firewall to protect the confidentiality of information being transferred into and out of their computer network.

     Internally, we work to ensure the safe handling of confidential data by employees in our electronic services department by:

     - using individual user names and passwords for each employee handling electronic data; and

     - requiring each employee to sign an agreement to comply with all company policies, including our policy regarding handling confidential information.

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

     We monitor proposed regulations that might affect our applications and services, in order to ensure that we are in compliance with such regulations when and if they are effected.

GOVERNMENT REGULATION

HEALTHCARE REGULATION

     As a participant in the healthcare industry, our operations and relationships are subject to regulation by federal and state laws and regulations and enforcement by federal and state governmental agencies. Sanctions may be imposed for violation of these laws. We believe our operations are in substantial compliance with existing laws that are material to our operations.

     HIPAA. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, required the Secretary of the Department of Health and Human Services, referred to as the Secretary, to promulgate national standards to facilitate the electronic exchange of health information and to ensure the confidentiality and security of such information.

     A substantial part of our activities involves the receipt or delivery of confidential health information concerning patients of the dentists, orthodontists and oral and maxillofacial surgeons with whom we have direct relationships. For example, we transfer confidential health information to national healthcare clearinghouses through our EDI services and we will transmit confidential health information over the Internet in connection with offering our ASP applications. On December 28, 2000, the Secretary published a final rule setting standards to limit the permissible use and disclosure of individually identifiable health information by health care providers, health plans and health care clearinghouses, known collectively as "covered entities." Certain requirements of the rule extend to "business associates" of the covered entities. The covered entities are required to enter into agreements with their business associates, extending applicable provisions of the rule to those business associates. The covered entities are responsible for enforcing those contractual provisions. The Secretary's actions are mandated by HIPAA because Congress did not pass legislation protecting health information privacy by the August 1999 deadline set by HIPAA.

     Because of the broad definition of "business associates" under the final privacy rule, we will at a minimum be considered to be business associates of covered entities. The rule establishes a complex regulatory framework on a variety of subjects, including (1) disclosure and use of health information, (2) individuals' rights to access and amend their health information, (3) individual's rights to an accounting of disclosures and (4) administrative, technical and physical safeguards required of covered entities that maintain or transmit protected health information. The final rule generally prohibits any disclosure or use of protected health information except as authorized either by the rule or by the patient under standards set by the final rule.

     In addition to the federal privacy rule described above, most states have enacted patient confidentiality laws which prohibit the disclosure of confidential medical information. The federal privacy rule would establish minimum standards and would preempt conflicting state laws which are less restrictive than HIPAA regarding health information privacy but would not preempt conflicting state laws that are more restrictive than HIPAA. The rule provides that covered entities must comply with the health information privacy standards within two years after the effective date of the final rule, or February 26,
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

2003 in the case of most covered entities. The final rule may require substantial changes to our applications and services, policies and procedures.

     In addition to the federal privacy rule, on August 12, 1998 the Secretary issued proposed regulations addressing security standards regarding transmission of health information data under HIPAA. The security standards address various areas, including, administrative procedures, physical safeguards, technical security services and technical security mechanisms. Security standards may require us to enter into agreements with certain of our customers restricting the dissemination of health information and requiring implementation of specified security measures. Final regulations are expected at an undetermined date and will require compliance two years after the effective date of the final rule. Although we are working to design our applications and services to comply with the proposed security standards, there can be no assurance that final security regulations will not require additional modifications to our applications, policies and procedures.

     FDA REGULATION. The Food and Drug Administration, or FDA, generally has the authority to regulate medical devices, including computer applications, when devices are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe that any of our current applications or services are subject to FDA regulation as medical devices, however, expansion of our application and service offerings could subject us to FDA regulation. In addition, there can be no assurance that the FDA will not assert jurisdiction over certain aspects of our business. FDA jurisdiction over our business, including our applications and services, could materially impact our ability to introduce new applications and services in a timely manner because of the FDA approval process. In addition, compliance with FDA regulations could be expensive.

REGULATION OF THE INTERNET

     Laws and regulations applicable to communications or commerce over the Internet may be adopted covering user privacy, pricing, content, copyright, distribution and characteristics and quality of products and services. In addition, some states or foreign countries could apply existing laws concerning issues such as property ownership, sales tax, libel and personal privacy to transactions conducted over the Internet. Additional laws or regulations or application of laws to transactions over the Internet could require us to change our operations or increase our cost of doing business.

REGULATION OF OUR INTERNATIONAL OPERATIONS

     We currently have international offices in Australia, the United Kingdom and Sweden. We also have customers located in approximately 15 additional countries. Because we conduct business with dentists, orthodontists and oral and maxillofacial surgeons in foreign countries, we may be subject to additional laws and regulations concerning communications or commerce over the Internet, international taxes and tariffs. Such laws and regulations could require us to change our international operations or increase our cost of doing business internationally.

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

EMPLOYEES

     As of December 31, 2000, we had 396 full-time employees. Our employees are not subject to any collective bargaining agreements. We believe our relationships with our employees are satisfactory.

FACILITIES

     Our principal executive offices are located in a facility InfoCure owns in Atlanta, Georgia. Following the distribution, we intend to operate eight additional facilities currently leased by InfoCure. These facilities are located in Sacramento, California; Norcross, Georgia; Indianapolis, Indiana; Norwood, Massachusetts and Lincoln, Nebraska and we have an office in each of Australia, the United Kingdom and Sweden. The U.S. leases have expiration dates ranging from June 2002 to June 2004. Upon completion of the distribution, we will assume the leases on all of these facilities. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

LEGAL PROCEEDINGS

     There are no material legal proceedings to which we are a party and our management is unaware of any contemplated actions against us. However, pursuant to the Distribution Agreement, we have agreed to assume any and all contingent liability arising from the definitive resolution of the litigation filed on June 21, 2000 against InfoCure by Joseph Hafner. On June 21, 2000, a lawsuit styled Joseph Hafner v. InfoCure Corporation et al., was filed in the United States District Court in and for the Eastern District of Pennsylvania. The lawsuit alleges that InfoCure breached the terms of a registration rights agreement whereby InfoCure was required, prior to a specified date, to effect the registration for resale with the Securities and Exchange Commission of shares of InfoCure's common stock which the plaintiff owned. The complaint further alleges breach of fiduciary duties owed to the plaintiff as a stockholder of InfoCure and tort claims against InfoCure as a result of the alleged failure to timely register shares for resale. The complaint seeks compensatory damages as a result of InfoCure's alleged breach of this agreement, as well as reimbursement for the plaintiff's attorney's fees and associated costs and expenses of the lawsuit. Management of PracticeWorks believes that the ultimate resolution of this matter will not have a material adverse effect on our financial condition.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding our executive officers and directors as of December 31, 2000.

NAME                                  AGE                       POSITION
----                                  ---                       --------
Richard E. Perlman..................  54    Chairman of the Board and Director
James K. Price......................  42    Chief Executive Officer, President and Director
James C. Davis, D.M.D...............  53    Executive Vice President
James A. Cochran....................  53    Senior Vice President, Chief Financial Officer

     Richard E. Perlman has been Chairman of the Board since our formation in August 2000. Mr. Perlman has served as InfoCure's chairman and treasurer since December 1997 and as a director of InfoCure since March 1997. Mr. Perlman will resign from all positions with InfoCure upon completion of the distribution. From December 1997 until October 1998, Mr. Perlman served as InfoCure's chief financial officer. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its president since its inception in May 1995. From 1991 to 1995, Mr. Perlman was executive vice president of Matthew Stuart & Co., Inc., an investment banking firm. Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.

     James K. Price has been our Chief Executive Officer and a director since our formation in August 2000. Mr. Price is a founder of InfoCure and has been its executive vice president and secretary since its inception in November 1996. Mr. Price will resign from all positions with InfoCure upon completion of the distribution. He has served as a director of InfoCure since its inception. Mr. Price served as executive vice president of American Medcare from 1996 until 1997 and was vice president from 1993 to 1995. Mr. Price co-founded International Computer Solutions and has served as its executive vice president since 1994, as vice president from 1987 to 1994 and as president from 1985 to 1987. In addition, from 1991 to 1993, Mr. Price was a vice president of Newport Capital. From 1983 to 1985, Mr. Price was healthcare sales manager of Executive Business Systems, a practice management systems supplier, and from 1981 to 1983 was with Moore Business Systems. Mr. Price holds a B.A. in Marketing from the University of Georgia.

     James C. Davis, D.M.D., has served as our Executive Vice President since our formation in August 2000. Dr. Davis manages our e-commerce operations. Dr. Davis has served as Chairman of InfoCure's orthodontic group since February 1999. Dr. Davis will resign from all positions with InfoCure upon completion of the distribution. He has been a practicing orthodontist for the past 25 years and, in 1982, was a co-founder of OMSystems, Inc., the largest orthodontic practice management software company in North America which we bought in February 1999. Dr. Davis received a D.M.D. from the University of Alabama School of Dentistry and a Certificate of Orthodontics from the

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

UCLA School of Dentistry. Dr. Davis previously served as president of the Georgia Association of Orthodontists.

     James A. Cochran has served as our Chief Financial Officer since our formation in August 2000. He has been InfoCure's chief financial officer since August 1999 but will resign from all positions with InfoCure upon completion of the distribution. From 1992 until joining InfoCure, Mr. Cochran was a member of the accounting firm of BDO Seidman, LLP, serving as a partner since 1995. Mr. Cochran is a Certified Public Accountant. Mr. Cochran received a B.B.A. in Accounting and an M.B.A. in Corporate Finance from Georgia State University.

BOARD OF DIRECTORS

     We currently have two directors, and we intend to elect four additional directors upon completion of the distribution. Our certificate of incorporation provides that the terms of office of the directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. James K. Price is a Class II director and Richard E. Perlman is a Class III director. There is currently no director in Class I. So long as any shares of the series A convertible redeemable preferred stock to be issued to Ceramco are outstanding, we will be required to have a minimum of six directors, and the holders of such series A convertible redeemable preferred stock, voting as a class, will be entitled to elect one director to our board of directors. However, such holders will not be entitled to vote with respect to the election of our remaining directors. As we elect additional directors following the distribution, we will place them into classes so that, as nearly as possible, each class will consist of one third of the total number of directors at that time. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. This classification structure of the board of directors may have the effect of delaying or preventing changes in control or management of PracticeWorks.

     Our bylaws provide that the authorized number of directors may be changed by an amendment to the bylaws adopted by our board of directors or by the stockholders. In addition, our certificate of incorporation and our bylaws provide that, in general, vacancies on the board may be filled by a majority of directors in office, although less than a quorum.

COMMITTEES OF THE BOARD

     Upon completion of the distribution, we will establish an audit committee, all of whose members will consist of independent directors. The audit committee will review, act on and report to our board of directors on various auditing and accounting matters, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices.

     Upon completion of the distribution, we will establish a compensation committee, all of whose members consist of independent directors. Our compensation committee will establish salaries, incentives and other forms of compensation for officers and other

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

employees. This committee will also administer our incentive compensation and benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We do not currently have a compensation committee. Prior to completion of the distribution, all compensation matters were handled by the full board of directors. No interlocking relationships have existed between our board of directors and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

     Our directors do not currently receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses for attending board and board committee meetings. Members of the board who are not our employees, or employees of any parent, subsidiary or affiliate of PracticeWorks, will be eligible to participate in our stock option plan. Such members will receive options to purchase 5,000 shares of our common stock upon election to the board and will receive options to purchase 2,500 shares of our common stock for each year of service. The exercise price of the options will be the fair market value of our common stock on the date of grant.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     PracticeWorks has never paid any compensation to its executive officers. During the fiscal years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, the individuals were compensated in accordance with InfoCure's plans and policies. The following tables set forth certain information with respect to the annual and long-term compensation paid by InfoCure for services to InfoCure for our chief executive officer and other executive officers. The amounts set forth below do not reflect the compensation these persons will receive from PracticeWorks following the distribution.

     In addition, PracticeWorks has never granted stock options to executive officers. All references in the following tables to stock and stock options relate to awards of stock and stock options granted by InfoCure. InfoCure has not granted stock appreciation rights. InfoCure options held by InfoCure employees who will become PracticeWorks employees may be replaced by PracticeWorks options. Employees whose InfoCure options are fully vested as of the distribution date will have the right to surrender their InfoCure options for options to purchase PracticeWorks common stock for a period of 20 days following the distribution date. Any InfoCure employees who will become our employees who choose not to surrender their vested InfoCure options during this time period will continue to hold InfoCure options which will expire according to their terms. Employees who are not fully vested in InfoCure options as of the distribution date will have their InfoCure options exchanged for PracticeWorks options as of the distribution date.

     The option price for the shares of PracticeWorks common stock subject to each PracticeWorks option will be determined by dividing the option price for the related InfoCure option by the PracticeWorks conversion factor, and the number of shares of PracticeWorks common stock subject to each PracticeWorks option will be determined by multiplying the number of shares subject to the related InfoCure option by the PracticeWorks conversion factor. The PracticeWorks conversion factor is a number equal to (1) the closing price of InfoCure common stock on the Nasdaq National Market on the

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

distribution date, divided by (2) the opening price of PracticeWorks common stock on the American Stock Exchange on the day following the distribution date.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                         COMPENSATION AWARDS
                                     ANNUAL                           -------------------------
                                  COMPENSATION           OTHER        RESTRICTED    SECURITIES
NAME AND PRINCIPAL             ------------------       ANNUAL          STOCK       UNDERLYING       ALL OTHER
POSITION                YEAR    SALARY     BONUS    COMPENSATION(1)   AWARDS(2)    OPTIONS/SARS    COMPENSATION
------------------      ----   --------   -------   ---------------   ----------   ------------   ---------------
Richard E. Perlman....  2000   $215,833   $    --       $    --        $     --     1,200,100              --
  Chairman of the       1999    120,000    23,500        17,380              --       440,100              --
  Board                 1998    120,000    33,333            --         367,500       320,000              --
James K. Price........  2000    209,375     4,000            --              --     1,200,200              --
  Chief Executive       1999    125,000    19,500        19,452              --       440,200              --
  Officer and           1998    125,000    33,333        19,270         367,500       320,200              --
  President
James C. Davis(3).....  2000    177,083    20,030        18,000              --       700,200              --
  Executive Vice        1999    109,375    20,000        14,000              --         3,400              --
  President             1998         --        --            --              --            --              --
James A. Cochran(4)...  2000    145,334    25,000        18,000              --       250,100              --
  Senior Vice           1999     52,083        --         7,660              --       300,000              --
  President and Chief   1998         --        --            --              --            --              --
  Financial Officer

-------------------------

(1) The amounts presented for 2000 include an automobile allowance for the use of a vehicle in the amount of $12,000 for each of Dr. Davis and Mr. Cochran and compensation for business expenses in the amount of $6,000 for each of Mr. Cochran and Dr. Davis. The amounts presented for 1999 include an automobile allowance for the use of a vehicle in the amount of $11,380 for Mr. Perlman, $13,292 for Mr. Price, $9,500 for Dr. Davis and $5,000 for Mr. Cochran and compensation for business expenses in the amount of $6,000 for each of Messrs. Perlman and Price, $4,500 for Dr. Davis and $2,500 for Mr. Cochran. The amount presented for Mr. Price in 1998 includes an automobile allowance for the use of a vehicle in the amount of $12,000 and compensation for business expenses in the amount of $6,000. The compensation set forth in this column does not include compensation in the form of perquisites or other personal benefits for Mr. Perlman in fiscal years 1998 and 2000 and Mr. Price in 2000 because such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for Mr. Perlman and Mr. Price for such years.

(2) The amounts presented represent the value on the date of grant of restricted stock awards of 60,000 shares to Mr. Perlman and 60,000 shares to Mr. Price, calculated based on the closing price of InfoCure's common stock as reported on The Nasdaq National Market on such date. One-half of the shares awarded to Messrs. Perlman and Price vested in the first quarter of 1999 and the remaining shares vested in the third quarter of 1999. In January 1999, InfoCure entered into agreements with Messrs. Perlman and Price pursuant to which the benefit of the restricted stock awards was credited to a deferred compensation arrangement upon vesting of the restricted stock. The value of the restricted stock awards as of December 31, 1999, calculated on the basis of the closing price for our common stock on such date, was $1,871,280 for each of Messrs. Perlman and Price.
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

(3) Dr. Davis joined InfoCure in February 1999.

(4) Mr. Cochran joined InfoCure in August 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     PracticeWorks did not grant any options during 2000. The following table contains information concerning the stock option grants made to our chief executive officer and other executive officers by InfoCure during 2000. The amounts shown for potential realizable values are based upon assumed annualized rates of InfoCure stock price appreciation of five percent and ten percent over the full ten year term (or shorter term) of the options, as required by the SEC, and are not intended to represent or forecast possible future appreciation, if any, of the price of InfoCure or PracticeWorks common stock.

                                       INDIVIDUAL GRANTS
                                    ------------------------
                                      % OF                                   POTENTIAL REALIZABLE
                       NUMBER OF      TOTAL                                    VALUE AT ASSUMED
                       SHARES OF     OPTIONS                                 ANNUAL RATES OF STOCK
                         COMMON      GRANTED                                         PRICE
                         STOCK         TO                                   APPRECIATION FOR OPTION
                       UNDERLYING   EMPLOYEES     EXERCISE                           TERM
                        OPTIONS        IN          PRICE       EXPIRATION   -----------------------
NAME                    GRANTED       2000      ($/SHARE)(1)      DATE        5% ($)      10% ($)
----                   ----------   ---------   ------------   ----------   ----------   ----------
Richard E. Perlman...        100         *         $31.19        1/1/10     $    1,962   $    4,971
                       1,200,000      10.0%          4.44       8/21/10      3,350,751    8,491,460
James K. Price.......        200         *          31.19        1/1/10          3,923        9,942
                       1,200,000      10.0           4.44       8/21/10      3,350,751    8,491,460
James C. Davis.......        200         *           5.62        7/1/10            707        1,791
                         700,000       5.8           4.44       8/21/10      1,954,605    4,953,352
James A. Cochran.....        100         *           5.50        8/2/10         87,599      209,322
                         250,000       2.1           4.44       8/21/10        698,073    1,769,054

-------------------------

* Less than one percent.

(1) All options were granted with exercise prices equal to or in excess of the fair market value of the common stock on the date of grant as determined by the board of directors.

CERTAIN TRANSACTIONS

     During August 2000, InfoCure granted our executive officers additional options to acquire InfoCure common stock. Mr. Perlman received 1,200,000 options, Mr. Price received 1,200,000 options, Dr. Davis received 700,000 options and Mr. Cochran received 250,000 options. The exercise price of these options is $4.4375 per share and they expire ten years from the date of grant. Fifty percent of the options granted to these executive officers vest in four equal annual installments beginning on the first anniversary of the date of grant. The remaining 50% of the options granted to these executive officers will vest five years from the date of grant, but half of these options will immediately vest upon the average closing price of InfoCure's common stock for 20 consecutive trading days being equal to or greater than $8.875 per share and the remaining options will vest upon the average closing stock price for 20 consecutive trading days being equal to or greater than $13.3125 per share. Upon the consummation of the distribution, each of these options will be converted to options to purchase PracticeWorks common stock. However, if the distribution is not consummated prior to March 31, 2001, approximately 75% of these options granted to our executive officers will be cancelled and PracticeWorks may be required to recognize compensation expense. See "Risk Factors -- We may be required to recognize compensation expense related to a grant of options made by InfoCure, which will adversely affect our net income" on page 28.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE TABLE

     Shown below is information with respect to the number of InfoCure shares acquired upon exercise of stock options and the aggregate gains realized on exercises during 2000 for our chief executive officer and executive officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by these executives on December 31, 2000 and the aggregate gains that would have been realized had these options been exercised on December 31, 2000, even though these options were not exercised, and the unexercisable options could not have been exercised at that time.

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN
                                                    UNDERLYING UNEXERCISED         THE MONEY OPTIONS AT
                         SHARES                   OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                       ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                    EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   ----------   -----------   -------------   -----------   -------------
Richard E. Perlman...    416,618     $2,996,316     158,309       1,673,582       $81,159       $240,882
James K. Price.......    416,618      2,996,316     164,650       1,677,727        91,812        243,477
James C. Davis.......         --             --          --         703,600            --             --
James A. Cochran.....         --             --      75,000         475,100            --             --

-------------------------

(1) The closing price for InfoCure's common stock as reported by The Nasdaq Stock Market on December 29, 2000 was $3.75. The value is calculated on the basis of the difference between the option exercise price and $3.75, multiplied by the number of shares of common stock underlying the option.

EMPLOYMENT AGREEMENTS

     Following the distribution, we plan to enter into three-year employment agreements with Richard E. Perlman, James K. Price, James C. Davis and James A. Cochran on substantially the terms described below. The individual employment agreements provide for an initial annual base salary of $350,000 for Messrs. Perlman and Price, $250,000 for Dr. Davis and $175,000 for Mr. Cochran. The agreements also provide for a severance payment for each executive equal to three times his then current annual base salary rate upon the termination of the executive's employment by us without cause or by the executive for good reason or in the event of a change in control. The employment agreements will entitle the executives to participate in our employee benefit programs and will provide for other customary benefits. In addition, each employment agreement will provide compensation pursuant to a program established by the compensation committee of our board of directors and periodic grants of options as recommended by the compensation committee of our board of directors. Each employment agreement will provide for 100% vesting of all outstanding stock options upon a change in control. The employment agreements also will provide for an additional, tax gross-up payment to be made by us to the executive in the event that, upon a change in the control, any payments made to the executive that are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreements will prohibit the executive from engaging in certain activities which compete with us, seek to recruit our employees or disclose any of our trade secrets or otherwise confidential information.

PRACTICEWORKS 2000 STOCK OPTION PLAN

     We adopted an amended and restated stock option plan, effective December 1, 2000, pursuant to which 8,000,000 shares of common stock are reserved for issuance. The PracticeWorks stock options that will be outstanding immediately following the distribution as a result of the conversion of existing InfoCure options to PracticeWorks options will be issued under the plan. The plan will be administered by the compensation committee of our board of directors. The compensation committee may grant incentive stock options and nonqualified stock options to purchase shares of common stock, stock appreciation rights and may make stock grants to our directors and employees. Each such stock option, stock appreciation right and stock grant shall be subject to the terms and conditions that the compensation committee deems appropriate. The option price for each stock option granted will be the fair market value of common stock on the date of the grant provided, however, that if the option is an incentive stock option and the employee is the holder of more than ten percent of our issued and outstanding stock, the option price will be no less than 110% of the fair market value of common stock on the date of the grant. Upon a sale, merger or a change in control of PracticeWorks, all stock options, stock appreciation rights and stock grants shall be fully vested. The stock option plan permits us to loan money to or guarantee loans made by a third party to finance all or a part of the exercise of a stock option or the purchase of common stock subject to a stock grant. Our board of directors can amend or terminate the stock option plan at any time.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

     Our bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in the management.

     In connection with the distribution, we intend to enter into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. We are not aware of any threatened litigation that may result in claims for indemnification from us.

     We currently have liability insurance for our directors and officers and intend to extend that coverage for public securities matters.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     All of our outstanding common stock is, and prior to the distribution will be, held beneficially and of record by a wholly owned subsidiary of InfoCure. After the distribution, InfoCure and its subsidiaries will not own any of our outstanding common stock. The following table sets forth information concerning the shares of PracticeWorks common stock that are projected to be beneficially owned after the distribution by the following individuals:

     - each person that is expected to own beneficially more than five percent of the PracticeWorks common stock outstanding immediately following the distribution, based on the ownership of InfoCure common stock as known to us;

     - each of our directors or director nominees;

     - each of our executive officers; and

     - all of our directors, director nominees and executive officers as a group.

     Unless otherwise indicated, the projections are based on the number of InfoCure shares held by such persons as of December 29, 2000 and reflect the distribution ratio of 1/4 of a share of PracticeWorks common stock for every share of InfoCure common stock held on the record date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, Georgia 30339.

     In addition, at the time of the distribution, options to acquire InfoCure common stock held by these persons will be converted into options to acquire PracticeWorks common stock as described under "Relationship Between InfoCure and PracticeWorks following the Distribution -- Employee Benefits and Compensation Allocation Agreement." The number of shares shown as beneficially owned by each person in the table below includes shares that can be acquired by that person through stock option exercises on or prior to February 27, 2001. In calculating the percentage owned by each person, we assumed that all shares issuable upon exercise of options on or prior to February 27, 2001 are exercised by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other persons.

                                                                         TOTAL
                                           COMMON    EXERCISABLE    NUMBER OF SHARES      PERCENT
NAME OF BENEFICIAL OWNER                   STOCK       OPTIONS     BENEFICIALLY OWNED   OF CLASS(1)
------------------------                  --------   -----------   ------------------   -----------
Richard E. Perlman......................   264,613      39,577           304,190              3.6%
James K. Price..........................   355,990      41,163           397,152              4.6
James C. Davis..........................   232,518          --           232,518              2.7
James A. Cochran........................       265      18,750            19,015                *
                                          --------    --------          --------         --------
All executive officers and directors as
  a group (4 persons)...................   853,385      99,490           952,875             11.2%
                                          ========    ========          ========         ========

-------------------------

 *  Less than 1%

(1) Based on an aggregate of 34,257,732 shares of InfoCure common stock issued and outstanding as of December 29, 2000 and the distribution ratio of 1/4 of a share of PracticeWorks common stock for every share of InfoCure common stock outstanding.

     There are no stockholders known by InfoCure or PracticeWorks to be the beneficial owner of more than five percent of InfoCure's outstanding common stock as of December 29, 2000.

     However, following the distribution, we will issue shares of our series A, series B and series C convertible redeemable preferred stock in three separate transactions after the distribution. The series A, series B and series C convertible redeemable preferred stock are each convertible into shares of our common stock in accordance with the terms of such series, and under specified circumstances, the holders of series A and series B convertible redeemable preferred stock may immediately convert their preferred stock into common stock in an aggregate amount exceeding 5% of our outstanding common stock on the day of the distribution. The series C convertible redeemable preferred stock is not convertible for one year after issuance. After one year, holders of our series C convertible redeemable preferred stock will be able to convert their preferred stock into more than 5% of our outstanding common stock. Additionally, we may issue more than 5% of our outstanding common stock to Crescent pursuant to the equity line. We may issue shares of our common stock to WebMD in connection with our assumption of InfoCure's contingent liability representing greater than 5% of our outstanding common stock on the day of the distribution. See the sections entitled "Description of our Capital Stock -- Preferred Stock" on page 128 and "Risk Factors -- Our stockholders may experience substantial dilution if we are required to issue shares of our common stock to WebMD Corporation" on page 35.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 20,000,000 shares of preferred stock, $0.01 par value.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the distribution will be, fully paid and nonassessable. The shares of our common stock to be distributed will be freely transferable, except for our common stock received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended.

PREFERRED STOCK

     GENERAL. We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions.

     The terms and rights of any such series may include:

     - the designation of the series,

     - the number of shares of the series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding,

     - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

     - the rate of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable,

     - the redemption rights and price or prices, if any, for shares of the series,

     - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

     - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

     - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of us or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

     - restrictions on the issuance of shares of the same series or of any other class or series,

     - the voting rights, if any, of the holders of the shares of the series, and

     - any other relative rights, preferences and limitations of such series.

     The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of PracticeWorks and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

     Except as described below, we currently do not plan to issue any shares of preferred stock. We currently intend to issue three series of our convertible redeemable preferred stock. The series A, series B and series C convertible redeemable preferred stock will rank pari passu with respect to liquidation preference and the payment of dividends, but each of the series A, series B and series C convertible redeemable preferred stock will rank senior to our common stock with respect to these terms.

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK TO BE ISSUED TO CERAMCO

     In connection with our proposed acquisition of the InfoSoft division of DENTSPLY, we will issue 32,000 shares of our series A convertible redeemable preferred stock to Ceramco, a wholly owned subsidiary of DENTSPLY, as consideration for the transfer to us of the membership interests in SoftDent, LLC representing the assets which are currently used in DENTSPLY's business of developing, marketing, licensing and supporting the SoftDent software product. The series A convertible redeemable preferred stock will be issued to Ceramco in a private placement. The rights, preferences and limitations of the series A convertible redeemable preferred stock are as follows:

     - holders of the series A convertible redeemable preferred stock will be entitled to receive cumulative dividends, if so declared by our board of directors, at an annual rate of 6.5% and will accumulate if not so declared;

     - holders of the series A convertible redeemable preferred stock will have priority over common stock as to the declaration of dividends and will share, on an as-converted basis, with the holders of our common stock in any dividends declared on the common stock;

     - holders of the series A convertible redeemable preferred stock will be entitled to receive a liquidation preference of $1,000 per share, plus accrued and unpaid dividends in the event that we liquidate, dissolve or wind up before any distribution or payment is made for the benefit of the holders of our common stock, or any series of stock junior to the series A convertible redeemable preferred stock and will share, on an as-converted basis, with the holders of our common stock in any such distribution or payment up to a maximum of 200% of the holders' liquidation preference plus all accrued and unpaid dividends;

     - on the fifth anniversary date of the issuance of the series A convertible redeemable preferred stock, the holders of a majority of the outstanding shares of series A convertible redeemable preferred stock will be entitled to cause us to redeem all of the series A convertible redeemable preferred stock outstanding in cash at a price equal to the then effective liquidation preference plus accrued and unpaid dividends;

     - holders of the series A convertible redeemable preferred stock, voting as a class, are generally entitled to elect one director to our board of directors as long as we have at least six directors, but are not entitled to vote with respect to the election of the remaining directors;

     - holders of the series A convertible redeemable preferred stock will generally have the right to vote, on an as-converted basis, on all matters on which our common stockholders are entitled to vote;

     - at any time prior to the fourth anniversary date of the issuance of the series A convertible redeemable preferred stock, holders of the series A convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their series A convertible redeemable preferred stock into shares of our common stock based upon a conversion price that, assuming all shares were converted, would result in the issuance of approximately 9.8% of our outstanding common stock at the time of the distribution;

     - at any time between the fourth and fifth anniversary dates of the issuance of the series A convertible redeemable preferred stock, holders of the series A convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their series A convertible redeemable preferred stock into shares of common stock at the conversion price equal to the average of the closing price of our common stock during the 30 trading days prior to the conversion, unless we elect to redeem such shares based on such average closing price, plus all accrued and unpaid dividends;

     - the shares of series A convertible redeemable preferred stock are subject to automatic conversion if the closing price for 20 consecutive trading days exceeds 175% of the conversion price then applicable; and

     - holders of the series A convertible redeemable preferred stock will receive demand and piggyback registration rights as to the common stock issuable upon conversion of the shares of series A convertible redeemable preferred stock we issue.

     We cannot assure you that we will be able to complete our acquisition of InfoSoft or that any shares of our series A convertible redeemable preferred stock having the terms summarized above will be issued.

SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK TO BE ISSUED TO MEDICAL DYNAMICS SHAREHOLDERS

     In connection with our assumption of InfoCure's obligations under the Medical Dynamics merger agreement, we will issue approximately 965,000 shares of our series B convertible redeemable preferred stock to the Medical Dynamics stockholders as a portion of the consideration for their shares of Medical Dynamics common stock. The exact rights, preferences and limitations of this preferred stock will be described in a proxy statement sent to all Medical Dynamics stockholders in connection with the Medical Dynamics' stockholders meeting to approve the merger. However, we expect that the series B convertible redeemable preferred stock will have the following rights, preferences and limitations:

     - holders of the series B convertible redeemable preferred stock will be entitled to receive cumulative dividends at an annual rate of 6.0%, and dividend payments may be in cash or shares of our common stock;

     - holders of the series B convertible redeemable preferred stock will be entitled to receive a liquidation preference of $5.44 per share, plus accrued and unpaid dividends in the event that we liquidate, dissolve or wind up, before any payments or distributions of assets are made or set aside for the benefit of the holders of our common stock;

     - on the fifth anniversary date of the issuance of the series B convertible redeemable preferred stock, we will redeem all the series B convertible redeemable preferred stock outstanding in cash at a price equal to the then effective liquidation preference plus accrued and unpaid dividends;

     - holders of the series B convertible redeemable preferred stock will have the right, at such holders' option, to convert all or a portion of their shares of series B convertible redeemable preferred stock into shares of our common stock; and

     - holders of the series B convertible redeemable preferred stock do not have the right to vote on any matter on which our common stockholders are entitled to vote.

We estimate that all shares of our series B convertible redeemable preferred stock issued to the former owners of Medical Dynamics common stock will be, in the aggregate, convertible into approximately 2.0% of our common stock outstanding immediately after the distribution. We cannot assure you that we will be able to complete our acquisition of Medical Dynamics or that any shares of our series B convertible redeemable preferred stock having the terms summarized above will be issued.

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK TO BE ISSUED TO CRESCENT

     In connection with the Crescent investment, we will issue 100,000 shares of our series C convertible redeemable preferred stock to Crescent in a private placement. We expect the series C convertible redeemable preferred stock to have the following rights, limitations and preferences:

     - holders of the series C convertible redeemable preferred stock will be entitled to receive a liquidation preference of $50 per share, plus a 6.5% annual return, in the event that we liquidate, dissolve or wind up, before any payments or distributions of assets are made or set aside for the benefit of holders of our common stock;

     - holders of the series C convertible redeemable preferred stock will not be entitled to any dividends;

     - at any time following one year after issuance, holders of the series C convertible redeemable preferred stock will have the right to convert all, or a portion, of our shares of series C convertible redeemable preferred stock into shares of our common stock based upon a conversion price equal to the lesser of (1) 107.5% of the 50-day trading average of our common stock immediately following the distribution, such 50 day average being referred to herein as the "reference price", or (2) the average of the lowest three-day closing price of our common stock during the 22 days prior to conversion; provided, however, that in no event will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 19.9% of our common stock upon conversion.

     - The holders of series C convertible redeemable preferred stock may not convert into shares of common stock if, as a result, the holders and their affiliates would own more than 9.9% of all our common stock outstanding on the applicable conversion date; provided, however, that this restriction will not prohibit the holders from converting some of their series C convertible redeemable preferred stock up to 9.9% of our common stock, and then selling all or a portion of their common stock, and then converting more shares of series C convertible redeemable preferred stock up to the 9.9% limitation; provided, that the foregoing is subject to the 20.0% limitation on the aggregate number of shares of our common stock that may be issued upon conversion of the series C convertible redeemable preferred stock.

     - the conversion price will be subject to a floor equal to 75% of the reference price; however, this floor will be reduced by 7.5% of the reference price per month following the 18 month anniversary of issuance of the series C convertible redeemable preferred stock;

     - if the market value of our common stock exceeds 280% of the reference price and if specified conditions are met, we may require conversion of all or a portion of the series C convertible redeemable preferred stock;

     - if the conversion price of the series C convertible redeemable preferred stock is less than 75% of the reference price, we may redeem the series C convertible redeemable preferred stock for cash at a premium equal to 115% of the liquidation preference during the first year after issuance, 130% during the second year, 145% during the third year, 160% during the fourth year;

     - beginning four years after the date of issuance, the holders of series C convertible redeemable preferred stock may require us to redeem the stock at a premium equal to 175% of the liquidation preference, or $8.75 million;

     - holders of the series C convertible redeemable preferred stock will have the right to vote, on an as-converted basis, on all matters on which the holders of our common stock are entitled to vote; however, in no event will all of the outstanding shares of the series C convertible redeemable preferred stock, together with any shares of common stock into which the preferred stock has been converted (provided such shares of common stock are held by holders of series C convertible redeemable preferred stock), be entitled to cast more than 9.9% of the votes cast on any matter on which stockholders are entitled to vote; and

     - holders of the series C convertible redeemable preferred stock will receive resale and piggyback registration rights as to the shares of the common stock issuable upon conversion of the series C convertible redeemable preferred stock. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent an amount equal to 2% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient to permit the conversion in full of the series C convertible redeemable preferred stock, we must pay Crescent an amount equal to 1.5% per month of the market value of the deficit shares for each month until a registration statement covering the resale of any deficit shares has been declared effective.

     We can not assure you that we will consummate the Crescent investment or that any shares of our series C convertible redeemable preferred stock having the terms summarized above will be issued.

NO PREEMPTIVE RIGHTS

     No holder of any of our stock of any class authorized at the distribution date will have any preemptive right to subscribe to any of our securities of any kind or class.

WARRANTS

     As of the distribution date, no warrants to acquire shares of PracticeWorks common stock will be outstanding.

     Under the antidilution provisions of certain warrants issued by InfoCure to acquire InfoCure common stock, the holders of InfoCure warrants may be entitled to receive approximately 300,000 shares of PracticeWorks common stock upon the exercise of the InfoCure warrants. The actual number of shares of PracticeWorks common stock to be issued in connection with the InfoCure warrants will depend on the applicable exercise price and number of shares of InfoCure common stock issued at the time the warrant is exercised.

     If we elect to sell shares of our common stock to Crescent under the Crescent equity line, we will be required to issue Crescent an incentive warrant to purchase a number of shares of our common stock equal to $3.5 million divided by the purchase price of our common stock in the first sale to Crescent. This warrant will be exercisable for five years. The exercise price will be 150% of the purchase price in the first sale. After issuance of unregistered shares under the equity line, we are obligated to file a resale registration statement within 20 days and use our best efforts to have the registration statement declared effective. At the time we issue unregistered shares of our common stock to Crescent under the equity line, we must issue to Crescent protective warrants to purchase shares of our common stock at an exercise price of $0.01 per share. These protective warrants are intended to protect Crescent economically from a drop in market price of our common stock that might occur between issuance of the unregistered shares and effectiveness of the resale registration statement. The warrants will only become exercisable if the market price of the common stock on the date the resale registration statement covering these unregistered shares is declared effective is lower than the market price the date the unregistered shares are issued. As the issuance of these protective warrants directly relates to the sale of common stock, we will account for these issuances as a cost of raising capital, the impact of which will be reported in shareholders equity.

     We will also be subject to certain cash penalties if we do not timely register for resale the shares of our common stock issued under the equity line and issuable upon exercise of the incentive and the protective warrants. If we fail to obtain effectiveness of the resale registration statement or to maintain the effectiveness of the resale registration statement, we must pay Crescent in cash an amount equal to 2.0% per month of the aggregate purchase price of all of the registrable securities covered by the resale registration statement. In addition, if the number of shares of common stock covered by the resale registration statement is insufficient, we must pay Crescent in cash an amount equal to 1.5% per month of the market value of the shares that have not been registered for each month until a registration statement covering the resale of any such shares has been declared effective. Regarding any cash penalties associated with the warrants, we will net these amounts against the proceeds from the sale of stock as such costs are considered costs of raising capital.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the PracticeWorks common stock immediately following the distribution will be StockTrans.

AMERICAN STOCK EXCHANGE LISTING

     Our common stock has been approved for listing on the American Stock Exchange under the symbol "PRW."

                            ANTI-TAKEOVER PROVISIONS
             OF PRACTICEWORKS' CERTIFICATE OF INCORPORATION, BYLAWS
                                AND DELAWARE LAW

GENERAL

     Our certificate of incorporation, our bylaws and the Delaware General Corporation Law contain certain provisions that could delay or make more difficult an acquisition of control of PracticeWorks not approved by our board of directors, whether by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions have been implemented to enable us, particularly but not exclusively in the initial years of our existence as an independent, publicly owned company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of PracticeWorks and its stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of PracticeWorks, although such a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. In addition, some provisions of the Tax Disaffiliation Agreement to be entered into by InfoCure and PracticeWorks may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of PracticeWorks prior to the second anniversary of the distribution date. See "Relationship

Between InfoCure and PracticeWorks Following the Distribution -- Tax Disaffiliation Agreement" on page 62. Set forth below is a description of the provisions contained in our certificate of incorporation and bylaws and the Delaware General Corporation Law that could impede or delay an acquisition of control of PracticeWorks that our board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the forms of which are included as exhibits to the registration statement, as well as the Delaware General Corporation Law.

CLASSIFIED BOARD OF DIRECTORS

     Our certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The first class of directors will initially serve a one-year term, and the second class of directors will initially serve a two-year term. Thereafter, each class of directors will be elected for a three-year term. See "Management" beginning on page 119.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date on which the acquiror obtains the controlling stock interest and could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of PracticeWorks. Therefore, it could increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     Our certificate of incorporation and bylaws provide that the number of directors shall be fixed only by resolution of our board of directors from time to time. Our certificate of incorporation provides that the directors may be removed by stockholders only both for cause and by the affirmative vote of at least 66 2/3% of the shares entitled to vote.

     Our certificate of incorporation and bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the remaining directors or by the sole remaining director.

STOCKHOLDER ACTION

     Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting of stockholders.

ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS OR NOMINATION AT MEETINGS

     Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of PracticeWorks.

     To be timely, notice of nominations or other business to be brought before any meeting must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, such advance notice shall be given by the later of (1) the close of business on the date 90 days prior to the date of the annual meeting or (2) the close of business on the tenth day following the date that the meeting date is first publicly announced or disclosed.

     Any stockholder who gives notice of a proposal must provide the text of the proposal to be presented, a brief written statement of the reasons why he or she favors the proposal, the stockholder's name and address, the number and class of all shares of each class of PracticeWorks stock owned, any material interest the stockholder may have in the proposal, other than as a PracticeWorks stockholder, and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.

     The notice of any nomination for election as a director must set forth the name of the nominee, the number and class of all shares of each class of PracticeWorks capital stock beneficially owned by the nominee, the information regarding the nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, the signed consent of each nominee to serve as a director if elected, the nominating stockholder's name and address, the number and class of shares of PracticeWorks stock owned by such nominating stockholder and, in the case of any person that holds PracticeWorks stock through a nominee or "street name" holder of record of such stock, evidence establishing such person's indirect ownership of PracticeWorks stock and entitlement to vote on the matter proposed at the annual meeting.

AMENDMENTS TO BYLAWS

     Our certificate of incorporation provides that only our board of directors or the holders of 66 2/3% of the shares of our capital stock entitled to vote at an annual or special meeting of stockholders have the power to amend or repeal our bylaws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation requires approval by the affirmative vote of a majority of the voting power of all of the shares of our capital stock entitled to vote on such matters, with the exception of certain provisions of our certificate of incorporation which require a vote of 66 2/3% or more of such voting power.

PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors by resolution to issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of such series.

     As of the time of the distribution, we will have authorized the issuance of series A and series C convertible redeemable preferred stock, which are described in the section entitled, "Description of Capital Stock -- Preferred Stock" on page 128. In addition, if the Medical Dynamics merger agreement is consummated, we intend to authorize a third series of convertible redeemable preferred stock containing the rights, limitations and preferences set forth in "Description of Capital Stock -- Series B Convertible Redeemable Preferred Stock to be Issued to Medical Dynamics Shareholders."

     We believe that the availability to issue additional preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as PracticeWorks common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the American Stock Exchange, any other inter-dealer quotation system or any stock exchange on which our securities may be listed. Our board of directors has the power subject to applicable law to issue additional series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction.

DELAWARE LAW

     Under Section 203 of the Delaware General Corporation Law, or Section 203, which will be applicable to us after the distribution, certain "business combinations," which are defined generally to include mergers or consolidations between the Delaware corporation and an interested stockholder and transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase the interested stockholder's percentage ownership of stock, between a publicly held Delaware corporation and an "interested stockholder," which is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock or their affiliates, are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

          (1) the corporation has elected in its certificate of incorporation not to be so governed;

          (2) either the business combination or the proposed acquisition of stock resulting in the person becoming an interested stockholder was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

          (3) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by officers who are also directors or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan; or

          (4) the business combination was approved by the board of directors of the corporation and also ratified by two-thirds of the voting stock which the interested stockholder did not own.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring PracticeWorks to negotiate in advance with our board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of PracticeWorks. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION ON LIABILITY OF DIRECTORS

     Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law, Article XI of our certificate of incorporation, or Article XI, eliminates the personal liability of our directors to PracticeWorks or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as it may hereafter be amended. Under the Delaware General Corporation Law as in effect on the date hereof, our directors remain liable for:

          (1) any breach of the duty of loyalty to PracticeWorks or its stockholders;

          (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

          (3) any violation of Section 174 of the Delaware General Corporation Law, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances; and

          (4) any transaction from which directors derive an improper personal benefit.

     Article XI provides that any future repeal or amendment of its terms (including any amendment or repeal of Article XI made by virtue of any change in the Delaware General Corporation Law) will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.

INDEMNIFICATION

     Our bylaws and Section 145 of the Delaware General Corporation Law, which allows, and in some cases requires, the indemnification of directors and officers under certain circumstances, grant our directors and officers a right to indemnification to the full extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (1) by reason of the fact that they are or were our directors or officers or (2) by reason of the fact that, while they are or were our directors or officers, they are or were serving at our request as a director, officer or employee of another enterprise. Our bylaws further provide that an advancement for any such expenses shall only be made upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by us.

     Insofar as indemnification by us for liabilities arising under the federal securities laws may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the federal securities laws and is, therefore, unenforceable.

INDEMNIFICATION AGREEMENTS

     In connection with the distribution, we will enter into indemnification agreements with our directors and officers. These agreements will require us to indemnify these directors and officers with respect to their activities as our directors or officers or when serving at our request as a director, officer or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding to which they are, or are threatened to be made, parties as a result of their service to us. We will agree to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee: (1) the benefits provided by our certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (2) the benefits provided by our certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee;
(3) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (4) the benefits allowable under the law of the jurisdiction under which we exist at the time expenses are incurred by the indemnitee; (5) the benefits available under liability insurance obtained by us; and (6) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as our officer, director, employee or agent with respect to suits or proceedings arising out of acts or omissions during his or her service to us.

     Each indemnitee will agree to notify us promptly of any proceeding brought or threatened and not to make any admission or settlement without our consent, unless the indemnitee determines to undertake his or her own defense and waives the benefits of the indemnification agreement.

                                 LEGAL MATTERS

     King & Spalding will pass on the validity of the common stock issued in the distribution.

                                    EXPERTS

     The financial statements and schedule of PracticeWorks (a division of InfoCure Corporation) as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997; the financial statements of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from March 18, 1998 to December 31, 1998; and the financial statements of Crunchy Frog Software, Inc. as of December 21, 1999 and for the period from January 1, 1999 to December 21, 1999 included in this prospectus and in the Registration Statement on Form S-1 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement on Form S-1, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Medical Dynamics, Inc. and Subsidiaries as of September 30, 2000 and for the years ended September 30, 2000 and 1999 included in this prospectus and in the Registration Statement on Form S-1 have been so included in reliance on the report of Hein + Associates LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Integrated Dental Technologies, Inc. dba PracticeWorks as of July 31, 1999 and 1998 and for the years then ended included in the prospectus, which is part of this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in the prospectus, which is part of this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the SEC the registration statement under the Securities Act, with respect to the PracticeWorks common stock. This document does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this document as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The registration statement and the exhibits thereto filed by PracticeWorks with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC at Seven World Trade Center, Thirteenth Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a website that contains reports, proxy and information statements and other information regarding statements regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

     After the distribution, we will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Additionally, we will be required to provide annual reports containing audited financial statements to our stockholders in connection with our annual meetings of stockholders. After the distribution, these reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. The PracticeWorks common stock has been approved for listing on the American Stock Exchange. When the PracticeWorks common stock commences trading on the American Stock Exchange, these reports, proxy statements and other information will be available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                         INDEX TO FINANCIAL STATEMENTS

PRACTICEWORKS (A DIVISION OF INFOCURE CORPORATION)
  HISTORICAL FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants..........   F-3
Balance sheets as of December 31, 1999 and 1998.............   F-4
Statements of operations for the years ended December 31,
  1999 and 1998 and the eleven months ended December 31,
  1997......................................................   F-5
Statements of changes in divisional equity for the years
  ended December 31, 1999 and 1998 and the eleven months
  ended December 31, 1997...................................   F-6
Statements of cash flows for the years ended December 31,
  1999 and 1998 and the eleven months ended December 31,
  1997......................................................   F-7
Notes to financial statements...............................   F-8
Condensed balance sheets as of September 30, 2000
  (unaudited) and December 31, 1999.........................  F-28
Condensed statements of operations (unaudited) for the nine
  months ended September 30, 2000 and 1999..................  F-29
Condensed statements of cash flows (unaudited) for the nine
  months ended September 30, 2000 and 1999..................  F-30
Notes to condensed interim financial statements
  (unaudited)...............................................  F-31
PRACTICEWORKS, INC. PRO FORMA FINANCIAL STATEMENTS:
Introduction to unaudited pro forma condensed combined
  financial statements......................................  F-37
Unaudited pro forma condensed combined balance sheet as of
  September 30, 2000........................................  F-40
Unaudited pro forma condensed combined statement of
  operations for the year ended December 31, 1999...........  F-41
Unaudited pro forma condensed combined statement of
  operations for the nine months ended September 30, 2000...  F-42
Notes to unaudited pro forma condensed combined financial
  statements................................................  F-43
MEDICAL DYNAMICS, INC. AND SUBSIDIARIES HISTORICAL FINANCIAL
  STATEMENTS:
Independent Auditor's Report................................  F-48
Consolidated balance sheet as of September 30, 2000.........  F-49
Consolidated statements of operations for the years ended
  September 30, 2000 and 1999...............................  F-50
Consolidated statements of stockholders' equity for the
  years ended September 30, 2000 and 1999...................  F-51
Consolidated statements of cash flows for the years ended
  September 30, 2000 and 1999...............................  F-52
Notes to consolidated financial statements..................  F-54
Unaudited consolidated balance sheet as of December 31,
  2000......................................................  F-65
Unaudited consolidated statements of operations for the
  quarter ended December 31, 2000 and 1999..................  F-66
Unaudited consolidated statements of cash flows for the
  quarter ended December 31, 2000 and 1999..................  F-67
Notes to consolidated financial statements..................  F-68

INFOSOFT (A DIVISION OF CERAMCO, INC., A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL,
  INC.) FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants.............................................       F-69
Balance sheets as of December 31, 1999 and 1998................................................       F-70
Statements of income for the year ended December 31, 1999 and for the period from March 18,
  1998 to December 31, 1998....................................................................       F-71
Statements of changes in divisional equity for the period from March 18, 1998 to December 31,
  1998 and for the year ended December 31, 1999................................................       F-72
Statements of cash flows for the year ended December 31, 1999 and for the period from March 18,
  1998 to December 31, 1998....................................................................       F-73
Notes to financial statements..................................................................       F-74
Condensed balance sheets as of September 30, 2000 (unaudited) and December 31, 1999............       F-82
Condensed statements of income (unaudited) for the nine months ended September 30, 2000 and
  1999.........................................................................................       F-83
Condensed statements of cash flows (unaudited) for the nine months ended September 30, 2000 and
  1999.........................................................................................       F-84
Notes to condensed interim financial statements (unaudited)....................................       F-85
INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL
  TECHNOLOGIES CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.) FINANCIAL STATEMENTS:
Independent Auditors' Report...................................................................       F-86
Balance sheets, July 31, 1999 and 1998.........................................................       F-87
Statements of operations, years ended July 31, 1999 and 1998...................................       F-88
Statements of stockholders' capital deficiency, years ended July 31, 1999 and 1998.............       F-89
Statements of cash flows, years ended July 31, 1999 and 1998...................................       F-90
Notes to financial statements, years ended July 31, 1999 and 1998..............................       F-91
CRUNCHY FROG SOFTWARE, INC. FINANCIAL STATEMENTS:
Report of Independent Certified Public Accountants.............................................       F-94
Balance sheet as of December 21, 1999..........................................................       F-95
Statement of income and retained earnings, January 1, 1999 through December 21, 1999...........       F-96
Statement of changes in stockholders' equity, January 1, 1999 through December 21, 1999........       F-97
Statement of cash flows, January 1, 1999 through December 21, 1999.............................       F-98
Notes to financial statements..................................................................       F-99

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

PracticeWorks
(A Division of InfoCure Corporation)
Atlanta, Georgia

     We have audited the accompanying balance sheets of PracticeWorks (a division of InfoCure Corporation) (the "Division") as of December 31, 1999 and 1998 and the related statements of operations, changes in divisional equity and cash flows for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Division as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Atlanta, Georgia
August 9, 2000 (except for
  Note 13, which
  is as of February 8, 2001)

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        DECEMBER 31,   DECEMBER 31,
                                                            1999           1998
                                                        ------------   ------------
ASSETS (NOTES 1 AND 8):
CURRENT:
Cash and cash equivalents.............................    $ 2,527        $ 1,633
Accounts receivable -- trade, net of allowance of
  $1,113 and $339.....................................      9,041          6,109
Other receivables.....................................         97             98
Inventory.............................................      1,772          1,388
Deferred tax assets (Note 11).........................        669            774
Prepaid expenses and other current assets.............        453            493
                                                          -------        -------
     Total current assets.............................     14,559         10,495
Property and equipment, net of accumulated
  depreciation (Note 5)...............................      2,046          2,521
Goodwill, net of accumulated amortization of $3,927
  and $1,594 (Notes 3 and 4)..........................     32,800         19,991
Other intangible assets (Note 6)......................      7,806          2,914
Deferred tax assets (Note 11).........................        108          1,177
Other assets..........................................        523             --
                                                          -------        -------
                                                          $57,842        $37,098
                                                          =======        =======
LIABILITIES AND DIVISIONAL EQUITY:
CURRENT LIABILITIES:
Accounts payable......................................    $ 2,772        $   775
Accrued expenses (Note 7).............................      5,712          1,450
Accrued restructuring costs (Note 4)..................        445            283
Deferred revenue and customer deposits................      6,704          6,046
Current portion of long-term debt (Note 8)............        116          2,975
                                                          -------        -------
     Total current liabilities........................     15,749         11,529
Long-term debt, less current portion (Note 9).........      9,614         14,769
Other liabilities.....................................         60             --
                                                          -------        -------
     Total liabilities................................     25,423         26,298
                                                          -------        -------
Commitments and contingencies (Notes 3, 8 and 9)
DIVISIONAL EQUITY:
Net advances from parent..............................     35,909         16,598
Accumulated deficit...................................     (3,490)        (5,798)
                                                          -------        -------
     Total divisional equity..........................     32,419         10,800
                                                          -------        -------
                                                          $57,842        $37,098
                                                          =======        =======

See accompanying notes to financial statements

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                         ELEVEN MONTHS
                                            YEAR ENDED     YEAR ENDED        ENDED
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               1999           1998           1997
                                           ------------   ------------   -------------
REVENUE (NOTE 1):
Systems and software.....................    $34,325        $27,825         $13,961
Maintenance, support and services........     20,266         15,662           7,523
                                             -------        -------         -------
     Total revenue.......................     54,591         43,487          21,484
                                             -------        -------         -------
OPERATING EXPENSE:
Hardware and other items purchased for
  resale.................................      9,654          9,726           3,722
Selling, general and administrative
  (excluding compensatory stock
  awards)................................     28,666         21,061          11,703
Research and development.................      4,185          3,537           3,267
Depreciation and amortization............      3,284          2,272             551
Restructuring and other charges (Note
  4).....................................      1,814          1,031           6,463
Merger costs (Note 3)....................        659             69              --
Compensatory stock awards................        428          6,447              14
                                             -------        -------         -------
     Total operating expense.............     48,690         44,143          25,720
                                             -------        -------         -------
Operating income (loss)..................      5,901           (656)         (4,236)
Interest expense and other, net..........      1,335            966             198
                                             -------        -------         -------
Income (loss) before income taxes and
  extraordinary item.....................      4,566         (1,622)         (4,434)
Provision (benefit) for income taxes
  (Note 11)..............................      2,186            873            (171)
                                             -------        -------         -------
Income (loss) before extraordinary
  item...................................      2,380         (2,495)         (4,263)
Extraordinary item -- debt extinguishment
  cost, net of income taxes (Note 8).....        (72)            --              --
                                             -------        -------         -------
Net income (loss)........................      2,308         (2,495)         (4,263)
Pro forma tax adjustments (Note 11)......       (384)        (1,350)            653
                                             -------        -------         -------
Pro forma net income (loss)..............    $ 2,692        $(1,145)        $(4,916)
                                             =======        =======         =======
Per share data:
Basic and diluted:
  Income (loss) before extraordinary
     item................................    $  0.34        $ (0.52)        $ (1.10)
  Extraordinary item, net of tax.........      (0.01)            --              --
                                             -------        -------         -------
  Net income (loss)......................       0.33          (0.52)          (1.10)
  Pro forma tax adjustments..............      (0.05)         (0.28)           0.17
                                             -------        -------         -------
  Pro forma net income (loss)............    $  0.38        $ (0.24)        $ (1.27)
                                             =======        =======         =======
Weighted average shares outstanding:
  Basic and diluted (Note 2).............      6,994          4,828           3,881
                                             =======        =======         =======

See accompanying notes to financial statements

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                                 (IN THOUSANDS)

                                                                RETAINED
                                                                EARNINGS
                                               NET ADVANCES   (ACCUMULATED   DIVISIONAL
                                               FROM PARENT      DEFICIT)       EQUITY
                                               ------------   ------------   ----------
Balance at January 31, 1997..................    $   268        $   960       $ 1,228
Net advances from InfoCure...................      4,018             --         4,018
Net loss.....................................         --         (4,263)       (4,263)
                                                 -------        -------       -------
Balance at December 31, 1997.................      4,286         (3,303)          983
Net advances from InfoCure...................     12,312             --        12,312
Net loss.....................................         --         (2,495)       (2,495)
                                                 -------        -------       -------
Balance at December 31, 1998.................     16,598         (5,798)       10,800
Net advances from InfoCure...................     19,311             --        19,311
Net income...................................         --          2,308         2,308
                                                 -------        -------       -------
Balance at December 31, 1999.................    $35,909        $(3,490)      $32,419
                                                 =======        =======       =======

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         ELEVEN MONTHS
                                            YEAR ENDED     YEAR ENDED        ENDED
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               1999           1998           1997
                                           ------------   ------------   -------------
OPERATING ACTIVITIES (NOTE 1):
Net income (loss)........................    $  2,308       $(2,495)        $(4,263)
Adjustments to reconcile net income
  (loss) to cash flows provided by
  operating activities:
  Extraordinary item -- debt
     extinguishment cost.................         110            --              --
  Restructuring and other charges........       1,814         1,031           6,463
  Depreciation and amortization..........       3,284         2,272             551
  Allowance for doubtful accounts........         774           247             (92)
  Stock-based compensation...............         428         6,447              14
  Deferred income taxes..................         157          (702)            197
  Changes in operating assets and
     liabilities -- net of effects of
     acquisitions:
     Accounts receivable.................      (3,150)       (3,101)         (1,334)
     Inventory, prepaid expenses and
       other current assets..............        (262)         (240)            499
     Accounts payable and accrued
       expenses..........................         618        (3,513)            536
     Deferred revenue and customer
       deposits..........................        (267)        2,312             445
                                             --------       -------         -------
          Net cash flows provided by
             operating activities........       5,814         2,258           3,016
                                             --------       -------         -------
INVESTING ACTIVITIES:
Net cash paid for acquisitions...........      (8,254)      (12,501)         (4,171)
Property and equipment expenditures......        (307)         (894)         (1,728)
Cash paid for other intangible assets....      (1,452)       (2,252)           (247)
Other....................................        (263)           72             416
                                             --------       -------         -------
          Net cash flows used in
             investing activities........     (10,276)      (15,575)         (5,730)
                                             --------       -------         -------
FINANCING ACTIVITIES:
Borrowings under credit facility and
  other long-term debt...................       8,654        12,501           5,451
Principal payments on long-term debt.....     (16,668)         (208)           (416)
Net cash advances from parent............      13,370         1,916             107
Net repayment of other notes payable.....          --            --          (2,325)
                                             --------       -------         -------
          Net cash flows provided by
             financing activities........       5,356        14,209           2,817
                                             --------       -------         -------
Net increase in cash and cash
  equivalents............................         894           892             103
Cash and cash equivalents, beginning of
  period.................................       1,633           741             638
                                             --------       -------         -------
Cash and cash equivalents, end of
  period.................................    $  2,527       $ 1,633         $   741
                                             ========       =======         =======

See accompanying notes to financial statements

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     The accompanying financial statements include the operations, assets and liabilities of the PracticeWorks Division (the "Division") of InfoCure Corporation ("InfoCure"), which consists of InfoCure's information management technology business for dental, orthodontic, oral and maxillofacial surgery practices. In August 2000, InfoCure announced its plan to distribute to its shareholders the shares of PracticeWorks, Inc., an indirect, wholly owned subsidiary of InfoCure ("PracticeWorks"). Immediately prior to the distribution, InfoCure will transfer the Division's assets and liabilities to PracticeWorks. Those assets and liabilities will be reflected in PracticeWorks' financial statements at InfoCure's historical cost.

     The assets and liabilities of the Division (the "Contributed Businesses") consist primarily of businesses InfoCure acquired at various times from the consummation of InfoCure's initial public offering in July 1997 through 1999. The Contributed Businesses include two acquisitions made by InfoCure in 1997, one in 1998, and four in 1999, all of which were accounted for as purchases, and also include five acquisitions during 1999 which were accounted for as poolings of interests (see Note 3).

     Revenues and expenses specifically identified with the Division have been directly attributed to the Division in the financial statements. The Division's costs and expenses in the accompanying financial statements include allocations from InfoCure for centralized legal, accounting, treasury, real estate, information technology, and other InfoCure corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that InfoCure and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. However, the financial information included herein may not necessarily reflect the financial position and results of operations of PracticeWorks in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented. However, we believe that if the Division had been a stand-alone entity during the periods presented, the expenses would not have been materially different from the allocations presented.

     The Division is a provider of information management technology for dentists, orthodontists and oral and maxillofacial surgeons. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment. The Division is currently developing new practice management applications, tailored to the needs of dental, orthodontic, and oral and maxillofacial surgery customers that can be delivered through its application services provider, or ASP, delivery model and other Internet-based applications and services.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR-END

     InfoCure changed its fiscal reporting period to December 31 effective February 1, 1997. Accordingly, the 1997 fiscal period is comprised of eleven months.

REVENUE RECOGNITION

     Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sale proceeds is deemed probable and persuasive evidence that an agreement exists. Revenue from hardware sales is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from other services is recognized as the services are provided.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months. Historically, InfoCure has managed cash for its divisions on a centralized basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Division's financial instruments included in the accompanying balance sheets are not materially different from their fair values.

INVENTORIES

     Inventory consists primarily of peripheral computer equipment and related supplies. Inventory is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases, are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CAPITALIZED COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED

     Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 48 months). During the fourth quarter of 1999, PracticeWorks adopted a new product strategy involving the development of ASP applications and other Internet-based applications and services. Additionally, in connection with restructuring the businesses of recently acquired companies, management decided to modify future product offerings. As a result of these decisions, the Division recorded a charge of approximately $874,000 million in the fourth quarter of 1999 representing the write-off of the carrying value of software development costs. A write-down of capitalized software in the amount of $339,000 was also recorded in 1997 (Note 4).

COSTS OF COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE

     Computer software development costs that are incurred during the preliminary stage of development, such as product evaluation and selection, are expensed as incurred. Costs incurred during the application development stage, such as design coding and installation, are capitalized and amortized over the useful life of the product, which is generally four years. Training, maintenance and data conversion costs are expensed as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. All goodwill is amortized on a straight-line basis over its estimated useful life. Prior to the fourth quarter of 1999, goodwill was amortized over a 15 year estimated useful life, which was reflective of management's analysis that goodwill is derived from the historical and estimated future lives of its customer relationships, the longevity and continuing use of its core products and the relatively minor impact of technological obsolescence on these core products. As a result of InfoCure's change in product strategy involving the development of ASP applications and other Internet-based applications and services, its transition to a subscription pricing model and the current rate of change within the industry, management now estimates that the useful life of its remaining goodwill will be three years.

     Other intangible assets also include (1) purchased technology, to be amortized over four years, (2) customer lists, amortized over three years and
(3) deferred loan costs, amortized over the life of the respective loans at rates which approximate the interest method.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

LONG-LIVED ASSETS

     Long-lived assets, such as goodwill, property and equipment and capitalized software development costs and cost of computer software developed for internal use are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value. A write-down of assets due to impairment in the aggregate amount of $3.6 million, primarily related to goodwill, was required for the eleven months ended December 31, 1997 (Note 4).

CHANGE IN ACCOUNTING ESTIMATES

     In view of recent competitive developments, the rapid pace of change engendered by the encroachment of Internet companies into the marketplace and InfoCure's change in product strategy involving the development of ASP applications and other Internet-based applications and services and the transition to a subscription pricing model, management has reassessed the useful life of goodwill. While in management's opinion, there is currently no impairment in the carrying value of this long-lived intangible asset (based on an analysis of undiscounted future cash flows), management has determined that the useful life of goodwill should be shortened substantially to be more reflective of the current rate of technological change and competitive conditions. Accordingly, management changed the estimated useful life of goodwill from an original life of 15 years to a remaining life of three years, which change has been applied prospectively from the fourth quarter of 1999. This change in accounting estimate increased amortization expense by approximately $800,000 in 1999.

     Additionally, based on InfoCure's analysis of current business and market conditions, its cash collection experience and, in light of the potential write-offs associated with customers migrating from traditional support programs to InfoCure's subscription pricing offerings, management also increased the allowance for doubtful accounts in 1999. This change of accounting estimate, recorded in the fourth quarter of 1999, increased selling, general and administrative expenses by $700,000 in 1999.

DIVISIONAL EQUITY

     Divisional Equity represents InfoCure's net investment in and advances to the Division. Intercompany interest expense has been allocated to, or included in, the accompanying financial statements only for that portion of third-party debt attributed to the Division. No intercompany interest income or expense has been allocated to the Division for InfoCure's net investment in the Division.

STOCK-BASED COMPENSATION PLANS

     The Division accounts for its stock-based compensation plans under the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Employees." In Note 10, the Division presents the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies which elect not to account for stock-based compensation as prescribed by that statement shall disclose, among other things, the pro forma effects on net loss as if SFAS No. 123 had been adopted.

INCOME TAXES

     For the periods presented, the Division was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in InfoCure's tax returns. The Division calculates its income taxes under the separate return method and accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Division's financial statements or tax returns. In estimating future tax consequences, management generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

RESTRUCTURING COSTS

     The Division records the costs of consolidating acquired operations into the Division's existing facilities, including the external costs and liabilities to close redundant Division facilities and severance and relocation costs related to the Division's employees in accordance with Emerging Issues Task Force Issue ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

PER SHARE DATA

     The historical capital structure of the Division is not representative of the future capital structure of PracticeWorks. The Division issued common stock to a wholly owned subsidiary of InfoCure in August 2000 and will commence operations as a separate legal entity upon completion of the distribution. For purposes of these financial statements, we have assumed a distribution ratio of
 1/4 share of PracticeWorks common stock for every outstanding share of InfoCure common stock. The weighted average shares outstanding are based on the outstanding shares of InfoCure and the assumed distribution ratio. The financial information included herein may not reflect the financial position, results of operations, changes in divisional equity and cash flows of the Division in the future or what they would have been had the Division been a separate, stand-alone entity during the periods presented.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and determining whether computer software is for internal use. SOP No. 98-1 was effective in 1999. Adoption of this statement did not have a significant impact on the Division's financial statements.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Division has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Division does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

     The Financial Accounting Standards Board issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which is effective July 1, 2000. Interpretation No. 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation are not expected to have a significant impact on the Division's financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Division believes that adopting SAB No. 101 will not have a material impact on its financial position or results of operations.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. BUSINESS COMBINATIONS

     As discussed in Note 1, InfoCure completed 12 acquisitions attributable to the Division at various times from the consummation of InfoCure's initial public offering in July 1997 through 1999.

ACQUISITIONS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING

     The following tables summarize the fair values of the assets acquired, liabilities assumed and consideration given in connection with the acquisitions completed in each of the following years within the Division accounted for as purchases:

                                                        1999      1998      1997
                                                       -------   -------   -------
                                                             (IN THOUSANDS)
Accounts receivable..................................  $   555   $   134   $   649
Inventory............................................       43        --       261
Prepaid expenses.....................................       39       152        94
Property and equipment...............................      260       159       582
Goodwill.............................................   10,526    14,988     9,099
Capitalized software.................................      116       420       828
Other assets.........................................      200        72       393
Deferred revenue.....................................     (925)     (715)   (1,292)
Accounts payable and accrued expenses................     (560)       (9)     (418)
Notes payable........................................       --        --    (1,347)
Other liabilities....................................       --        --      (978)
                                                       -------   -------   -------
  Net assets acquired................................  $10,254   $15,201   $ 7,871
                                                       =======   =======   =======
These acquisitions were funded as follows:
InfoCure common stock................................  $ 2,000   $ 2,700   $ 3,700
Cash.................................................    8,254    12,501     4,171
                                                       -------   -------   -------
                                                       $10,254   $15,201   $ 7,871
                                                       =======   =======   =======

     Certain of the purchase acquisition agreements provided for additional consideration based on the acquired company attaining specified revenue or operating income goals. Maximum determinable contingent consideration aggregated $2.0 million, $4.4 million and $3.4 million for acquisitions accounted for as purchases during 1999, 1998 and 1997, respectively. As more fully described in
Note 4, portions of the contingent consideration related to certain acquisitions were deemed earned and payable in connection with the Division's restructuring plans. Accordingly, restructuring costs for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997 included approximately $700,000, $750,000 and $2.2 million, respectively, in settlement of estimated contingent consideration obligations related to the affected companies.

     In 1999, contingent consideration of approximately $4.4 million was earned and accrued as additional purchase price pursuant to the terms of the original purchase agreements and was paid during 2000. As of December 31, 1999, maximum contingent consideration payable based on future performance is $2.0 million.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following unaudited pro forma information presents the results of operations of the Division as if each of the acquisitions had occurred as of the beginning of the immediately preceding period. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, reductions in personnel costs and other operating expenses not assumed as part of the acquisitions, amortization of intangibles, interest expense and income taxes.

                                                                       ELEVEN MONTHS
                                         YEAR ENDED DECEMBER 31,           ENDED
                                       ----------------------------    DECEMBER 31,
PRO FORMA AMOUNTS                          1999            1998            1997
-----------------                      ------------    ------------    -------------
                                                      (IN THOUSANDS)
Revenue............................      $61,633         $52,044          $26,687
Pro forma net income (loss)........        1,501          (3,100)          (3,983)

ACQUISITIONS ACCOUNTED FOR USING THE POOLING OF INTERESTS METHOD OF ACCOUNTING

     Five of the Contributed Businesses acquired by InfoCure during 1999 were accounted for as poolings of interests which provided for the exchange of substantially all of the outstanding equity interest of each entity for shares of InfoCure common stock. Accordingly, the accompanying financial statements have been restated for all periods presented to include the financial position, results of operations and cash flows of the combined companies. The following table summarizes shares of InfoCure stock issued in these acquisitions:

                                                   SHARES OF
COMPANY                                         INFOCURE ISSUED     CLOSING DATE
-------                                         ---------------   -----------------
OMSystems, Inc. ("OMS").......................     2,287,998      February 18, 1999
Ardsley, M.I.S., Inc. ("Orthoware")...........       209,016        August 17, 1999
Kevin Kozlowski, Inc. d/b/a Human Touch
  Software ("Human Touch")....................       255,247      December 20, 1999
Unident Corporation ("Unident")...............       357,796      December 21, 1999
InfoLogic, Inc. ("InfoLogic").................       102,096      December 21, 1999

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents a reconciliation of revenue, income (loss) before extraordinary item and pro forma net income (loss) to those presented in the accompanying financial statements.

                                        YEAR ENDED DECEMBER 31,     ELEVEN MONTHS ENDED
                                      ---------------------------      DECEMBER 31,
                                          1999           1998              1997
                                      ------------   ------------   -------------------
                                                       (IN THOUSANDS)
REVENUE:
The Division........................    $22,238        $18,815            $ 4,898
OMS.................................     18,651         14,993             12,325
Orthoware...........................      2,330          1,800              1,301
Human Touch.........................      2,288          1,007                798
Unident.............................      6,518          4,510                353
InfoLogic...........................      2,566          2,362              1,809
                                        -------        -------            -------
                                        $54,591        $43,487            $21,484
                                        =======        =======            =======
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM:
The Division........................    $ 3,239        $ 1,022            $(5,931)
OMS.................................      1,623         (3,296)             1,703
Orthoware...........................        260            (73)                (2)
Human Touch.........................         34             (1)               (17)
Unident.............................     (1,545)          (163)               (27)
InfoLogic...........................     (1,231)            16                 11
                                        -------        -------            -------
                                        $ 2,380        $(2,495)           $(4,263)
                                        =======        =======            =======
PRO FORMA NET INCOME (LOSS) -- AFTER
  EXTRAORDINARY ITEM:
The Division........................    $ 3,167        $ 1,022            $(5,931)
OMS.................................      1,623         (3,296)             1,703
Orthoware...........................        260            (73)                (2)
Human Touch.........................         34             (1)               (17)
Unident.............................     (1,545)          (163)               (27)
InfoLogic...........................     (1,231)            16                 11
Pro forma tax adjustments...........        384          1,350               (653)
                                        -------        -------            -------
                                        $ 2,692        $(1,145)           $(4,916)
                                        =======        =======            =======

     Certain of the companies acquired in 1999 as poolings of interests ("1999 Pooled Companies") had fiscal years that differed from that of the Division. Therefore, the balance sheet as of December 31, 1998 reflects the combination of the Division's balance sheet as of this date with the balance sheets of the 1999 Pooled Companies as of the dates that most closely correspond thereto. The statements of operations for the year ended December 31, 1998 and the eleven months ended December 31, 1997 reflect the combination of the Division's results for these periods with the results of each of the 1999 Pooled Companies for the most closely comparable periods. As of and for the year ended December 31, 1999, the 1999 Pooled Companies' balance sheets and statements of operations have been restated to coincide with the Division's year-end. As a result, certain

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of the 1999 Pooled Companies' operations are included in both 1999 and 1998. The net revenue and net loss for such duplicated periods was approximately $300,000 and $161,000, respectively.

     The Division incurred costs of approximately $659,000 in completing the acquisition of the 1999 Pooled Companies'. Such costs consisted principally of professional fees and related transaction costs.

4. RESTRUCTURING AND OTHER CHARGES

     THE 1999 PLAN. In the fourth quarter of 1999, InfoCure decided to restructure its business into a medical division and a dental division. The dental division formed in this restructuring constitutes the business that will be transferred to PracticeWorks immediately prior to the distribution. At the time of the restructuring, the Division's management decided to transition to subscription pricing and to commence development of ASP applications and other Internet-based applications and services. The Division's management committed to a plan of restructuring and reorganization in connection with the establishment of the dental division and these changes in the Division's pricing model and product strategy. This restructuring plan, which was substantially completed in the second quarter of 2000, included consolidating facilities and eliminating staffing redundancies involving approximately 30 employees.

     In connection with the change in product strategy, management also re-evaluated the carrying value of its investment in capitalized software. As a result, the Division recorded as a part of restructuring and other charges for 1999, an $874,000 write-off of capitalized software.

     Staffing reductions were finalized for the new dental division and communicated in the first quarter of 2000. Accordingly, compensation costs, including severance and other termination benefits aggregating approximately $600,000 are expected to be recorded in the first quarter of 2000 in accordance with the provisions of EITF No. 94-3.

     THE 1997 PLAN. Effective December 1, 1997, management determined to restructure through a plan to consolidate existing facilities and acquired operations. This restructuring plan enabled the Division to leverage more effectively present and planned acquisitions, streamline its offering of products and services and respond more effectively to changing market conditions. In connection therewith, management also re-evaluated the Division's investment in goodwill and capitalized software in light of current market conditions and the restructuring plan. Management determined that, based on current market conditions and an analysis of projected undiscounted future cash flows calculated in accordance with the provisions of SFAS No. 121, the carrying amount of certain long-lived assets may not be recoverable. The resultant impairment of long-lived assets was due principally to the impact of then-pending acquisitions, as a result of management's intention to migrate the existing customer base to the new product offerings (Notes 1 and 3). This impairment necessitated a write-down of approximately $3.5 million of goodwill representing the excess of cost over net assets of an acquisition completed in July 1997. The estimated fair values of these long-lived assets were determined by calculating the present value of estimated

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

expected future cash flows using a discount rate commensurate with the risks involved. Additionally, a $339,000 write-down of capitalized software, whose future utility was diminished based on market conditions, was also recorded.

     Under the 1997 restructuring plan, which was completed in the second quarter of 1998, the Division also recorded approximately $401,000 of costs and accrued liabilities to close redundant facilities, cancel leases and other executory contracts, recognized approximately $2.2 million related to contingent consideration earned or deemed payable under terms of certain acquisition agreements for acquired companies whose products were discontinued as part of the consolidation and restructuring and terminated certain redundant staff positions. Details of this element of the restructuring plan were finalized and communicated in the first quarter of 1998. Accordingly, compensation costs, including severance and other termination benefits for approximately 15 employees, and other future costs related to the restructuring aggregating $281,000, were recognized in the first quarter of 1998 in accordance with EITF No. 94-3. Additionally, in the first quarter of 1998, the Division recognized $750,000 in final settlement of the contingent consideration.

     A description of the type and amount of restructuring costs and other charges recorded at the commitment date and subsequently incurred for all of the restructurings discussed above are as follows:

                                                  RESERVES
                                                 ESTABLISHED
                                                   ELEVEN
                                                   MONTHS       COSTS     RESERVE                   COSTS     RESERVE
                                                    ENDED      APPLIED    BALANCE                  APPLIED    BALANCE
                                                  DECEMBER     AGAINST    DECEMBER     RESERVE     AGAINST    DECEMBER
DESCRIPTION                                       31, 1997     RESERVES   31, 1997   ADJUSTMENTS   RESERVES   31, 1998
-----------                                      -----------   --------   --------   -----------   --------   --------
                                                                            (IN THOUSANDS)
Write-off of goodwill..........................    $3,483      $(3,483)    $   --      $   --      $    --      $ --
Write-off of capitalized software development
 costs.........................................       339         (339)        --          --           --        --
Facility closure, consolidation and lease
 termination costs.............................       401           --        401          --         (118)      283
Contingent consideration earned or deemed
 payable to former stockholders of entities
 whose products were discontinued as part of
 the consolidation and restructuring...........     2,150           --      2,150         750       (2,900)       --
Compensation costs for severance and other
 termination benefits..........................        --           --         --         281         (281)       --
Other asset write-downs and costs..............        90           --         90          --          (90)       --
                                                   ------      -------     ------      ------      -------      ----
                                                   $6,463      $(3,822)    $2,641      $1,031      $(3,389)     $283
                                                   ======      =======     ======      ======      =======      ====


                                                                COSTS     RESERVE
                                                               APPLIED    BALANCE
                                                   RESERVE     AGAINST    DECEMBER
DESCRIPTION                                      ADJUSTMENTS   RESERVES   31, 1999
-----------                                      -----------   --------   --------
                                                          (IN THOUSANDS)
Write-off of goodwill..........................    $   --      $    --      $ --
Write-off of capitalized software development
 costs.........................................       874         (874)       --
Facility closure, consolidation and lease
 termination costs.............................        95         (283)       95
Contingent consideration earned or deemed
 payable to former stockholders of entities
 whose products were discontinued as part of
 the consolidation and restructuring...........       700         (350)      350
Compensation costs for severance and other
 termination benefits..........................        48          (48)       --
Other asset write-downs and costs..............        97          (97)       --
                                                   ------      -------      ----
                                                   $1,814      $(1,652)     $445
                                                   ======      =======      ====

     The terminated leases have various expiration dates through 2004 and the other costs will be substantially paid in the first half of 2000.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY AND EQUIPMENT

     Major classes of property and equipment consisted of the following:

                                                       ESTIMATED      DECEMBER 31,
                                                      USEFUL LIVES   ---------------
                                                        (YEARS)       1999     1998
                                                      ------------   ------   ------
                                                                     (IN THOUSANDS)
Buildings...........................................       40        $1,883   $1,871
Office and computer equipment.......................      3-5         2,193    1,985
Furniture and fixtures..............................      5-7           733      713
Leasehold improvements and other....................      3-5           302      307
                                                                     ------   ------
                                                                      5,111    4,876
Less accumulated depreciation.......................                  3,065    2,355
                                                                     ------   ------
                                                                     $2,046   $2,521
                                                                     ======   ======

     Depreciation expense was approximately $900,000, $800,000 and $300,000 for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, respectively. In connection with the restructuring plans described in
Note 4, the Division disposed of property and equipment, primarily office and computer equipment, with a net book value of approximately $97,000 and $90,000 in 1999 and 1997, respectively.

6. OTHER INTANGIBLE ASSETS

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
                                                              (IN THOUSANDS)
Purchased technology........................................  $6,530   $   --
Capitalized software development costs......................   1,118    2,207
Loan costs..................................................     423    1,155
Other.......................................................     102      209
                                                              ------   ------
                                                               8,173    3,571
Less accumulated amortization...............................     367      657
                                                              ------   ------
                                                              $7,806   $2,914
                                                              ======   ======

     In the fourth quarter of 1999, InfoCure acquired technology for delivering practice management applications in an ASP delivery model in exchange for cash and common stock aggregating approximately $6.5 million. This technology will be utilized by the Division's research and development staff in the development of its own ASP applications. At the time of acquisition, the software had reached technological feasibility and was in beta testing at three pilot sites. Costs to complete this technology will be capitalized until products are ready for general release, scheduled for the fourth quarter of 2000, and then will be amortized over the products' estimated useful life. As described in Note 4, approximately $874,000 of capitalized software was written off in 1999 as a result of this

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

change in product strategy. The remaining capitalized software development costs relate to products not being replaced, primarily those related to various e-commerce applications.

     Amortization of capitalized software charged to operations was approximately $267,000, $135,000, $29,000 for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, respectively. As discussed in Note 8, approximately $110,000 was allocated to the Division for the write-off of unamortized loan costs in conjunction with the April 1999 prepayment of InfoCure's acquisition credit facility.

7. ACCRUED EXPENSES

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
                                                              (IN THOUSANDS)
Additional purchase price consideration.....................  $4,400   $   --
Compensation................................................      24      137
Interest....................................................     426      334
Taxes, other than income....................................      93      511
Other.......................................................     769      468
                                                              ------   ------
                                                              $5,712   $1,450
                                                              ======   ======

8. LONG-TERM DEBT

     The amounts recorded as notes payable and other long-term debt attributable to the Division represent borrowings under Infocure's credit facility or other note agreements which were used primarily to acquire the Contributed Businesses and other Division assets. Long-term debt consisted of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1999     1998
                                                              ------   -------
                                                               (IN THOUSANDS)
Notes payable, FINOVA Capital Corporation
  ("FINOVA") (a)............................................  $8,604   $16,668
Other.......................................................   1,126     1,076
                                                              ------   -------
                                                               9,730    17,744
Less current portion........................................     116     2,975
                                                              ------   -------
                                                              $9,614   $14,769
                                                              ======   =======

-------------------------

(a) Under provisions of an agreement dated August 11, 1999, InfoCure has a $100.0 million credit facility with FINOVA including a revolving loan for the funding of the acquisition program and working capital needs and a term loan for certain real estate purchases. The total amount outstanding under this facility was $36.8 million and

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    $68.4 million, as of December 31, 1999 and 1998, respectively. The credit facility has a five-year term and is collateralized by substantially all of InfoCure's assets and accounts receivable, cash flows and assets of any companies acquired in the future. Interest accrues at an annual rate based, at InfoCure's option, on prime plus 0.5% to 1.25% or LIBOR plus 2.0% to 2.75%, depending on the achievement of certain debt service ratios. At December 31, 1999, the rate was 9.0%. The agreement provides for mandatory prepayments based upon achieving certain defined levels of cash flows and contains certain restrictive covenants. The agreement was amended in August 2000. See Note 13 regarding the distribution agreement.

     InfoCure's previous credit facility was repaid in April 1999 with proceeds from the sale of its common stock. In connection with this early retirement of debt, an extraordinary item was recognized for the unamortized portion of the loan costs and prepayment costs which aggregated approximately $4.9 million and, net of estimated tax effect, approximately $2.9 million. The Division was allocated approximately $72,000, net of estimated tax effect, based on its respective share of the borrowings.

     As of December 31, 1999, future maturities of long-term debt are as follows:

YEAR                                                              AMOUNT
----                                                          --------------
                                                              (IN THOUSANDS)
2000........................................................      $  116
2001........................................................         561
2002........................................................       1,837
2003........................................................       1,837
2004........................................................       4,848
Thereafter..................................................         531
                                                                  ------
                                                                  $9,730
                                                                  ======

9. COMMITMENTS

OPERATING LEASES

     InfoCure leases office facilities and certain equipment under operating leases having original terms ranging from one to seven years. Approximate future minimum rentals, by year and in the aggregate, under noncancellable operating leases with remaining terms of more than one year that relate to facilities and equipment utilized by the Division are as follows:

YEAR                                                              AMOUNT
----                                                          --------------
                                                              (IN THOUSANDS)
2000........................................................      $  773
2001........................................................         609
2002........................................................         583
2003........................................................         551
2004........................................................         481
                                                                  ------
  Total.....................................................      $2,997
                                                                  ======

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Rent expense was approximately $528,000, $323,000 and $485,000 for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997, respectively.

EMPLOYEE BENEFIT PLAN

     The Division's eligible employees may participate in a plan known as the InfoCure 401(k) Plan (the "Plan"). Eligible employees may contribute up to 15% of their annual salary to the Plan, subject to certain limitations. InfoCure may make matching contributions and may also provide profit-sharing contributions at its sole discretion. Employees become fully vested in any employer contributions after five years of service. The Division's expense related to employee benefit plans for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997 were $680,000, $205,000 and $40,000, respectively. During 2000 and 1999, InfoCure, using InfoCure common stock, made the contribution for the years ended December 31, 1999 and 1998, respectively.

10. STOCK COMPENSATION PLANS

     InfoCure has stock option plans under which the Division's employees and directors may be granted options to purchase common stock. Options are granted at not less than the fair market value at grant date (110% of such value for 10% stockholders). Options vest ratably over the four-year period beginning on the grant date.

     SFAS No. 123, "Accounting for Stock-Based Compensation," defines a "fair value method" of accounting for employee stock options. It also allows accounting for such options under the "intrinsic value method" in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. If a company elects to use the intrinsic value method, then pro forma disclosures of earnings and earnings per share are required as if the fair value method of accounting was applied. The effects of applying SFAS No. 123 in the pro forma disclosures are not necessarily indicative of future amounts because the pro forma disclosures do not take into account the amortization of the fair value of awards prior to 1995.

     Management has elected to account for its stock options under the intrinsic value method as outlined in APB No. 25. The fair value method requires use of option valuation models, such as the Black-Scholes option valuation model, to value employee stock options, upon which a compensation expense is based. The Black-Scholes option valuation model was not developed for use in valuing employee stock options. Instead, this model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because InfoCure's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. Under the intrinsic value method, compensation expense is only recognized if the exercise

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

price of the employee stock option is less than the market price of the underlying stock on the date of grant.

     The fair value for InfoCure's employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 1999 and 1998 and the eleven months ended December 31, 1997.

                                      YEAR ENDED DECEMBER 31,            ELEVEN MONTHS
                               -------------------------------------   ENDED DECEMBER 31,
                                     1999                1998                 1997
                               -----------------   -----------------   ------------------
Risk-free interest rate......          6.2%               6.0%              5.7-6.2%
Dividend yield...............          0.0%               0.0%                  0.0%
Volatility factor............        119.0%              58.0%                 19.7%
Weighted average expected
  life (in years)............            4                  4                     5

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Division's pro forma information, based on the estimated options to be held by the Division's employees, follows:

                                                 YEAR ENDED
                                                DECEMBER 31,        ELEVEN MONTHS
                                              -----------------   ENDED DECEMBER 31,
                                               1999      1998            1997
                                              -------   -------   ------------------
                                                          (IN THOUSANDS)
PRO FORMA NET INCOME (LOSS):
As reported.................................  $ 2,308   $(2,495)      $  (4,263)
Pro forma...................................   (1,446)   (3,052)         (4,313)

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

11. INCOME TAXES

     The components of the provision (benefit) for income taxes are as follows:

                                                                          ELEVEN
                                                                          MONTHS
                                                       YEAR ENDED         ENDED
                                                      DECEMBER 31,     DECEMBER 31,
                                                      1999     1998        1997
                                                     ------   ------   ------------
                                                             (IN THOUSANDS)
CURRENT:
Federal............................................  $1,316   $  420      $  --
State..............................................     291       90         --
                                                     ------   ------      -----
     Total current expense.........................   1,607      510         --
                                                     ------   ------      -----
DEFERRED:
Federal............................................     138     (619)       174
State..............................................      19      (83)        23
Change in deferred tax asset valuation allowance...      --     (285)       285
                                                     ------   ------      -----
     Total deferred expense (benefit)..............     157     (987)       482
                                                     ------   ------      -----
     Total income tax expense (benefit) before
       extraordinary item..........................   1,764     (477)       482
Income tax benefit on extraordinary item...........      38       --         --
Pro forma tax adjustments for pooled companies.....     384    1,350       (653)
                                                     ------   ------      -----
     Provision (benefit) for income taxes..........  $2,186   $  873      $(171)
                                                     ======   ======      =====

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                              1999        1998
                                                              ----       ------
                                                               (IN THOUSANDS)
CURRENT:
Deferred tax assets:
  Allowance for doubtful accounts...........................  $203       $   63
  Deferred revenue and customer deposits....................   246          416
  Accrued restructuring costs...............................   211           72
  Accrued expenses..........................................     9          223
                                                              ----       ------
       Total current deferred tax assets....................  $669       $  774
                                                              ====       ======
NONCURRENT:
Deferred tax assets:
  Basis difference of goodwill, capitalized software costs,
     property and equipment and other intangible assets.....  $108       $  888
  Net operating loss carry forwards.........................    --          289
                                                              ----       ------
       Total noncurrent deferred tax assets.................   108        1,177
                                                              ----       ------
                                                              $777       $1,951
                                                              ====       ======

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Division's effective income tax rate varied from the U.S. federal statutory rate as follows:

                                                    YEAR ENDED       ELEVEN MONTHS
                                                   DECEMBER 31,          ENDED
                                                   1999    1998    DECEMBER 31, 1997
                                                  ------   -----   -----------------
                                                            (IN THOUSANDS)
Expected tax expense (benefit)..................  $1,552   $(552)       $(1,505)
Increase (decrease) in income taxes resulting
  from:
  State income taxes............................     213     (76)          (207)
  Nondeductible goodwill amortization...........     104     372          2,201
  Other, net....................................     (67)     64           (292)
  Effect of operations of pooled companies which
     were pass-through entities.................     384   1,350           (653)
  Change in deferred tax asset valuation
     allowance..................................      --    (285)           285
                                                  ------   -----        -------
     Net income tax expense (benefit)...........  $2,186   $ 873        $  (171)
                                                  ======   =====        =======

     As discussed in Notes 1 and 3, acquisitions attributed to the Division included five companies accounted for as pooling of interests. Four of these five companies were pass-through entities for tax purposes in which the then-owners agreed to report their share of income or loss in their respective individual income tax returns. Upon their acquisition, the pass-through tax status terminated. Pro forma net income (loss) is presented in the statement of operations as if each of these entities had been a taxable corporation during the periods presented.

12. SUPPLEMENTAL CASH FLOW INFORMATION

     All required cash payments for interest and income taxes were made by InfoCure on behalf of the Division.

13. SUBSEQUENT EVENTS

MEDICAL DYNAMICS ACQUISITION

     During 1999, InfoCure entered into a definitive agreement to acquire Medical Dynamics, Inc. ("MEDY"), a dental practice management company. As amended, this agreement contemplates aggregate consideration of approximately $9.9 million comprised of the issuance of shares of InfoCure common stock, issuance of shares of PracticeWorks common and preferred stock and a small cash payment in exchange for all the outstanding equity interests of MEDY. The transaction is expected to close during the first quarter of 2001 and is being attributed to the Division. In connection with this proposed transaction, as of December 31, 2000, InfoCure has advanced MEDY $1.55 million under terms of a loan agreement dated October 1999. As of December 31, 1999, $500,000 had been advanced, which is reflected in other non-current assets in the accompanying balance sheet. PracticeWorks will assume all obligations of InfoCure under the merger agreement except for InfoCure's obligations to issue approximately 878,000 shares of its common

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

stock. InfoCure's issuance of these shares will be accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated. Under the terms of the original merger agreement, these 878,000 shares were valued at approximately $4.3 million. The ultimate value ascribed to the equity contribution, as well as the total consideration, will be based on the market value of the PracticeWorks and InfoCure common stock when the transaction closes.

INFOSOFT ACQUISITION

     On December 27, 2000, PracticeWorks entered into an agreement to acquire SoftDent, LLC, or InfoSoft, the practice management subsidiary of Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY International, Inc. The agreement provides for PracticeWorks to acquire all of the outstanding membership interests of SoftDent, LLC in exchange for issuing 32,000 shares of 6.5% series A convertible redeemable preferred stock in PracticeWorks, which is convertible into 9.8% of PracticeWorks common stock and is redeemable for $32.0 million cash after five years if not converted.

CRESCENT INVESTMENT AND EQUITY LINE

     PracticeWorks intends to enter into an agreement pursuant to which it would issue 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. ("Crescent") in a private placement. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a 175% premium to the liquidation preference.

     Additionally, PracticeWorks intends to enter into an equity line agreement with Crescent which allows PracticeWorks to issue and sell, and requires Crescent to purchase, shares of common stock for consideration of up to $35.0 million.

     The pre-determined conversion formula feature of the series C convertible redeemable preferred stock will result in a beneficial conversion to the holder. If not converted, the redemption feature provides a redemption value of $8.75 million after four years. Additionally, the registration rights agreement provides for potential cash penalties should PracticeWorks not maintain a sufficient number of registered common shares to permit conversion. Upon issuance, the series C convertible redeemable preferred stock will be recorded outside stockholders' equity as temporary equity. The carrying value will be recorded at the redemption value, as increased by accretive dividends over the redemption period plus any estimated liability for potential cash penalties. Adjustments to the carrying value will be reflected as preferred dividends reducing the income available to common stockholders. As PracticeWorks' stock is not presently trading, management cannot assess the value associated with the beneficial conversion feature. Once the common stock is traded, management will estimate the discount associated with the beneficial conversion feature and debit the carrying value of the preferred stock and credit paid-in capital. The

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

resulting discount will be amortized over the redemption period through recognition of preferred stock dividends.

     The terms of the equity line agreement provide for issuance of stock purchase warrants if the equity line is accessed. Based on their terms, the warrants would be accounted for as equity instruments.

     Issuance of common stock upon conversion of the series C convertible redeemable preferred stock or under the equity line agreement would increase weighted average shares outstanding in future periods.

INFOCURE STOCK OPTIONS

     On August 21, 2000 the board of directors of InfoCure approved a grant of options to purchase, in the aggregate, approximately 8,915,000 shares of InfoCure common stock at an exercise price of $4.44 per share ("Option Grant") to management and employees of InfoCure pursuant to the new InfoCure Corporation 2000 Broad Based Stock Plan, and 5,395,000 of these options were granted to employees who will be future employees of PracticeWorks. If the distribution is not completed prior to March 31, 2001, approximately 75% of the options will be canceled. If the distribution is completed, the option grants will vest ratably over the four-year period beginning on the grant date and expire ten years after the grant date. Compensation expense, if any, related to the contingently issued portion of the grants will be calculated based on the excess of the fair market value of the underlying common stock at the effective date of the distribution over the grant price multiplied by the number of options outstanding. The calculated expense will be allocated to PracticeWorks based on the compensation expense related to the grants made to employees designated as PracticeWorks employees and will then be amortized over the remaining vesting period of the options.

14. QUARTERLY INFORMATION (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                   --------   -------   ------------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
Total revenue....................................  $10,811    $11,099     $ 9,888        $11,689
Net income.......................................     (392)     1,329       1,513         (4,945)
Weighted average shares..........................    4,638      4,755       4,797          5,158
Basic and diluted earnings per share.............    (0.08)      0.28        0.32          (0.96)
1999
Total revenue....................................  $12,120    $14,461     $14,763        $13,247
Net (loss) before extraordinary item.............     (310)     1,939       2,118         (1,367)
Weighted average shares..........................    5,265      7,054       7,755          7,922
Basic and diluted (loss) earnings per share......    (0.05)      0.28        0.28          (0.17)

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            2000            1999
                                                        -------------   ------------
                                                         (UNAUDITED)
ASSETS
CURRENT:
Cash and cash equivalents.............................    $  3,384        $ 2,527
Accounts receivable-trade, net of allowance of $1,143
  and $1,113..........................................       7,302          9,041
Other receivables.....................................         571             97
Inventory.............................................         553          1,772
Deferred tax assets...................................       1,660            669
Prepaid expenses and other current assets.............         345            453
                                                          --------        -------
     Total current assets.............................      13,815         14,559
Property and equipment, net of accumulated
  depreciation of $2,331 and $3,065...................       3,364          2,046
Intangible assets, net of accumulated amortization of
  $15,955 and $4,294 (Note 3).........................      48,085         40,606
Deferred tax assets...................................       7,700            108
Other assets..........................................       1,672            523
                                                          --------        -------
                                                          $ 74,636        $57,842
                                                          ========        =======
LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES:
Accounts payable......................................    $  1,919        $ 2,772
Accrued expenses (Note 5).............................       5,628          5,712
Accrued restructuring costs (Note 7)..................       2,641            445
Deferred revenue and customer deposits................       8,862          6,704
Current portion of long-term debt.....................           2            116
                                                          --------        -------
     Total current liabilities........................      19,052         15,749
Long-term debt, less current portion (Note 6).........      19,567          9,614
Other liabilities.....................................          --             60
                                                          --------        -------
     Total liabilities................................      38,619         25,423
                                                          --------        -------
Commitments and contingencies
DIVISIONAL EQUITY:
Net advances from parent..............................      56,187         35,909
Accumulated deficit...................................     (20,170)        (3,490)
                                                          --------        -------
     Total divisional equity..........................      36,017         32,419
                                                          --------        -------
                                                          $ 74,636        $57,842
                                                          ========        =======

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

               CONDENSED STATEMENTS OF OPERATIONS -- (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS ENDED
                                                       -----------------------------
                                                       SEPTEMBER 30,   SEPTEMBER 30,
                                                           2000            1999
                                                       -------------   -------------
REVENUE (NOTE 2):
Systems and software.................................    $  9,365         $27,077
Maintenance, support and services....................      20,487          14,287
                                                         --------         -------
     Total revenue...................................      29,852          41,364
                                                         --------         -------
OPERATING EXPENSE:
Hardware and other items purchased for resale........       4,331           7,525
Selling, general and administrative..................      29,167          21,134
Research and development.............................       2,536           2,012
Depreciation and amortization........................      12,392           1,852
Restructuring (Note 5)...............................       3,753              --
Impairment and other non-recurring charges...........       2,004             892
Gain on disposal of fixed assets.....................        (626)             --
                                                         --------         -------
     Total operating expense.........................      53,557          33,415
                                                         --------         -------
Operating (loss) income..............................     (23,705)          7,949
Interest expense and other, net......................       1,558           1,244
                                                         --------         -------
(Loss) income before income taxes and extraordinary
  item...............................................     (25,263)          6,705
(Benefit) provision for income taxes.................      (8,583)          2,516
                                                         --------         -------
(Loss) income before extraordinary item..............     (16,680)          4,189
Extraordinary item -- debt extinguishment cost, net
  of income taxes....................................          --             (72)
                                                         --------         -------
(Loss) income........................................    $(16,680)        $ 4,117
                                                         ========         =======
Per share data:
Basic and diluted:
     (Loss) income before extraordinary item.........    $  (2.00)        $  0.62
     Extraordinary item, net of tax..................          --           (0.01)
                                                         --------         -------
Net (loss) income....................................    $  (2.00)        $  0.61
                                                         ========         =======
Weighted average shares outstanding:
     Basic and diluted...............................       8,329           6,790
                                                         ========         =======

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

               CONDENSED STATEMENTS OF CASH FLOWS -- (UNAUDITED)
                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                       -----------------------------
                                                       SEPTEMBER 30,   SEPTEMBER 30,
                                                           2000            1999
                                                       -------------   -------------
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES:
Net (loss) income....................................    $(16,680)        $ 4,117
Extraordinary item -- debt extinguishment cost.......          --             110
Restructuring and other charges......................       5,757             892
Depreciation and amortization........................      12,392           1,852
Allowance for doubtful accounts......................         457             255
Gain on disposal of fixed assets.....................        (626)             --
Deferred taxes.......................................      (8,583)           (129)
Changes in current assets and liabilities, net of
  acquisitions:
  Accounts and other receivables.....................       1,517          (2,779)
  Inventory, prepaid expenses and other assets.......         (69)           (258)
  Accounts payable and accrued expenses..............      (2,766)            229
  Deferred revenue and deposits......................         957             494
                                                         --------         -------
  Cash (used in) provided by operating activities....      (7,644)          4,783
                                                         --------         -------
CASH USED IN INVESTING ACTIVITIES:
Cash paid for acquisitions...........................     (13,422)         (4,616)
Property and equipment expenditures..................      (2,637)           (142)
Cash paid for other intangible assets................      (2,402)            (29)
Other................................................      (1,863)            (17)
                                                         --------         -------
  Cash used in investing activities..................     (20,324)         (4,804)
                                                         --------         -------
CASH PROVIDED BY FINANCING ACTIVITIES:
Borrowings of long-term debt.........................      10,989              --
Principal payments of long-term debt.................        (156)        (16,668)
Net cash advances from parent........................      17,992          17,360
                                                         --------         -------
  Cash provided by financing activities..............      28,825             692
                                                         --------         -------
Net change in cash flows.............................         857             671
Cash and cash equivalents, beginning of period.......       2,527           1,633
                                                         --------         -------
  Cash and cash equivalents, end of period...........    $  3,384         $ 2,304
                                                         ========         =======
NONCASH TRANSACTIONS:
InfoCure stock issued for acquisitions...............    $  2,386         $    --
Disposal of building under capital lease
  obligation.........................................      (1,109)             --
InfoCure stock issued to settle obligations..........         400              --

See accompanying notes to financial statements.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                      NOTES TO CONDENSED INTERIM FINANCIAL
                            STATEMENTS -- UNAUDITED

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

     The information presented at September 30, 2000, and for the periods ended September 30, 2000 and 1999 is unaudited, however, in the opinion of management, includes all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of PracticeWorks (a division of InfoCure Corporation ("InfoCure")) (the "Division") for the periods presented. Historical results may not be indicative of the results to be expected in the future. Certain information in footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The financial statements, notes thereto and other information should be read in conjunction with the financial statements and related notes contained in this information statement.

     The Division consists of InfoCure's information management technology business for dental, orthodontic, oral and maxillofacial surgery practices. In August 2000, InfoCure announced its plan to distribute to its shareholders the shares of PracticeWorks, Inc., an indirect, wholly owned subsidiary of InfoCure ("PracticeWorks"). Immediately prior distribution date, InfoCure will transfer the Division's assets and liabilities to PracticeWorks. Those assets and liabilities will be reflected in PracticeWorks' financial statements at InfoCure's historical cost.

     The assets and liabilities of the Division (the "Contributed Businesses") consist primarily of businesses InfoCure acquired at various times since the consummation of InfoCure's initial public offering in July 1997. The Contributed Businesses include two acquisitions made by InfoCure in 1997, one in 1998, four in 1999, and six in the nine months ended September 30, 2000, all of which were accounted for as purchases, and also include five acquisitions made in 1999 which were accounted for as pooling of interests (see Note 4).

     Revenues and expenses specifically identified with the Division have been directly attributed to the Division in the financial statements. The Division's costs and expenses in the accompanying financial statements include allocations from InfoCure for centralized legal, accounting, treasury, real estate, information technology, and other InfoCure corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that InfoCure and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. However, the financial information included herein may not necessarily reflect the financial position and results of operations of PracticeWorks in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented. We believe that if the Division had been a stand-alone entity during the periods presented, the expenses would not have been materially different from the allocations presented.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                      NOTES TO CONDENSED INTERIM FINANCIAL
                      STATEMENTS -- UNAUDITED (CONTINUED)

     The historical capital structure of the Division is not representative of PracticeWorks' future capital structure. PracticeWorks issued common stock to InfoCure in August 2000 and will commence operations as a separate legal entity upon completion of the distribution. For purposes of these financial statements, we have assumed a distribution ratio of 1/4 share of PracticeWorks common stock for every outstanding share of InfoCure common stock. The weighted average shares outstanding are based on the number of outstanding shares of InfoCure and the assumed distribution ratio. The financial information included herein may not reflect the financial position, results of operations, changes in divisional equity and cash flows of PracticeWorks in the future or what they would have been had the Division been a separate, stand-alone entity during the periods presented.

     The financial statements of the Division included herein give retroactive effect to all of its historical acquisitions that were accounted for as poolings of interest. As a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. Results of operations for the interim periods may not be indicative of annual results. Certain amounts in the 1999 quarterly financial statements have been reclassified for comparative purposes.

NOTE 2.  REVENUE RECOGNITION

     During the three months ended June 30, 2000, the Division began offering subscription pricing for its products. Contracts are generally for a period of three years, but may range from one to five years, with revenue being recognized ratably over the contract period commencing, generally, when the product has been installed and training has been completed. Revenue recognition commences upon installation if training is not required.

NOTE 3.  GOODWILL AMORTIZATION

     During the fourth quarter of 1999, management changed its estimate of the useful life of its remaining goodwill from 15 years to three years. The effect of this change was to increase the net loss on a pre-tax basis by approximately $9.1 million for the nine months ended September 30, 2000.

NOTE 4.  BUSINESS COMBINATIONS

     InfoCure completed four acquisitions attributable to the Division during 1999 which were accounted for as purchases (the "1999 Purchase Acquisitions"). In addition, InfoCure completed six acquisitions attributable to the Division during the nine months ended September 30, 2000, for which the total consideration paid was approximately $13.4 million in cash and $2.4 million in InfoCure common stock. Each of the acquisitions will be contributed to PracticeWorks in connection with the distribution. The following unaudited pro forma information presents the results of operations of the Division as if the acquisitions had occurred as of the beginning of each of the periods presented. The pro forma information is not necessarily indicative of what would have occurred had the

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                      NOTES TO CONDENSED INTERIM FINANCIAL
                      STATEMENTS -- UNAUDITED (CONTINUED)

acquisitions been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, reductions in personnel costs and other operating expenses not assumed as part of the acquisitions, amortization of intangibles, interest expense and income taxes.

                                                          NINE MONTHS ENDED
                                               ---------------------------------------
                                               SEPTEMBER 30, 2000   SEPTEMBER 30, 1999
                                               ------------------   ------------------
                                                           (IN THOUSANDS)
PRO FORMA AMOUNTS
Revenue......................................       $ 31,602             $55,680
Net (loss) income............................        (17,782)              2,183

NOTE 5.  RESTRUCTURING AND OTHER CHARGES

RESTRUCTURING

     THE 2000 PLAN. On August 1, 2000, InfoCure announced its plans to restructure each of its medical and dental operating divisions, VitalWorks and PracticeWorks, respectively, through a plan of employee reductions and consolidation of existing facilities. Over the next six months, the Division plans to close or consolidate 11 facilities and terminate approximately 145 employees. The Division recorded approximately $2.9 million in restructuring costs in the third quarter of 2000 consisting primarily of $1.6 million of compensation costs, including severance and other termination benefits, and $1.3 million of costs related to the closing of facilities and other charges.

     THE 1999 PLAN. In the fourth quarter of 1999, InfoCure decided to restructure its business into medical and dental divisions, changed its product strategy to begin development of ASP applications and Internet solutions, decided to transition to a subscription-pricing model and completed six acquisitions. Concurrently, management committed to a plan of restructuring and reorganization related to acquisitions completed during 1999, which was completed in the second quarter of 2000, to consolidate certain facilities and eliminate staffing redundancies involving approximately 30 employees. In the nine months ended September 30, 2000, the Division recorded $816,000 in restructuring costs related primarily to severance and termination costs for personnel changes, finances and communicated in 2000.

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                      NOTES TO CONDENSED INTERIM FINANCIAL
                      STATEMENTS -- UNAUDITED (CONTINUED)

     The following table sets forth changes in the restructuring reserves as a result of actions taken to implement the Division's restructuring and reorganization plans during the nine months ended September 30, 2000:

                                                         RESERVE                  COSTS      RESERVE
                                                         BALANCE                 APPLIED     BALANCE
                                                         DECEMBER   ADDITIONS    AGAINST    SEPTEMBER
                                                         31, 1999   TO RESERVE   RESERVES   30, 2000
                                                         --------   ----------   --------   ---------
                                                                        (IN THOUSANDS)
2000 PLAN
Facility closure and consolidation.....................    $ --       $1,242     $   (29)    $1,213
Compensation costs for severance and other termination
  benefits.............................................      --        1,645        (217)     1,428
Other asset write-downs and costs......................      --           50         (50)        --
                                                           ----       ------     -------     ------
    2000 Plan Total....................................    $ --       $2,937     $  (296)    $2,641
                                                           ----       ------     -------     ------
1999 PLAN
Facility closure and consolidation.....................    $ 95       $   14     $  (109)    $   --
Compensation costs for severance and other termination
  benefits.............................................      --          628        (628)        --
Contingent consideration payable to former stockholders
  of entities whose products were discontinued as part
  of the consolidation and restructuring...............     350           --        (350)        --
Other asset write-downs and costs......................      --          174        (174)        --
                                                           ----       ------     -------     ------
    1999 Plan Total....................................     445          816      (1,261)        --
                                                           ----       ------     -------     ------
                                                           $445       $3,753     $(1,557)    $2,641
                                                           ====       ======     =======     ======

IMPAIRMENT AND OTHER NON-RECURRING CHARGES

     Concurrent with the 2000 plan of restructuring, the Division recorded an impairment charge of approximately $500,000 relating to assets that will be abandoned due to the closing of facilities. The Division also recorded a non-recurring charge of approximately $1.5 million to write-down inventory to its estimated net realizable value based on a planned bulk lot disposal as a result of the Division's decision to discontinue selling hardware and hardware support in certain of its business lines in connection with its new hardware agreement with Dell Computer Corporation entered into on August 1, 2000. This agreement provides that Dell will be the exclusive supplier of computer hardware and related products for the Intel platform to the Division's customers.

NOTE 6.  NOTES PAYABLE AND LONG TERM DEBT

     The amounts recorded as notes payable and long-term debt attributed to the Division represent borrowings under InfoCure's credit facility or other note agreements which were used primarily to acquire the Contributed Business, or acquire other assets of the Division. InfoCure was not in compliance with certain pre-amendment financial covenants contained in the credit facility as of June 30, 2000 and received a waiver for such non-compliance. During July 2000 InfoCure finalized negotiations to amend to the credit facility to eliminate certain financial covenants and establish new financial covenants. The first

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                      NOTES TO CONDENSED INTERIM FINANCIAL
                      STATEMENTS -- UNAUDITED (CONTINUED)

measurement date for the new financial covenants is September 30, 2000 and InfoCure was in compliance with the credit facility as of that date.

7. QUARTERLY INFORMATION

                                                  THREE MONTHS ENDED           NINE MONTHS
                                           ---------------------------------      ENDED
                                           MARCH 31   JUNE 30   SEPTEMBER 30   SEPTEMBER 30
                                           --------   -------   ------------   ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000
Total revenue............................  $ 9,820    $10,196     $ 9,836        $ 29,852
Net loss before extraordinary item.......   (2,958)    (5,708)     (8,014)        (16,680)
Weighted average shares..................    8,194      8,317       8,544           8,329
Basic and diluted loss per share.........    (0.37)     (0.69)      (0.94)          (2.00)

8. SUBSEQUENT EVENT

INFOSOFT ACQUISITION

     In December 2000, PracticeWorks entered into an agreement to acquire SoftDent, LLC, or Infosoft, the practice management subsidiary of Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY International, Inc. The agreement provides for PracticeWorks to acquire all of the outstanding membership interests of SoftDent, LLC ("LLC") in exchange for issuing 32,000 shares of 6.5% series A convertible redeemable preferred stock in PracticeWorks, which is convertible into 9.8% of PracticeWorks common stock and is redeemable for $32.0 million cash after five years if not converted.

CRESCENT INVESTMENT AND EQUITY LINE

     PracticeWorks intends to enter into an agreement pursuant to which it would issue 100,000 shares of its series C convertible redeemable preferred stock for $5.0 million to Crescent International Ltd. ("Crescent") in a private placement. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a 175% premium to the liquidation preference.

     Additionally, PracticeWorks intends to enter into an equity line agreement with Crescent which allows PracticeWorks to issue and sell, and requires Crescent to purchase, shares of common stock for aggregate consideration of up to $35.0 million.

     The pre-determined conversion formula feature of the series C convertible redeemable preferred stock will result in a beneficial conversion to the holder. If not converted, the redemption feature provides a redemption value of $8.75 million after four years. Additionally, the registration rights agreement provides for potential cash penalties should PracticeWorks not maintain a sufficient number of registered common shares to permit conversion. Upon issuance, the series C convertible redeemable preferred stock will be

                                 PRACTICEWORKS
                      (A DIVISION OF INFOCURE CORPORATION)

                      NOTES TO CONDENSED INTERIM FINANCIAL
                      STATEMENTS -- UNAUDITED (CONTINUED)

recorded outside stockholders' equity as temporary equity. The carrying value will be recorded at the redemption value, as increased by accretive dividends over the redemption period plus any estimated liability for potential cash penalties. Adjustments to the carrying value will be reflected as preferred dividends reducing the income available to common stockholders. As PracticeWorks' stock is not presently trading, management cannot assess the value associated with the beneficial conversion feature. Once the common stock is traded, management will estimate the discount associated with the beneficial conversion feature and debit the carrying value of the preferred stock and credit paid-in capital. The resulting discount will be amortized over the redemption period through recognition of preferred stock dividends.

     The terms of the equity line agreement provide for issuance of stock purchase warrants if the equity line is accessed. Based on their terms, the warrants would be accounted for as equity instruments.

     Issuance of common stock upon conversion of the series C convertible redeemable preferred stock or under the equity line agreement would increase weighted average shares outstanding in future periods.

                              PRACTICEWORKS, INC.

                                INTRODUCTION TO
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements have been prepared to give effect to InfoCure Corporation's ("InfoCure's) contribution of the net assets of PracticeWorks (a division of InfoCure Corporation) (the "Division") in exchange for all of the outstanding common stock of PracticeWorks, Inc. ("PracticeWorks") and the subsequent pro rata distribution of the outstanding common stock of PracticeWorks to InfoCure's common shareholders (the "Distribution"). The unaudited pro forma condensed combined financial statements also give effect to (1) PracticeWorks' proposed acquisition of all of the membership interests of SoftDent, LLC ("InfoSoft"), the practice management software subsidiary of Ceramco, Inc. ("Ceramco"), a wholly owned subsidiary of DENTSPLY International, Inc. ("DENTSPLY"), (2) PracticeWorks' assumption of InfoCure's obligation under a merger agreement to acquire all of the outstanding common stock of Medical Dynamics, Inc. ("Medical Dynamics"), a dental practice management software company, and (3) the planned $5.0 million investment by Crescent International, Ltd. ("Crescent").

     Under the terms of the proposed InfoSoft acquisition agreement, PracticeWorks will issue 32,000 shares of series A convertible redeemable preferred stock to Ceramco. These preferred shares have a stated redemption value of $32.0 million, accrue dividends at an annual rate of 6.5%, are convertible into approximately 9.8% of PracticeWorks outstanding common stock at the time of the Distribution and are redeemable after five years if not converted. These shares of preferred stock will be issued to Ceramco upon closing, which is anticipated to occur the day after the distribution.

     Pursuant to the Medical Dynamics merger agreement, each holder of greater than 100 shares of Medical Dynamics common stock will receive 0.017183 shares of PracticeWorks common stock, 0.07558 shares of PracticeWorks series B convertible redeemable preferred stock and 0.06873 shares of InfoCure common stock in exchange for each share of Medical Dynamics common stock held. Each holder of 100 or fewer shares of Medical Dynamics common stock will receive $0.75 in cash for each share of Medical Dynamics common stock held. Upon completion of the Distribution, PracticeWorks will assume all of InfoCure's obligations under the Medical Dynamics merger agreement except for InfoCure's obligation to issue a specified number of shares of InfoCure common stock. The unaudited pro forma condensed combined financial statements assume 13.2 million shares of Medical Dynamics common stock are outstanding on a fully diluted basis as of the date of the acquisition, in which case PracticeWorks would issue approximately 219,500 shares of common stock and approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock in the merger and pay approximately $325,000 in cash. The shares of series B convertible redeemable preferred stock will have a stated redemption value of approximately $5.3 million, accrue dividends payable in cash or stock at an annual rate of 6.0%, will be convertible into approximately 2.0% of PracticeWorks outstanding common stock and will be redeemable after five years if not converted. Further, the pro forma condensed financial statements assume that InfoCure will issue an aggregate of approximately 878,000 shares of InfoCure common stock. InfoCure's issuance of these shares to the Medical Dynamics shareholders will be

                              PRACTICEWORKS, INC.

                                INTRODUCTION TO
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- CONTINUED

accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated.

     Under the terms of the planned Crescent investment for $5.0 million, PracticeWorks will issue to Crescent 100,000 shares of series C convertible redeemable preferred stock which are not entitled to dividends. The shares of series C convertible redeemable preferred stock will not be convertible during the first year after issuance. Thereafter, the holders of the series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9% at a later date. The conversion price will be calculated after the distribution and will be the lesser of an average common stock trading price for a period after the distribution and an average common stock price for a trading period prior to conversion. In addition, PracticeWorks will have the right either to redeem in cash or to require the conversion of the shares of preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a price equal to 175% of the $5.0 million liquidation preference. PracticeWorks will recognize an accretive dividend of approximately $938,000 annually related to this feature, which will impact earnings per share.

     The issuance of shares of InfoCure common stock to the stockholders of Medical Dynamics, as well as the PracticeWorks shares issuable to Crescent and Ceramco, will not adversely affect the qualification of the distribution under section 355 of the Internal Revenue Code, although these shares may be taken into account, together with other transactions, in determining whether section 355(e) of the Internal Revenue Code applies to the distribution. See "The Distribution -- Federal Income Tax Consequences of the Distribution" on page 57.

     The pro forma condensed combined financial statements included herein reflect application of the purchase method of accounting for the acquisitions of InfoSoft and Medical Dynamics. Such financial statements have been prepared and/or derived from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of the Division for the year ended December 31, 1999 and for the nine months ended September 30, 2000, the InfoSoft historical financial statements and the notes thereto for the year ended December 31, 1999 and the nine months ended September 31, 2000 and the Medical Dynamics historical consolidated financial statements and notes thereto for the years ended September 30, 2000 and 1999 included elsewhere in this information statement.

     The pro forma condensed combined balance sheet gives effect to the acquisitions of InfoSoft and Medical Dynamics as if they had occurred on September 30, 2000 combining the balance sheets of the Division, InfoSoft and Medical Dynamics as of that date. The

                              PRACTICEWORKS, INC.

                                INTRODUCTION TO
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- CONTINUED

pro forma condensed combined balance sheet also gives effect to the proposed $5.0 million investment by Crescent as if it occurred on September 30, 2000. The pro forma condensed combined statements of operations give effect to the acquisitions of Integrated, Crunchy Frog, InfoSoft and Medical Dynamics as if they had occurred on January 1, 1999, combining the results of the Division, InfoSoft and Medical Dynamics for the nine months ended September 30, 2000 and combining the results of the Division and InfoSoft for the year ended December 31, 1999 with Integrated for its year ended July 31, 1999, Crunchy Frog for the period from January 1, 1999 to December 21, 1999 (the date immediately preceding the acquisition by InfoCure) and Medical Dynamics for the year ended September 30, 1999 which, for pro forma purposes, are all considered comparable to the results of calendar twelve-month periods.

     The pro forma combined statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 include appropriate adjustments for amortization and other items related to the transactions, but exclude any potential cost savings. The Division believes that it may be able to reduce salaries and related costs and general and administrative expenses as it eliminates duplication of overhead and has formulated a plan to implement such savings. There can be no assurance that the plan will be successful in effecting such cost savings.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The pro forma combined financial information is unaudited and does not purport to represent the combined results that would have been obtained had the transaction occurred at the dates indicated, as assumed, nor does it purport to present the results which may be obtained in the future.

                              PRACTICEWORKS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 2000
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                             PRACTICEWORKS,   CONTRIBUTION OF                          MEDICAL                    PRO FORMA
                                INC.(A)         DIVISION(A)     PRO FORMA   INFOSOFT   DYNAMICS    ADJUSTMENTS    COMBINED
                             --------------   ---------------   ---------   --------   --------    -----------    ---------
ASSETS
CURRENT ASSETS:
Cash and cash
  equivalents..............     $     --         $  3,384       $  3,384    $    --    $    331     $   (325)(C)  $  7,917
                                                                                                        (473)(D)
                                                                                                       5,000(F)
Accounts and notes
  receivable, net..........           --            7,873          7,873        458          43           --         8,374
Inventory..................           --              553            553         50           2           --           605
Deferred tax assets........           --            1,660          1,660         --          --           --         1,660
Prepaid expense and other
  current assets...........           --              345            345        216           1           --           562
                                --------         --------       --------    -------    --------     --------      --------
    Total current assets...           --           13,815         13,815        724         377        4,202        19,118
Property and equipment,
  net......................           --            3,364          3,364        866         285           --         4,515
Intangible assets, net.....           --           48,085         48,085      9,791       3,593       12,186(B)     81,660
                                                                                                       8,005(C)
Deferred tax asset.........           --              500            500         --          --           --           500
Other assets...............           --            1,672          1,672         --          42       (1,300)(E)       414
                                --------         --------       --------    -------    --------     --------      --------
    Total assets...........     $     --         $ 67,436       $ 67,436    $11,381    $  4,297     $ 23,093      $106,207
                                ========         ========       ========    =======    ========     ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable...........     $     --         $  1,919       $  1,919    $   144    $     66     $     --      $  2,129
Accrued expenses...........           --            5,628          5,628      2,563         600          500(B)      8,803
                                                                                                        (640)(B)
                                                                                                         300(C)
                                                                                                        (148)(D)
Accrued restructuring
  costs....................           --            2,641          2,641         --          --           --         2,641
Deferred revenue and
  customer deposits........           --            8,862          8,862         --         270           --         9,132
Intercompany payables......           --               --             --      5,449          --       (5,449)(B)        --
Current portion of
  long-term debt...........           --                2              2         --       2,002         (327)(D)       377
                                                                                                      (1,300)(E)
                                --------         --------       --------    -------    --------     --------      --------
    Total current
      liabilities..........           --           19,052         19,052      8,156       2,938       (7,064)       23,082
Long-term debt, less
  current portion..........           --           19,567         19,567         --         136           --        19,703
Other liabilities..........           --               --             --        891          --         (891)(B)        --
                                --------         --------       --------    -------    --------     --------      --------
    Total liabilities......           --           38,619         38,619      9,047       3,074       (7,955)       42,785
                                --------         --------       --------    -------    --------     --------      --------
Convertible redeemable
  preferred stock series A,
  B and C..................           --               --             --         --          --       21,000(B)     29,750
                                                                                                       3,750(C)
                                                                                                       5,000(F)
                                --------         --------       --------    -------    --------     --------      --------
Stockholders' equity:
Common stock -- 100,
  8,545,870 and 8,765,370
  shares issued and
  outstanding actual, pro
  forma and pro forma
  combined.................           --               85             85         --          13          (10)(C)        88
Additional paid-in
  capital..................           --           48,902         48,902         --      28,353      (27,854)(C)    53,754
                                                                                                       4,353(C)
Accumulated deficit........           --          (20,170)       (20,170)     2,334     (27,143)      (2,334)(B)   (20,170)
                                                                                                      27,143(C)
                                --------         --------       --------    -------    --------     --------      --------
    Total stockholders'
      equity...............           --           28,817         28,817      2,334       1,223        1,298        33,672
                                --------         --------       --------    -------    --------     --------      --------
    Total liabilities and
      stockholders'
      equity...............     $     --         $ 67,436       $ 67,436    $11,381    $  4,297     $ 23,093      $106,207
                                ========         ========       ========    =======    ========     ========      ========

See accompanying notes to unaudited pro forma financial statements.

                              PRACTICEWORKS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                          PRACTICEWORKS                CRUNCHY    PRO FORMA
                                    PRACTICEWORKS, INC.     DIVISION      INTEGRATED    FROG     ADJUSTMENTS   SUBTOTAL   INFOSOFT
                                    -------------------   -------------   ----------   -------   -----------   --------   --------
Total revenue.....................         $ --              $54,591        $4,515      $533       $    --     $59,639     $9,545
                                           ----              -------        ------      ----       -------     -------     ------
Operating expense:
 Hardware and other items
  purchased for resale............           --                9,654           280        --            --       9,934        720
 Selling, general and
  administrative (excluding
  compensatory stock awards)......           --               28,666         3,669         2            --      32,337      5,811
 Research and development.........           --                4,185            --        --            --       4,185        155
 Depreciation and amortization....           --                3,284            55        --           798(G)    4,137      1,417
 Restructuring and other
  charges.........................           --                1,814            --        --            --       1,814         --
 Merger costs.....................           --                  659            --        --            --         659         --
 Compensatory stock awards........           --                  428            --        --            --         428         --
                                           ----              -------        ------      ----       -------     -------     ------
  Total operating expense.........           --               48,690         4,004         2           798      53,494      8,103
                                           ----              -------        ------      ----       -------     -------     ------
Operating income (loss)...........           --                5,901           511       531          (798)      6,145      1,442
Interest and other expense, net...           --                1,335             2        --            --       1,337         --
                                           ----              -------        ------      ----       -------     -------     ------
Income (loss) before income taxes
 and extraordinary item...........           --                4,566           509       531          (798)      4,808      1,442
Provision (benefit) for income
 taxes............................           --                2,186            --        --           395(H)    2,581        558
                                           ----              -------        ------      ----       -------     -------     ------
Income (loss) before extraordinary
 item.............................           --                2,380           509       531        (1,193)      2,227        884
Preferred stock dividends.........           --                   --            --        --            --          --         --
                                           ----              -------        ------      ----       -------     -------     ------
Net income (loss) before
 extraordinary item available to
 common stockholders..............           --              $ 2,380        $  509      $531       $(1,193)    $ 2,227     $  884
                                           ====              =======        ======      ====       =======     =======     ======
Net loss per share before
 extraordinary item: basic and
 diluted..........................
Weighted average shares
 outstanding......................

                                                        PRO FORMA    PRO FORMA
                                    MEDICAL DYNAMICS   ADJUSTMENTS   COMBINED
                                    ----------------   -----------   ---------
Total revenue.....................      $10,959          $    --      $80,143
                                        -------          -------      -------
Operating expense:
 Hardware and other items
  purchased for resale............        4,050               --       14,704
 Selling, general and
  administrative (excluding
  compensatory stock awards)......        9,592               --       47,740
 Research and development.........            3               --        4,343
 Depreciation and amortization....        1,129            1,305(G)     8,329
                                                             341(G)
 Restructuring and other
  charges.........................          655               --        2,469
 Merger costs.....................           --               --          659
 Compensatory stock awards........           50               --          478
                                        -------          -------      -------
  Total operating expense.........       15,479            1,646       78,722
                                        -------          -------      -------
Operating income (loss)...........       (4,520)          (1,646)       1,421
Interest and other expense, net...          878               --        2,215
                                        -------          -------      -------
Income (loss) before income taxes
 and extraordinary item...........       (5,398)          (1,646)        (794)
Provision (benefit) for income
 taxes............................           --              647(H)     1,735
                                                          (2,051)(H)
                                        -------          -------      -------
Income (loss) before extraordinary
 item.............................       (5,398)            (242)      (2,529)
Preferred stock dividends.........           --            2,080(I)     5,833
                                                             315(I)
                                                           3,438(J)
                                        -------          -------      -------
Net income (loss) before
 extraordinary item available to
 common stockholders..............      $(5,398)         $(5,137)     $(8,362)
                                        =======          =======      =======
Net loss per share before
 extraordinary item: basic and
 diluted..........................                                    $ (1.16)
                                                                      =======
Weighted average shares
 outstanding......................                                      7,213(K)
                                                                      =======

See accompanying notes to unaudited pro forma financial statements

                              PRACTICEWORKS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                          PRACTICEWORKS               MEDICAL     PRO FORMA     PRO FORMA
                                    PRACTICEWORKS INC.      DIVISION      INFOSOFT   DYNAMICS    ADJUSTMENTS    COMBINED
                                    -------------------   -------------   --------   ---------   -----------    ---------
Total revenue.....................          $--             $ 29,852       $6,414     $ 2,965      $    --      $ 39,231
                                            ---             --------       ------     -------      -------      --------
Operating expense:
 Hardware and other items
   purchased for resale...........           --                4,331          527         416           --         5,274
 Selling, general and
   administrative.................           --               29,167        4,302       2,960           --        36,429
 Research and development.........           --                2,536          230          --           --         2,766
 Depreciation and amortization....           --               12,392        1,195         874        3,688(G)     20,565
                                                                                                     2,416(G)
 Restructuring....................           --                3,753           --          --           --         3,753
 Impairment and other
   non-recurring charges..........           --                2,004           --          --           --         2,004
 Gain on disposal of fixed
   assets.........................           --                 (626)          --          --           --          (626)
                                            ---             --------       ------     -------      -------      --------
   Total operating expense........           --               53,557        6,254       4,250        6,104        70,165
                                            ---             --------       ------     -------      -------      --------
Operating (loss) income...........           --              (23,705)         160      (1,285)      (6,104)      (30,934)
Interest and other expense, net...           --                1,558           --         293           --         1,851
                                            ---             --------       ------     -------      -------      --------
(Loss) income before income
 taxes............................           --              (25,263)         160      (1,578)      (6,104)      (32,785)
Provision (benefit) for income
 taxes............................           --               (8,583)          61          --          (19)(H)    (9,141)
                                                                                                      (600)(H)
                                            ---             --------       ------     -------      -------      --------
   Net (loss) income..............           --              (16,680)          99      (1,578)      (5,485)      (23,644)
   Preferred stock dividends......           --                   --           --          --        1,560(I)      4,376
                                                                                                       237(I)
                                                                                                     2,579(J)
                                            ---             --------       ------     -------      -------      --------
   Net (loss) income available to
     common stockholders..........          $--             $(16,680)      $   99     $(1,578)     $(9,157)     $(28,020)
                                            ===             ========       ======     =======      =======      ========
Net loss per share available to
 common stockholders, basic and
 diluted..........................                                                                              $  (3.28)
                                                                                                                ========
Weighted average shares
 outstanding......................                                                                                 8,549(K)
                                                                                                                ========

See accompanying notes to unaudited pro forma financial statements.

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

FOOTNOTE

(A) Records InfoCure's distribution of the Division's assets, liabilities and equity to PracticeWorks and includes the effect of reducing deferred tax assets for net operating losses ($7.2 million at September 30, 2000) generated by the Division but which will remain with InfoCure. PracticeWorks was formed in August 2000, has nominal assets and will have no operations until the distribution of assets and operations of the Division. As such we have not included any financial statements of PracticeWorks in the prospectus. As of September 30, 2000, PracticeWorks was capitalized by contributions from InfoCure in the amount of $100.

UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

(B) Records the InfoSoft acquisition, including the issuance of PracticeWorks series A convertible redeemable preferred stock with a stated redemption value of $32.0 million, the elimination of intercompany payables and the estimated transaction costs of $500,000. The series A convertible redeemable preferred stock will be recorded net of a discount to adjust the total consideration to estimated fair value. This discount will be recognized over the five-year redemption period as an accretive dividend.

     The acquisition will be accounted for as a purchase with the net consideration estimated to be allocated to the assets acquired and liabilities assumed as follows:

    DESCRIPTION                                                       AMOUNT
    -----------                                                   --------------
                                                                  (IN THOUSANDS)
    Total Consideration:
      Issuance of Series A convertible redeemable preferred
         stock..................................................     $ 32,000
      Discount on Series A convertible redeemable preferred
         stock..................................................      (11,000)
      Transaction costs.........................................          500
                                                                     --------
                                                                       21,500
    Allocation:
      Current assets............................................         (724)
      Property and equipment....................................         (866)
      Other intangible assets...................................       (4,406)
      Current liabilities.......................................        2,067
      Goodwill..................................................      (17,571)
                                                                     --------
                                                                     $     --
                                                                     ========

(C) Records the Medical Dynamics acquisition, including (1) the issuance of approximately 219,500 shares of PracticeWorks common stock and recognizes the issuance of approximately 878,000 shares of InfoCure common stock, together valued at approximately $4.3 million, (2) the issuance of approximately 965,000 shares of PracticeWorks series B convertible redeemable preferred stock, with a stated redemption value of $5.3 million, and (3) the cash payment of approximately $325,000, all in exchange for approximately 13.2 million shares of Medical Dynamics common stock. Also records the exchange of PracticeWorks stock options for outstanding Medical Dynamics stock options valued at approximately $500,000 and estimated costs of the transaction of $300,000. The PracticeWorks common stock to be exchanged in the merger will be valued on the basis of the closing price of

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- CONTINUED

PracticeWorks common stock on the day of closing. The valuation of the series B convertible redeemable preferred stock is based on the redemption value net of a discount to adjust to estimated fair value and cash is valued at face value. InfoCure's issuance of these shares to the Medical Dynamics shareholders will be accounted for by PracticeWorks as an equity contribution to recognize the substance of the transaction as originally contemplated. The ultimate value ascribed to the equity contribution will be a function of the exchange ratio and the market value of the respective companies' common stock at the date of closing. For pro forma purposes, the consideration net of the discount is equal to approximately $9.2 million. The issuance of shares of InfoCure common stock to the stockholders of Medical Dynamics will not adversely affect the qualification of the distribution under section 355 of the Internal Revenue Code, although these shares may be taken into account, together with other transactions, in determining whether section 355(e) of the Internal Revenue Code applies to the distribution. See "The Distribution -- Federal Income Tax Consequences of the Distribution" on page 57.

     The Medical Dynamics acquisition will be accounted for as a purchase with the total consideration estimated to be allocated to the assets acquired as follows:

    DESCRIPTION                                                       AMOUNT
    -----------                                                   --------------
                                                                  (IN THOUSANDS)
    Total consideration:
      Issuance of series B convertible redeemable preferred
         stock..................................................     $  5,250
      Discount on series B convertible redeemable preferred
         stock..................................................       (1,500)
      Contribution to recognize InfoCure's issuance of common
         stock to Medical Dynamics shareholders.................        4,353
      Payment to certain Medical Dynamics shareholders..........          325
      Transaction costs.........................................          300
      Issuance of stock options.................................          500
                                                                     --------
                                                                        9,228
    Allocation:
      Current assets............................................         (377)
      Property and equipment....................................         (285)
      Other assets..............................................          (42)
      Current liabilities.......................................        2,938
      Long-term debt, net of current portion....................          136
      Goodwill..................................................      (11,598)
                                                                     --------
                                                                     $     --
                                                                     ========

(D) Records payments of accrued salary and vacation and certain promissory notes to Medical Dynamics stockholders, officers and directors upon closing.

(E) Records elimination of InfoCure loans to Medical Dynamics.

(F) Records the issuance of 100,000 shares of series C convertible redeemable preferred stock for the $5.0 million investment by Crescent.

     Under the terms of the planned Crescent investment for $5.0 million, PracticeWorks will issue to Crescent 100,000 shares of series C convertible redeemable preferred stock which are not entitled to dividends. The shares of series C convertible

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- CONTINUED

     redeemable preferred stock will not be convertible during the first year after issuance. Thereafter, the holders of series C convertible redeemable preferred stock can convert all or a portion of the shares. In no event, however, will the holders of the series C convertible redeemable preferred stock be entitled to obtain, in the aggregate for all conversions, more than 20.0% of our common stock upon conversion. Accordingly, a holder would not be able to convert a portion of the series C convertible redeemable preferred stock, up to 19.9% of the outstanding common stock, and then sell all or a portion of its common stock, and then convert more of its holdings, up to 19.9%, at a later date. The conversion price will be calculated after the distribution and will be the lesser of an average common stock trading price for a period after the distribution and an average common stock trading price for a period prior to conversion. In addition, PracticeWorks will have the right either to redeem in cash or to require the conversion of the shares of preferred stock, provided certain conditions are met. If the series C convertible redeemable preferred stock has not been converted after four years, the holders may require PracticeWorks to redeem the series C convertible redeemable preferred stock at a price equal to 175% of the $5.0 million liquidation preference. PracticeWorks will recognize an accretive dividend of approximately $938,000 annually related to this feature, which will impact earnings per share. Based upon the pre-determined conversion formula, the holder will receive a beneficial conversion feature; however, as the common stock of PracticeWorks is not presently trading, the amount of the discount relating to the beneficial conversion feature is not reasonably estimable at this time. After the distribution, PracticeWorks will estimate and record this discount as additional preferred stock dividends.

     Additionally, PracticeWorks is required to have sufficient registered shares available for the holder's conversion election. If such registered shares are not available, PracticeWorks will incur cash penalties. PracticeWorks will be estimating and accruing the potential liability for these penalties.

     PracticeWorks has entered into an equity line agreement with Crescent which allows PracticeWorks to sell, at its option, and requires Crescent to buy shares of common stock for consideration of up $35 million. No effects of the equity line have been reflected in these pro forma financial statements, as management does not believe it will be necessary to draw any amount. If management elects to draw any amount on this line, Crescent will receive a five-year incentive warrant. This incentive warrant will entitle Crescent to purchase a total number of common shares determined by dividing $3,500,000 by the per share purchase price of the first draw and the exercise price will be 150% of the per share purchase price of the first draw. The incentive warrant would be considered a common equity instrument. Accordingly, PracticeWorks will allocate the proceeds of the first common stock sale to the incentive warrant based upon relative fair value and record the amount in equity. Additionally, after issuance of unregistered shares of common stock in exercising the equity line, Crescent will receive protective warrants which will entitle them to effectively receive additional common shares to protect Crescent economically from any loss as a result of a drop in market price of the common stock between issuance of the unregistered shares and effectiveness of the resale registration statement.

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- CONTINUED

     PracticeWorks has the option to settle these warrants for cash in lieu of shares. The additional cost of raising capital represented by the protective warrants will be treated as a capital transaction and remain within the paid-in capital and common stock accounts.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

(G) Records adjustment to amortization expense to reflect increase for new basis of goodwill and eliminate amortization for certain other intangibles to which no value was assigned. Goodwill is amortized using the straight line method over a 15-year life from January 1 to November 15, and over a three-year life effective in the fourth quarter consistent with InfoCure's adoption of a change in accounting estimate effected in 1999.

(H) Provides the effect of income taxes as though the companies filed consolidated tax returns. Goodwill arising from the acquisition is not deductible for income tax purposes and therefore does not provide a pro forma income tax benefit.

(I) Records the annual dividends on PracticeWorks convertible redeemable preferred stock to be issued in PracticeWorks' acquisitions of InfoSoft and Medical Dynamics.

(J) Records the accretive dividends related to the discount on convertible redeemable preferred stock to be issued in PracticeWorks' acquisitions of InfoSoft and Medical Dynamics. Also records the accretive dividend related to the potential redemption premium feature of convertible redeemable preferred stock to be issued to Crescent.

(K) Excludes up to 482,253 shares of PracticeWorks common stock which may be issuable in connection with our assumption of a portion InfoCure's contingent obligations under a letter agreement with WebMD Corporation, formerly Healtheon/WebMD Corporation ("WebMD").

    Under the terms of a February 2000 letter agreement, WebMD made a $10.0 million investment in VitalWorks, a subsidiary of InfoCure, in exchange for 400,000 shares of VitalWorks convertible preferred stock. In conjunction with the February 2000 letter agreement, InfoCure and WebMD also entered into a marketing agreement which provided for utilization, delivery and promotion of WebMD's clinical financial transaction and EDI services. The VitalWorks convertible preferred stock was to have automatically converted into 1% of the outstanding common stock of VitalWorks upon the completion of VitalWorks' initial public offering. If the VitalWorks initial public offering was not consummated by November 11, 2000, WebMD had the right to exchange the VitalWorks convertible preferred stock for shares of InfoCure common stock. The VitalWorks initial public offering was never consummated. On November 29, 2000, WebMD notified InfoCure of its election to exchange the VitalWorks convertible preferred stock for 1,929,012 shares of InfoCure common stock, which if issued would represent approximately 5.0% of the total outstanding shares of InfoCure common stock.

                              PRACTICEWORKS, INC.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS -- CONTINUED

If WebMD was to acquire the shares of InfoCure common stock prior to the record date of the distribution, it would be entitled to receive shares of PracticeWorks common stock in the distribution. However, InfoCure has not yet issued the shares of InfoCure common stock to WebMD pending resolution of disputes under the InfoCure/WebMD marketing agreement. As part of the liabilities assumed by PracticeWorks in the distribution, PracticeWorks has agreed to assume InfoCure's contingent obligation to issue to WebMD up to 482,253 shares of PracticeWorks common stock, or approximately 5% of the outstanding PracticeWorks common stock. These shares would represent the PracticeWorks common stock that WebMD would have been entitled to receive in the distribution had it owned the full number of shares of InfoCure common stock on the record date. The exact number of shares of InfoCure common stock to be issued to WebMD, if any, as well as the corresponding number of shares of PracticeWorks common stock, will be determined through negotiations and/or litigation regarding the InfoCure/WebMD February 2000 letter and marketing agreements. If we are required to issue the full 482,253 shares of PracticeWorks common stock to WebMD in satisfaction of this contingent obligation, our stockholders will experience significant dilution.

(L) On August 21, 2000 the board of directors of InfoCure approved a grant of options to purchase, in the aggregate, approximately 8,915,000 shares of InfoCure common stock at an exercise price of $4.44 per share ("Option Grant") to management and employees of InfoCure pursuant to the new InfoCure Corporation 2000 Broad Based Stock Plan and 5,395,000 of these options were granted to employees who will be future employees of PracticeWorks. If the distribution is not completed prior to March 31, 2001, approximately 75% of the options will be canceled. If the distribution is completed, the option grants will vest ratably over the four-year period beginning on the grant date and expire ten years after the grant date. Compensation expense, if any, related to the contingently issued portion of the grants will be calculated based on the excess of the fair market value of the underlying common stock at the effective date of the distribution over the grant price multiplied by the number of options outstanding. The calculated expense will be allocated to PracticeWorks based on the compensation expense related to the grants made to employees designated as PracticeWorks employees and will then be amortized over the remaining vesting period of the options. No provision for this expense has been made in the Unaudited Pro Forma Condensed Combined Statement of Operations. Based on the closing price of the InfoCure common stock on February 20, 2001 of $4.00 per share, PracticeWorks would not have to recognize any compensation expense because the fair market value of the InfoCure common stock is less than the exercise price of the affected options.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Medical Dynamics, Inc.
Englewood, Colorado

     We have audited the accompanying consolidated balance sheet of Medical Dynamics, Inc. and subsidiaries (the "Company") as of September 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Dynamics, Inc. and subsidiaries as of September 30, 2000, and the results of their operations and their cash flows for the years ended September 30, 2000 and 1999, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Denver, Colorado
November 30, 2000

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $    330,800
  Trade receivables, less allowance for doubtful accounts of
     $19,600................................................        43,300
  Inventories...............................................         2,500
  Prepaid expenses and other................................           700
                                                              ------------
     Total current assets...................................       377,300
                                                              ------------
SOFTWARE DEVELOPMENT AND SUPPORT:
  Software development costs, net of accumulated
     amortization of $1,321,800.............................     1,948,200
  Technical support contracts, net of accumulated
     amortization of $890,700...............................       593,800
                                                              ------------
     Total software development and support.................     2,542,000
                                                              ------------
PROPERTY AND EQUIPMENT:
  Demonstration equipment...................................       143,000
  Machinery and equipment...................................       606,100
  Furniture and fixtures....................................       235,600
  Leasehold improvements....................................        54,500
                                                              ------------
                                                                 1,039,200
  Less accumulated depreciation and amortization............      (753,900)
                                                              ------------
     Property and equipment, net............................       285,300
                                                              ------------
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $225,500.....     1,050,600
  Deposits and other........................................        42,500
                                                              ------------
     Total other assets.....................................     1,093,100
                                                              ------------
     Total Assets...........................................  $  4,297,700
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable.......................  $  2,002,200
  Accounts payable and accrued expenses.....................       665,900
  Unearned revenue..........................................       269,800
                                                              ------------
     Total current liabilities..............................     2,937,900
                                                              ------------
Notes payable, net of current portion.......................       135,900
                                                              ------------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value; authorized 5,000,000
     shares; none issued....................................            --
  Common stock, $.001 par value; authorized 30,000,000
     shares, issued and outstanding 13,229,206 shares.......        13,200
  Additional paid-in capital................................    28,353,200
  Accumulated deficit.......................................   (27,142,500)
                                                              ------------
     Total stockholders' equity.............................     1,223,900
                                                              ------------
     Total liabilities and stockholders' equity.............  $  4,297,700
                                                              ============

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           FOR THE YEARS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
NET SALES:
Dental products:
  Software, training, and installation................  $   796,300   $ 3,809,700
  Equipment...........................................      222,200     4,495,900
  Support services....................................    2,669,500     2,522,400
Medical products......................................       11,300       130,700
                                                        -----------   -----------
                                                          3,699,300    10,958,700
                                                        -----------   -----------
COST OF SALES:
Dental products:
  Software, training, and installation................      616,200     1,133,000
  Equipment...........................................      365,400     4,015,300
  Support services....................................      679,100       924,700
Medical products......................................       54,500        34,600
                                                        -----------   -----------
                                                          1,715,200     6,107,600
                                                        -----------   -----------
GROSS PROFIT..........................................    1,984,100     4,851,100
                                                        -----------   -----------
OPERATING EXPENSES:
  Selling and marketing...............................      608,000     3,679,800
  General and administrative..........................    2,945,500     4,983,300
  Stock-based compensation............................       24,400        49,600
  Research and development............................           --         2,900
  Impairment of goodwill..............................           --       655,200
                                                        -----------   -----------
     Total operating expenses.........................    3,577,900     9,370,800
                                                        -----------   -----------
OPERATING LOSS........................................   (1,593,800)   (4,519,700)
OTHER INCOME (EXPENSE):
  Other income........................................        3,800        44,900
  Interest income.....................................       14,300        13,500
  Interest expense....................................     (375,700)     (650,000)
  Loss on Command settlement..........................           --      (286,800)
                                                        -----------   -----------
                                                           (357,600)     (878,400)
                                                        -----------   -----------
Net Loss..............................................  $(1,951,400)  $(5,398,100)
                                                        ===========   ===========
Basic and Diluted Loss Per Common Share...............  $     (0.15)  $     (0.52)
                                                        ===========   ===========
Weighted Average Number of Shares Outstanding.........   13,087,200    10,312,700
                                                        ===========   ===========

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

                                        COMMON STOCK       ADDITIONAL
                                    --------------------     PAID-IN     ACCUMULATED
                                      SHARES     AMOUNT      CAPITAL       DEFICIT         TOTAL
                                    ----------   -------   -----------   ------------   -----------
BALANCE, OCTOBER 1, 1998..........  10,034,500   $10,000   $25,246,900   $(19,793,000)  $ 5,463,900
Conversion of debentures to common
  stock:
  Principal, net of discount......   1,144,900    1,200      1,142,200            --      1,143,400
  Accrued interest................     101,300      100        125,900            --        126,000
Fair value of warrants issued for
  debt discount and issuance
  costs...........................          --       --        299,400            --        299,400
Proceeds from exercise of
  options.........................      98,000      100        141,400            --        141,500
Proceeds from sale of common
  stock, net of offering costs of
  $32,900.........................     523,800      500        766,600            --        767,100
Additional shares issued pursuant
  to terms of agreement...........     311,800      300           (300)           --             --
Attribution of compensation under
  stock options and warrants:
  Employee........................          --       --         32,100            --         32,100
  Non-employee....................          --       --         17,500            --         17,500
Net loss..........................          --       --             --    (5,398,100)    (5,398,100)
                                    ----------   -------   -----------   ------------   -----------
BALANCE, SEPTEMBER 30, 1999.......  12,214,300   12,200     27,771,700   (25,191,100)     2,592,800
Conversion of debentures to common
  stock:
  Principal, net of discount......     729,340      720        372,980            --        373,700
Proceeds from exercise of
  options.........................     207,700      200        184,200            --        184,400
Additional shares issued pursuant
  to terms of agreement...........      77,866       80            (80)           --             --
Attribution of compensation under
  stock options and warrants:
  Non-employee....................          --       --         24,400            --         24,400
Net loss..........................          --       --             --    (1,951,400)    (1,951,400)
                                    ----------   -------   -----------   ------------   -----------
BALANCE, SEPTEMBER 30, 2000.......  13,229,206   $13,200   $28,353,200   $(27,142,500)  $ 1,223,900
                                    ==========   =======   ===========   ============   ===========

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................................  $(1,951,400)  $(5,398,100)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Common stock options granted for compensation and
     other services...................................       24,400        49,600
  Depreciation expense................................      135,900       191,800
  Amortization of intangible assets...................      887,900       937,000
  Amortization of debt discount and issuance costs....      123,000       446,500
  Conversion of accrued interest on debentures to
     common stock.....................................           --       126,000
  Bad debt expense....................................           --        82,300
  Impairment of goodwill..............................           --       655,200
  Loss on disposal of Command, less cash received.....           --       279,500
  Provision for obsolete and slow-moving
     inventories......................................           --        23,700
  Other...............................................           --       (23,200)
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
     Decrease (increase) in:
       Trade receivables..............................      211,100       454,000
       Inventories....................................      186,700       621,700
       Prepaid expenses and other.....................       22,700        13,100
     Increase (decrease) in:
       Accounts payable and accrued expenses..........     (453,700)      263,500
       Unearned revenue...............................      (98,700)       (1,600)
                                                        -----------   -----------
          Net cash used in operating activities.......     (912,100)   (1,279,000)
                                                        -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash...........................           --        50,000
Software development costs............................      (68,200)     (229,100)
Purchase of property and equipment....................           --       (85,800)
                                                        -----------   -----------
          Net cash used in investing activities.......  $   (68,200)  $  (264,900)
                                                        ===========   ===========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                                                           FOR THE YEARS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable...................  $  (353,300)  $  (453,900)
Payment of debt issue costs...........................           --       (90,900)
Proceeds from issuance of common stock................           --       767,100
Proceeds from exercise of common stock options........      184,400       141,500
Proceeds from issuance of convertible debentures......           --       400,000
Proceeds from shareholder loan........................           --       400,000
Proceeds from short-term borrowings...................    1,300,000     5,991,500
Repayment of short-term borrowings....................           --    (5,984,500)
                                                        -----------   -----------
          Net cash provided by financing activities...    1,131,100     1,170,800
                                                        -----------   -----------
Net increase (decrease) in cash and equivalents.......      150,800      (373,100)
Cash and equivalents, beginning of year...............      180,000       553,100
                                                        -----------   -----------
Cash and equivalents, end of year.....................  $   330,800   $   180,000
                                                        ===========   ===========
Supplemental disclosures of cash flow
  information -- Cash paid for interest...............  $   161,900   $   100,500
                                                        ===========   ===========
Supplemental schedule of noncash investing and
  financing activities:
  Conversion of accounts payable to debt..............  $        --   $   118,600
                                                        ===========   ===========
  Conversion of debentures to common stock, net of
     discount.........................................  $   373,700   $ 1,143,400
                                                        ===========   ===========
  Conversion of accrued interest to notes payable.....  $        --   $     9,200
                                                        ===========   ===========
  Fair value of warrants issued for debt discount.....  $        --   $    40,000
                                                        ===========   ===========
  Debt issuance costs incurred for convertible
     debentures.......................................  $        --   $   259,400
                                                        ===========   ===========

See accompanying notes to these consolidated financial statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS OPERATIONS. Medical Dynamics, Inc. (the "Company") is engaged in the development and marketing of practice management software and related products for the dental profession. The Company's principal products are practice management software, patient education systems, digital x-ray systems and a wide variety of ancillary products utilized by the dental profession.

     PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Computer Age Dentist, Inc. (CADI), Information Presentation Systems, Inc. (IPS) and DOM, Inc., d/b/a Command Dental Systems (Command). All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

     USE OF ESTIMATES. The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The actual results could differ from those estimates.

     The Company's consolidated financial statements are based on a number of estimates, including the allowance for doubtful accounts, the provision for obsolete and slow-moving inventories, the selection of estimated useful lives of intangible assets and property and equipment, realization of long-lived assets, assumptions affecting the valuation of common stock issued in business combinations, and stock options and warrants granted to non-employees. It is reasonably possible that estimates affecting the provision for obsolete and slow-moving inventories and realization of long-lived assets will change in the forthcoming year and such revisions could be material.

     CASH EQUIVALENTS. The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 2000, cash equivalents include a mutual fund that invests in money market instruments.

     INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of miscellaneous computer hardware.

     PROPERTY AND EQUIPMENT. Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              ------
Demonstration equipment.....................................       3
Machinery and equipment.....................................  3 - 10
Furniture and fixtures......................................  3 - 10

     Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     SOFTWARE DEVELOPMENT COSTS. The Company capitalizes costs of producing software to be sold, leased, or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards No. 86.

     Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed 7 years. In addition, management periodically compares the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess will be charged to operations.

     The total amount charged to expense in the statements of operations for amortization of capitalized software costs was $465,700 and $446,100 for the years ended September 30, 2000 and 1999, respectively, and is included in cost of sales.

     Costs incurred in researching, designing and planning for the development of new software are classified as research and development expenses and are charged to operations as incurred.

     OTHER INTANGIBLE ASSETS. Other intangible assets are stated at cost and are amortized utilizing the straight-line method over the following estimated useful lives:

                                                              YEARS
                                                              ------
Technical support contracts.................................       5
Goodwill....................................................      15
Non-compete agreements......................................       5
Patents and trademarks......................................  3 - 10

     DEBT ISSUANCE COSTS. Debt issuance costs are amortized using the interest method over the term of the related debt.

     IMPAIRMENT OF LONG-LIVED ASSETS. Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value. During the year ended September 30, 1999, management determined that certain goodwill was impaired due to the closing of certain regional operations, and recorded a loss on impairment of $655,200. No loss on impairment was recorded during the year ended September 30, 2000.

     RESEARCH AND DEVELOPMENT. Research and development costs are charged to operations in the period incurred.

     ADVERTISING. Advertising costs are expensed the first time the advertisement is run. Total advertising costs charged to operations amounted to $74,200 and $503,400 for the years ended September 30, 2000 and 1999, respectively.

     EARNINGS PER SHARE. Net loss per common share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

Share. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS No. 128, basic EPS excludes dilution for potential common shares and is computed by dividing the net loss by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted EPS are the same in 1999 and 2000 as all potential common shares were antidilutive.

     INCOME TAXES. The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     REVENUE RECOGNITION. The Company recognizes sales when finished goods are shipped to a customer. Revenue from the sale of the Company's proprietary software is recognized when the software is delivered and the Company has substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by management. Revenue from software services is recognized ratably over the contractual period or as the services are performed.

     Unearned revenue primarily represents payments received on deferred maintenance contracts that has not been earned. The amounts are amortized into revenue on a monthly basis using the straight-line method over the life of the contracts.

     Costs for maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

     STOCK-BASED COMPENSATION. The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock.

     In October 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for stock-based compensation for employees but is subject to the pro forma disclosure requirements.

     SEGMENT DISCLOSURES. Operating segments are components of a company about which separate financial information is available that is evaluated regularly by the chief operating decisionmaker in deciding how to allocate resources and in assessing performance. The

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES
only material segment that the Company is currently engaged in is the dental products segment. Accordingly, the accompanying financial statements do not include disclosures for the immaterial medical products segment.

2. LIQUIDITY

     Through September 30, 2000, the Company has incurred substantial operating losses and negative cash flows from operations. The Company's future viability depends on its ability to increase sales, curtail expenditures and become profitable.

     As discussed further in Note 8, the Company entered into an agreement to be acquired, was successful in obtaining additional debt financing of $250,000 in October 2000 and extended payments terms on certain notes payable. However, management believes additional capital is necessary to fund existing working capital requirements. The Company's ability to continue as a going concern is dependent on completing the acquisition, or raising additional capital.

3. LONG-TERM LIABILITIES

     CONVERTIBLE DEBENTURES. In October 1997, the Company issued convertible debentures totaling $1,100,000. The conversion price is equal to the average of the two lowest closing bid prices of the Company's common stock as reported by NASDAQ during the 60 trading days preceding the conversion date. The Company received net proceeds of $986,000 from the debentures, after paying all costs related to the issuance. Through September 30, 1998, the holder had converted $660,000 of debentures to 315,700 shares of common stock. In October 1998, the holder converted the remaining $440,000 of debentures to 234,667 shares of common stock.

     The Company also granted the debenture holder a warrant to purchase 84,615 shares of the Company's common stock. The warrant is exercisable until October 31, 2000 at an exercise price of $3.38. The estimated fair value of this warrant of $120,000 was accounted for as a discount on the convertible debentures. During 1999, these warrants were canceled.

     In July 1998, the Company issued additional convertible debentures totaling $1,100,000. The conversion price is equal to the average of the two lowest closing bid prices of the Company's common stock as reported by NASDAQ during the 60 trading days preceding the conversion date. The Company received net proceeds of $1,003,000 from the debentures, after paying all costs related to the issuance. Through September 30, 1999, the holder had converted $800,000 of debentures to 910,200 shares of common stock. In October 1999 and January 2000, the holder converted the remaining $300,000 of debentures to 575,273 shares of common stock.

     The Company also granted the Debenture holder a warrant to purchase 110,000 shares of the Company's common stock. The warrant is exercisable until July 31, 2003 at an exercise price of $2.58. The estimated fair value of this warrant of $100,000 was accounted for as a discount on the convertible debentures.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     In November 1998, the Company issued an additional $400,000 of convertible debentures with terms similar to the July 1998 issuance described above. The Company also agreed to issue an additional warrant for 40,000 shares exercisable until November 2003 at an exercise price of $2.58 per share. The estimated fair value of the warrants of $40,000 was accounted for as a discount on the convertible debenture.

     During fiscal 1999, the Company entered into amendments to modify certain terms and conditions of the debentures. The conversion price will be equal to 85% of the average of the two lowest closing bid prices over a 60-day period immediately preceding the date of conversion. As a result of the issuance of warrants in 1999 private placement, the exercise price of the outstanding warrants to acquire 150,000 shares at $2.58 per share was decreased to $1.832. As a result of the amendments, additional debt issuance costs of approximately $260,000 were recorded.

     In January 2000, the holder converted $102,600 of debentures to 154,067 shares of common stock. The debenture holder attempted to convert all remaining 1998 debentures but was precluded from doing so due to a provision under which a maximum of 1,880,000 total shares can be issued to the debenture holder. As a result, the balance of $297,400 of debentures were unable to be converted and this amount is now due on demand. In addition, the Company was required to pay a premium of 15% of the demand note to the debenture holder. This amount totaling approximately $44,000 is included in accrued expenses as of September 30, 2000.

     NOTES PAYABLE. At September 30, 2000, long-term debt consists of the following:

Notes payable to InfoCure:
  Interest at 12%, due September 2001 or upon sale of the
     Company, collateralized by substantially all of the
     Company's assets.......................................  $ 1,300,000
Note payable to shareholder (former debenture holder):
  Interest at 8%, due on demand, unsecured..................      297,400
Notes payable to former shareholders of CADI:
  Interest at 12%, due September 2001 or upon sale of the
     Company, subordinated to the note payable to
     InfoCure...............................................      126,700
Notes payable to former owners of Command:
  Interest at 6%, due April 2003, unsecured.................      240,200
  Discount for below-market interest, net of accumulated
     amortization of $21,110................................      (26,500)
                                                              -----------
     Net....................................................      213,700
                                                              -----------
Note payable to shareholder:
  Interest at 12%, due September 2001 or upon sale of the
     Company, collateralized by substantially all of the
     Company's assets, subordinated to the note payable to
     InfoCure...............................................      200,300
                                                              -----------
     Total notes payable....................................    2,138,100
Less current maturities.....................................   (2,002,200)
                                                              -----------
     Notes payable, less current maturities.................  $   135,900
                                                              ===========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     The effective interest rate on the debt incurred under the notes payable to the former owners of CADI and Command was 15% to 16%.

     As of September 30, 2000, aggregate maturities of notes payable are as follows:

YEAR ENDING SEPTEMBER 30,                         PRINCIPAL    DISCOUNT      NET
-------------------------                         ----------   --------   ----------
2001............................................  $2,018,000   $15,900    $2,002,100
2002............................................     100,200     9,100        91,100
2003............................................      46,400     1,500        44,900
                                                  ----------   -------    ----------
  Total.........................................  $2,164,600   $26,500    $2,138,100
                                                  ==========   =======    ==========

4. STOCKHOLDERS' EQUITY

     In March 1999, an unaffiliated entity purchased 523,800 shares of the Company's common stock for $800,000. In addition, the Company agreed to issue additional shares to this entity at various determination dates which are intended to compensate the entity for one-third of any decrease in the market price of the Company's stock. As of September 30, 2000, the Company has issued an additional 389,666 shares under this agreement. The Company has no further obligations under the agreement.

     STOCK OPTION PLAN. The Company has two stock option plans under which incentive and non-qualified stock options may be granted to officers, directors, employees, and consultants. Incentive stock options are required to have an exercise price which is not less than the fair market value of the stock at the date of grant. Under the first plan which was approved by shareholders in October 1988, an aggregate of 1,000,000 shares were reserved for issuance pursuant to the terms of the plan. Under the second plan which was approved by shareholders in June 1998, an aggregate of 1,500,000 shares were reserved for issuance pursuant to the terms of the plan. The maximum term is 10 years for options granted under both plans. Activity in the 1988 and 1998 stock option plans for the years ended September 30, 2000 and 1999 is as follows:

                                           1998 PLAN                    1998 PLAN
                                   --------------------------   --------------------------
                                                  WEIGHTED                     WEIGHTED
                                                  AVERAGE                      AVERAGE
                                   NUMBER OF   EXERCISE PRICE   NUMBER OF   EXERCISE PRICE
                                    SHARES       PER SHARE       SHARES       PER SHARE
                                   ---------   --------------   ---------   --------------
Outstanding, October 1, 1998.....   57,200         $1.74              --        $  --
  Granted........................       --            --         234,800          .93
  Exercised......................       --            --              --           --
  Canceled.......................   (5,000)         3.00              --           --
                                    ------                      --------
Outstanding, September 30,
  1999...........................   52,200          1.61         234,800          .93
  Granted........................       --            --          40,000         1.81
  Exercised......................       --            --        (207,700)         .89
  Canceled.......................       --            --         (44,100)        1.64
                                    ------                      --------
Outstanding, September 30,
  2000...........................   52,200          1.61          23,000         1.47
                                    ======                      ========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     Options available for future grant at September 30, 2000 totaled 1,225,200 shares under the 1998 plan. No shares were available for future grants under the 1988 plan.

     As of September 30, 2000, all options outstanding under the 1988 plan are vested and 23,000 are vested under the 1998 plan. If not previously exercised, options outstanding at September 30, 2000, will expire as follows:

                                                 1988 PLAN              1998 PLAN
                                            --------------------   --------------------
                                            NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
YEAR ENDING SEPTEMBER 30,                    SHARES      PRICE      SHARES      PRICE
-------------------------                   ---------   --------   ---------   --------
2001......................................   37,200      $1.38          --      $  --
2002......................................   10,000       2.00          --         --
2003......................................    5,000       2.63          --         --
2004......................................       --         --      20,000       1.50
2005......................................       --         --       3,000       1.25
                                             ------                 ------
                                             52,200       1.61      23,000       1.47
                                             ======                 ======

     NON-QUALIFIED STOCK OPTIONS AND WARRANTS. The Company has also granted non-qualified stock options and warrants to officers, directors, employees, consultants, and lenders. The following is a summary of activity during the years ended September 30, 2000 and 1999:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                         NUMBER OF    EXERCISE PRICE
                                                           SHARES       PER SHARE
                                                         ----------   --------------
OUTSTANDING, SEPTEMBER 30, 1998........................   4,236,500       $3.28
Granted to:
  Employees............................................     610,800        3.04
  Consultants..........................................     100,000        1.50
  Convertible debenture holders........................      40,000        2.58
Canceled...............................................  (1,468,700)       3.70
Exercised..............................................     (98,000)       1.44
                                                         ----------
OUTSTANDING, SEPTEMBER 30, 1999........................   3,420,600        2.99
Granted................................................          --          --
Canceled...............................................    (161,000)       3.25
Exercised..............................................          --          --
Expired:
  Employees............................................    (160,900)       1.13
  Consultants..........................................     (75,000)       4.50
                                                         ----------
OUTSTANDING, SEPTEMBER 30, 2000........................   3,023,700        3.03
                                                         ==========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     If not previously exercised, non-qualified options and warrants expire as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                             NUMBER OF   EXERCISE
YEAR ENDING SEPTEMBER 30,                                     SHARES      PRICE
-------------------------                                    ---------   --------
2001.......................................................    182,000    $1.73
2001.......................................................    250,000     2.87
2001.......................................................    115,000     3.75
2002.......................................................     10,200     3.00
2003.......................................................     52,000     1.50
2003.......................................................    258,900     2.68
2003.......................................................    274,800     3.84
2004.......................................................    140,800     1.60
2004.......................................................     40,000     2.58
2005.......................................................  1,200,000     3.25
2006.......................................................    500,000     3.25
                                                             ---------
                                                             3,023,700
                                                             =========

     At September 30, 2000, a total of 2,323,700 non-qualified stock options and warrants are vested. Unvested employee performance options were outstanding for 700,000 shares. These options vest when the Company achieves various revenue levels. The Company also has 20,000 options outstanding that vest at future dates. Vesting under most of these options can be accelerated if various performance targets are achieved.

     During the years ended September 30, 2000 and 1999, the Company recognized compensation expense of $0 and $32,100, respectively, related to employee performance options. The ultimate amount of compensation expense related to the employee performance options will be determined based on the market value of the Company's common stock on the date that the options vest.

     The fair value of options granted to non-employees in 1999 (no options were granted to non-employees in 2000) was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected volatility.........................................  78.0%
Risk-free interest rate.....................................   6.0%
Expected dividends..........................................   0.0%
Expected terms (in years)...................................    .7

     For the years ended September 30, 2000 and 1999, options granted to non-employees resulted in the recognition of approximately $24,400 and $17,500, respectively, of compensation expense.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES. The Company applies APB Opinion 25 and related interpretations in accounting for stock options which are granted to employees. Accordingly, no compensation cost is recognized for grants of options to employees if the exercise prices were not less than the market value of the Company's common stock on the measurement dates. Had compensation cost been determined based on the fair value at the measurement dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below.

                                                        YEARS ENDED SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
Net loss:
  As reported.........................................  $(1,951,400)  $(5,398,100)
  Pro forma...........................................   (1,992,600)   (6,739,100)
Net loss per common share:
  As reported.........................................  $      (.15)  $      (.52)
  Pro forma...........................................         (.15)         (.65)

     For purposes of the above pro forma amounts, the weighted average fair value of options granted to employees for the years ended September 30, 2000 and 1999 was $1.25 and $1.00, respectively. The fair value of each employee option granted in 2000 and 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               YEARS ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              2000     1999
                                                              -----    ----
Expected volatility.........................................  100.8%   81.0%
Risk-free interest rate.....................................    6.0%    6.0%
Expected dividends..........................................    0.0%    0.0%
Expected terms (in years)...................................    5.0     4.5

5. INCOME TAXES

     The amounts which give rise to the net deferred tax asset at September 30, 2000, are as follows:

Net operating loss carryforwards............................  $ 8,497,000
Compensation expense related to stock options...............      109,000
Research and development tax credit carryforwards...........       20,000
Other.......................................................      137,000
                                                              -----------
  Total deferred tax assets.................................    8,763,000
Valuation allowance.........................................   (8,763,000)
                                                              -----------
                                                              $        --
                                                              ===========

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     Management has determined that a valuation allowance equal to the deferred tax assets is required since it is more likely than not that the benefits of these assets will not be realized. The valuation allowance decreased by approximately $175,000 and increased by approximately $900,000 during the years ended September 30, 2000 and 1999, respectively.

     At September 30, 2000, the Company has approximately $22,879,000 of net operating loss carryforwards, and approximately $20,000 of research and development tax credit carryforwards, both of which expire in varying amounts from 2001 through 2020. Usage of the net operating loss carryforwards may be limited by Section 382 of the Internal Revenue Code.

6. EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution 401(k) plan which covers eligible employees as defined in the plan document. Matching contributions are at the discretion of the Company. For the years ended September 30, 2000 and 1999, matching contributions totaled approximately $8,800 and $11,000, respectively.

7. COMMITMENTS AND CONTINGENCIES

     LICENSE AGREEMENT. The Company has various agreements to pay royalties to both a former officer and current directors of the Company. These royalties are based on the sales of specified products, some of which are no longer manufactured by the Company. In June 1987, the Company entered into a license agreement with its then CEO and Chairman relating to the use of certain technology invented and developed by the Chairman. In connection with the agreement, the Company agreed to pay royalties based on the greater of 2% of sales of products which relate to this technology or minimum annual royalties of $120,000.

     During 1997, the license agreement was amended to eliminate the minimum annual royalty and to provide for future royalties generally equal to 2% of sales of the products that relate to the technology. For the years ended September 30, 2000 and 1999, the Company did not incur any royalty expense related to this agreement. The license agreement may be terminated by the Chairman in certain circumstances and the rights to the patents may revert to him if commercial development of the related products does not occur within prescribed deadlines.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

     OPERATING LEASES. The Company conducts its operations from leased facilities and leases certain equipment. The terms of the facilities leases require the Company to pay all maintenance, utilities, property taxes and insurance. Rent expense has been recorded on a straight-line basis over the life of the lease. Following is a schedule of future minimum commitments under operating leases having an initial or remaining term of more than one year.

YEARS ENDING SEPTEMBER 30,
--------------------------
2001........................................................  $155,600
2002........................................................   108,000
2003........................................................     9,000
                                                              --------
                                                              $272,600
                                                              ========

     Total rent expense was $321,500 and $430,400, net of sublease rentals received, for the years ended September 30, 2000 and 1999, respectively.

     EMPLOYMENT AGREEMENTS. The Company has employment agreements with two individuals who are officers or directors of the Company or CADI. As of September 30, 2000, the agreements were effective for a remaining period of two years with an annual aggregate compensation of $210,000.

     CONTINGENCIES. The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. The Company is currently involved in some incidental litigation which it believes will not have a material adverse effect on its financial condition or results of operations. Management has created a legal reserve for this litigation which it believes is sufficient to cover these claims.

     During the year ended September 30, 1999, the Company settled litigation against the former principals of Command Dental Systems, a business acquired by the Company in April 1998, resulting in a loss of approximately $287,000.

8. SUBSEQUENT EVENTS

     In December 1999, the Company entered into an Agreement and Plan of Merger and Reorganization with InfoCure Corporation (InfoCure) wherein InfoCure will acquire 100% of the outstanding common stock of the Company in exchange for common and preferred shares of InfoCure. This agreement was amended in October 2000 and again in December 2000 and the Company anticipates closing the transaction during fiscal year 2001. If the agreement is breached by the Company, the Company may, pursuant to specific details outlined in the agreement, be responsible for reimbursement of InfoCure's costs and expenses incurred in connection with the agreement and payment of a $250,000 termination fee.

     In October 2000, InfoCure advanced the Company an additional $250,000 at an interest rate of 12% and extended the maturity of the entire indebtedness until September 30, 2001.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
ASSETS:
CURRENT ASSETS:
Cash and equivalents........................................  $    534,300
Trade receivables, less allowance for doubtful accounts of
  $19,400 and $19,600.......................................        76,800
Inventories.................................................         2,500
Prepaid expenses and other..................................         7,600
                                                              ------------
    Total Current Assets....................................       621,200
                                                              ------------
SOFTWARE DEVELOPMENT AND SUPPORT:
Software development costs, net of accumulated amortization
  of $1,438,600 and $1,321,800..............................     1,831,400
Technical support contracts, net of accumulated amortization
  of $964,900 and $890,700..................................       519,600
                                                              ------------
    Total Software Development and Support..................     2,351,000
                                                              ------------
PROPERTY AND EQUIPMENT:
Demonstration equipment.....................................       143,000
Machinery and equipment.....................................       606,100
Furniture and fixtures......................................       235,600
Leasehold improvements......................................        54,500
                                                              ------------
                                                                 1,039,200
Less accumulated depreciation and amortization..............      (781,100)
                                                              ------------
    Property and Equipment, Net.............................       258,100
                                                              ------------
OTHER ASSETS:
Goodwill, net of accumulated amortization of $246,900 and
  $225,500..................................................     1,029,200
Non-compete agreement's net of accumulated amortization of
  $189,200 and $181,700.....................................        10,000
Patents and trademarks, net of accumulated amortization of
  $795,800 and $795,700.....................................         2,900
Deposits and other..........................................        22,000
                                                              ------------
    Total Other Assets......................................     1,064,100
                                                              ------------
    Total Assets............................................  $  4,294,400
                                                              ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of notes payable & convertible
  debentures................................................  $  2,255,800
Accounts payable............................................        45,400
Accrued expenses............................................       511,900
Unearned revenue............................................       269,100
                                                              ------------
    Total Current Liabilities...............................     3,082,200
                                                              ------------
NOTES PAYABLE, net..........................................       113,700
STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized 5,000,000
  shares; none issued and outstanding.......................            --
Common stock, $.001 par value; authorized 30,000,000 shares;
  issued and outstanding 13,229,206 and 13,229,206 shares...        13,200
Additional paid-in capital..................................    28,353,200
Accumulated deficit.........................................   (27,267,900)
                                                              ------------
    Total Stockholders' Equity..............................     1,098,500
                                                              ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $  4,294,400
                                                              ============

See Notes to Consolidated Financial Statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              QUARTER ENDED
                                                              DECEMBER 31,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
NET SALES:
Software, training and installation...................  $    44,100   $   530,100
Equipment.............................................           --       173,900
Support services......................................      625,600       645,100
                                                        -----------   -----------
                                                            669,700     1,349,100
                                                        -----------   -----------
COST OF SALES:
Software, training and installation...................      142,800       169,200
Equipment.............................................           --       250,700
Support services......................................      146,500       188,300
                                                        -----------   -----------
                                                            289,300       608,200
                                                        -----------   -----------
Gross Profit..........................................      380,400       740,900
                                                        -----------   -----------
OPERATING EXPENSES:
Selling and marketing.................................       20,200       199,900
General and administrative............................      440,100       877,400
Stock based compensation..............................           --        24,400
                                                        -----------   -----------
     Total operating expenses.........................      460,300     1,101,700
                                                        -----------   -----------
Operating Income (Loss)...............................      (79,900)     (360,800)
OTHER INCOME (EXPENSE):
Other income..........................................       20,000            --
Interest income.......................................        4,300         2,500
Interest expense......................................      (69,800)      (90,100)
                                                        -----------   -----------
                                                            (45,500)      (87,600)
Net Income (Loss).....................................  $  (125,400)  $  (448,400)
                                                        ===========   ===========
Earnings per share....................................  $     (0.01)  $     (0.04)
                                                        ===========   ===========
Weighted average number of shares outstanding.........   13,226,500    11,047,800
                                                        ===========   ===========

See Notes to Consolidated Financial Statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss....................................................  $(125,400)  $(448,400)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Common stock options granted for compensation and other
     services...............................................         --      24,400
  Depreciation expense......................................     27,100      29,600
  Amortization of intangible assets.........................    220,000     228,200
  Amortization of debt discount and issuance costs..........      4,400      47,900
  Changes in operating assets and liabilities, net of effect of acquisitions:
     Decrease (increase) in:
       Trade receivable.....................................    (33,500)     59,000
       Inventories..........................................         --      90,700
       Prepaid expenses and other assets....................     (6,800)     12,100
     Increase (decrease) in:
       Accounts payable.....................................    (20,600)   (320,900)
       Accrued expenses.....................................    (88,100)     47,600
       Unearned revenue.....................................       (700)     22,800
                                                              ---------   ---------
     Net cash used in operating activities..................    (23,600)   (207,000)
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Software development costs..................................         --     (48,000)
                                                              ---------   ---------
  Net cash used in investing activities.....................         --     (48,000)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings....................................    250,000     500,000
Principal payments related to:
  Notes payable.............................................    (22,900)   (279,300)
  Capital lease obligations.................................         --     (12,100)
Proceeds from exercise of options of common stock...........         --     126,700
                                                              ---------   ---------
  Net cash provided by (used in ) financing activities......    227,100     335,300
                                                              ---------   ---------
Net Increase/(decrease) in Cash and Equivalents.............    203,500      80,300
Cash and Equivalents, beginning of period...................    330,800     180,000
                                                              ---------   ---------
Cash and Equivalents, end of period.........................  $ 534,300   $ 260,300
                                                              =========   =========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest....................................  $  22,900   $  12,400
                                                              =========   =========
Supplemental Schedule of Non-cash Investing and Financing
  Activities:
  Conversion of debentures to common stock, net of
     discount...............................................         --   $ 185,700

See Notes to Consolidated Financial Statements.

                    MEDICAL DYNAMICS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with Medical Dynamics, Inc.'s ("MEDY" or the "Company") Form 10-KSB for the year ended September 30, 2000. The results of operations for the period ended December 31, 2000 is not necessarily indicative of operating results for a full year.

     The Consolidated Financial Statements and other information furnished herein reflect all adjustments which are, in the opinion of management of MEDY, necessary for a fair presentation of the results of the interim periods covered by this report. Adjustments to the financial statements were of a normal recurring nature.

NOTE 2.  EARNINGS PER SHARE

     Shares issuable under common stock options and warrants were excluded from the computation of fully diluted earnings per share because the effect was anti-dilutive. At December 31, 2000, MEDY had 2,356,837 of vested common stock options and warrants outstanding. Total common stock options and warrants outstanding (including both vested and unvested) were 3,066,837 at December 31, 2000.

NOTE 3.  INVENTORIES

     Inventories consist of the following at December 31, 2000:


Raw materials and replacement parts.........................   $ 186,700
Finished goods..............................................      29,200
Allowance for obsolescence..................................    (213,400)
                                                               ---------
                                                               $   2,500
                                                               =========

Inventory is ordered on a "just in time basis" when sales orders are received.

NOTE 4.  UNEARNED REVENUE

     Unearned revenue represents payments received on deferred software support contracts, installation charges and training that have not been earned. The amounts for deferred software support contracts are amortized into revenue on a monthly basis using the straight-line method over the life of the contract. Deferred amounts for installation and training are recognized when the services are performed.

     Costs for software support contracts, installation and training, are charged to expense when those costs are incurred.

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

DENTSPLY International, Inc.
(Owner of InfoSoft Division of Ceramco, Inc., a Wholly-Owned Subsidiary) York, Pennsylvania

     We have audited the accompanying balance sheets of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) (the "Company") as of December 31, 1999 and 1998 and the related statements of income, changes in divisional equity and cash flows for the year ended December 31, 1999 and for period from March 18, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InfoSoft (a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc.) as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from March 18, 1998 to December 31, 1998 in conformity with generally accepted accounting principles.

BDO Seidman, LLP
January 3, 2001
Atlanta, Georgia

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                                 BALANCE SHEETS

                                                        DECEMBER 31,   DECEMBER 31,
                                                            1999           1998
                                                        ------------   ------------
ASSETS:
CURRENT:
Cash and cash equivalents.............................  $        --    $   118,673
Accounts receivable, less allowance for doubtful
  accounts of $22,000 and $10,000.....................      592,938        492,786
Supplies inventory....................................       67,028         66,406
Prepaid expenses and other current assets.............      185,438        357,527
                                                        -----------    -----------
     Total current assets.............................      845,404      1,035,392
                                                        -----------    -----------
Property and equipment, net (Note 4)..................      944,069        298,656
                                                        -----------    -----------
OTHER ASSETS:
Capitalized software costs, net (Note 5)..............    4,070,711      3,328,342
Goodwill, less accumulated amortization of $689,749
  and $253,702 (Note 3)...............................    5,782,251      6,218,298
                                                        -----------    -----------
     Total other assets...............................    9,852,962      9,546,640
                                                        -----------    -----------
     Total assets.....................................  $11,642,435    $10,880,688
                                                        ===========    ===========
LIABILITIES AND DIVISIONAL EQUITY:
CURRENT:
Bank overdrafts.......................................  $   216,912    $        --
Accounts payable......................................      273,385         39,324
Income taxes payable (Note 7).........................      520,000        442,000
Accrued expenses:
  Salaries and related expenses.......................      725,082        655,051
  Other...............................................      210,177        209,677
Deferred revenue (Note 2).............................      814,449        719,282
                                                        -----------    -----------
     Total current liabilities........................    2,760,005      2,065,334
Deferred tax liabilities, net (Note 7)................      891,000        411,000
                                                        -----------    -----------
     Total liabilities................................    3,651,005      2,476,334
                                                        -----------    -----------
Commitments and contingencies (Note 6)
DIVISIONAL EQUITY:
Net advances from parent..............................    5,756,707      7,053,222
Retained earnings.....................................    2,234,723      1,351,132
                                                        -----------    -----------
     Total divisional equity..........................    7,991,430      8,404,354
                                                        -----------    -----------
     Total liabilities and divisional equity..........  $11,642,435    $10,880,688
                                                        ===========    ===========

See accompanying notes to financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                              STATEMENTS OF INCOME

                                                                        PERIOD FROM
                                                       YEAR ENDED    MARCH 18, 1998 TO
                                                      DECEMBER 31,     DECEMBER 31,
                                                          1999             1998
                                                      ------------   -----------------
Net sales...........................................   $9,545,002       $6,507,452
Costs and expenses:
  Cost of products purchased for sale...............      719,699          770,652
  Selling, general and administrative expenses......    7,228,712        3,445,668
  Research and development..........................      155,000           87,000
                                                       ----------       ----------
     Total operating costs and expenses.............    8,103,411        4,303,320
                                                       ----------       ----------
Net income before income taxes......................    1,441,591        2,204,132
Income taxes (Note 7)...............................      558,000          853,000
                                                       ----------       ----------
Net income..........................................   $  883,591       $1,351,132
                                                       ==========       ==========

See accompanying notes to financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY

                       FOR THE PERIOD FROM MARCH 18, 1998
                              TO DECEMBER 31, 1998
                    AND FOR THE YEAR ENDED DECEMBER 31, 1999

                                                 NET
                                              ADVANCES      RETAINED
                                             FROM PARENT    EARNINGS       TOTAL
                                             -----------   ----------   -----------
Balance, March 18, 1998....................  $        --   $       --   $        --
  Net income...............................           --    1,351,132     1,351,132
  Net advances.............................    7,053,222           --     7,053,222
                                             -----------   ----------   -----------
Balance, December 31, 1998.................    7,053,222    1,351,132     8,404,354
  Net income...............................           --      883,591       883,591
  Net repayments...........................   (1,296,515)          --    (1,296,515)
                                             -----------   ----------   -----------
Balance, December 31, 1999.................  $ 5,756,707   $2,234,723   $ 7,991,430
                                             ===========   ==========   ===========

See accompanying notes to financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                            STATEMENT OF CASH FLOWS

                                                                       PERIOD FROM
                                                       YEAR ENDED    MARCH 18, 1998
                                                      DECEMBER 31,   TO DECEMBER 31,
                                                          1999            1998
                                                      ------------   ---------------
OPERATING ACTIVITIES:
Net income..........................................  $   883,591      $1,351,132
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................    1,417,213         744,514
  Corporate overhead allocation.....................       95,817          55,569
  Deferred income taxes.............................      480,000         411,000
  Change in operating assets and liabilities, net of
     effects of parent's acquisition of InfoSoft,
     Inc.
     Accounts receivable............................     (100,152)       (191,786)
     Supplies inventory.............................         (622)        (34,406)
     Prepaid expenses and other current assets......      172,089        (357,527)
     Bank overdrafts................................      216,912              --
     Accounts payable...............................      234,061        (123,000)
     Income taxes payable...........................       78,000         442,000
     Accrued expenses...............................       70,531         130,728
     Deferred revenue...............................       95,167        (267,718)
                                                      -----------      ----------
       Cash provided by operating activities........    3,642,607       2,106,506
                                                      -----------      ----------
INVESTING ACTIVITIES:
Acquisition of net assets of InfoSoft, Inc. by
  parent............................................           --      (7,727,000)
Capital expenditures, net of effects of parent's
  acquisition of InfoSoft, Inc......................     (940,073)       (209,879)
Capitalized software expenditures, net effects of
  parent's acquisition of InfoSoft, Inc.............   (1,428,875)     (1,102,607)
                                                      -----------      ----------
       Cash used by investing activities............   (2,368,948)     (9,039,486)
                                                      -----------      ----------
FINANCING ACTIVITIES:
Advance from parent for business purchase, net of
  cash acquired.....................................           --       7,727,000
Net repayments to parent company....................   (1,392,332)       (729,347)
       Cash (used) provided by financing
          activities................................   (1,392,332)      6,997,653
                                                      -----------      ----------
Net change in cash and cash equivalents.............     (118,673)        118,673
Cash and cash equivalents, beginning................      118,673              --
                                                      -----------      ----------
Cash and cash equivalents, ending...................  $        --      $  118,673
                                                      ===========      ==========

See accompanying notes to financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     The accompanying financial statements include the operations, assets and liabilities of InfoSoft, a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc ("DENTSPLY"), referred to hereafter as "the Division". The Division provides information management technology to dentists. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

     The assets and liabilities of the Division were acquired by DENTSPLY on March 18, 1998, and accounted for under the purchase method of accounting.

     The Division's costs and expenses in the accompanying financial statements include allocations from DENTSPLY for centralized corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that DENTSPLY and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. These allocations are minimal as the Division, for the most part, operates independently.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from software sales is recognized when all shipment obligations have been met, fees are fixed and determinable, collection of the sale proceeds is deemed probable and persuasive evidence that an agreement exists. Revenue from hardware sales, which was minimal for the periods presented, is recognized upon product shipment. Revenue from support and maintenance contracts, which are typically one year in length, is recognized ratably over the life of the contract. Revenue from electronic claims processing is based upon a per transaction fee. Customers using the Division's Electronic Claims Processing services must pay the Division in advance and maintain prepaid deposits. The Division records these deposits as deferred revenue until the processing of transactions is complete and reported by a third party clearing house. Revenue from other services is recognized as the services are provided.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months. Historically, DENTSPLY has managed cash for its subsidiaries and divisions on a centralized basis.

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Division's financial instruments, which consist primarily of accounts receivable and accounts payable, are not materially different from their fair values.

PROPERTY AND EQUIPMENT

     Property and equipment, are stated at the lower of the fair value or cost. Depreciation is computed over the estimated useful lives of the related assets using both straight-line and accelerated methods for financial reporting and primarily accelerated methods for income tax purposes. Substantial betterments to property and equipment are capitalized and repairs and maintenance are expensed as incurred.

CAPITALIZED COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED

     Costs incurred, such as planning, designing, coding and testing, for computer software to be sold, leased or otherwise marketed are expensed as incurred prior to establishing the technological feasibility of a product. Technological feasibility is generally achieved when the detail program design or a working model has been completed. For the period between the establishment of technological feasibility and the time a product is available for general release, such costs are capitalized. Capitalized software costs are amortized using the straight-line method over the estimated lives of the related products (generally 60 months).

GOODWILL

     Goodwill represents the excess of cost over the fair value of assets acquired in a business combination accounted for under the purchase method. (See
Note 3). Goodwill is amortized on a straight-line basis over its estimated useful life (15 years).

LONG-LIVED ASSETS

     Long-lived assets, such as goodwill, property and equipment and capitalized software development costs are periodically evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of the assets. When any such impairment exists, the related assets will be written down to fair value.

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

DIVISIONAL EQUITY

     Divisional Equity represents DENTSPLY's net advances to the Division, through its wholly owned subsidiary, Ceramco, Inc. and divisional earnings. No intercompany interest income or expense has been allocated to the Division for DENTSPLY's net investment in the Division, as there is no portion of DENTSPLY's third-party debt attributed to the Division.

INCOME TAXES

     For the periods presented, the Division was not a separate taxable entity for federal, state or local income tax purposes and its operating results are included in the tax return of Ceramco, Inc. and ultimately are included in DENTSPLY's consolidated tax returns. The Division calculates its income taxes under the separate return method and accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Division's financial statements or tax returns. In estimating future tax consequences, management generally considers all expected future events other than possible enactments of changes in the tax laws or rates.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Division has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Division does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

     The Financial Accounting Standards Board issued Interpretation ("Interpretation") No. 44, "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25" which is effective July 1, 2000. Interpretation No. 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a stock compensation plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Adoption of the provisions of the Interpretation are not expected to have a significant impact on the Division's financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The effective date for SAB No. 101 is September 1, 2001 for the Division and management of the Division believes that adopting SAB No. 101 will not have a material impact on its financial position or results of operations.

3. BUSINESS COMBINATION

     On March 18, 1998, through its wholly owned subsidiary, Ceramco, Inc., DENTSPLY acquired the assets and assumed the liabilities of InfoSoft, Inc. DENTSPLY accounted for this acquisition under the purchase method of accounting with the resulting assets, liabilities and equity pushed down to the newly created InfoSoft Division of Ceramco, Inc. The fair values of the assets acquired, liabilities assumed and consideration given in connection with this transaction as of March 18, 1998 are as follows:

Accounts receivable.........................................  $  301,000
Inventory and other current assets..........................      32,000
Property and equipment......................................     206,000
Capitalized software........................................   2,600,000
Goodwill....................................................   6,472,000
Accounts payable............................................    (163,000)
Accrued expenses............................................    (734,000)
Deferred revenue............................................    (987,000)
                                                              ----------
  Net assets acquired.......................................  $7,727,000
                                                              ==========
This acquisition was funded as follows:
Cash contributed by parent..................................  $8,618,000
Less cash acquired..........................................    (891,000)
                                                              ----------
                                                              $7,727,000
                                                              ==========

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY AND EQUIPMENT

     Major classes of property and equipment consisted of the following:

                                                 ESTIMATED          DECEMBER 31,
                                                USEFUL LIVES   ----------------------
                                                  (YEARS)         1999        1998
                                                ------------   ----------   ---------
Office and computer equipment.................      2-5        $  871,606   $ 386,596
Furniture and fixtures........................      5-7           483,670      28,607
                                                               ----------   ---------
Total fixed assets............................                  1,355,276     415,203
Less accumulated depreciation.................                   (411,207)   (116,547)
                                                               ----------   ---------
Net fixed assets..............................                 $  944,069   $ 298,656
                                                               ==========   =========

     Depreciation expense was approximately $295,000 and $117,000 for the year ended December 31, 1999 and the period from March 18, 1998 to December 31, 1998, respectively.

5. CAPITALIZED SOFTWARE COSTS

     Capitalized software costs is summarized as follows:

                                                               DECEMBER 31,
                                                         ------------------------
                                                            1999          1998
                                                         -----------   ----------
Capitalized software development costs.................  $ 5,131,482   $3,702,607
Less accumulated amortization..........................   (1,060,771)    (374,265)
                                                         -----------   ----------
                                                         $ 4,070,711   $3,328,342
                                                         ===========   ==========

     Amortization of capitalized software charged to operations was approximately $687,000, and $374,000 for the year ended December 31, 1999 and the period from March 18, 1998 to December 31, 1998, respectively.

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS

OPERATING LEASES

     The Division leases its office facilities and certain equipment indirectly from third parties through DENTSPLY under operating leases having original terms ranging from one to five years. Approximate future minimum rentals, by year and in the aggregate, under the noncancellable operating leases with remaining terms of more than one year that relate to facilities and equipment utilized by the Division are as follows:

YEAR                                                            AMOUNT
----                                                          ----------
2000........................................................  $  365,000
2001........................................................     376,000
2002........................................................     387,000
2003........................................................     369,000
2004........................................................     411,000
                                                              ----------
  Total.....................................................  $1,908,000
                                                              ==========

     Rent expense was approximately $270,000 and $80,000 for the year ended December 31, 1999 and for the period from March 18, 1998 to December 31, 1998, respectively.

EMPLOYEE BENEFIT PLAN

     The Division's eligible employees may participate in a plan known as the DENTSPLY 401(k) Plan (the "Plan"). Eligible employees may contribute up to 15% of their annual salary to the Plan, subject to certain limitations. DENTSPLY may make matching contributions and may also provide profit-sharing contributions at its sole discretion. Employees become fully vested in any employer contributions after five years of service. The Division's expense related to employee benefit plans for the year ended December 31, 1999 and for the period from March 18, 1998 to December 31, 1998 were approximately $205,000 and $94,000, respectively.

LITIGATION

     The Division is a party to various legal proceedings related to its agreements with certain of its value-added resellers. Although the ultimate disposition of these proceedings is not presently determinable, management does not believe that adverse determination in any or all of such proceedings would have a material impact on the financial statements of the Division.

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                       PERIOD FROM
                                                      YEAR ENDED    MARCH 18, 1998 TO
                                                     DECEMBER 31,     DECEMBER 31,
                                                         1999             1998
                                                     ------------   -----------------
Current:
  Federal..........................................    $ 68,000         $386,000
  State............................................      10,000           56,000
                                                       --------         --------
     Total current.................................      78,000          442,000
                                                       --------         --------
Deferred:
  Federal..........................................     418,000          358,000
  State............................................      62,000           53,000
                                                       --------         --------
     Total deferred................................     480,000          411,000
                                                       --------         --------
     Income tax expense............................    $558,000         $853,000
                                                       ========         ========

     Deferred taxes result from temporary differences between the bases of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The sources of the temporary differences and their effect on deferred tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                           ---------------------
                                                             1999        1998
                                                           ---------   ---------
Deferred tax assets:
  Accounts receivable reserve............................  $   9,000   $   4,000
  Basis difference of property and equipment.............     15,000      14,000
  Other..................................................     13,000       7,000
                                                           ---------   ---------
     Total deferred tax assets...........................     37,000      25,000
Deferred tax liabilities:
  Capitalized software costs.............................   (928,000)   (436,000)
                                                           ---------   ---------
     Net deferred tax liabilities........................  $(891,000)  $(411,000)
                                                           =========   =========

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Division's effective income tax rate varied from the U.S. federal statutory rate as follows:

                                                                      PERIOD FROM
                                                     YEAR ENDED    MARCH 18, 1998 TO
                                                    DECEMBER 31,      DECEMBER 31,
                                                        1999              1998
                                                    ------------   ------------------
Expected tax expense at U.S. Federal statutory
  rate............................................    $490,000          $749,000
Increase (decrease) in income taxes resulting
  from:
  State income taxes..............................      43,000            72,000
  Meals and entertainment.........................       1,000             1,000
  Other, net......................................      24,000            31,000
                                                      --------          --------
     Net income tax expense.......................    $558,000          $853,000
                                                      ========          ========

8. SUBSEQUENT EVENT

     In December 2000, DENTSPLY entered into an agreement with InfoCure Corporation ("InfoCure") whereby InfoCure's dental division, PracticeWorks would acquire the Division. The agreement provides for PracticeWorks to acquire all of the outstanding membership interests of SoftDent, LLC ("LLC"), a newly formed holding company to which DENTSPLY, will contribute the net assets of the Division. Ceramco, Inc., a wholly-owned subsidiary of DENTSPLY, will receive 6.5% convertible redeemable preferred stock in PracticeWorks, which is convertible into approximately 9.8% of PracticeWorks common stock and redeemable for $32.0 million cash after five years if not converted.

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                            CONDENSED BALANCE SHEETS

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            2000            1999
                                                        -------------   ------------
                                                         (UNAUDITED)
ASSETS:
CURRENT:
Accounts receivable, net..............................   $   457,460    $   592,938
Supplies inventory....................................        50,711         67,028
Prepaid expenses and other current assets.............       215,515        185,438
                                                         -----------    -----------
     Total current assets.............................       723,686        845,404
                                                         -----------    -----------
Property and equipment, net...........................       866,287        944,069
                                                         -----------    -----------
OTHER ASSETS:
Capitalized software costs, net.......................     4,406,430      4,070,711
Goodwill, net.........................................     5,384,412      5,782,251
                                                         -----------    -----------
     Total other assets...............................     9,790,842      9,852,962
                                                         -----------    -----------
     Total assets.....................................   $11,380,815    $11,642,435
                                                         ===========    ===========
LIABILITIES AND DIVISIONAL EQUITY:
CURRENT:
Bank overdrafts.......................................   $    14,318    $   216,912
Accounts payable......................................       129,228        273,385
Income taxes payable..................................       640,000        520,000
Deferred revenue and accrued expenses.................     1,922,806      1,749,708
                                                         -----------    -----------
     Total current liabilities........................     2,706,352      2,760,005
Deferred tax liabilities..............................       891,000        891,000
                                                         -----------    -----------
     Total liabilities................................     3,597,352      3,651,005
                                                         -----------    -----------
DIVISIONAL EQUITY:
Net advances from parent..............................     5,449,331      5,756,707
Retained earnings.....................................     2,334,132      2,234,723
                                                         -----------    -----------
     Total divisional equity..........................     7,783,463      7,991,430
                                                         -----------    -----------
     Total liabilities and divisional equity..........   $11,380,815    $11,642,435
                                                         ===========    ===========

See accompanying notes to condensed interim financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                  CONDENSED STATEMENTS OF INCOME -- UNAUDITED

                                                        NINE MONTHS     NINE MONTHS
                                                           ENDED           ENDED
                                                       SEPTEMBER 30,   SEPTEMBER 30,
                                                           2000            1999
                                                       -------------   -------------
Net sales............................................   $6,413,724      $7,306,207
                                                        ----------      ----------
Costs and expenses:
  Cost of products purchased for resale..............      526,809         221,499
  Selling, general and administrative expenses.......    5,496,312       5,312,474
  Research and development...........................      230,194         116,252
                                                        ----------      ----------
  Total operating costs and expenses.................    6,253,315       5,650,225
                                                        ----------      ----------
  Net income before income taxes.....................      160,409       1,655,982
Income taxes.........................................       61,000         629,000
                                                        ----------      ----------
  Net income.........................................   $   99,409      $1,026,982
                                                        ==========      ==========

See accompanying notes to condensed interim financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

                CONDENSED STATEMENTS OF CASH FLOWS -- UNAUDITED

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
OPERATING ACTIVITIES:
Net income............................................  $    99,409   $ 1,026,982
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.......................    1,194,846     1,024,436
  Corporate overhead allocation.......................       95,274        71,862
  Deferred income taxes...............................           --       308,000
  Change in operating assets and liabilities:
     Accounts receivable..............................      135,478        21,239
     Supplies inventory...............................       16,317       (54,577)
     Prepaid expenses and other current assets........      (30,077)      147,757
     Bank overdrafts..................................     (202,594)           --
     Accounts payable.................................     (144,157)       48,883
     Income taxes payable.............................      120,000       221,000
     Deferred revenue and accrued expenses............      173,098       375,472
                                                        -----------   -----------
Cash provided by operating activities.................    1,457,594     3,191,054
                                                        -----------   -----------
INVESTING ACTIVITIES:
Capital expenditures..................................     (204,219)     (705,055)
Capitalized software development expenditures.........     (850,725)   (1,033,183)
                                                        -----------   -----------
Cash used by investing activities.....................   (1,054,944)   (1,738,238)
                                                        -----------   -----------
FINANCING ACTIVITY:
Net repayments to parent..............................     (402,650)   (1,544,116)
                                                        -----------   -----------
Net change in cash and cash equivalents...............           --       (91,300)
Cash and cash equivalents, beginning..................           --       118,673
                                                        -----------   -----------
Cash and cash equivalents, ending.....................  $        --   $    27,373
                                                        ===========   ===========

See accompanying notes to condensed interim financial statements

                                    INFOSOFT
                         (A DIVISION OF CERAMCO, INC.,
           A WHOLLY-OWNED SUBSIDIARY OF DENTSPLY INTERNATIONAL, INC.)

          NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS -- UNAUDITED

1. ORGANIZATION AND BASIS OF PRESENTATION

     The information presented at September 30, 2000, and for the nine months ended September 30, 2000 and 1999 is unaudited, however, in the opinion of management, includes all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows of InfoSoft, a division of Ceramco, Inc., a wholly owned subsidiary of DENTSPLY International, Inc. ("DENTSPLY"), referred hereafter as "the "Division", for the periods presented. Historical results may not be indicative of the results to be expected in the future. Certain information in footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The financial statements, notes thereto and other information should be read in conjunction with the financial statements and related notes contained in this information statement.

     The accompanying financial statements include the operations, assets and liabilities of the Division. The Division provides information management technology to dentists. The Division's offerings include practice management applications, business-to-business e-commerce services, electronic data interchange, or EDI, services, ongoing maintenance and support and training. These systems are designed to increase the quality and reduce the cost of providing care by allowing dentists and physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

     The Division's costs and expenses in the accompanying financial statements include allocations from DENTSPLY for centralized corporate services and infrastructure costs because specific identification of the expenses is not practicable. The expense allocations have been determined on the bases that DENTSPLY and the Division considered to be reasonable reflections of the utilization of services provided or the benefit received by the Division using ratios such as relative head count, sales and real estate occupied. These allocations are minimal as the Division, for the most part, operates independently.

2. SUBSEQUENT EVENT

     In December 2000, DENTSPLY entered into an agreement with InfoCure Corporation ("InfoCure") whereby InfoCure's dental division, PracticeWorks would acquire the Division. The agreement provides for PracticeWorks to acquire all of the outstanding equity interests of InfoSoft, LLC ("LLC"), a newly formed holding company to which DENTSPLY will contribute the net assets of the Division. Ceramco, Inc., a wholly owned subsidiary of DENTSPLY will receive 6.5% convertible redeemable preferred stock in PracticeWorks, which is convertible into 9.8% of PracticeWorks common stock and is redeemable for $32 million cash after five years if not converted.

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)

                          INDEPENDENT AUDITORS' REPORT

Stockholders
Integrated Dental Technologies, Inc.
Phoenix, Arizona

     We have audited the accompanying balance sheets of Integrated Dental Technologies, Inc. dba PracticeWorks, (a wholly-owned subsidiary of Bio-Dental Technologies Corporation, a wholly-owned subsidiary of Zila, Inc.), (the "Company"), as of July 31, 1999 and 1998, and the related statements of operations, stockholders' capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at July 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from Zila, Inc. and Bio-Dental Technologies Corporation applicable to the Company as a whole.

Deloitte & Touche LLP
Phoenix, Arizona

November 9, 1999

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)

                                 BALANCE SHEETS
                             JULY 31, 1999 AND 1998

                                                            1999         1998
                                                         ----------   -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents..............................  $  436,565   $   199,964
Accounts receivable -- net.............................     136,339       181,864
Inventory..............................................      35,556        27,027
Prepaid expenses and other current assets..............     141,784       117,544
                                                         ----------   -----------
     Total current assets..............................     750,244       526,399
Property and Equipment -- net..........................     121,177        91,187
                                                         ----------   -----------
     Total.............................................  $  871,421   $   617,586
                                                         ==========   ===========
LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY
CURRENT LIABILITIES:
Accounts payable.......................................  $   41,988   $   104,088
Related party payable -- net...........................      28,820       667,523
Accrued expenses.......................................     272,935       242,456
Deferred revenue.......................................     982,037       567,069
                                                         ----------   -----------
     Total current liabilities.........................   1,325,780     1,581,136
Commitments and Contingencies (Notes 4 and 6)
Stockholders' Capital Deficiency:
  Common stock, no par value -- 1,000,000 shares
     authorized, 100,000 shares issued and
     outstanding.......................................     131,694       131,694
  Accumulated deficit..................................    (586,053)   (1,095,244)
                                                         ----------   -----------
     Total stockholders' capital deficiency............    (454,359)     (963,550)
                                                         ----------   -----------
     Total.............................................  $  871,421   $   617,586
                                                         ==========   ===========

See notes to financial statements.

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)

                            STATEMENTS OF OPERATIONS
                       YEARS ENDED JULY 31, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
Net sales...............................................  $4,515,670   $3,417,735
Cost of sales...........................................     280,314      352,521
                                                          ----------   ----------
  Gross profit..........................................   4,235,356    3,065,214
Selling, general and administrative expenses............   3,724,094    3,335,430
                                                          ----------   ----------
Income (loss) from operations...........................     511,262     (270,216)
Other expense -- net....................................      (2,071)      (2,861)
                                                          ----------   ----------
  Net income (loss).....................................  $  509,191   $ (273,077)
                                                          ==========   ==========

See notes to financial statements.

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)

                 STATEMENTS OF STOCKHOLDERS' CAPITAL DEFICIENCY
                       YEARS ENDED JULY 31, 1999 AND 1998

                                           COMMON STOCK
                                        ------------------   ACCUMULATED
                                        SHARES     AMOUNT      DEFICIT       TOTAL
                                        -------   --------   -----------   ---------
BALANCE, AUGUST 1, 1997...............  100,000   $131,694   $  (822,167)  $(690,473)
Net loss..............................                          (273,077)   (273,077)
                                        -------   --------   -----------   ---------
BALANCE, JULY 31, 1998................  100,000    131,694    (1,095,244)   (963,550)
Net income............................                           509,191     509,191
                                        -------   --------   -----------   ---------
BALANCE, JULY 31, 1999................  100,000   $131,694   $  (586,053)  $(454,359)
                                        =======   ========   ===========   =========

See notes to financial statements.

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)

                            STATEMENTS OF CASH FLOWS
                       YEARS ENDED JULY 31, 1999 AND 1998

                                                             1999        1998
                                                           ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................  $ 509,191   $(273,077)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization..........................     54,570      37,790
  Changes in operating assets and liabilities:
     Accounts receivable, net............................     45,525     424,266
     Inventory...........................................     (8,529)    (15,686)
     Prepaid expenses and other current assets...........    (24,240)    (62,450)
     Accounts payable....................................    (62,100)        361
     Accrued expenses....................................     30,479    (110,792)
     Deferred revenue....................................    414,968     187,256
     Intercompany payable................................   (638,703)     55,172
                                                           ---------   ---------
       Net cash provided by operating activities.........    321,161     242,840
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....................    (84,560)    (78,740)
                                                           ---------   ---------
INCREASE IN CASH AND CASH EQUIVALENTS....................    236,601     164,100
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............    199,964      35,864
                                                           ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR...................  $ 436,565   $ 199,964
                                                           =========   =========

See notes to financial statements.

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                       YEARS ENDED JULY 31, 1999 AND 1998

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS -- Integrated Dental Technologies, Inc. dba PracticeWorks (the "Company"), commenced operations in September 1994, and is incorporated in the State of California. The Company is a wholly-owned subsidiary of Bio-Dental Technologies Corporation, a wholly-owned subsidiary of Zila, Inc. ("Zila").

     The Company develops and markets PracticeWorks(TM), proprietary dental office software to dentists located throughout the United States. Written to be compatible with Windows NT and Windows 95 formats, PracticeWorks(TM) helps in improving the operating efficiency of dental practices in areas such as patient scheduling, treatment planning, insurance processing, accounts receivable management, patient charting, and marketing communications.

     SIGNIFICANT ACCOUNTING POLICIES are as follows:

        a. Cash Equivalents -- The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

        b. Inventory consists of finished goods and is stated at the lower of cost (first-in, first-out) or market.

        c. Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years.

        d. Income Taxes -- The Company provides for taxes as if the Company operated on a stand-alone basis. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

        e. Revenue Recognition -- Software revenues are recognized when the software product has been shipped, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable. Revenue from training is recognized when the training occurs. Revenue from customer support is recognized pro-rata over the period of support, usually 12 months.

        f. Accounting Matters -- In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal year 2001. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The standard also provides specific guidance for accounting for derivatives designated as hedging instru-

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)
                         NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED JULY 31, 1999 AND 1998 -- (CONTINUED)

           ments. The Company has not evaluated what impact this standard will have on the financial statements.

        g. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        h. Software Development Costs -- Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. The Company considers technological feasibility to be established when all planning, designing, coding and testing have been completed according to design specifications. After technological feasibility is established, any additional costs are capitalized. Historically, product development has been substantially completed concurrently with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

2. PROPERTY AND EQUIPMENT

     Property and equipment at July 31 consist of the following:

                                                      1999        1998
                                                    ---------   --------
Furniture and fixtures............................  $  52,584   $ 24,193
Computer equipment................................    201,360    145,191
                                                    ---------   --------
  Total...........................................    253,944    169,384
Less accumulated depreciation.....................   (132,767)   (78,197)
                                                    ---------   --------
     Property and equipment -- net................  $ 121,177   $ 91,187
                                                    =========   ========

3. INCOME TAXES

     The income tax provision consists of the following for the years ended July 31:

                                                     1999        1998
                                                   ---------   ---------
Current..........................................  $ 172,072   $(545,308)
Deferred.........................................   (172,072)    545,308
                                                   ---------   ---------
  Total income tax provision.....................  $      --   $      --
                                                   =========   =========

             INTEGRATED DENTAL TECHNOLOGIES, INC. DBA PRACTICEWORKS
       (A WHOLLY-OWNED SUBSIDIARY OF BIO-DENTAL TECHNOLOGIES CORPORATION,
                    A WHOLLY-OWNED SUBSIDIARY OF ZILA, INC.)
                         NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED JULY 31, 1999 AND 1998 -- (CONTINUED)

     Deferred income taxes are provided for temporary differences between financial statement and income tax reporting for certain transactions, primarily net operating loss ("NOL") carryforward.

     Net deferred income taxes at July 31 consist of the following:

                                                     1999        1998
                                                   ---------   ---------
Deferred income tax assets -- Timing
  differences....................................  $ 188,592   $ 227,673
Deferred income tax assets -- NOL carryforward...    488,317     488,317
Valuation allowance..............................   (676,909)   (715,990)
                                                   ---------   ---------
  Net deferred income tax asset..................  $      --   $      --
                                                   =========   =========

     The Company files its income tax returns as a member of the Zila consolidated income tax return. However, there is no formal income tax sharing agreement to allocate income taxes among the members of the consolidated group. Historically, the Company has not recorded an income tax benefit for losses it has incurred that were utilized by Zila.

     The Company has approximately $1,200,000 of federal and state net operating loss carryovers which will begin to expire in 2012 for federal and 2002 for state income tax purposes. The realization of these net operating loss carryovers by Zila in its consolidated income tax return is uncertain and therefore, Zila and the Company have recorded a valuation allowance equal to its deferred tax asset at July 31, 1999 and 1998. This treatment results in no income tax benefit being recorded in 1999 and 1998.

4. LEASE COMMITMENTS

     OPERATING LEASES -- The Company leases its Sacramento and Indiana facilities under operating leases. The facilities are currently being leased under a five-year renewable lease at an annual rate of $87,840 and a month-to-month lease at an annual rate of $42,792, respectively. Total rent expense for the years ended July 31, 1999 and 1998 was $40,620 and $43,592, respectively.

5. RELATED PARTIES

     Certain administrative expenses aggregating $189,900 and $141,413 during the years ended July 31, 1999 and 1998, respectively, have been allocated to the Company by Zila and Bio-Dental Technologies Corporation based on the Company's pro-rata share of these expenses.

6. SUBSEQUENT EVENT

     On October 14, 1999, the Company entered into a letter of intent with Infocure, Inc., in which Infocure, Inc. would purchase all of the assets and assume all of the liabilities of the Company.

                          CRUNCHY FROG SOFTWARE, INC.
               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Crunchy Frog Software, Inc.
Indianapolis, Indiana

     We have audited the balance sheet of Crunchy Frog Software, Inc. (the "Company") as of December 21, 1999, and the related statements of income changes in stockholders' equity and cash flows for the period from January 1, 1999 to December 21, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crunchy Frog Software, Inc. as of December 21, 1999, and the results of its operations and its cash flows for the period from January 1, 1999 to December 21, 1999, in conformity with generally accepted accounting principles.

BDO Seidman, LLP
Atlanta, Georgia
December 13, 2000

                          CRUNCHY FROG SOFTWARE, INC.

                                 BALANCE SHEET
                               DECEMBER 21, 1999

ASSETS
Current
  Cash......................................................  $ 3,381
  Accounts receivable-trade, no allowance...................   39,464
                                                              -------
     Total assets...........................................  $42,845
                                                              =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accrued expense...........................................  $ 1,655
STOCKHOLDERS' EQUITY
  Common stock, no par value, 1,000 shares authorized, 150
     shares issued and outstanding..........................      300
  Retained earnings.........................................   40,890
                                                              -------
     Total stockholders' equity.............................   41,190
                                                              -------
     Total liabilities and stockholders' equity.............  $42,845
                                                              =======

See accompanying notes to financial statements.

                          CRUNCHY FROG SOFTWARE, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                   JANUARY 1, 1999 THROUGH DECEMBER 21, 1999

Commissions revenue.........................................  $ 532,982
Operating expense...........................................      2,105
                                                              ---------
Net income..................................................  $ 530,877
                                                              =========

See accompanying notes to financial statements.

                          CRUNCHY FROG SOFTWARE, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   JANUARY 1, 1999 THROUGH DECEMBER 21, 1999

                                                      COMMON STOCK
                                                     ---------------   RETAINED
                                                     SHARES   AMOUNT   EARNINGS
                                                     ------   ------   ---------
Balance, January 1, 1999...........................    150     $300    $  21,213
Net income.........................................     --       --      530,877
Dividends..........................................     --       --     (511,200)
                                                      ----     ----    ---------
Balance, December 21, 1999.........................    150     $300    $  40,890
                                                      ====     ====    =========

See accompanying notes to financial statements.

                          CRUNCHY FROG SOFTWARE, INC.

                            STATEMENT OF CASH FLOWS
                   JANUARY 1, 1999 THROUGH DECEMBER 21, 1999

Cash provided by operating activities:
  Net income................................................  $ 530,877
  Adjustment to reconcile net income to cash provided by
     operating activities:
     Increase in accounts receivable........................    (20,195)
     Increase in accrued expense............................      1,655
                                                              ---------
       Net cash flows from operating activities.............    512,337
Cash used in financing activity:
  Distributions to stockholders.............................   (511,200)
                                                              ---------
       Net increase in cash.................................      1,137
Cash, beginning of period...................................      2,244
                                                              ---------
Cash, end of year...........................................  $   3,381
                                                              =========

See accompanying notes to financial statements.

                          CRUNCHY FROG SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

BUSINESS

     Crunchy Frog Software, Inc. ("the Company") was incorporated in Indiana in October 1994 to promote electronic filing of insurance claims to users of a related dental office practice management software program. The Company currently has no operations other than receiving commission income.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all highly liquid investments with initial maturity dates of no more than three months.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. Management estimates that the carrying amounts of the Company's financial instruments (accounts receivable) included in the accompanying consolidated balance sheets are not materially different from their fair values.

REVENUE RECOGNITION

     Revenue on commission income is based on a fee per transaction and is recognized each month as it is earned.

CONCENTRATION OF CREDIT RISK

     The Company receives all of its commission income from one customer, MedE America. Consequently, the Company is subjected to concentration of risk regarding accounts receivable and revenue is dependent upon this customer.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement provides guidance on accounting for the costs of computer software developed or obtained for internal use and determining whether computer software is for internal use. SOP No. 98-1 was effective in

                          CRUNCHY FROG SOFTWARE, INC.

1999. Adoption of this statement did not have a significant impact on the Company's financial statements.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard on January 1, 2001, to affect its financial statements.

2. INCOME TAXES

     The Company has elected to be taxed as an "S" Corporation under the provisions of Subchapter S of the Internal Revenue Code. As such, the profits of the Company are taxed on the individual income tax returns of the stockholders. Accordingly, no provision of income taxes has been made in the accompanying financial statements.

3. SUBSEQUENT EVENT

     On December 22, 1999, the shareholders of the Company sold all of the outstanding common stock of the Company to InfoCure Corporation in exchange for 107,701 shares of InfoCure Corporation common stock.